Exhibit 10.1

Execution Version

AMENDMENT NO. 8 TO THE REVOLVING CREDIT AGREEMENT

AMENDMENT NO. 8 TO THE REVOLVING CREDIT AGREEMENT, dated as of February 16, 2024 (this “Amendment”), by and among VERTIV INTERMEDIATE HOLDING II CORPORATION (formerly known as CORTES NP INTERMEDIATE HOLDING II CORPORATION) (“Holdings”), VERTIV GROUP CORPORATION (formerly known as CORTES NP ACQUISITION CORPORATION) (the “Lead Borrower”), the other Borrowers, the other Credit Parties, JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), the Collateral Agents, each Lender, each Issuing Bank, JPMORGAN CHASE BANK, N.A., as the Swingline Lender (in such capacity, the “Swingline Lender”), and each of the Replacement Lenders (as defined below) (in their capacity as such) (solely with respect to Section 2 hereof);

WHEREAS, reference is hereby made to the Revolving Credit Agreement, dated as of November 30, 2016 (as amended by Amendment No. 1 to Revolving Credit Agreement, dated as of September 28, 2018 (“Amendment No. 1”), Amendment No. 2 to the Revolving Credit Agreement, dated as of October 19, 2018 (“Amendment No. 2”), Amendment No. 3 to the Revolving Credit Agreement, dated as of February 15, 2019 (“Amendment No. 3”), Amendment No. 4 to the Revolving Credit Agreement, dated as of January 14, 2020 (“Amendment No. 4”), Amendment No. 5 to the Revolving Credit Agreement, dated as of March 2, 2020 (“Amendment No. 5”), Amendment No. 6 to the Revolving Credit Agreement, dated as of September 20, 2022 (“Amendment No. 6”), and Amendment No. 7 to the Revolving Credit Agreement, dated as of September 20, 2022 (“Amendment No. 7”), and as further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the date hereof, the “Credit Agreement”; the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”), among Holdings, the Lead Borrower, the other Borrowers from time to time party thereto, the Administrative Agent, the Collateral Agents, the other agents, arrangers and bookrunners party thereto and each Lender from time to time party thereto;

WHEREAS, pursuant to Sections 3.04 and 13.12(b) of the Credit Agreement, Lenders who do not consent to amendments requiring greater than a Required Lender vote can be compelled by the Lead Borrower to assign its Commitments and outstanding Loans to one or more Eligible Assignees if the Required Lenders have otherwise agreed to such amendments;

WHEREAS, immediately prior to the Amendment No. 8 Effective Date (as defined below), certain Replacement Lenders party hereto, pursuant to Sections 3.04 and 13.12(b) of the Credit Agreement, shall acquire all of the Commitments (the “Replaced Lender Commitments”) and any outstanding Loans (the “Replaced Lender Loans”) of the Replaced Lenders (as defined below) under the Credit Agreement at such time and, following the satisfaction of the requirements set forth in Section 2 hereof, (x) the Replacement Lenders shall each become a Lender under the Credit Agreement, in each case, with respect to the Replaced Lender Commitments and any Replaced Lender Loans, and (y) each Replaced Lender shall cease to constitute a Lender under the Credit Agreement;

WHEREAS, pursuant to Section 13.12 of the Credit Agreement and except as otherwise expressly set forth therein, the Credit Agreement or any other Credit Document may be amended in a writing signed by the Credit Parties party thereto, the Administrative Agent and the Required Lenders (or, with respect to certain amendments, each Lender and each Issuing Bank);

WHEREAS, the Credit Parties party hereto, the Administrative Agent, each of the Lenders (immediately after giving effect to the Pre-Amendment Replacements (as defined below)) and each of the Issuing Banks have indicated their willingness, pursuant to Section 13.12 of the Credit Agreement, to (x)

extend the Maturity Date under the Credit Agreement and (y) amend certain other terms of the Credit Agreement, in each case as set forth in Section 3 of this Amendment;

WHEREAS, this Amendment will become effective on the Amendment No. 8 Effective Date on the terms and subject to the conditions set forth herein; and

WHEREAS, JPMorgan Chase Bank, N.A. (or any of its affiliates as so designated by it to act in such capacity), Bank of America, N.A., Citibank, N.A., Goldman Sachs Lending Partners LLC, ING Capital LLC and Wells Fargo Bank, National Association have been appointed and will act as the joint arrangers and bookrunners for this Amendment (in such capacity, the “Arrangers”) and PNC Bank, National Association and Deutsche Bank AG New York Branch have been appointed and will act as documentation agents for this Amendment.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby. This Amendment is a “Credit Document” as defined under the Credit Agreement.

Section 2. Replacement of Certain Existing Lenders.

(a) Immediately prior to giving effect to this Amendment on the Amendment No. 8 Effective Date, the Lead Borrower shall, pursuant to Section 3.04 and Section 13.12(b) of the Credit Agreement, replace Deutsche Bank AG, Canada Branch, Bank of Montreal, Chicago Branch, Bank of Montreal, London Branch, Barclays Bank PLC and Bank of America Merrill Lynch International Limited (collectively, the “Replaced Lenders” and each a “Replaced Lender”), each an existing Lender under the Credit Agreement that has declined to consent to the amendments set forth in this Amendment, with the Lenders party hereto (in such capacity, the “Replacement Lenders” and each a “Replacement Lender”) (the “Pre-Amendment Replacements”); provided that at the time of such Pre-Amendment Replacements:

(i) each of the Replacement Lenders, the Administrative Agent and the Swingline Lender shall execute this Amendment (and hereby agrees by its execution hereof, that (v) the Swingline Lender consents to each assignment of Commitments with respect to the U.S. Subfacility, (w) each Replacement Lender does not constitute a Defaulting Lender, (x) each Replacement Lender constitutes an Eligible Transferee under the Credit Agreement and is reasonably acceptable to the Administrative Agent, (y) as of the date hereof, each Replacement Lender complies with each of the applicable representations and warranties and the other provisions set forth in the Standard Terms and Conditions for Assignment and Assumption as set forth on Exhibit K of the Credit Agreement, and (z) the provisions of this Section 2, together with such other provisions of this Amendment that expressly refer to this Section 2, shall constitute the form of Assignment and Assumption relating to such Pre-Amendment Replacements as required under Sections 3.04 and 13.04 of the Credit Agreement, and such form is, solely for the purpose of the Pre-Amendment Replacements, acceptable to the Administrative Agent and the Lead Borrower); and

(ii) the Lead Borrower (or the Administrative Agent, on its behalf) shall pay to (x) the Lenders (including the Replaced Lenders and the Replacement Lenders) an amount equal to (1) all accrued, but theretofore unpaid, interest on all outstanding Loans under the Credit Agreement, and (2) all accrued, but theretofore unpaid, Fees with respect to such Loans owed to the Lenders pursuant to Section 2.05 of the Credit Agreement, and (y) each Replaced Lender the principal amount of its pro rata share of all of the Replaced Lender Loans outstanding (if any) under the Credit Agreement immediately prior to the Amendment No. 8 Effective Date that are held by such Replaced Lender.

(b) Following the consummation of the requirements in clauses (a)(i) and (a)(ii) above:

(i) the Administrative Agent is deemed to have executed Section 2 of this Amendment, such Section 2 constituting the Assignment and Assumption relating to the Pre-Amendment Replacements, on behalf of each Replaced Lender;

(ii) each (x) Replacement Lender shall be a Lender under, and be a party to, the Credit Agreement (without limiting any such Replacement Lender’s existing obligations thereunder) and shall have the rights and obligations of a Lender under the Credit Agreement, and (y) Replaced Lender shall cease to constitute a Lender under the Credit Agreement and be released from its obligations under the Credit Agreement, except with respect to indemnification provisions under the Credit Agreement (including, without limitation, Sections 3.01, 3.02, 5.01, 12.07 and 13.01 of the Credit Agreement), which shall survive as to such Replaced Lender with respect to actions or occurrences prior to it ceasing to be a Lender under the Credit Agreement; and

(iii) after giving effect to all of the Pre-Amendment Replacements, (x) the Replaced Lender Commitments and any Replaced Lender Loans shall be assigned and assumed by the Replacement Lenders in an aggregate amount equal its pro rata portion of the applicable Replaced Lender Commitments, and (y) each of the Lenders under the Credit Agreement shall have the applicable Commitments under the Credit Agreement as set forth opposite such Lender’s name on Schedule 1 attached hereto (and such Schedule 1 shall, for the avoidance of doubt, (i) reflect each Replacement Lender’s portion of the Replaced Lender Commitments, and (ii) supersede any prior, contemporaneous or subsequent oral agreements between any Replaced Lender and Replacement Lender as to the Pre-Amendment Replacements).

Section 3. Amendments to the Credit Agreement. Immediately after giving effect to the Pre-Amendment Replacements and effective as of the Amendment No. 8 Effective Date, the Credit Parties, the Administrative Agent, each of the Lenders (immediately after giving effect to the Pre-Amendment Replacements), each of the Issuing Banks and the Swingline Lender hereby agree to each of the following amendments:

(a) The Credit Agreement (excluding all schedules and exhibits thereto) is, effective as of the Amendment No. 8 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto. As used in the Amended Credit Agreement, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof”, and words of similar import shall, unless the context otherwise requires, mean, from and after the replacement of the terms of the Credit Agreement by the terms of the Amended Credit Agreement, the Amended Credit Agreement.

(b) (x) Schedules 1.01(A), 1.01(B), 8.12, 8.14, 8.19, 9.17, 10.01(iii), 10.04, 10.05(iii), 10.06(viii) and 13.03 attached as Exhibit B to this Amendment hereby replace the corresponding existing

Schedules to the Credit Agreement, and (y) Schedule 2.01 to the Credit Agreement is hereby replaced in its entirety with Schedule 1 attached hereto (and, in each case, for the avoidance of doubt, all other exhibits and schedules to the Credit Agreement shall remain in full force and effect).

Section 4. Representations and Warranties; No Default. By its execution of this Amendment, each Credit Party party hereto hereby represents and warrants, as of the date hereof, that:

(a) Each Credit Party that is party hereto has the corporate, partnership, limited liability company or unlimited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Amendment (and by extension the Amended Credit Agreement) and has taken all necessary corporate, partnership, limited liability company or unlimited liability company action, as the case may be, to authorize the execution, delivery and performance by it of this Amendment by each Credit Party that is a party hereto. Each Credit Party that is a party hereto has duly executed and delivered this Amendment, and this Amendment constitutes a legal, valid and binding obligation enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, examinership, rescue process or the appointment of an examiner or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(b) Neither the execution, delivery or performance by any Credit Party party hereto of this Amendment, nor compliance by it with the terms and provisions hereof (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except for Permitted Liens) upon any of the property or assets of any Credit Party party hereto pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party party hereto is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of the preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party party hereto;

(c) Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Amendment No. 8 Effective Date and which remain in full force and effect on the Amendment No. 8 Effective Date and (y) filings or registrations which are necessary to perfect, or required under applicable law with respect to, the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party party hereto to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party party hereto in connection with, the execution, delivery and performance of this Amendment; and

(d) At the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

Section 5. Effectiveness. This Amendment shall become effective as of the date hereof and immediately after giving effect to the Pre-Amendment Replacements (the “Amendment No. 8 Effective Date”), subject to the satisfaction (or waiver by the Lenders) of the following conditions:

(a) Counterparts of this Amendment shall have been executed and delivered (by electronic transmission or otherwise) to the Administrative Agent by Holdings, the Lead Borrower, the other Borrowers, the other Credit Parties, the Administrative Agent, the Collateral Agents, each of the Lenders (immediately after giving effect to the Pre-Amendment Replacements), each of the Issuing Banks and the Swingline Lender, and, solely with respect to Section 2 hereof, the Replacement Lenders (in their capacity as such);

(b) The Administrative Agent shall have received customary secretary’s certificates or director’s certificates for each Credit Party (together with applicable attachments), in each case, substantially similar to the secretary’s certificates or director’s certificates (amended as necessary to reflect the transactions contemplated hereby) for such Credit Party that was delivered on the Amendment No. 5 Effective Date or Amendment No. 7 Effective Date, as applicable, or otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(c) The Administrative Agent shall have received (i) German account pledge agreements, duly authorized, executed and delivered by Great River Finance Designated Activity Company, Vertiv GmbH (formerly known as Emerson Network Power GmbH) and Vertiv Integrated Systems GmbH (formerly known as Knürr GmbH), and, in each case, the German Collateral Agent, creating junior ranking security interests over certain assets of such Credit Parties covered in the German Account Pledge Agreements, (ii) a Hong Kong deed of confirmation to the Initial Hong Kong Security Agreement, executed by the Hong Kong Credit Parties and the Asian Collateral Agent, (iii) a supplement (the “Third Supplemental Security Agreement”) to the Initial Singapore Security Agreement (as supplemented by the supplemental Singapore security agreement dated as of February 15, 2019 and as further supplemented by the second supplemental Singapore security agreement dated as of 2 February 2020), executed by the Singapore Guarantors and the Asian Collateral Agent, (iv) an Irish deed of confirmation to the Initial Irish Security Agreement, executed by the Irish Credit Parties and the European Collateral Agent, (v) an Irish debenture, executed by the Irish Credit Parties and the European Collateral Agent, (vi) an English law supplemental security and confirmation deed relating to the Initial UK Security Agreement (as amended from time to time prior to the date of this Amendment (including, without limitation, by a deed of amendment and designation dated 18 May 2018), executed by Vertiv Infrastructure Limited and the European Collateral Agent and (vii) an English law supplemental security and confirmation deed, executed by Great River Finance Designated Activity Company and the European Collateral Agent relating to an English law debenture dated 18 May 2018 (as amended from time to time prior to the date of this Amendment) in each case, dated the Amendment No. 8 Effective Date and in form and substance reasonably satisfactory to the Administrative Agent;

(d) The Administrative Agent shall have received from (i) Willkie Farr & Gallagher LLP, special counsel to the U.S. Credit Parties, (ii) Taft Stettinius & Hollister LLP, Ohio counsel to the U.S. Credit Parties formed or organized under the laws of the State of Ohio, (iii) Burr & Forman LLP, South Carolina counsel to the U.S. Credit Parties formed or organized under the laws of the State of South Carolina, (iv) Stewart McKelvey, Nova Scotia counsel to the Canadian Credit Party, (v) Mayer Brown, Hong Kong counsel to the Administrative Agent, (vi) King & Wood Mallesons, Australian counsel to the Administrative Agent, (vii) Mayer Brown International LLP, English counsel to the Administrative Agent, (viii) Mayer Brown LLP, German counsel to the Administrative Agent, (ix) Willkie Farr & Gallagher LLP, German counsel to the Credit Parties, (x) A&L Goodbody, Irish counsel to the Administrative Agent, (xi) Allen & Gledhill LLP, Singapore counsel to the Administrative Agent, (xii) Morgan Lewis Stamford LLC, Singapore counsel to the Credit Parties and (xiii) Stikeman Elliott LLP, Canadian counsel to the Canadian

Credit Parties, opinions addressed to the Administrative Agent and each of the Lenders and dated the Amendment No. 8 Effective Date, in each case, substantially similar to the opinions (amended as necessary to reflect the transactions contemplated hereby) for such Credit Party that were delivered on the Amendment No. 5 Effective Date or Amendment No. 6 Effective Date, as applicable, or otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(e) The Administrative Agent shall have received an executed Perfection Certificate, dated as of the Amendment No. 8 Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent;

(f) Each of the representations and warranties made by any Credit Party party hereto as set forth in Section 4 of this Amendment, Section 8 of the Credit Agreement or in any other Credit Document are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the Amendment No. 8 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such date (without duplication of any materiality standard set in any such representation or warranty);

(g) No Event of Default has occurred and is continuing;

(h) The Administrative Agent shall have received on or prior to the Amendment No. 8 Effective Date, (i) for the account of the Arrangers, all fees required to be paid, and all expenses required to be paid or reimbursed, pursuant to the Engagement Letter, dated as of January 24, 2024 (the “Engagement Letter”), by and between the Lead Borrower and JPMorgan Chase Bank, N.A., (ii) for the account of each Lender under the Credit Agreement, all accrued fees required to be paid under the Credit Agreement to, and not including, the Amendment No. 8 Effective Date and (iii) for the account of the Administrative Agent and the Arrangers, all reasonable out-of-pocket fees and expenses of the Administrative Agent and the Arrangers (limited, in the case of legal expenses, to the reasonable out-of-pocket fees and disbursements of one primary U.S. counsel to the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with the preparation, execution and delivery of this Amendment and the other Credit Documents entered into in connection herewith, in each case, to the extent invoiced at least two (2) Business Days prior to the date hereof;

(i) The Administrative Agent shall have received (i) in respect of each U.S. Credit Party, certified copies of a recent date of requests for information or copies (Form UCC-1) listing all effective financing statements that name Holdings, the Lead Borrower or any other U.S. Credit Party as debtor and that are filed in the appropriate jurisdiction as may be reasonably necessary to perfect the security interests purported to be created by the Security Documents, together with copies of such other financing statements that name Holdings, the Lead Borrower or any other U.S. Credit Party as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens), (ii) in respect of each U.S. Credit Party, reports as of a recent date listing all effective tax and judgment liens with respect to Holdings, the Lead Borrower or any other U.S. Credit Party in the United States, and (iii) in respect of the Canadian Credit Party, PPSA certificates or equivalent Lien searches as of a recent date, listing all effective financing statements that name the Canadian Credit Party as debtor and that are filed in each jurisdiction as necessary to perfect the security interests purported to be created by the Canadian Security Documents, together with copies of such other financing statements that name the Canadian Credit Party as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens), (iv) in respect of each Singapore Credit Party, a letter of authorisation from such Singapore Credit Party to Allen & Gledhill LLP, authorising Allen & Gledhill LLP to file a statement containing particulars of charge in respect of the Third

Supplemental Security Agreement with the Accounting and Corporate Regulatory Authority of Singapore, duly executed by the respective Singapore Credit Parties;

(j) (i) Each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the AML Legislation, in each case, to the extent reasonably requested by such Person in writing at least ten (10) days prior to the Amendment No. 8 Effective Date, and (ii) to the extent the Lead Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), any Lender that has requested, in a written notice to the Lead Borrower at least ten (10) days prior to the Amendment No. 8 Effective Date, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation (a “Beneficial Ownership Certification”) shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied); and

(k) On or prior to the Amendment No. 8 Effective Date, the Administrative Agent shall have received (and agrees not to provide to Public-Siders) the annual forecast for the Lead Borrower and its Subsidiaries on a consolidated basis (including projected statements of income, sources and uses of cash and balance sheets for the Lead Borrower and its Subsidiaries on a consolidated basis), in accordance with Section 9.01(d) of the Amended Credit Agreement.

Section 6. French Security Documents. The French Collateral Agent undertakes to, substantially concurrently with the Amendment No. 8 Effective Date, and the Lenders and Issuing Banks irrevocably authorize the French Collateral Agent to, fully and irrevocably (x) release any Lien on any French Collateral granted to or held by the French Collateral Agent and (y) discharge any French Credit Parties from their obligations under any French Security Documents.

Section 7. Fees Generally. All fees payable hereunder, including, without limitation, the fees payable under the Engagement Letter, shall be in all respects fully earned, due and payable on the Amendment No. 8 Effective Date and non-refundable and non-creditable thereafter.

Section 8. Acknowledgments and Confirmations; Liens Unimpaired.

(a) Each Credit Party party hereto hereby expressly acknowledges the terms of this Amendment (and, for the avoidance of doubt, ratifies the terms of Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6 and Amendment No. 7) and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Credit Document (and each joinder to such Credit Documents) to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby, (ii) subject to any limitations set forth in the Guaranty Agreement, its guarantee of the Obligations, and (iii) its prior grant of Liens on the Collateral to secure the Obligations owed or otherwise guaranteed by it pursuant to the Security Documents with all such Liens continuing in full force and effect after giving effect to this Amendment.

(b) Without limiting the foregoing, each of the Credit Parties party hereto consents to the amendments of the Credit Agreement effected by this Amendment and confirms that (i) its obligations as a Guarantor under the Guaranty Agreement to which it is a party are not discharged or otherwise affected by those amendments or the other provisions of this Amendment (and for the avoidance of doubt Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6 and Amendment No. 7) and shall accordingly, subject to any limitations set forth in the Guaranty Agreement, continue in full force and effect, (ii) its obligations under, and the Liens granted by it in and pursuant to, the Security Documents to which it is a party are not discharged or otherwise affected by those amendments or the other provisions of this Amendment (and for the avoidance of doubt Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6 and Amendment No. 7 and any increases to the Commitments effected thereunder) and shall accordingly remain in full force and effect, (iii) the Obligations so guaranteed and secured shall, after the Amendment No. 8 Effective Date and subject to any limitations set forth in the Guaranty Agreement, extend to the Obligations under the Credit Documents (including under the Credit Agreement as amended pursuant to this Amendment).

(c) After giving effect to this Amendment, neither the modification of the Credit Agreement effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment:

(i) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Credit Document, and such Liens continue unimpaired with the same priority applicable to such Liens immediately prior to giving effect to this Amendment to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

(ii) requires that any new filings or registrations required under any Credit Document (including filings or registrations which are necessary to perfect or maintain, or required under applicable law with respect to, the security interests created under the Security Documents) to be made (in each case within any statutory time limit under applicable law) or other action required to be taken under any Credit Document be taken to perfect or to maintain the perfection of such Liens, except for such filings and other actions as have otherwise been made or taken on or prior to the Amendment No. 8 Effective Date and which remain in full force and effect on the Amendment No. 8 Effective Date.

Section 9. Amendment, Modification and Waiver. After the effectiveness hereof, this Amendment may not be amended, modified or waived except in accordance with Section 13.12 of the Amended Credit Agreement.

Section 10. Entire Agreement. This Amendment, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment (a) shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement or any other Credit Document and (b) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Credit Document or be construed as a novation thereof, or serve to effect a novation of the obligations outstanding under the Credit Agreement or instruments guaranteeing or securing the same, which shall remain and continue in full force and effect.

Section 11. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. SECTION 13.08 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED MUTATIS MUTANDIS AND SHALL APPLY HERETO.

Section 12. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery by facsimile or other electronic means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment. The words “executed,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For purposes of this paragraph, “Electronic Signature” means an electronic symbol or process attached to a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

Section 14. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 15. Post-Closing Actions. Notwithstanding anything to the contrary contained in this Amendment or the Credit Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Lead Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described in Schedule 2 attached hereto reasonably promptly following the Amendment No. 8 Effective Date, and in any event within the time periods set forth in Schedule 2.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

VERTIV INTERMEDIATE HOLDING II CORPORATION, as Holdings

By:	/s/ David Fallon
Name: David Fallon
Title: Vice President, Chief Financial Officer and Treasurer

VERTIV GROUP CORPORATION, as Lead Borrower

By:	/s/ David Fallon
Name: David Fallon
Title: Vice President, Chief Financial Officer and Treasurer

CHARLOTTE PROPERTIES LLC
DESARROLLADORA LINA, LLC
ELECTRICAL RELIABILITY SERVICES, INC.
ENERGY LABS, LLC
HIGH VOLTAGE MAINTENANCE CORPORATION
VERTIV IT SYSTEMS, INC.
VERTIV INTERNATIONAL HOLDING CORPORATION
E&I ENGINEERING USA CORPORATION
E&I ENGINEERING CORPORATION, as U.S. Borrowers

By:	/s/ David Fallon
Name: David Fallon
Title: Vice President and Treasurer

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

VERTIV CORPORATION,
as U.S. Borrower

By:	/s/ David Fallon
Name: David Fallon
Title: President

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

VERTIV CANADA ULC,
as Canadian Borrower

By:	/s/ David Fallon
Name: David Fallon
Title: Vice President and Treasurer

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

VERTIV GMBH,
as German Borrower

By:	/s/ Peter Lambrecht
Name: Peter Lambrecht
Title: Managing Director

VERTIV INTEGRATED SYSTEMS GMBH, as German Guarantor

By:	/s/ Giovanna Moschetto
Name: Giovanna Moschetto
Title: Managing Director

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

VERTIV INFRASTRUCTURE LTD,
as an English Guarantor

By:	/s/ Michael O’Keeffe
Name: Michael O’Keeffe
Title: Director

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

SIGNED and DELIVERED as a DEED

for and on behalf of GREAT RIVER FINANCE

DESIGNATED ACTIVITY COMPANY

by	/s/ Lynne Maxeiner

Lynne Maxeiner its lawfully appointed attorney

/s/ Lynne Maxeiner

Attorney

in the presence of

Witness:	/s/ Keith Cotsmire

Name:	Keith Cotsmire

Address:	505N. Cleveland Ave.,Westerville, OH 43082

Occupation:	Sr. Treasury Analyst

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

SIGNED and DELIVERED as a DEED

for and on behalf of VERTIV IRELAND LIMITED

by	/s/ Oliver Robinson
Oliver Robinson
its lawfully appointed attorney

/s/ Oliver Robinson

Attorney

in the presence of

Witness:	/s/ Scott Joyce

Name:	Scott Joyce

Address:	8 Shannon Banks, Corbally, Limerick

Occupation:	Strategic Planner

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

SIGNED and DELIVERED as a DEED

for and on behalf of VERTIV INTERNATIONAL

DESIGNATED ACTIVITY COMPANY

by	/s/ David Doherty

David Doherty its lawfully appointed attorney

/s/ David Doherty

Attorney

in the presence of

Witness:	/s/ Oliver Robinson

Name:	Oliver Robinson

Address:	Corbally Cottage, Portroe, Nenagh, Ireland

Occupation:	Treasurer

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

VERTIV (HONG KONG) HOLDINGS LIMITED (formerly known as GREAT RIVER HONG KONG) HOLDING LIMITED), as a Hong Kong Borrower

EXECUTED and DELIVERED as a deed by	)
VERTIV (HONG KONG) HOLDINGS LIMITED acting by two directors	) )	/s/ Ho Siu Wah Michelle
	)	Print name: Ho Siu Wah Michelle
	)	Director
)
	)	/s/ Chen Feng
	)	Print name: Chen Feng
Director

ATLAS ASIA LIMITED, as a Hong Kong Borrower

EXECUTED and DELIVERED as a deed by	)
ATLAS ASIA LIMITED	)	/s/ Ho Siu Wah Michelle
acting by two directors	)	Print name: Ho Siu Wah Michelle
	)	Director
)
	)	/s/ Chen Feng
	)	Print name: Chen Feng
Director

VERTIV (HONG KONG) LIMITED (formerly known as EMERSON NETWORK POWER (HONG KONG) LIMITED), as a Hong Kong Borrower

EXECUTED and DELIVERED as a deed by	)
VERTIV (HONG KONG) LIMITED	)	/s/ Ho Siu Wah Michelle
acting by two directors	)	Print name: Ho Siu Wah Michelle
	)	Director
)
	)	/s/ Chen Feng
	)	Print name: Chen Feng Director

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

VERTIV (SINGAPORE) PTE. LTD.,
as a Singapore Guarantor

By:	/s/ Andrew James Whall
Name: Andrew James Whall
Title: Director

AVOCENT ASIA PACIFIC PTE. LTD., as a Singapore Guarantor

By:	Andrew James Whall
Name: Andrew James Whall
Title: Director

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

VERTIV (AUSTRALIA) PTY. LTD., as an Australian Guarantor

EXECUTED by VERTIV (AUSTRALIA) PTY. LTD. (ACN 003 469 654) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:

/s/ Anand Sanghi

Signature of director

ANAND SANGHI

Name of director

) ) ) ) ) ) ) ) ) ) ) )	/s/ Paul Churchill Signature of director PAUL SIDNEY CHURCHILL Name of director

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, U.S. Collateral Agent, Asian Collateral Agent, Australian Collateral Agent, European Collateral Agent, and German Collateral Agent

By:	/s/ James Shender
Name: James Shender
Title: Executive Director

JPMORGAN CHASE BANK, N.A., as a Lender, Swingline Lender, and Issuing Bank

By:	/s/ James Shender
Name: James Shender
Title: Executive Director

SOLELY WITH RESPECT TO SECTION 2 OF THIS AMENDMENT:

JPMORGAN CHASE BANK, N.A., as a Replacement Lender

By: /s/ James Shender
Name: James Shender
Title: Executive Director

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

CITIBANK, N.A., as a Lender,

By:	/s/ David Smith
Name: David Smith
Title: Vice President & Director

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

Wells Fargo Bank, National Association ,
as a Lender

By:	/s/ Olesya Mitkevych
	Name:	Olesya Mitkevych
	Title:	Director

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

Wells Fargo Capital Finance Corporation Canada ,
as a Lender

By:	/s/ Carmela Massari
Name: Carmela Massari
Title: SVP

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

WELLS FARGO CAPITAL FINANCE (UK)
LIMITED, as a Lender

By:	/s/ Patricia Del Busto
Name: Patricia Del Busto
Title: Authorized Signatory

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Dionne. Rice
	Name:	Dionne. Rice
	Title:	Senior Vice President

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

BANK OF AMERICA, N.A.,

(acting through its Canada Branch)
as a Lender

By:	/s/ Sylwia Durkiewicz
	Name:	Sylwia Durkiewicz
	Title:	Vice President

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

ING CAPITAL LLC,
as a Lender

By:	/s/ Jean Grasso
	Name:	Jean Grasso
	Title:	Managing Director

By:	/s/ Michael Chen
	Name:	Michael Chen
	Title:	Director

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Anthony E. Irwin
Name: Anthony E. Irwin
Title: Vice President

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

Deutsche Bank AG New York Branch - Trade, Finance & Lend
as a Lender

By:	/s/ Gaurav Mathur
	Name:	Gaurav Mathur
	Title:	Managing Director’s

By:	/s/ Jonathan Lidz
	Name:	Jonathan Lidz
	Title:	Director

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

The Bank of Nova Scotia, as a Lender

By:	/s/ Frans Braniotis
Name: Frans Braniotis
Title: Managing Director

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

Standard Chartered Bank, as a Lender

By:	/s/ Roy Kuruvilla
Name: Roy Kuruvilla
Title: Managing Director, Leveraged & Acquisition Finance

[Signature Page to Amendment No. 8 to the Revolving Credit Agreement]

SCHEDULE 1

TO AMENDMENT

SCHEDULE 2.01

Commitments

Lenders	U.S. Revolving Commitments	Canadian Revolving Commitments	European Revolving Commitments
JPMorgan Chase Bank, N.A.	$62,798,951.00	$2,181,818.00	$2,769,231.00
Citibank, N.A.	$69,048,951.00	$2,181,818.00	$2,769,231.00
Wells Fargo Bank, National Association	$70,048,951.00	$0.00	$0.00
Wells Fargo Capital Finance Corporation Canada	$0.00	$2,181,818.00	$0.00
Wells Fargo Capital Finance (UK) Limited	$0.00	$0.00	$2,769,231.00
Bank of America, N.A.	$62,798,951.00	$0.00	$2,769,231.00
Bank of America, N.A., acting through its Canada Branch	$0.00	$2,181,818.00	$0.00
ING Capital LLC	$62,798,951.00	$2,181,818.00	$2,769,231.00
Goldman Sachs Lending Partners LLC	$62,798,951.00	$2,181,818.00	$2,769,231.00
PNC Bank, National Association	$36,274,476.00	$1,090,910.00	$1,384,614.00
Deutsche Bank AG New York Branch	$38,750,000.00	$0.00	$0.00
The Bank of Nova Scotia	$36,681,818.00	$818,182.00	$0.00
Standard Chartered Bank	$35,000,000.00	$0.00	$0.00
Total	$537,000,000.00	$15,000,000.00	$18,000,000.00

Lenders	Asian Revolving Commitments	German Revolving Commitments
JPMorgan Chase Bank, N.A.	$6,250,000.00	$1,000,000.00
Citibank, N.A.	$0.00	$1,000,000.00
Bank of America, N.A.	$6,250,000.00	$1,000,000.00
ING Capital LLC	$6,250,000.00	$1,000,000.00
Goldman Sachs Lending Partners LLC	$6,250,000.00	$1,000,000.00
Total	$25,000,000.00	$5,000,000.00

Schedule 1-1

Issuing Banks	LC Commitments
JPMorgan Chase Bank, N.A.	$37,000,000.00
Citibank, N.A.	$37,000,000.00
Bank of America, N.A.	$37,000,000.00
ING Capital LLC	$37,000,000.00
Goldman Sachs Lending Partners LLC	$37,000,000.00
Wells Fargo Bank, National Association	$15,000,000.00
Total	$200,000,000.00

Schedule 1-2

SCHEDULE 2

TO AMENDMENT

Post-Closing Date Actions

1.

On or prior to the date that is 10 Business Days after the Amendment No. 8 Effective Date (or such later date to which the Administrative Agent may agree in its reasonable discretion), the Lead Borrower shall deliver to the Administrative Agent a copy of the amendment to the constitution of Vertiv (Australia) Pty. Ltd. which has the effect of restricting the rights of the directors of that entity to refuse, suspend or delay the registration of a transfer of shares in that entity where such transfer is made pursuant to the enforcement of a security interest.

2.

On or prior to the date that is 30 Business Days after the Amendment No. 8 Effective Date (or such later date to which the Collateral Agent may agree in its reasonable discretion) Vertiv Ireland Limited shall deliver to the European Collateral Agent a copy of the acknowledgment received from Citibank Europe plc noting the interest of the European Collateral Agent in respect of the account charge pursuant to the Irish law governed deed of debenture entered into on our about the date hereof.

Schedule 2

EXHIBIT A

TO AMENDMENT

[Amended Credit Agreement]

CONFORMED THROUGH AMENDMENT NO. ~~6~~8

REVOLVING CREDIT AGREEMENT

among

VERTIV INTERMEDIATE HOLDING II CORPORATION,

as Holdings,

VERTIV GROUP CORPORATION

and its Subsidiaries listed as Borrowers on the signature pages hereto,

as Borrowers,

VARIOUS LENDERS

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

COLLATERAL AGENTS

Dated as of November 30, 2016,

as amended by Amendment No. 1, dated as of September 28, 2018,

as amended by Amendment No. 2, dated as of October 19, 2018,

as amended by Amendment No. 3, dated as of February 15, 2019,

as amended by Amendment No. 4, dated as of January 14, 2020,

as amended by Amendment No. 5, dated March 2, 2020,

~~and~~ as ~~further~~ amended by Amendment No. 6, dated September 20, 2022,

as amended by Amendment No. 7, dated September 20, 2022,

and as further amended by Amendment No. 8, dated February 16, 2024

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

~~WELLS FARGO BANK, NATIONAL ASSOCIATION,~~

~~PNC CAPITAL MARKETS LLC,~~

~~ING CAPITAL LLC,~~

CITIBANK, N.A., ~~and~~

~~GOLDMAN SACHS~~GOLDMAN SACHS LENDING PARTNERS LLC,

ING CAPITAL LLC AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Bookrunners

~~DEUTSCHE BANK SECURITIES INC.,~~

PNC BANK, NATIONAL ASSOCIATION AND

DEUTSCHE BANK AG NEW YORK BRANCH,

as Documentation ~~Agent~~Agents

TABLE OF CONTENTS

Page

ARTICLE 1 Definitions and Accounting Terms		1

Section 1.01	Defined Terms	1
Section 1.02	Terms Generally; Certain Interpretive Provisions and Classification and Reclassification	~~84~~79
Section 1.03	Exchange Rates; Currency Equivalent	~~84~~79
Section 1.04	Additional Alternative Currencies	~~85~~80
Section 1.05	Limited Condition Transactions	~~85~~80
Section 1.06	Interpretation (Quebec)	~~86~~81
Section 1.07	Code of Banking Practice (Australia)	~~87~~82
Section 1.08	Interpretation (Germany)	~~87~~82
Section 1.09	Divisions	~~87~~82
Section 1.10	Treatment of Subsidiaries Prior to Joinder	~~87~~82
Section 1.11	Interest Rates; Benchmark Notification	~~87~~82

ARTICLE 2 Amount and Terms of Credit		~~88~~83

Section 2.01	The Commitments	~~88~~83
Section 2.02	Loans	~~89~~83
Section 2.03	Borrowing Procedure	~~91~~85
Section 2.04	Evidence of Debt; Repayment of Loans	~~92~~87
Section 2.05	Fees	~~93~~87
Section 2.06	Interest on Loans	~~94~~88
Section 2.07	Termination and Reduction of Commitments	~~96~~90
Section 2.08	Interest Elections	~~97~~91
Section 2.09	Optional and Mandatory Prepayments of Loans	~~98~~92
Section 2.10	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~103~~96
Section 2.11	Defaulting Lenders	~~104~~97
Section 2.12	Swingline Loans	~~105~~98
Section 2.13	Letters of Credit	~~106~~99
Section 2.14	Settlement Amongst Lenders	~~112~~104
Section 2.15	Revolving Commitment Increase	~~113~~105
Section 2.16	Lead Borrower and Applicable Administrative Borrower	~~114~~106
Section 2.17	Overadvances	~~115~~107
Section 2.18	Protective Advances	~~115~~107
Section 2.19	Extended Loans	~~116~~108

ARTICLE 3 Yield Protection, Illegality and Replacement of Lenders		~~118~~110

Section 3.01	Increased Costs, Alternate Rate of Interest, Illegality, etc.	~~118~~110
Section 3.02	Compensation	~~121~~113
Section 3.03	Change of Lending Office	~~121~~113
Section 3.04	Replacement of Lenders	~~121~~113

ARTICLE 4 [Reserved]		~~122~~114

ARTICLE 5 Taxes		~~122~~114

Section 5.01	Net Payments	~~122~~114
Section 5.02	Irish and German Tax Matters	~~125~~116
~~Section 5.03~~	~~Non-Cooperative Jurisdiction~~	~~126~~

-i-

ARTICLE 6A Conditions Precedent to Credit Events on the Closing Date		~~126~~117

Section 6A.01	Closing Date; Credit Documents; Notes	~~126~~117
Section 6A.02	Officer’s Certificate	~~126~~118
Section 6A.03	Opinions of Counsel	~~126~~118
Section 6A.04	Corporate Documents; Proceedings, etc.	~~126~~118
Section 6A.05	Acquisition; Equity Financing; Refinancing	~~126~~118
Section 6A.06	[Reserved]	~~127~~119
Section 6A.07	Intercreditor Agreement	~~127~~119
Section 6A.08	[Reserved]	~~127~~119
Section 6A.09	Security Agreements	~~127~~119
Section 6A.10	Guaranty Agreement	~~128~~120
Section 6A.11	Financial Statements; Pro Forma Balance Sheets; Projections	~~128~~120
Section 6A.12	Solvency Certificate	~~128~~120
Section 6A.13	Fees, etc.	~~129~~120
Section 6A.14	Representations and Warranties	~~129~~120
Section 6A.15	Patriot Act	~~129~~120
Section 6A.16	Borrowing Notice	~~129~~121
Section 6A.17	[Reserved]	~~129~~121
Section 6A.18	[Reserved]	~~129~~121
Section 6A.19	Material Adverse Effect	~~129~~121
Section 6A.20	Inventory Appraisal/Borrowing Base Certificate	~~129~~121

ARTICLE 6B Conditions Precedent to Initial Credit Extension under Eurasian Subfacilities		~~129~~121

Section 6B.01	Credit Documents	~~129~~121
Section 6B.02	[Reserved]	~~129~~121
Section 6B.03	Opinions of Counsel	~~129~~121
Section 6B.04	Corporate Documents; Proceedings, etc.	~~130~~121
Section 6B.05	Reaffirmation by North American Credit Parties	~~130~~122
Section 6B.06	[Reserved]	~~130~~122
Section 6B.07	Security Documents	~~130~~122
Section 6B.08	Guaranty Agreement	~~131~~123
Section 6B.09	[Reserved]	~~131~~123
Section 6B.10	[Reserved]	~~131~~123
Section 6B.11	Fees, etc.	~~131~~123
Section 6B.12	[Reserved]	~~132~~123
Section 6B.13	Patriot Act	~~132~~123
Section 6B.14	Borrowing Notice	~~132~~123
Section 6B.15	Representations and Warranties	~~132~~123

ARTICLE 7 Conditions Precedent to All Credit Events		~~132~~124

Section 7.01	Notice of Borrowing	~~132~~124
Section 7.02	Availability	~~132~~124
Section 7.03	No Default	~~132~~124
Section 7.04	Representations and Warranties	~~132~~124

ARTICLE 8 Representations, Warranties and Agreements		~~132~~124

Section 8.01	Organizational Status	~~133~~124
Section 8.02	Power and Authority; Enforceability	~~133~~124
Section 8.03	No Violation	~~133~~125
Section 8.04	Approvals	~~133~~125

-ii-

Section 8.05	Financial Statements; Financial Condition; Projections	~~133~~125
Section 8.06	Litigation	~~134~~126
Section 8.07	True and Complete Disclosure	~~134~~126
Section 8.08	Use of Proceeds; Margin Regulations	~~134~~126
Section 8.09	Tax	~~135~~127
Section 8.10	ERISA and Pensions	~~135~~127
Section 8.11	The Security Documents	~~136~~128
Section 8.12	Properties	~~138~~129
Section 8.13	Capitalization	~~138~~130
Section 8.14	Subsidiaries	~~138~~130
Section 8.15	Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA	~~138~~130
Section 8.16	Investment Company Act	~~139~~130
Section 8.17	[Reserved]	~~139~~130
Section 8.18	Environmental Matters	~~139~~130
Section 8.19	Labor Relations	~~139~~131
Section 8.20	Intellectual Property	~~139~~131
Section 8.21	[Reserved].	~~140~~131
Section 8.22	EEA Financial Institutions	~~140~~131
Section 8.23	Borrowing Base Certificate	~~140~~131
Section 8.24	[Reserved]	~~140~~131
Section 8.25	Non-Hong Kong Company	~~140~~131
Section 8.26	[Reserved]	~~140~~131
Section 8.27	[Reserved]	~~140~~132
Section 8.28	Centre of Main Interests and Establishments	~~140~~132
Section 8.29	Common Enterprise	~~140~~132
Section 8.30	Private Company	~~140~~132

ARTICLE 9 Affirmative Covenants		~~140~~132

Section 9.01	Information Covenants	~~141~~132
Section 9.02	Books, Records and Inspections; Conference Calls	~~144~~136
Section 9.03	Maintenance of Property; Insurance	~~145~~137
Section 9.04	Existence; Franchises	~~146~~137
Section 9.05	Compliance with Statutes, etc.	~~146~~138
Section 9.06	Compliance with Environmental Laws	~~146~~138
Section 9.07	Pension and Benefit Plans	~~147~~139
Section 9.08	End of Fiscal Years; Fiscal Quarters	~~148~~140
Section 9.09	[Reserved]	~~148~~140
Section 9.10	Payment of Taxes	~~148~~140
Section 9.11	Use of Proceeds	~~148~~140
Section 9.12	Additional Security; Further Assurances; etc.	~~148~~140
Section 9.13	Post-Closing Actions	~~150~~142
Section 9.14	Permitted Acquisitions	~~151~~142
Section 9.15	[Reserved]	~~151~~142
Section 9.16	Designation of Subsidiaries	~~151~~143
Section 9.17	Collateral Monitoring and Reporting	~~152~~143
Section 9.18	Centre of Main Interests	~~155~~147
Section 9.19	Financial Assistance	~~156~~147
Section 9.20	European Collateral	~~156~~147

ARTICLE 10 Negative Covenants		~~156~~148

Section 10.01	Liens	~~156~~148
Section 10.02	Consolidation, Merger, or Sale of Assets, etc.	~~160~~152
Section 10.03	Dividends	~~164~~156

-iii-

Section 10.04	Indebtedness	~~167~~159
Section 10.05	Advances, Investments and Loans	~~171~~163
Section 10.06	Transactions with Affiliates	~~174~~166
Section 10.07	Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	~~176~~167
Section 10.08	Limitation on Certain Restrictions on Subsidiaries	~~176~~168
Section 10.09	Business	~~178~~169
Section 10.10	Negative Pledges	~~178~~170
Section 10.11	Financial Covenant	~~179~~171

ARTICLE 11 Events of Default		~~180~~172

Section 11.01	Payments	~~180~~172
Section 11.02	Representations, etc.	~~180~~172
Section 11.03	Covenants	~~180~~172
Section 11.04	Default Under Other Agreements	~~180~~172
Section 11.05	Bankruptcy, etc.	~~181~~173
Section 11.06	ERISA; Foreign Pension Plans	~~182~~174
Section 11.07	Security Documents	~~182~~174
Section 11.08	Credit Agreement; Guaranty	~~182~~174
Section 11.09	Judgments	~~182~~174
Section 11.10	Change of Control	~~183~~174
Section 11.11	Application of Funds	~~183~~175

ARTICLE 12 The Administrative Agent		~~186~~177

Section 12.01	Appointment and Authorization	~~186~~177
Section 12.02	Delegation of Duties	~~186~~178
Section 12.03	Exculpatory Provisions	~~187~~178
Section 12.04	Reliance by Administrative Agent	~~187~~179
Section 12.05	No Other Duties, Etc.	~~187~~179
Section 12.06	Non-reliance on Administrative Agent and Other Lenders	~~188~~179
Section 12.07	Indemnification by the Lenders	~~188~~179
Section 12.08	Rights as a Lender	~~188~~179
Section 12.09	Administrative Agent May File Proofs of Claim; Credit Bidding	~~188~~180
Section 12.10	Resignation of the Agents	~~189~~181
Section 12.11	Collateral Matters and Guaranty Matters	~~190~~181
Section 12.12	Bank Product Providers	~~191~~183
Section 12.13	Withholding Taxes	~~191~~183
Section 12.14	Solidary Interests/Quebec Liens (Hypothecs)	~~192~~183
Section 12.15	Parallel Debt	~~192~~184
Section 12.16	Administration of Security granted pursuant to German Security Documents	~~193~~184
Section 12.17	Certain ERISA Matters	~~193~~185
Section 12.18	Acknowledgments of Lenders	186

ARTICLE 13 Miscellaneous		~~194~~187

Section 13.01	Payment of Expenses, etc.	~~194~~187
Section 13.02	Right of Set-off	~~196~~188
Section 13.03	Notices	~~196~~189
Section 13.04	Benefit of Agreement; Assignments; Participations, etc.	~~197~~189
Section 13.05	No Waiver; Remedies Cumulative	~~200~~192
Section 13.06	[Reserved]	~~200~~192
Section 13.07	Calculations; Computations	~~200~~192

-iv-

Section 13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	~~201~~193
Section 13.09	Counterparts	~~202~~194
Section 13.10	[Reserved]	~~202~~194
Section 13.11	Headings Descriptive	~~202~~194
Section 13.12	Amendment or Waiver; etc.	~~202~~194
Section 13.13	Survival	~~204~~196
Section 13.14	[Reserved]	~~204~~196
Section 13.15	Confidentiality	~~204~~196
Section 13.16	USA Patriot Act Notice	~~205~~197
Section 13.17	Canadian Anti-Money Laundering Legislation	~~205~~198
Section 13.18	UK “Know Your Customer” Checks	~~206~~198
Section 13.19	Waiver of Sovereign Immunity	~~206~~198
Section 13.20	INTERCREDITOR AGREEMENT	~~206~~199
Section 13.21	Absence of Fiduciary Relationship	~~208~~200
Section 13.22	Judgment Currency	~~208~~200
Section 13.23	Electronic Execution of Assignments and Certain Other Documents	~~208~~200
Section 13.24	Entire Agreement	~~208~~201
Section 13.25	Appointment of Collateral Agent as Security Trustee	~~208~~201
Section 13.26	Limitations of Enforcement against German Credit Parties	~~213~~205
Section 13.27	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~215~~207
Section 13.28	Acknowledgement Regarding Any Supported QFCs	~~215~~207

-v-

SCHEDULE 1.01(A)	Designated Account Debtors
SCHEDULE 1.01(B)	Unrestricted Subsidiaries
SCHEDULE 2.01	Commitments
SCHEDULE 8.12	Real Property
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.19	Labor Matters
SCHEDULE 9.13	Post-Closing Actions
SCHEDULE 9.17	Deposit Accounts
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.04	Existing Indebtedness
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.06(viii)	Affiliate Transactions
SCHEDULE 13.03	Lender Addresses

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Swingline Borrowing
EXHIBIT A-3	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Revolving Note
EXHIBIT B-2	Form of Swingline Note
EXHIBIT C	Form of U.S. Tax Compliance Certificate
EXHIBIT D	Form of Notice of Secured Bank Product Provider
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F	[Reserved]
EXHIBIT G	[Reserved]
EXHIBIT H	[Reserved]
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption
EXHIBIT L	Form of Intercreditor Agreement

-vi-

THIS REVOLVING CREDIT AGREEMENT, dated as of November 30, 2016, as amended by Amendment No. 1, dated as of September 28, 2018, as amended by Amendment No. 2, dated as of October 19, 2018, as amended by Amendment No. 3, dated as of February 15, 2019, as amended by Amendment No. 4, dated as of January 14, 2020, as amended by Amendment No. 5, dated as of March 2, 2020, ~~and~~ as amended by Amendment No. 6, dated as of September 20, 2022, as amended by Amendment No. 7, dated as of September 20, 2022, and as amended by Amendment No. 8, dated as of February 16, 2024, among VERTIV INTERMEDIATE HOLDING II CORPORATION (F/K/A CORTES NP INTERMEDIATE HOLDING II CORPORATION) (“Holdings”), VERTIV GROUP CORPORATION (F/K/A CORTES NP ACQUISITION CORPORATION) (the “Lead Borrower”), each of the other Borrowers (as hereinafter defined) party hereto, the Lenders party hereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as the Administrative Agent, and the Collateral Agents party hereto. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, (a) the Borrowers have requested that the Lenders extend credit in the form of Revolving Loans in an aggregate principal amount at any one time outstanding not to exceed, with respect to any Subfacility, the amounts set forth on Schedule 2.01 with respect thereto, (b) the Borrowers have requested that the Issuing Banks issue Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $200,000,000, and (c) the Borrowers have requested the Swingline Lender to extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $~~75,000,000~~100,000,000 .

NOW THEREFORE, the Lenders are willing to extend such credit to the Borrowers, the Swingline Lender is willing to make Swingline Loans to the U.S. Borrowers and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrowers on the terms and subject to the conditions set forth herein.

ARTICLE 1 Definitions and Accounting Terms.

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights and shall include the meaning given to the term “Accounts” in any Non-U.S. Security Document.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of the Lead Borrower, which assets shall, as a result of the respective acquisition, become assets of the Lead Borrower or a Restricted Subsidiary of the Lead Borrower (or assets of a Person who shall be merged or amalgamated with and into the Lead Borrower or a Restricted Subsidiary of the Lead Borrower) or (y) a majority of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary of the Lead Borrower (or shall be merged or amalgamated with and into the Lead Borrower or a Restricted Subsidiary of the Lead Borrower)~~.~~ (including any Investment which results in an increase of the Lead Borrower’s or any Restricted Subsidiary’s respective equity ownership (I) in any joint venture to an amount in excess of the majority of the outstanding Equity Interests of such joint venture and results in such joint venture becoming a Restricted Subsidiary of the Lead Borrower or (II) in such Person that is an existing Restricted Subsidiary).

“Additional Intercreditor Agreement” shall mean an intercreditor agreement among the applicable Collateral Agents and one or more Junior Representatives for holders of Permitted Junior Debt (or Permitted Refinancing Indebtedness in respect thereof) providing that, inter alia, the Liens on the Collateral in favor of the applicable Collateral Agents (for the benefit of the Secured Creditors) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt (or Permitted Refinancing Indebtedness in respect thereof)), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. The Additional Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and reasonably satisfactory to the Administrative Agent and the Lead Borrower (it being understood that the terms of the Intercreditor Agreement are reasonably satisfactory).

“Additional Inventory Asian Jurisdictions” shall mean any or all of Hong Kong, Singapore and Australia.

“Additional Inventory European Jurisdictions” shall mean any or all of England and Wales or Ireland.

“Additional Inventory Security Actions” shall mean:

(a) the Administrative Agent shall have received the results of an appraisal and a field examination, from an appraiser and an examiner reasonably satisfactory to the Administrative Agent, of all applicable Inventory requested to be included in the applicable Borrowing Base and such other customary legal and commercial due diligence as the Administrative Agent may reasonably require in its Permitted Discretion in order to determine customary and appropriate reserves, if any, against such Inventory, after giving effect to the advances rates set forth in the Borrowing Base component definitions and the existing exclusionary criteria; and

(b) (i) with respect to any Inventory located in England and Wales that is requested to be included in the European Borrowing Base and owned by a European Credit Party, all European Credit Parties owning such Inventory shall have duly authorized, executed and delivered such customary documentation governed by English law, and taken such other customary collateral security and perfection actions, deemed reasonably necessary by the Administrative Agent in its Permitted Discretion, when taken together with the actions theretofore completed in accordance with Article 6B, Section 9.12 and/or Section 9.13 of this Agreement, to provide a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) (and perfected or equivalent) security interest in such Inventory;

(ii) with respect to any Inventory located in Ireland that is requested to be included in the European Borrowing Base and owned by a European Credit Party, all European Credit Parties owning such Inventory shall have duly authorized, executed and delivered such customary documentation governed by Irish law, and taken such other customary collateral security and perfection actions, deemed reasonably necessary by the Administrative Agent in its Permitted Discretion, when taken together with the actions theretofore completed in accordance with Article 6B, Section 9.12 and/or Section 9.13 of this Agreement, to provide a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) perfected (to the extent applicable) Lien;

(iii) with respect to any Inventory located in Germany that is requested to be included in the German Borrowing Base and owned by a German Credit Party, all German Credit Parties owning such Inventory shall have duly authorized, executed and delivered a German Security Transfer Agreement governed by German law that covers the location at which such Inventory resides and taken all actions required thereunder or under applicable law to perfect the security interest created thereunder (or, if on or prior to the date of such Additional Inventory Security Action, the Administrative Agent reasonably determines in its Permitted Discretion that, as a result of a change in any law that occurs after the Closing Date or for any other reason, the execution and delivery of such German Security Transfer Agreement, when taken together with the actions theretofore completed in accordance with Article 6B, Section 9.12 and/or Section 9.13 of this Agreement, would not be sufficient to provide a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) perfected (to the extent applicable) Lien in such Inventory, such German Credit Parties shall have duly authorized, executed and delivered such documentation governed by German law, and taken such other customary collateral security and perfection actions, deemed reasonably necessary by the Administrative Agent in its Permitted Discretion, when taken together with the actions theretofore completed in accordance with Article 6B, Section 9.12 and/or Section 9.13 of this Agreement, to provide a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) perfected (to the extent applicable) Lien;

(iv) with respect to any Inventory located in Hong Kong that is requested to be included in the Asian Borrowing Base and owned by an Asian Credit Party, all Asian Credit Parties owning such Inventory shall have duly authorized, executed and delivered such customary documentation governed by Hong Kong law, and taken such other customary collateral security and perfection actions, deemed reasonably necessary by the Administrative Agent in its Permitted Discretion, when taken together with the actions theretofore completed in accordance with Article 6B Section 9.12 and/or Section 9.13 of this Agreement, to provide a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) perfected (to the extent applicable) Lien;

(v) with respect to any Inventory located in Singapore that is requested to be included in the Asian Borrowing Base and owned by an Asian Credit Party, all Asian Credit Parties owning such Inventory shall have duly authorized, executed and delivered such documentation governed by Singapore law, and taken such other customary collateral security and perfection actions, deemed reasonably necessary by the Administrative Agent in its Permitted Discretion, when taken together with the actions theretofore completed in accordance with Article 6B, Section 9.12 and/or Section 9.13 of this Agreement, to provide a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) perfected (to the extent applicable) Lien; and

(vi) with respect to any Inventory located in Australia that is requested to be included in the Asian Borrowing Base and owned by an Asian Credit Party, all Asian Credit Parties owning such Inventory shall have duly authorized, executed and delivered a security deed governed by Australian law and taken all actions required thereunder or under applicable law to perfect the security interest created thereunder (or, if on or prior to the date of such Additional Inventory Security Action, the Administrative Agent reasonably determines in its Permitted Discretion that, as a result of a change in any law that occurs after the Closing Date or for any other reason, the execution and delivery of such security deed, when taken together with the actions theretofore completed in accordance with Article 6B, Section 9.12 and/or Section 9.13 of this Agreement, would not be sufficient to provide a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) perfected (to the extent applicable) Lien in such Inventory, such Asian Credit Parties shall have duly authorized, executed and delivered such documentation governed by Australian law, and taken such other customary collateral security and perfection actions, deemed reasonably necessary by the Administrative Agent in its Permitted Discretion, when taken together with the actions theretofore completed in accordance with Article 6B, Section 9.12 and/or Section 9.13 of this Agreement, to provide a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) perfected (to the extent applicable) Lien in such Inventory;

provided that if any additional Person owning Inventory located in an Additional Inventory Asian Jurisdiction becomes an Asian Credit Party, any additional Person owning Inventory located in an Additional Inventory European Jurisdiction becomes a European Credit Party, or any additional Person owning Inventory in Germany becomes a German Credit Party, in each case, under this Agreement at any time, after the date, if any, when the Additional Inventory Security Actions have been satisfied in such jurisdiction, the Additional Inventory Security Actions shall be deemed no longer satisfied with respect to such jurisdiction until the date, if ever, upon which each such additional Asian Credit Party, European Credit Party, or German Credit Party, as applicable, has satisfied the applicable requirements of this definition in such jurisdiction.

“Additional Security Documents” shall have the meaning provided in Section 9.12(a).

“Adjusted EURIBOR Rate” shall mean, with respect to any Borrowing of Term Benchmark Loans denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term CORRA Rate” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) (i) 0.29547% for a one-month interest period or (ii) 0.32138% for a three-month interest period; provided that if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” shall mean, with respect to any Borrowing of Term Benchmark Loans denominated in U.S. Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjustment Date” shall mean the first day of January, April, July and October of each fiscal year.

“Administrative Agent” shall mean JPMCB, in its capacity as Administrative Agent for the Lenders hereunder, and shall include its branch offices and affiliates in any applicable jurisdiction and any successor to the Administrative Agent appointed pursuant to Section 12.10.

“Administrative Agent Fees” shall have the meaning provided in Section 2.05(b).

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.

“Advisory Agreement” shall mean that certain Corporate Advisory Services Agreement dated as of November 30, 2016 by and among the Lead Borrower and the Sponsor, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time prior to the Amendment No. ~~5~~8 Effective Date, including, to the extent terminated prior to the Amendment No. ~~5~~8 Effective Date, solely to the extent of any obligations that survive the termination thereof.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Lead Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.

“Agents” shall mean the Administrative Agent, the Collateral Agents, any sub-agent or co-agent of either of the foregoing pursuant to the Credit Documents, the Lead Arrangers and the Documentation Agent.

“Aggregate Borrowing Base” shall mean the sum of all of the Borrowing Bases (excluding for purposes of such calculation (i) clause (e) of the definition of “Asian Borrowing Base”, (ii) clause (e) of the definition of “Canadian Borrowing Base”, (iii) clause (e) of the definition of “European Borrowing Base” and (iv) clause (d) of the definition of “German Borrowing Base”)

; provided that:

(x) the Borrowing Bases for all of the Foreign Subfacilities, on a combined basis but excluding the Canadian ~~Borrowing Base and the Canadian FILO~~ Borrowing Base, shall be limited to the lesser of (A) the sum of the computations of such Borrowing Bases in accordance with the definitions thereof, and (B) 45% of the Aggregate Borrowing Base (the determination of which such Foreign Subfacility Borrowing Bases to be limited to the extent necessary to comply with this clause (x)(B) being made by the Lead Borrower in consultation with the Administrative Agent), and

(y) the Asian Borrowing Base shall be limited to the lesser of (A) the computation of the Asian Borrowing Base in accordance with the definition thereof, and (B) 15% of the Aggregate Borrowing Base~~, and~~.

~~(z) for the avoidance of duplication, (A) the U.S. Borrowing Base shall not be included in the computation of the Aggregate Borrowing Base so long as the U.S. FILO Subfacility is in existence and the U.S. FILO Borrowing Base has been included in such computation, and (B) the Canadian Borrowing Base shall not be included in the computation of the Aggregate Borrowing Base so long as the Canadian FILO Subfacility is in existence and the Canadian FILO Borrowing Base has been included in such computation.~~

The Aggregate Borrowing Base or any component thereof at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6A.20 or Section 9.17(a), as applicable.

The Administrative Agent shall (i) promptly notify the Lead Borrower in writing (including via e-mail) whenever it determines that a Borrowing Base as of any specified date set forth on a Borrowing Base Certificate differs from such Borrowing Base as determined by the Administrative Agent for such date, (ii) discuss the basis for any such deviation and any changes proposed by the Lead Borrower, including the reasons for any impositions of or changes in Reserves (in the Administrative Agent’s Permitted Discretion and subject to the definition thereof) or eligibility criteria, with the Lead Borrower, (iii) consider, in the exercise of its Permitted Discretion, any additional factual information provided by the Lead Borrower relating to the determination of such Borrowing Base and (iv) promptly notify the Lead Borrower of its decision with respect to any changes proposed by the Lead Borrower. Pending a decision by the Administrative Agent to make any requested change, the initial determination of such Borrowing Base by the Administrative Agent shall continue to constitute such Borrowing Base.

“Aggregate Commitments” shall mean, at any time, the aggregate amount of the Revolving Commitments of all Lenders.

“Aggregate Exposures” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of all Loans plus (b) the LC Exposure, each determined at such time.

“Agreed Currencies” shall mean U.S. Dollars and each Alternative Currency.

“Agreement” shall mean this Revolving Credit Agreement, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Alternate Rate” shall mean, for any day and for any Alternative Currency, the sum of (i) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions and in no event greater than the rate per annum generally charged by the Administrative Agent to similarly situated borrowers in similar circumstances at such time, reflecting the cost to the Lenders under the applicable Subfacility of obtaining funds, plus (ii) the Applicable Margin for Term Benchmark Loans and RFR Loans; provided, that if any of the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Rate.

“Alternate Rate Loan” shall mean a Loan made by the Lenders to the Borrowers which bears interest at a rate based on the Alternate Rate.

“Alternative Currency” shall mean, (i) with respect to the Canadian Subfacility ~~and the Canadian FILO Subfacility~~, Canadian Dollars, (ii) ~~with respect to the French Subfacility, Euros~~[reserved], (iii) with respect to the German Subfacility, Euros, (iv) with respect to the Asian Subfacility, Australian Dollars, ~~Singapore Dollars,~~ Hong Kong Dollars and CNH, (v) with respect to the European Subfacility, Euros and Pounds Sterling and (vi) with respect to Letters of Credit, Canadian Dollars, Euros, Australian Dollars, ~~Singapore Dollars,~~ Hong Kong Dollars

and CNH, in each case (including in the case of the U.S. Subfacility ~~and the U.S. FILO Subfacility~~), together with each other currency (other than U.S. Dollars) that is approved in accordance with Section 1.04.

“Amendment No. 1” shall mean Amendment No. 1 to the Credit Agreement, dated as of the Amendment No. 1 Effective Date.

“Amendment No. 1 Effective Date” shall mean September 28, 2018.

“Amendment No. 2” shall mean Amendment No. 2 to the Credit Agreement, dated as of the Amendment No. 2 Effective Date.

“Amendment No. 2 Effective Date” shall mean October 19, 2018.

“Amendment No. 3” shall mean Amendment No. 3 to the Credit Agreement, dated as of the Amendment No. 3 Effective Date.

“Amendment No. 3 Effective Date” shall mean February 15, 2019.

“Amendment No. 4” shall mean that certain Amendment No. 4 to the Revolving Credit Agreement, dated as of January 14, 2020, by and among Holdings, the Lead Borrower, the other Borrowers party thereto, the Lenders party thereto, and the Administrative Agent.

“Amendment No. 4 Effective Date” shall have the meaning provided in Amendment No. 4.

“Amendment No. 5” shall mean that certain Amendment No. 5 to the Revolving Credit Agreement, dated as of the Amendment No. 5 Effective Date, by and among Holdings, the Lead Borrower, the other Credit Parties party thereto, the Lenders party thereto, the Administrative Agent, the U.S. Collateral Agent, the Asian Collateral Agent, the Australian Collateral Agent, the European Collateral Agent and the German Collateral Agent.

“Amendment No. 5 Effective Date” shall mean March 2, 2020.

“Amendment No. 5 Repayment Transactions” shall have the meaning provided in the definition of the term “Amendment No. 5 Transactions.”

“Amendment No. 5 Transaction Costs” shall mean the fees, premiums, commissions and expenses payable by Holdings, the Lead Borrower and its Subsidiaries and any Parent Company in connection with the transactions described in the definition of “Amendment No. 5 Transactions.”

“Amendment No. 5 Transactions” shall mean, collectively, (i) the entering into of Amendment No. 5 and any other Credit Documents to be entered into in connection therewith and the repayment or incurrence of Loans (if any) on the Amendment No. 5 Effective Date, (ii) the entering into of the New Term Loan Credit Agreement and the borrowings thereunder on the Amendment No. 5 Effective Date, (iii) the repayment in full of all “Loans” outstanding under, and as defined in, the Original Term Loan Credit Agreement, together with all accrued and unpaid interest and fees thereon, in each case as of immediately prior to giving effect to the New Term Loan Credit Agreement, (iv) the redemption in full of the outstanding principal amount of (A) the Senior Notes issued pursuant to the Senior Notes Indenture, (B) the Second Lien Notes issued pursuant to the Second Lien Notes Indenture and (C) the Holdco Notes issued pursuant to the Holdco Notes Indenture, in each case together with all accrued and unpaid interest, premiums and fees thereon, in each case as of immediately prior to giving effect to the New Term Loan Credit Agreement, and (v) the payment of all Amendment No. 5 Transaction Costs (clauses (iii) and (iv) hereof, collectively, the “Amendment No. 5 Repayment Transactions”).

“Amendment No. 6” shall mean that certain Amendment No. 6 to the Revolving Credit Agreement, dated as of the Amendment No. 6 Effective Date, by and among Holdings, the Lead Borrower, the other Credit Parties party thereto, the Required Lenders and the Administrative Agent.

“Amendment No. 6 Effective Date” shall mean September 20, 2022.

“Amendment No. 7” shall mean Amendment No. 7 to the Credit Agreement, dated as of the Amendment No. 7 Effective Date.

“Amendment No. 7 Effective Date” shall mean September 20, 2022.

“Amendment No. 8” shall mean that certain Amendment No. 8 to the Revolving Credit Agreement, dated as of the Amendment No. 8 Effective Date, by and among Holdings, the Lead Borrower, the other Credit Parties party thereto, the Lenders party thereto, the Administrative Agent, the U.S. Collateral Agent, the Asian Collateral Agent, the Australian Collateral Agent, the European Collateral Agent and the German Collateral Agent.

“Amendment No. 8 Effective Date” shall mean February 16, 2024.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Lead Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Administrative Borrower” shall mean (i) with respect to each Subfacility, the Lead Borrower and (ii) (a) with respect to the Asian Subfacility, the Hong Kong Parent Borrower, (b) with respect to the Canadian Subfacility ~~and the Canadian FILO Subfacility~~, the Canadian Parent Borrower, (c) with respect to the European Subfacility, the Irish Parent Borrower, (d) ~~with respect to the French Subfacility, the French Parent Borrower~~[reserved] and (e) with respect to the German Subfacility, the German Parent Borrower.

“Applicable Collateral” shall mean (a) with respect to the Obligations of the U.S. Credit Parties, Collateral in which a security interest is granted by a U.S. Credit Party, and (b) with respect to the Obligations of Foreign Credit Parties, Collateral in which a security interest is granted by any Credit Party.

“Applicable Margin” shall mean with respect to any Type of Revolving ~~Loan, other than a FILO~~ Loan, the per annum margin set forth below, as determined by the Average Global Availability as of the most recent Adjustment Date:

	Level	Average Global Availability (percentage of Aggregate Commitments)		Base Rate Loans and Canadian Prime Rate Loans	Term Benchmark Loans and RFR Loans
I		> 66%		0.25%	1.25%
II		> 33	% < 66%	0.50%	1.50%
III		< 33%		0.75%	1.75%

~~The Applicable Margin with respect to any Type of FILO Loan shall be the per annum margin set forth below, as determined by the Average Global Availability as of the most recent Adjustment Date:~~

	~~Level~~	~~Average Global Availability (percentage of Aggregate Commitments)~~		~~Base Rate Loans and Canadian Prime Rate Loans~~		~~Term Benchmark Loans~~
~~I~~		~~> 66~~	%	~~1.25~~	%	~~2.25~~	%
~~II~~		~~> 33~~	% < 66%	~~1.50~~	%	~~2.50~~	%
~~III~~		~~< 33~~	%	~~1.75~~	%	~~2.75~~	%

The Applicable Margin shall be subject to increase or decrease on the first Business Day of each fiscal quarter based on Average Global Availability, and each such increase or decrease in the Applicable Margin shall be effective on the Adjustment Date occurring immediately after the last day of the fiscal quarter most recently ended. If the Borrowers fail to deliver any Borrowing Base Certificate on or before the date required for delivery thereof, then, at the option of the Required Lenders, the Applicable Margin shall be determined as if Level III were applicable, from the first day of the calendar month following the date such Borrowing Base Certificate was required to be delivered until the date of delivery of such Borrowing Base Certificate.

“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and, in the case of borrowing requests and payments by Borrowers, notified in writing to the Lead Borrower. Each Lender shall make each Loan to be made by it hereunder by wire transfer of immediately available funds to such account of the Administrative Agent (i) in the case of Loans to an Irish Borrower~~, French Borrower~~ or German Borrower, payments received by the Administrative Agent in Euro, Pounds Sterling and U.S. Dollar, no later than 1:00 p.m. London time on the proposed date of such Borrowing, (ii) in the case of Loans to a Hong Kong Borrower, payments received by the Administrative Agent in (x) CNH and Hong Kong Dollars, no later than 10:00 a.m. Local Time on the proposed date of such Borrowing and (y) ~~Singapore Dollars and~~ Australian Dollars, no later than 5:00 p.m. Local Time one Business Day before the proposed date of such Borrowing, and (iii) in the case of Loans to a Canadian Borrower, payments received by the Administrative Agent in U.S. Dollars or Canadian Dollars, no later than 11:00 a.m. Toronto time on the proposed date of such Borrowing.

“Approved Fund” shall mean any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an existing Lender, (b) an Affiliate of an existing Lender or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender~~; provided that, if such Person is not a French Authorized Lender or French Authorized Issuing Bank, such Person shall not be required to extend any French Revolving Loan or LC Credit Extension (as the case may be) to any French Borrower (or, in the case of LC Credit Extensions, for the account of or benefit of any French Subsidiary) and any transfer of the French Revolving Commitment thereto shall not occur in France.~~.

“Asian Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of, without duplication:

(a) the book value of Eligible Accounts that are not Investment Grade Accounts of the Asian Credit Parties multiplied by the advance rate of 85%, plus

(b) the book value of Eligible Accounts that are Investment Grade Accounts of the Asian Credit Parties multiplied by the advance rate of 90%, plus

(~~b~~c) at any time following the completion of all Additional Inventory Security Actions by each Asian Credit Party owning Inventory in any Additional Inventory Asian Jurisdiction, the lesser of (i) the Cost of Eligible Inventory of the Asian Credit Parties multiplied by the advance rate of 70%, and (ii) the appraised NOLV ~~Percentage~~ of Eligible Inventory of the Asian Credit Parties multiplied by the advance rate of 85%; plus

(~~c~~d) 100% of Eligible Cash of the Asian Credit Parties; plus

(~~d~~e) the positive amount, if any, by which the U.S. Borrowing Base exceeds the total U.S. Revolving Exposure of all Lenders, minus

(~~e~~f) any Reserves established from time to time by the Administrative Agent in accordance herewith.

“Asian Collateral Agent” shall mean JPMCB, acting as a collateral agent for the Secured Creditors for the purpose of any Singapore Security Document or Hong Kong Security Document and any successor thereto appointed pursuant to Section 12.10.

“Asian Credit Parties” shall mean the Hong Kong Credit Parties, the Australian Credit Parties, and the Singapore Credit Parties.

“Asian Line Cap” shall mean an amount that is equal to the lesser of (a) the Asian Revolving Commitments and (b) the then applicable Asian Borrowing Base.

“Asian Protective Advance” shall have the meaning provided in Section 2.18.

“Asian Revolving Borrowing” shall mean a Borrowing comprised of Asian Revolving Loans.

“Asian Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Asian Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “Asian Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its Asian Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ Asian Revolving Commitments on the Amendment No.  ~~5~~8 Effective Date is $~~35,000,000~~25,000,000 .

“Asian Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Asian Revolving Loans of such Lender.

“Asian Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the Asian Subfacility.

“Asian Subfacility” shall mean the Asian Revolving Commitments of the Lenders and the Loans pursuant to those Commitments in accordance with the terms hereof.

“ASIC” shall mean the Australian Securities and Investments Commission.

“Assignment and Assumption” shall mean an Assignment and Assumption substantially in the form of Exhibit K (appropriately completed) or such other form as shall be acceptable to the Administrative Agent and the Lead Borrower (such approval by the Lead Borrower not to be unreasonably withheld, delayed or conditioned)~~, which shall, in the case of any assignment of Commitments or Loans under the French Subfacility, (i) specify whether the assignee is incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction and (ii) include a representation by the proposed assignee that it is a French Authorized Lender.~~.

“Audited Financial Statements” shall have the meaning provided in Section 6A.11(i).

“Australia” shall mean the Commonwealth of Australia (and includes, where the context requires, any State or Territory of Australia).

“Australian Collateral” shall mean all the “Security Assets” as defined in the Initial Australian Security Agreement and all other property (whether real, personal or otherwise) located in any state or territory of Australia (or taken to be so located for the purposes of any stamp duty law) or with respect to which any security interests have been granted (or purported to be granted) by the Australian Guarantors or will be granted in accordance with the requirements set forth in Section 9.13.

“Australian Collateral Agent” shall mean JPMCB, acting as a collateral agent for the Secured Creditors solely for the purpose of any Australian Security Document and any successor thereto appointed pursuant to Section 12.10.

“Australian Credit Parties” shall mean each Australian Guarantor.

“Australian Dollars” or “AU$” shall mean the lawful currency of Australia.

“Australian Guarantor” shall mean each Australian Subsidiary that is on the Eurasian Effectiveness Date, or which becomes, a party to the Guaranty Agreement in accordance with the requirements of this Agreement or the provisions of such Guaranty Agreement.

“Australian PPS Security Interest” shall mean a “security interest” as defined in the Australian PPSA other than an interest of the kind referred to in Section 12(3) of the Australian PPSA where the transaction concerned does not, in substance, secure payment or performance of an obligation.

“Australian PPSA” shall mean the Personal Property Securities Act 2009 (Cth) (Australia).

“Australian Reference Banks” shall mean Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia, National Australia Bank Limited and Westpac Banking Corporation, or such other persons as the Administrative Agent and the Lead Borrower may agree to in writing from time to time.

“Australian Security Documents” shall mean the Initial Australian Security Agreement, each Deposit Account Control Agreement and, after the execution and delivery thereof, each Additional Security Document governed by the laws of Australia (or any state or territory thereof), including those entered into as required by the Additional Inventory Security Actions, together with any other applicable security documents governed by the laws of Australia (or any state or territory thereof), such as a deed or any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of the Australian Collateral Agent for the benefit of the Secured Creditors.

“Australian Subsidiary” shall mean any Subsidiary of the Lead Borrower that is incorporated, formed or otherwise organized under the laws of Australia.

“Availability Conditions” shall be deemed satisfied only if:

(a) with respect to the U.S. Subfacility, each Lender’s U.S. Revolving Exposure does not exceed such Lender’s U.S. Revolving Commitment;

(b) with respect to the Asian Subfacility, each Lender’s Asian Revolving Exposure does not exceed such Lender’s Asian Revolving Commitment;

(c) with respect to the Canadian Subfacility, each Lender’s Canadian Revolving Exposure does not exceed such Lender’s Canadian Revolving Commitment;

(d) ~~with respect to the French Subfacility, each Lender’s French Revolving Exposure does not exceed such Lender’s French Revolving Commitment~~[reserved];

(e) with respect to the German Subfacility, each Lender’s German Revolving Exposure does not exceed such Lender’s German Revolving Commitment;

(f) with respect to the European Subfacility, each Lender’s European Revolving Exposure does not exceed such Lender’s European Revolving Commitment;

(g) [reserved];

(h) [reserved];

~~(g) with respect to the U.S. FILO Subfacility, each Lender’s U.S. FILO Revolving Exposure does not exceed such Lender’s U.S. FILO Revolving Commitment;~~

~~(h) with respect to the Canadian FILO Subfacility, each Lender’s Canadian FILO Revolving Exposure does not exceed such Lender’s Canadian FILO Revolving Commitment;~~

(i) with respect to the U.S. Subfacility, the sum of (i) the aggregate U.S. Revolving Exposure of all Lenders plus (ii) the aggregate Asian Revolving Exposure in respect of Asian Revolving Loans made to the Hong Kong Borrowers in reliance on clause (~~d~~e) of the definition of “Asian Borrowing Base” plus (iii) the aggregate Canadian Revolving Exposure in respect of Canadian Revolving Loans made to the Canadian Borrowers in reliance on clause (~~d~~e) of the definition of “Canadian Borrowing Base” plus (iv) the aggregate European Revolving Exposure in respect of European Revolving Loans made to the Irish Borrowers in reliance on clause (~~d~~e) of the definition of “European Borrowing Base” plus (v) ~~the aggregate French Revolving Exposure in respect of French Revolving Loans made to the French Borrowers in reliance on clause (b) of the definition of “French Borrowing Base”~~[reserved] plus (vi) the aggregate German Revolving Exposure in respect of German Revolving Loans made to the German Borrowers in reliance on clause (~~c~~d) of the definition of “German Borrowing Base” does not exceed the U.S. Borrowing Base then in effect;

(j) with respect to the U.S. Subfacility, the aggregate U.S. Revolving Exposure does not exceed the U.S. Line Cap;

(k) with respect to the Asian Subfacility, the aggregate Asian Revolving Exposure does not exceed the Asian Line Cap;

(l) with respect to the Canadian Subfacility, the aggregate Canadian Revolving Exposure does not exceed the Canadian Line Cap;

~~(m) with respect to the French Subfacility, the aggregate French Revolving Exposure of any French Borrower does not exceed its French Line Cap on a per-Borrower basis~~[reserved];

(n) with respect to the German Subfacility, the aggregate German Revolving Exposure of any German Borrower Group does not exceed its German Line Cap;

(o) with respect to the European Subfacility, the aggregate European Revolving Exposure does not exceed the European Line Cap;

(p) [reserved];

(q) [reserved]; and

~~(p) with respect to the U.S. FILO Subfacility, the aggregate U.S. FILO Revolving Exposure does not exceed the U.S. FILO Line Cap;~~

~~(q) with respect to the Canadian FILO Subfacility, the aggregate Canadian FILO Revolving Exposure does not exceed the Canadian FILO Line Cap; and~~

(r) with respect to each Subfacility, the Aggregate Exposure of all Lenders does not exceed the Line Cap.

“Average Global Availability” shall mean at any Adjustment Date, the average daily Global Availability for the fiscal quarter immediately preceding such Adjustment Date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” shall mean any of the following products, services or facilities extended to any Borrower or any of its Restricted Subsidiaries: (a) Cash Management Services; (b) products under Swap Contracts; (c) commercial credit card, purchase card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or any of its Restricted Subsidiaries, other than Letters of Credit issued pursuant to the provisions of Section 2.13 by the Administrative Agent or any Issuing Bank.

“Bank Product Debt” shall mean Indebtedness and other obligations of a Borrower or any of its Subsidiaries relating to Bank Products.

“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations (which shall at all times include a reserve for the maximum amount of all Noticed Hedges outstanding at that time).

“Bankruptcy Code” shall have the meaning provided in Section 11.05(a).

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1%, (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1% and (d) 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.01 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 3.01(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” shall mean each Revolving Loan which is designated or deemed designated as a Revolving Loan bearing interest at the Base Rate by the Applicable Administrative Borrower at the time of the incurrence thereof or conversion thereto. All Base Rate Loans shall be denominated in U.S. Dollars.

“BBSY Rate” shall mean in relation to any BBSY Loan:

(a) (i) the Australian Bank Bill Swap Reference Rate (Bid) administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration of that rate) for the relevant period and displayed (before any correction, recalculation or republication by the administrator) on page BBSY of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) (the “BBSY Screen Rate”) as of 10:30am (Sydney time) on the first day of the relevant period for Australian Dollars and for a period equal to the Interest Period of that BBSY Loan. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Lead Borrower; or

(ii) If no BBSY Screen Rate is available for the Interest Period of such BBSY Loan, the Interpolated Rate for such BBSY Loan shall be used; and

(b) if the rate described in sub-paragraph (a) above is not available, the sum of:

(i) the Australian Bank Bill Swap Reference Rate administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration of that rate) for the relevant period and displayed (before any correction, recalculation or republication by the administrator) on page BBSW of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) as of

10:30am (Sydney time) on the first day of the relevant period for Australian Dollars and for a period equal to the Interest Period of that BBSY Loan. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Lead Borrower; and

(ii) 0.05% per annum

or

(c) if (x) for any reason that rate is not displayed for a term equivalent to that period; or (y) the basis on which that rate is calculated or displayed is changed and in the reasonable opinion of the Administrative Agent it ceases to reflect the Lenders’ cost of funding to the same extent as at the date of this Agreement, then “BBSY Rate” will be the rate determined by the Administrative Agent (acting reasonably) to be the sum of:

(i) one of the following rates:

(A)

the rate representing the view (if any and applied to the relevant period) which respondents to the NCDSURVEY10AM survey conducted by ASX Benchmarks Pty Limited (or any other person which takes over the conduct of that survey) are asked to submit to the relevant conductor of the survey; or

(B)

(if the rate referred to in paragraph (A) is not available), the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Australian Reference Banks as the mid discount rate (expressed as a yield percent to maturity) observed by the relevant Australian Reference Bank for marketable parcels of Australian dollar denominated bank accepted bills and negotiable certificates of deposit accepted or issued by Prime Banks (being a bank determined by the Australian Finance Markets Association (or any other person which takes over the administration of the Australian Bank Bill Swap Reference Rate (Bid) for Australian dollars) as being a Prime Bank or an acceptor or issuer of bills of exchange or negotiable certificates of deposit for the purposes of calculating that rate. If ASX Benchmarks Pty Limited or such other person ceases to make such determination, the Prime Banks shall be the Prime Banks last so appointed), and which mature on the last day of the relevant period or in the same half month period under market conventions; or

(C)

(if there is no observable market rate for marketable parcels of Prime Bank Australian dollar securities referred to in paragraph (B) above), the rate at which the relevant Australian Reference Bank could borrow funds in Australian dollars in the Australian interbank market and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market sizes and for that period; and

(ii) 0.05% per annum;

provided that if the BBSY Rate or any such Interpolated Rate shall be less than 0.0%, such rate shall be deemed to be 0.0% per annum for purposes of this Agreement.

“BBSY Loan” shall mean each Asian Revolving Loan denominated in Australian Dollars designated as such by the Applicable Administrative Borrower at the time of the incurrence thereof or conversion thereto.

“Benchmark” shall mean, initially, with respect to any (i) Term Benchmark Loans denominated in U.S. Dollars, the Adjusted Term SOFR Rate, (ii) Term Benchmark Loans denominated in Euros, the Adjusted EURIBOR Rate ~~and~~, (iii) RFR Loans denominated in Pounds Sterling, the Daily Simple RFR or (iv) Term Benchmark Loans denominated in Canadian Dollars, the Adjusted Term CORRA Rate; provided that if a

Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the then-current Benchmark for the applicable Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.01(b).

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may be SOFR) that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” shall mean the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the U.S. Federal Reserve System, the Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is no longer representative.

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to any Benchmark, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 3.01 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder pursuant to Section 3.01.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Borrowers” shall mean the U.S. Borrowers, the Canadian Borrowers, the ~~French Borrowers, the~~ German Borrowers, the Hong Kong Borrowers and the Irish Borrowers.

“Borrowing” shall mean the borrowing of the same Type, Class and in the same currency, of Revolving Loan by the Borrowers from all the Lenders having Commitments on a given date (or resulting from a conversion or conversions on such date), having, in the case of Term Benchmark Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 3.01 shall be considered part of the related Borrowing of Term Benchmark Loans.

“Borrowing Base” shall mean any of the U.S. Borrowing Base, the Asian Borrowing Base, the Canadian Borrowing Base, the ~~French Borrowing Bases, the~~ German Borrowing Bases~~,~~ and the European Borrowing Base~~, the U.S. FILO Borrowing Base, and the Canadian FILO Borrowing Base~~.

“Borrowing Base Certificate” shall mean a certificate of a Responsible Officer of the Lead Borrower in form and substance reasonably satisfactory to the Administrative Agent.

“Business Day” shall mean any day that is any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in New York City, and (A) in connection with Loans under the German Subfacility~~, the French Subfacility~~ and the European Subfacility, any day except Saturday, Sunday and any day which shall be in London, Frankfurt or Paris a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, Frankfurt or Paris, as applicable, (B) in connection with Loans under the Canadian Subfacility ~~and the Canadian FILO Subfacility~~, any day except Saturday, Sunday and any day which shall be in Toronto, Ontario a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, (C) in connection with Loans under the Asian Subfacility, any day except Saturday, Sunday and any day which shall be in Hong Kong a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Hong Kong, (D) if such day relates to (x) any Loans denominated in Euros or (y) payment or purchase of Euros, any day which is a TARGET Day, (E) if such day relates to (x) any Loans denominated in Pounds Sterling or (y) payment or purchase of Pounds Sterling, any day on which banks are open for general business in London, (F) ~~if such day relates to (x) any Loans denominated in Singapore Dollars or (y) payment or purchase of Singapore Dollars, any day on which banks are open for general business in Singapore,~~[reserved], (G) if such day relates to (x) any Loans denominated in Australian Dollars, or (y) payment or purchase of Australian Dollars, any day on which banks are open for general business in Sydney, Australia, (H) if such day relates to (x) any Loans denominated in CNH or (y) payment or purchase of CNH, any day on which banks are open for general business in China and Hong Kong, (I) if such day relates to (x) any Loans denominated in Hong Kong Dollars or (y) payment or purchase of Hong Kong Dollars, any day except Saturday, Sunday and any day which shall be in Hong Kong a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Hong Kong, (J) if such day relates to (x) any Loans made to a Canadian Borrower or denominated in Canadian Dollars or (y) payment or purchase of Canadian Dollars, any day except Saturday, Sunday and any day which shall be in Toronto, Ontario a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto and (K) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans determined by reference to the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“CAML Legislation” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada, including any guidelines or orders thereunder.

“Canadian Borrowers” shall mean the Canadian Parent Borrower and each Canadian Subsidiary Borrower.

“Canadian Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of, without duplication:

(a) the book value of Eligible Accounts that are not Investment Grade Accounts of the Canadian Credit Parties multiplied by the advance rate of 85%, plus

(b) the book value of Eligible Accounts that are Investment Grade Accounts of the Canadian Credit Parties multiplied by the advance rate of 90%, plus

(c) ~~(b)~~ the lesser of (i) the Cost of Eligible Inventory of the Canadian Credit Parties multiplied by the advance rate of 70%, and (ii) the appraised NOLV ~~Percentage~~ of Eligible Inventory of the Canadian Credit Parties multiplied by the advance rate of 85%; plus

(d) ~~(c)~~ 100% of Eligible Cash of the Canadian Credit Parties; plus

(e) ~~(d)~~ the positive amount, if any, by which the U.S. Borrowing Base exceeds the total U.S. Revolving Exposure of all Lenders; minus

(f) ~~(e)~~ any Reserves established from time to time by the Administrative Agent in accordance herewith.

“Canadian Collateral” shall mean all the “Collateral” as defined in the Initial Canadian Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Canadian Borrowers or will be granted in accordance with the requirements set forth in Section 9.13.

“Canadian Credit Party” shall mean each Canadian Borrower.

“Canadian Defined Benefit Pension Plan” shall mean any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” and “C$” shall mean the lawful currency of Canada.

“Canadian Dominion Account” shall mean a special concentration account established by a Canadian Credit Party in Canada, at JPMCB or another bank reasonably acceptable to the Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Credit Documents.

“Canadian Economic Sanctions and Export Control Laws” shall mean any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures.

~~“Canadian FILO Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of, without duplication:~~

~~(a) the book value of Eligible Accounts of the Canadian Credit Parties multiplied by the advance rate of 92.5%; plus~~

~~(b) the lesser of (i) the Cost of Eligible Inventory of the Canadian Credit Parties multiplied by the advance rate of 75%, and (ii) the appraised NOLV Percentage of Eligible Inventory of the Canadian Credit Parties multiplied by the advance rate of 90%; plus~~

~~(c) 100% of Eligible Cash of the Canadian Credit Parties; minus~~

~~(d) any Reserves established from time to time by the Administrative Agent in accordance herewith~~.

~~“Canadian FILO Lender” shall mean any Lender under the Canadian FILO Subfacility.~~

~~“Canadian FILO Line Cap” shall mean an amount equal to the lesser of (a) the Canadian FILO Revolving Commitments and (b) the then applicable Canadian FILO Borrowing Base.~~

~~“Canadian FILO Loans” shall mean advances made to or at the instructions of a Canadian Borrower pursuant to Section 2.01 hereof under the Canadian FILO Subfacility.~~

~~“Canadian FILO Revolving Borrowing” shall mean a Borrowing comprised of Canadian FILO Loans.~~

~~“Canadian FILO Revolving Commitment” shall mean the commitment of the Canadian FILO Lenders under the Canadian FILO Subfacility to make Canadian FILO Loans hereunder. The aggregate amount of the Canadian FILO Revolving Commitments on the Amendment No. 5 Effective Date is $2,000,000.~~

~~“Canadian FILO Revolving Exposure” shall mean, with respect to any Canadian FILO Lender at any time, the aggregate principal amount at such time of all outstanding Canadian FILO Loans of such Lender.~~

~~“Canadian FILO Revolving Note” shall mean each revolving note relating to the Canadian FILO Subfacility substantially in the form of Exhibit B-1 hereto.~~

~~“Canadian FILO Subfacility” shall mean the Canadian FILO Revolving Commitments of the Lenders and the Loans pursuant to those Commitments in accordance with the terms hereof.~~

“Canadian Line Cap” shall mean an amount that is equal to the lesser of (a) the Canadian Revolving Commitments and (b) the then applicable Canadian Borrowing Base.

“Canadian Parent Borrower” shall mean Vertiv Canada ULC (f/k/a Cortes NP Canada ULC).

“Canadian Pension Event” shall mean solely with respect to a Canadian Defined Benefit Pension Plan (a) the termination by a Credit Party of such a Canadian Defined Benefit Pension Plan; or (b) the filing of a notice of intention to terminate in whole or in part such a Canadian Defined Benefit Pension Plan or the treatment of such a Canadian Defined Benefit Pension Plan amendment as a termination or partial termination; or (c) the issuance of an order or notice of intended decision by any Governmental Authority to terminate or have an administrator or like body appointed to administer such a Canadian Defined Benefit Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of an administrator to administer, any such Canadian Defined Benefit Pension Plan.

“Canadian Pension Plan” shall mean any registered pension plan as such term is defined under the Income Tax Act (Canada) that is administered or contributed to by a Credit Party for its employees or former employees.

“Canadian Prime Rate” shall mean, for any period, the rate per annum determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) ~~the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate~~from and after the Term CORRA Activation Date, the Adjusted Term CORRA Rate for an interest period of one month in effect from time to time, ~~as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day,~~ plus 1.00% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the ~~CDOR~~Adjusted Term CORRA Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or ~~CDOR~~the Adjusted Term CORRA Rate~~, respectively~~.

“Canadian Prime Rate Loans” shall mean any Loan denominated in Canadian Dollars made by the Lenders to the Borrowers which bears interest at a rate based on the Canadian Prime Rate.

“Canadian Priority Payables Reserve” shall mean, on any date of determination and only with respect to a Canadian Credit Party, reserves established by the Administrative Agent in its Permitted Discretion for amounts secured by any Liens, choate or inchoate, ranking or capable of ranking in priority senior to or pari passu with the Collateral Agent’s Liens on Canadian Collateral, including, without duplication, (i) amounts deemed to be held in trust, or held in trust, pursuant to applicable law, (ii) any such amounts due or which may become due for wages, salaries, commissions or compensation, including vacation pay, (iii) any such amounts for workers’ compensation, employment insurance, employee source deductions, employee income tax, sales tax, goods and services tax, value added tax, harmonized sales tax or similar taxes and all pension obligations and contributions (including in respect of any wind-up deficiency), and (iv) any similar statutory or other claims, that in each case referred to in clauses (i) through (iv) above are secured by Liens, choate or inchoate, ranking or capable of ranking in priority senior to or pari passu with the Collateral Agent’s Liens on Canadian Collateral.

“Canadian Protective Advance” shall have the meaning provided in Section 2.18.

“Canadian Revolving Borrowing” shall mean a Borrowing comprised of Canadian Revolving Loans.

“Canadian Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Canadian Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “Canadian Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its Canadian Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ Canadian Revolving Commitments on the Amendment No. ~~5~~8 Effective Date is $~~20,000,000~~15,000,000 .

“Canadian Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Canadian Revolving Loans of such Lender.

“Canadian Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the Canadian Subfacility.

“Canadian Revolving Note” shall mean each revolving note relating to the Canadian Subfacility substantially in the form of Exhibit B-1 hereto.

“Canadian Security Documents” shall mean the Initial Canadian Security Agreement, each Deposit Account Control Agreement and, after the execution and delivery thereof, each Additional Security Document, together with any other applicable security documents executed by the Canadian Credit Parties from time to time, such as a deed of hypothec and any other related documents as may be required to perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Creditors in the Province of Quebec.

“Canadian Subfacility” shall mean the Canadian Revolving Commitments of the Lenders and the Loans pursuant to those Commitments in accordance with the terms hereof.

“Canadian Subsidiary” shall mean any Subsidiary of the Lead Borrower that is incorporated, formed or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Borrowers” shall mean each Canadian Subsidiary that is or becomes a party to this Agreement as a Borrower after the Closing Date pursuant to Section 9.12 or otherwise.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by any Person other than a Credit Party or any of its Restricted Subsidiaries and for which no Credit Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (v) property, plant and equipment taken in settlement of accounts and (vi) expenditures made to restore, replace or rebuild property subject to any damage, loss, destruction or condemnation, to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any damage, loss, destruction or condemnation.

“Capital Requirements Directive” shall mean Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under U.S. GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

“Cash Collateral” shall have a meaning correlative to the definition of “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” shall mean (a) to pledge and deposit with or deliver to the Administrative Agent for deposit into the LC Collateral Account, for the benefit of the Administrative Agent, the Issuing Banks or the Swingline Lenders (as applicable) and the Lenders, cash as collateral for, or (b) to provide other credit support (including in the form of backstop letters of credit), in form and containing terms (including, to the extent not specifically set forth in this Agreement, the amount thereof) reasonably satisfactory to the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, for, in either case, the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require).

“Cash Equivalents” shall mean:

(i) U.S. Dollars, Canadian dollars, ~~Singapore Dollars,~~ Hong Kong Dollars, Australian Dollars, Pounds Sterling, Euros, CNH, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii) readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P (or an equivalent rating from Fitch);

(iii) marketable general obligations issued by (a) any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state or (b) Canada or any agency or instrumentality thereof that are guaranteed by the full faith and credit of Canada, and, in each case, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P (or an equivalent rating from Fitch);

(iv) securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government, the U.K. government or any agency or instrumentality of the U.K. government, any constituent nation of the U.K. or any agency or instrumentality thereof, any member of the European Union or any agency or instrumentality thereof, or the Canadian government or any agency or instrumentality thereof (provided that the full faith and credit of the United States, the U.K., such member, or Canada, as the case may be, is pledged in support of those securities), in such case having maturities of not more than 24 months from the date of acquisition;

(v) certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s (or an equivalent rating from Fitch);

(vi) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii) commercial paper having one of the two highest ratings obtainable from Moody’s, S&P or Fitch and, in each case, maturing within twenty-four months after the date of acquisition;

(viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition; and

(ix) Indebtedness or preferred stock issued by Person having a credit rating of at least A-2 (or the equivalent grade) by Moody’s or A by S&P (or an equivalent rating from Fitch), maturing within twenty-four months after the date of acquisition.

“Cash Management Services” shall mean any services provided from time to time to any Borrower or any of its Restricted Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

~~“CDOR Rate” shall mean, for the relevant Interest Period, the Canadian dollar offered rate (“CDOR”) which, in turn shall mean on any day the sum of (a) the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “CDOR Page” (or any display substituted therefore) of Reuters Monitor Money Rates Service Reuters Screen, or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion (the “CDOR Screen Rate”), at or about 10:15 a.m. Toronto Local Time on the first day of the applicable Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto Local Time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that (x) if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero and (y) if the CDOR Screen Rate is not available on the Reuters Screen CDOR Page on any particular day, then the Canadian dollar offered rate component of such rate on that day shall be calculated as the applicable Interpolated Rate as of such time on such day; or if such day is not a Business Day, then as so determined on the immediately preceding Business Day.~~

~~“CDOR Rate Loan” shall mean a Loan denominated in Canadian Dollars made by the Lenders to the Borrowers which bears interest at a rate based on the CDOR Rate.~~

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a Subsidiary of the Lead Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence after the Amendment No. ~~5~~8 Effective Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such applicable date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to occur if:

(a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act as in effect on the Amendment No.  ~~5~~8 Effective Date), but excluding (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any combination of Permitted Holders, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of Ultimate Parent and the Permitted Holder shall own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of Ultimate Parent;

(b) a “change of control” (or similar event) shall occur under (I) the Term Loan Credit Agreement, and (II) the definitive agreements pursuant to which any Refinancing Notes, Refinancing Term Loans or Indebtedness permitted under Section 10.04(xxvii) or (xxix) was issued or incurred, in each case of this subclause (II) with an aggregate outstanding principal amount in respect of such series of Refinancing Notes, Refinancing Term Loans or other Indebtedness in excess of the Threshold Amount;

(c) Ultimate Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of Holdings; or

(d) Holdings shall cease to own, directly or indirectly, (i) 100% of the Equity Interests of the Lead Borrower or (ii) 100% of the Equity Interests (other than directors’ qualifying shares in de minimis amounts) of the Irish Parent Borrower, the Hong Kong Parent Borrower, the Canadian Parent Borrower, the ~~French Parent Borrower, the~~ German Guarantor or the German Parent Borrower (except to the extent (x) any such Credit Party has been designated as an Unrestricted Subsidiary pursuant to Section 9.16, (y) any such Credit Party has been transferred or merged into another entity pursuant to Section 10.02, or (z) all outstanding Loans and Commitments of the Subfacility with respect to which such Credit Party’s assets are included in the Borrowing Base have been repaid and terminated in full).

Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Securities Exchange Act, no person or “group” shall be deemed to beneficially own Equity Interests to be acquired by such person or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.

“Chattel Paper” shall have the meaning provided in Article 9 of the UCC.

“CITA” shall mean the Income Tax Act (Canada), as amended from time to time.

“Class” (a) when used with respect to Lenders, refers to whether such Lender has a Loan, Protective Advance or Commitment with respect to the U.S. Subfacility, the ~~U.S. FILO Subfacility, the~~ Canadian ~~Subfacility, the Canadian FILO Subfacility, the French~~ Subfacility, the German Subfacility, the Asian Subfacility or the European Subfacility, (b) when used with respect to Commitments, refers to whether such Commitments are U.S. Revolving Commitments, the ~~U.S. FILO Revolving Commitments, the~~ Canadian Revolving Commitments, ~~the Canadian FILO Revolving Commitments, the French Revolving Commitments,~~ the German Revolving Commitments, the Asian Revolving Commitments or the European Revolving Commitments, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Loans under the U.S. Subfacility, Loans under the ~~U.S. FILO Subfacility, Loans under the~~ Canadian ~~Subfacility, Loans under the Canadian FILO Subfacility, Loans under the French~~ Subfacility, Loans under the German Subfacility, Loans under the Asian Subfacility or Loans under the European Subfacility or Protective Advances under the U.S. Subfacility, the ~~U.S. FILO Subfacility, the~~ Canadian ~~Subfacility, the Canadian FILO Subfacility, the French~~ Subfacility, the German Subfacility, the Asian Subfacility or the European Subfacility.

“Closing Date” shall mean November 30, 2016.

“CNH” means offshore Renminbi deliverable in Hong Kong.

“CNH HIBOR Loan” shall mean a Loan denominated in CNH made by the Lenders to the Borrowers which bears interest at a rate based on the CNH HIBOR Rate.

“CNH HIBOR Rate” means, in relation to any Loan in CNH, the Hong Kong interbank offered rate administered by the Treasury Markets Association (or any other person which takes over the administration of that rate) for CNH and period displayed on page CNHHIBORFIX of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), as of 11:00 a.m. Hong Kong Local Time, two Business Days before the first day of the applicable Interest Period (“CNH HIBOR Screen Rate”); provided that (x) if no CNH HIBOR Screen Rate is available for the Interest Period of that Loan, the Interpolated Rate for that Loan shall be used, (y) if no CNH HIBOR Screen Rate is available for the currency of that Loan and it is not possible to calculate an Interpolated Rate for that Loan, then, unless and until the Administrative Agent and the applicable Borrower shall mutually agree upon a substitute rate, then the Hong Kong interbank offered rate component of such rate on that day shall be calculated as (i) if available, the CNH HIBOR Screen Rate for the immediately preceding Business Day, adjusted to take into account such factors as the Administrative Agent may, in its absolute discretion, consider necessary and (ii) if the CNH HIBOR Screen Rate referred to in clause (i) is unavailable, the cost to the Administrative Agent of funding the relevant Loan from whatever source it may reasonably select and (z) if any such CNH HIBOR Screen Rate or Interpolated Rate is below zero, CNH HIBOR will be deemed to be zero.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Code of Banking Practice (Australia)” shall mean the Code of Banking Practice published by the Australian Bankers’ Association.

“Collateral” shall mean, collectively, the U.S. Collateral and the Foreign Collateral.

“Collateral Agents” shall mean, collectively, the U.S. Collateral Agent, the European Collateral Agent, the ~~French Collateral Agent, the~~ German Collateral Agent, the Asian Collateral Agent and the Australian Collateral Agent.

“Collection Accounts” ~~has~~shall have the meaning ~~given to that term~~provided in Section 9.17(e)(i).

“Collections” ~~has~~shall have the meaning ~~given to that term~~provided in Section 9.17(e)(i).

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, LC Commitment or Swingline Commitment, or any Extended Revolving Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate of the Responsible Officer of the Lead Borrower substantially in the form of Exhibit J hereto.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with U.S. GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, Consolidated Net Income of such Person for such period; plus (without duplication):

(i) provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, franchise taxes and foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(ii) Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(iii) the sum of (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capitalized Lease Obligations, and the net of the effect of all payments made or received pursuant to Swap Contracts (but excluding any non-cash interest expense attributable to the mark-to-market valuation of Swap Contracts or other derivatives pursuant to U.S. GAAP) and excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, including any expensing of bridge or commitment fees and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Borrower’s outstanding Indebtedness; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (c) all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with U.S. GAAP; minus (d) the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent that the foregoing were deducted or included, in the case of clause (d), in computing such Consolidated Net Income; plus

(iv) any other non-cash losses, charges and expenses of such Person and its Restricted Subsidiaries (including write-offs and write-downs) for such period, to the extent that such non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future period, (i) such Person may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated; provided that the aggregate amount of such non-cash charges not so added back in such period shall not exceed, when aggregated with amounts not added back pursuant to the proviso at the end of this definition and the proviso at the end of the definition of “Consolidated Net Income,” $10,000,000 and (ii) to the extent such Person does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(v) any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(vi) (a) the Specified Permitted Adjustments and (b) any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, expenses attributable to the implementation of such cost savings initiatives and costs and expenses related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income) and in the case of this clause (b), subject to the Cost Savings Cap; plus

(vii) losses in respect of post-retirement benefits of such Person and its Restricted Subsidiaries, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(viii) the amount of fees, indemnities and expenses incurred or reimbursed by such Person and its Restricted Subsidiaries pursuant to Sections 10.06(v) and 10.06(vii) hereunder; plus

(ix) any proceeds from business interruption insurance received by such Person and its Restricted Subsidiaries during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(x) [reserved]; plus

(xi) any contingent or deferred payments (including, without limitation, earn-out payments, noncompete payments and consulting payments) incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period; plus

(xii) [reserved]; minus

(xiii) any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly-Owned Restricted Subsidiary of such Person; minus

(xiv) the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(xv) any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(xvi) non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, provided, that the Lead Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (i) through (xvi) above if any such item individually is less than $2,000,000 in any fiscal quarter; provided, further that the aggregate amount of such items not added back in such period shall not exceed, when aggregated with amounts not added back pursuant to clause (iv)(i) of this definition and pursuant to the proviso in the last paragraph of the definition of “Consolidated Net Income,” $10,000,000.

“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for such Test Period, minus (x) Capital Expenditures of the Lead Borrower and its Restricted Subsidiaries paid in cash (excluding the proceeds of any Indebtedness (other than Indebtedness hereunder)) for such Test Period, (y) the amount of cash payments made during such Test Period (net of cash refunds received during such period) by the Lead Borrower and its Restricted

Subsidiaries in respect of federal, state, local and foreign income taxes during such Test Period and (z) Dividends permitted by Section 10.03(xiii) or (xv) paid in cash for such period to (b) Consolidated Fixed Charges for such Test Period, calculated on a Pro Forma Basis.

“Consolidated Fixed Charges” shall mean, with respect to any period, for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Consolidated Interest Charges for such period to the extent paid in cash (or accrued and payable on a current basis in cash) and (b) the aggregate amount of scheduled amortization payments of principal made during such period in respect of long-term Consolidated Indebtedness.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Capitalized Lease Obligations of the Lead Borrower and its Restricted Subsidiaries, (ii) all Indebtedness of the Lead Borrower and its Restricted Subsidiaries of the type described in clause (i)(A) of the definition of “Indebtedness” and (iii) all Contingent Obligations of the Lead Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with U.S. GAAP and calculated on a Pro Forma Basis; provided that Consolidated Indebtedness shall not include Indebtedness in respect of any Refinancing Notes or Permitted Notes that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.07(a).

“Consolidated Interest Charges” shall mean, with respect to any period, for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis, all cash interest, premium payments, debt discount, charges and related fees and expenses, net of interest income, of the Lead Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with U.S. GAAP, excluding (a) up-front or financing fees (including, without limitation, bridge or commitment fees), transaction costs, commissions, expenses, premiums or charges, (b) costs associated with obtaining, or breakage costs in respect of, swap or hedging agreements and (c) amortization or write-off of deferred financing costs.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that:

(i) any after-tax effect of all extraordinary (as determined in accordance with U.S. GAAP prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items), nonrecurring or unusual gains or losses or income or expenses (including related to the Amendment No. 5 Transactions) or any restructuring charges or reserves, including, without limitation, any expenses or charges related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non- cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

(ii) any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any equity issuance, Investment, acquisition, disposition, recapitalization or incurrence or repayment of, or amendment or waiver of the operative documents with respect to, Indebtedness permitted under this Agreement, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Amendment No. 5 Transactions), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness or other derivative instruments, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(iii) the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(iv) the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly-Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;

(v) [reserved];

(vi) the cumulative effect of any change in accounting principles will be excluded;

(vii) (a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Lead Borrower or a Restricted Subsidiary of the Lead Borrower, will be excluded;

(viii) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of U.S. GAAP and the amortization of intangibles arising from the application of U.S. GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(ix) any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

(x) any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting in connection with the Amendment No. 5 Transactions or any other acquisition prior to or following the Closing Date will be excluded;

(xi) an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(xii) unrealized gains and losses relating to foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of U.S. GAAP, including pursuant to ASC 830, Foreign Currency Matters, (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(xiii) any net gain or loss from obligations under Swap Contracts or in connection with the early extinguishment of Indebtedness or obligations under Swap Contracts (including of ASC 815, Derivatives and Hedging) will be excluded;

(xiv) the amount of any restructuring, business optimization, acquisition and integration costs and charges (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, recruiting and signing bonuses and expenses, contract termination costs, including future lease commitments, costs related to the start-up (including entry into new market/channels and new service offerings), preopening, opening, closure or relocation, reconfiguration or consolidation of facilities and costs to relocate employees, systems, facilities or equipment conversion costs, consulting fees, costs associated with tax projects and audits) or other fees related to any of the foregoing (including any such costs, charges and fees incurred in connection with the Amendment No. 5 Transactions) will be excluded; and

(xv) accruals and reserves that are established or adjusted within 18 months after the Amendment No. 5 Effective Date that are so required to be established as a result of the Amendment No. 5 Transactions in accordance with U.S. GAAP will be excluded;

(xvi) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(xvii) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(xviii) cash dividends or returns of capital from Investments in Persons other than the Lead Borrower and the Restricted Subsidiaries (such return of capital limited to gains on dispositions of Investments), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Amendment No.  ~~5~~8 Effective Date will be included;

provided, that the Lead Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (i) through (xviii) above if any such item individually is less than $2,000,000 in any fiscal quarter; provided, further that the aggregate amount of such adjustments pursuant to this proviso, clause (iv)(i) of the definition of “Consolidated EBTIDA” and the proviso set forth in the last paragraph of the definition of “Consolidated EBITDA” not included in any such fiscal quarter shall not in the aggregate exceed $10,000,000.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Net Leverage Ratio” shall mean, at any time, the ratio of (x) Consolidated Indebtedness at such time, less the aggregate amount of (a) unrestricted cash and Cash Equivalents and (b) cash and Cash Equivalents restricted solely in favor of or pursuant to the Term Loan Credit Agreement and the credit documents related thereto, any Credit Document, any Permitted Pari Passu Notes Documents, any Permitted Pari Passu Loan Documents, any Refinancing Note Documents or Refinancing Term Loan Documents in respect of Refinancing Notes or Refinancing Term Loans that rank pari passu with the Term Loans (as defined in the Term Loan Credit Agreement) and any Permitted Junior Debt Documents (to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis) to (y) Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the Test Period then most recently ended. If the Consolidated Total Net Leverage Ratio is being determined for a given Test Period, Consolidated Indebtedness shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such Test Period.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contribution Indebtedness” shall mean Indebtedness of the Lead Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not greater than 100% of the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Stock and contributions by the Lead Borrower or any Restricted Subsidiary) made to the capital of the Lead Borrower or such Restricted Subsidiary after the Amendment No. ~~5~~8 Effective Date (whether through the issuance or sale of capital stock or otherwise), in each case, to the extent not otherwise applied to any other basket or exception under this Agreement; provided that the maturity date of such Contribution Indebtedness is no earlier than the Latest Maturity Date as of the date such Contribution Indebtedness was incurred.

“Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under s38 or s47 of the United Kingdom’s Pensions Act 2004.

“Corporations Act” shall mean the Corporations Act 2001 (Cth) of Australia.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“Cost” shall mean, as reasonably determined by the Administrative Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a specific identification or first in first out basis or (b) market value, provided that for purposes of the calculation of Borrowing Base, the cost of Inventory shall not include (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower, or (B) write ups or write downs in cost with respect to currency exchange rates.

“Cost Savings Cap” shall have the meaning provided to such term in the definition of “Pro Forma Cost Savings.”

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning provided in Section 13.28.

“Credit Documents” shall mean this Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8 and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Guaranty Agreement, each

Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement, each Incremental Revolving Commitment Agreement and each Extension Amendment (and each joinder to such Credit Document).

“Credit Event” shall mean the making of any Loan.

“Credit Extension” shall mean, as the context may require, (i) a Credit Event or (ii) the issuance, amendment, extension or renewal of any Letter of Credit by any Issuing Bank; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.

“Credit Party” shall mean Holdings, the Borrowers and each Subsidiary Guarantor.

“Crew Transactions” shall have the meaning provided in Amendment No. 4.

“Crew Transactions Closing Date” shall mean the date of consummation of the Mergers (as defined in the Crew Acquisition Agreement (as defined in Amendment No. 4)) pursuant to the Crew Acquisition Agreement.

“Daily Simple RFR” shall mean, for any day (an “RFR Interest Day”), (i) an interest rate per annum equal to SONIA for the day that is 5 Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day or (ii) with respect to any other Alternative Currency that becomes an Alternative Currency following the Closing Date, such reference rate for loans or deposits in such currency as the Administrative Agent, the Borrowers and the Lenders shall agree; provided that if the Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, administration, examinership, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, rescue process, appointment of examiner or process advisor or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect including any proceeding under corporate law or other law of any jurisdiction whereby a corporation seeks a stay or a compromise of the claims of its creditors against it and each of the United Kingdom’s Insolvency Act 1986, Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, the United Kingdom’s Companies Act 2006, the Irish Companies Act, Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) (Hong Kong), Companies (Winding Up) Rules (Chapter 32H of the Laws of Hong Kong), Bankruptcy Ordinance (Chapter 6 of the Laws of Hong Kong), the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the ~~Bankruptcy Act, Chapter 20 of Singapore, the~~ Companies Act, ~~Chapter 50~~ 1967 of Singapore, the Insolvency, Restructuring and Dissolution Act 2018 of Singapore ~~(No. 40 of 2018)~~ and the Corporations Act, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction ~~(including, in respect of a French Credit Party, Book VI of the French Commercial Code as amended)~~ and including, in respect of a German Credit Party, the German Insolvency Code (Insolvenzordnung).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two

Business Days of the date when due, (b) has notified the Lead Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has other than via an Undisclosed Administration, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Lead Borrower and each other Lender promptly following such determination. Notwithstanding the foregoing, ~~(x) in no event shall a Lender providing any French Revolving Loans or LC Credit Extensions for the account or benefit of any French Subsidiary be deemed a Defaulting Lender as a result of its inability to fund any portion of such Loans or LC Credit Extensions, as required to be funded by it, as a result of a Change in Law or circumstances, following the Closing Date, that causes it to cease to be a French Authorized Lender or French Authorized Issuing Bank, as applicable and (y)~~ in no event shall a Lender providing any LC Credit Extensions for the account or benefit of any Irish Subsidiary be deemed a Defaulting Lender as a result of its inability to fund any portion of such LC Credit Extensions, as required to be funded by it, as a result of any Change in Law or circumstances, following the Closing Date, that causes it to cease to be an Irish Authorized LC Issuer.

“Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC, and shall include the meaning given to the term “Deposit Accounts” in any Non-U.S. Security Agreement.

“Deposit Account Control Agreement” shall mean a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Account) for any Credit Party, in each case as required by and in accordance with the terms of Section 9.17 (or any similar agreements, documentation or requirement necessary, as determined by the Administrative Agent in its Permitted Discretion, to perfect the security interest of any Collateral Agent or effect control over the relevant Deposit Accounts).

“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by the Lead Borrower or one of its Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non- cash Consideration.

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Credit Parties.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.

“Dilution Reserve” shall mean, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts.

“Disqualified Lender” shall mean (a) competitors of Ultimate Parent, the Lead Borrower and its Subsidiaries, and any person controlling or controlled by any such competitor, in each case identified in writing by the Lead Borrower (or its counsel) to the Administrative Agent at any time (at any time when JPMCB is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com), (b) institutions previously designated in writing by the Lead Borrower to the Administrative Agent prior to the Amendment No.  ~~5~~8 Effective Date by notice to the Administrative Agent and (c) any affiliates of any such competitors, controlling or controlled persons or institutions reasonably identifiable as affiliates solely on the basis of their names (other than bona fide fixed income investors or debt funds that are affiliates of competitors described in clause (a) above but not of institutions described in clause (b) above) or identified by the Lead Borrower (or its counsel) in writing to the Administrative Agent at any time (at any time when JPMCB is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com) (it being understood that any update pursuant to clause (a) or clause (c) above shall not become effective until the third Business Day following the Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively or to any entity that is party to a pending trade as of the date of such notice).

“Disqualified Stock” shall mean, with respect to any Person, any capital stock of such Person other than common Equity Interests or Qualified Preferred Stock of such Person.

“Distribution Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would result from such action, (ii) (a) Global Availability on a Pro Forma Basis immediately after giving effect to such action would be at least the greater of (x) 15.0% of the Line Cap and (y) $~~50,000,000~~65,000,000 and (b) over the 30 consecutive days prior to consummation of such action, Global Availability averaged no less than the greater of (x) 15.0% of the Line Cap and (y) $~~50,000,000~~65,000,000, on a Pro Forma Basis for such action and (iii) if (a) Global Availability on a Pro Forma Basis immediately after giving effect to such action is less than 25% of the Aggregate Commitments or (b) over the 30 consecutive days prior to consummation of such action, Global Availability averaged less than 25% of the Aggregate Commitments on a Pro Forma Basis for such action, the Consolidated Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis for such action.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or made in respect of its Equity Interests or caused to be made any other payment or delivery of property (other than common Equity Interests of such Person) to its stockholders, partners or members as such in respect of its Equity Interests, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).

“Documentation Agent” shall mean, (x) prior to the Amendment No. 5 Effective Date, Wells Fargo Bank, National Association, PNC Capital Markets LLC, ING Capital LLC, Deutsche Bank Securities Inc., Citibank, N.A., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., in their capacities as co-documentation agents under this Agreement ~~and~~, (y) upon and following the Amendment No. 5 Effective Date, Deutsche Bank Securities Inc., in its capacity as documentation agent under this Agreement and (y) upon and following the Amendment No. 8 Effective Date, PNC Bank, National Association and Deutsche Bank AG New York Branch, in their capacities as documentation agents under this Agreement.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency (or, with respect to Section 1.03(b), any other relevant currency), the equivalent amount thereof in U.S. Dollars as determined by the

Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Alternative Currency (or, with respect to Section 1.03(b), such other relevant currency).

“Dominion Account” shall mean, collectively, the U.S. Dominion Account and the Canadian Dominion Account.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Revolving Loans or other Indebtedness, the effective yield on such Revolving Loans or other Indebtedness as mutually determined by the Administrative Agent and the Lead Borrower in good faith, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Loans or other Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to lenders providing such Loans or other Indebtedness, but excluding any arrangement, structuring, commitment, underwriting, ticking or other fees payable in connection therewith that are not generally shared with the relevant lenders and customary consent fees paid generally to consenting lenders. Each mutual determination of the “Effective Yield” by the Administrative Agent and the Lead Borrower shall be conclusive and binding on all Lenders absent manifest error.

“Eligible Accounts” shall mean, on any date of determination of the Borrowing Base, all of the Accounts owned by all applicable Credit Parties and reflected in the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria with respect to Eligible Accounts and to adjust the advance rates, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders or Required Lenders, as the case may be, in the case of adjustments, new criteria or increases in advance rates which have the effect of making more credit available than would have been available if the standards in effect on the Closing Date had continued to be in effect. Eligible Accounts shall not include any of the following Accounts:

(i) any Account in which the applicable Collateral Agent, on behalf of the Secured Creditors, does not have a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) perfected (to the extent applicable) Lien;

(ii) any Account that is not owned by a Credit Party;

(iii) any Account due from an Account Debtor that is not domiciled in the United States, Canada, France, Germany, any Eligible Asian Jurisdiction or any Eligible European Jurisdiction and (if not a natural person) organized or incorporated under the laws of the United States, Canada, France, Germany, any Eligible Asian Jurisdiction or any Eligible European Jurisdiction, unless, in each case, such Account is backed by credit insurance satisfactory to the Administrative Agent or a letter of credit acceptable to the Administrative Agent which is in the possession of, is directly drawable by the Administrative Agent and, with respect to which the Administrative Agent has “control” as defined in Section 9-107 of the UCC;

provided that up to $5,000,000 of Accounts may be included in the Aggregate Borrowing Base notwithstanding this clause (iii); provided further that Accounts owing from large multinational corporations including but not limited to Dell, Shell and British Petroleum reasonably acceptable to the Administrative Agent in its Permitted Discretion may be included in the Borrowing Base notwithstanding this clause (iii);

(iv) any Account that is payable in any currency other than U.S. Dollars or (a) with respect to the Canadian Subfacility ~~or Canadian FILO Subfacility~~, Canadian Dollars, (b) ~~with respect to the French Subfacility, Euros~~[reserved], (c) with respect to the German Subfacility, Euros, (d) with respect to the Asian Subfacility, Hong Kong Dollars, ~~Singapore Dollars,~~ CNH or Australian Dollars or (e) with respect to the European Subfacility, Pounds Sterling or Euros;

(v) any Account that does not arise from the sale of goods or the performance of services by such Borrower in the ordinary course of its business;

(vi) any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;

(vii) any Account (A) as to which a Credit Party’s right to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied (other than Accounts consisting of retainage on long-term contracts where the remaining services under such contract are solely to be rendered by third parties who are not in violation of the terms of such contract), (B) as to which a Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial, administrative or arbitration process, (C) that represents a progress or milestone billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Credit Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, or (D) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional except that Accounts arising from sales which are on a cash-on-delivery basis (to the extent such cash-on-delivery is in the ordinary course of business) shall not be deemed ineligible pursuant to this definition until 14 days after the shipment of the goods relating thereto;

(viii) to the extent that any defense, counterclaim or dispute arises, or any accrued rebate or sales commission payable exists or is owed, or the Account is, or is reasonably likely to become, subject to any right of recoupment, chargeback or set-off by the Account Debtor, for customer deposits or otherwise, to the extent of the amount of such rebate, sales commission, recoupment, chargeback or set-off, it being understood that the remaining balance of the Account shall be eligible;

(ix) any Account that is subject to any netting or similar arrangement, including, with respect to German law governed Accounts, current account arrangements (Kontokorrentabreden);

(x) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(xi) any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Administrative Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the Credit Parties or that represents a partial payment on a delivered invoice;

(xii) any Account that arises from a sale to any director, officer, other employee or Affiliate of a Credit Party (other than any portfolio company of the Sponsor to the extent such Account is on terms and conditions not less favorable to the applicable Credit Party as would reasonably be obtained by such Credit Party at that time in a comparable arm’s-length transaction with a Person other than a portfolio company of the Sponsor);

(xiii) any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default at any time upon the occurrence of any of the following: (A) when such Account is not paid more than 120 days after the date of the original invoice therefor (~~or, in respect of the French Borrower, more than the maximum payment terms authorized under the French Commercial Code) (~~except that up to $10,000,000 of Accounts in the aggregate may be included in the Aggregate Borrowing Base notwithstanding this clause (xiii)(A), solely to the extent such Accounts represent retainage per the underlying contract); provided further that, in calculating such delinquent portions of Accounts credit balances will be excluded, (B) such Account has dated terms of more than 120 days from the invoice date ~~(or, in respect of the French Borrower, more than the maximum payment terms authorized under the French Commercial Code),~~ or (C) such Account has been written off the books of the Credit Parties or otherwise designated as uncollectible or has been sent to a collection agency;

(xiv) any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar Equivalent of all Accounts owing by such Account Debtor are ineligible under the criteria set forth in clause (xiii) above;

(xv) except as otherwise agreed by the Administrative Agent, any Account as to which any of the representations or warranties pertaining to Accounts set forth in the Credit Documents are untrue in any material respect (to the extent such materiality relates to the amount owing on such Account);

(xvi) any Account which is evidenced by a judgment, Instrument (as defined in the applicable Security Document) or Chattel Paper (as defined in the applicable Security Document) and such Instrument or Chattel Paper is not pledged and delivered to the Administrative Agent under the Security Documents;

(xvii) any Account on which the Account Debtor is a Governmental Authority, unless the applicable Credit Party has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a U.S. federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers to the extent required under such law for a valid assignment of such Account; provided that, notwithstanding the foregoing clause, unless a Liquidity Event has occurred and is continuing, Accounts on which the Account Debtor is a Governmental Authority may be included in the Aggregate Borrowing Base without any such assignment in an aggregate amount not to exceed 10% of the Aggregate Borrowing Base;

(xviii) any Account arising on account of a supplier rebate, unless the Credit Parties have received a waiver of offset from the supplier in form and substance reasonably satisfactory to the Administrative Agent;

(xix) any Account which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Credit Parties exceeds, in the case of (i) an Account Debtor with an Investment Grade Rating, 20% of the aggregate Eligible Accounts of all Credit Parties, (ii) in the case of an Account Debtor that does not have an Investment Grade Rating, 15% of the aggregate Eligible Accounts of all Credit Parties and (iii) in the case of an Account Debtor listed on Schedule 1.01(A), the percentage set forth on such schedule opposite such Account Debtor’s name (which Schedule 1.01(A) may be updated from time to time solely with the consent of the Administrative Agent) of the aggregate Eligible Accounts of all Credit Parties;

(xx) any Account which the goods giving rise to such Account have not been shipped to the Account Debtor (or which is accounted for as deferred revenue following the shipment thereof until the risk of loss has passed to the Account Debtor) or for which the services giving rise to such Account have not been performed by such Credit Party;

(xxi) any Account which is owing in respect of interest and late charges or fees in respect of Indebtedness;

(xxii) any Account which is acquired by a Credit Party after the Closing Date in an acquisition or other bulk purchase of assets (other than from another Credit Party) and would constitute, taken together with all other assets acquired in such acquisition or bulk purchase after the Closing Date and to become eligible pursuant to this clause (xxii) or clause (xii) of the definition of “Eligible Inventory,” more than 25% of the Aggregate Borrowing Base, unless and until such time as the Administrative Agent shall have received or conducted a field examination, from an examiner reasonably satisfactory to the Administrative Agent, of such Accounts acquired in such acquisition or other bulk purchase of assets and such other customary due diligence as the Administrative Agent may reasonably require in its Permitted Discretion in order to determine the appropriate Reserves against such Accounts, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent;

(xxiii) any Account as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than the United States, any state thereof, the District of Columbia, Canada or any province thereof or, (A) in the case of the Asian Borrowing Base only, any Eligible Asian Jurisdiction (B) ~~in the case of each French Borrowing Base only, any Eligible European Jurisdiction,~~[reserved], (C) in the case of each German Borrowing Base only, any Eligible European Jurisdiction, and (D) in the case of the European Borrowing Base only, any Eligible European Jurisdiction; in each case, other than as reasonably agreed by the Administrative Agent;

(xxiv) any Account which is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would, under the local governing law of the contract creating such Account, have the effect of restricting the assignment for or by way of security or the creation of security over such Account generally, in each case unless the Administrative Agent has determined that such limitation is not enforceable. Each Credit Party shall use its reasonable endeavours to remove any such restrictions from the underlying contracts evidencing its Accounts or to obtain consents to the granting of security over the Accounts from the relevant Account Debtors;

(xxv) any Account which is excluded from the scope of any Security Document by virtue of the definition of “Excluded Collateral” (or equivalent terminology in any such Security Document);

(xxvi) ~~with respect to any French Borrower, (A) any Account that is owed by an Account Debtor which is a consumer (consommateur) within the meaning of the French Consumer Code, (B) any Account that is not a professional receivable (créance professionnelle) within the meaning of the French Monetary and Financial Code or (C) any Account that is not an Account evidenced by any promissory note, bill of exchange (including lettre de change or billet à ordre), chattel paper or instrument (unless endorsed in favor of the Administrative Agent);~~[reserved];

(xxvii) any Account that is accounted for as deferred revenue, including Accounts arising under extended warranty contracts;

(xxviii) any Account arising under a contract for which a Credit Party has posted a performance bond, up to the bond amount;

(xxix) any Account that is represented in the accounting of any Credit Party as unapplied cash, unreconciled difference, debit memos or credit memos, customer returns, adjustments or customer reserves; or

(xxx) any Account due from an Account Debtor that is a Sanctioned Person.

“Eligible Asian Jurisdiction” shall mean each of Australia, Hong Kong, Singapore, and New Zealand, provided that the Administrative Agent may, in its Permitted Discretion, remove one or more of the countries comprising the Eligible Asian Jurisdictions and subsequently add one or more countries back as Eligible Asian Jurisdictions.

“Eligible Cash” shall mean, with respect to any Person, cash of such Person that is on deposit in a Deposit Account that is subject to a Deposit Account Control Agreement in favor of any Collateral Agent; provided that if the subject account is held at an institution other than the Administrative Agent or its affiliates, at any time that either (i) the Aggregate Exposures exceed the Aggregate Borrowing Base (without giving regard to any cash included in the Borrowing Base) or (ii) the Payment Conditions are tested, the applicable Collateral Agent reserves the right to verify the balance of such account on a daily basis.

“Eligible European Jurisdiction” shall mean each of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Ireland, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and England and Wales, provided that the Administrative Agent may, in its Permitted Discretion, remove one or more of the countries comprising the Eligible European Jurisdictions and subsequently add one or more countries back as Eligible European Jurisdictions

“Eligible In-Transit Inventory” shall mean Inventory owned by a U.S. Credit Party or a Canadian Credit Party that would meet all of the criteria of “Eligible Inventory” if it were not in transit (solely to a location in the U.S. or Canada that would otherwise be acceptable pursuant to the other clauses of this definition). In addition, no Inventory shall be Eligible In-Transit Inventory unless (a) it is subject to a negotiable document of title, showing the Administrative Agent (or, with the consent of the Administrative Agent in its Permitted Discretion, the applicable Credit Party) as consignee and the Administrative Agent has control over such documents of title (including by delivery of customs broker or freight forwarder agreements in a form and substance reasonably acceptable to the Administrative Agent); (b) such Inventory is insured in accordance with the provisions of this Agreement and the other Credit Documents, including, without limitation, to the extent applicable, marine cargo insurance; (c) such Inventory has been identified to the applicable sales contract and title has passed to the applicable Credit Party; (d) such Inventory is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory; (e) such Inventory is shipped by a common carrier that is not affiliated with the vendor and has not been acquired from a Person that is (x) currently the subject or target of any Sanctions or (y) a Sanctioned Person, and (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered a customary lien waiver.

“Eligible Inventory” shall mean, subject to adjustment as set forth below, items of Inventory of any applicable Credit Party held for sale in the ordinary course. Eligible Inventory shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria with respect to Eligible Inventory and to adjust advance rates, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders or Required Lenders, as the case may be, in the case of adjustments, new criteria or increases in the advance rates which have the effect of making more credit available than would have been available if the standards in effect on the Closing Date had continued to be in effect. Eligible Inventory shall not include any Inventory of the Credit Parties that:

(i) is not solely owned by a Credit Party, or is leased by or is on consignment to a Credit Party, or the Credit Parties do not have title thereto;

(ii) the applicable Collateral Agent, on behalf of the Secured Creditors, does not have a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) perfected (to the extent applicable) Lien (such Lien being governed by the laws of the jurisdiction in which the Inventory in question is located) and, with respect to Inventory owned by any Credit Party other than a U.S. Credit

Party or Canadian Credit Party, the applicable Additional Inventory Security Actions have not been completed;

(iii) (A) is stored at a location leased by a Credit Party unless (x) the Administrative Agent has given its prior consent thereto, (y) a reasonably satisfactory Landlord Lien Waiver and Access Agreement has been delivered to the Administrative Agent, or (z) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, or (B) is stored with a bailee or warehouseman unless either (x) a reasonably satisfactory acknowledged bailee waiver letter has been received by the Administrative Agent, or (y) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, it being understood that in each case, during the 120-day period immediately following the Closing Date, such location or warehouse need not be subject to a Landlord Lien Waiver and Access Agreement or bailee waiver letter, and the lack thereof shall not otherwise deem the applicable Inventory to be ineligible;

(iv) (A) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to the Administrative Agent is in place with respect to such Inventory or (B) is in transit (except Eligible In-Transit Inventory) between locations leased, owned or occupied by a Credit Party within the same jurisdiction;

(v) is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of landlords, carriers, bailees and warehousemen if clause (iii) has been complied with;

(vi) is unsalable, shopworn, seconds, damaged, obsolete, distressed, has been written off or is unfit for sale, in each case, as determined in the ordinary course of business by the Credit Parties;

(vii) consists of display items or packing or shipping materials or manufacturing supplies;

(viii) is not of a type generally held for sale in the ordinary course of the Credit Parties’, as applicable, business;

(ix) except as otherwise agreed by the Administrative Agent, does not conform in all material respects to the representations or warranties pertaining to Inventory set forth in the Credit Documents;

(x) is subject to any licensing arrangement or any other Intellectual Property or other proprietary rights of any Person, the effect of which would be to limit the ability of the Administrative Agent, or any Person selling the Inventory on behalf of the Administrative Agent, to sell such Inventory in enforcement of the Administrative Agent’s Liens without further consent or payment to the licensor or such other Person (unless such consent has then been obtained);

(xi) is not covered by casualty insurance maintained as required by Section 9.03;

(xii) is acquired by a Credit Party after the Closing Date in an acquisition or other bulk purchase of assets (other than from another Credit Party) and would constitute, taken together with all other assets acquired in such acquisition or bulk purchase after the Closing Date and to become eligible pursuant to this clause (xii) or clause (xxii) of the definition of “Eligible Accounts,” more than 25% of the Aggregate Borrowing Base, unless and until such time as the Administrative Agent shall have received or conducted an appraisal, from an appraiser reasonably satisfactory to the Administrative Agent, of such Inventory acquired in such acquisition or other bulk purchase of assets and such other customary due diligence as the Administrative Agent may reasonably require in its Permitted Discretion order to determine the appropriate Reserves against such Inventory, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent;

(xiii) which is located at any location where the aggregate value of all Eligible Inventory of the Credit Parties at such location is less than $100,000;

(xiv) is Inventory of another type deemed ineligible per the initial inventory appraisal;

(xv) is Inventory in relation to which (i) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof, or (ii) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof; provided that Inventory which may be subject to any rights of retention of title shall not be excluded from Eligible Inventory solely pursuant to this sub-paragraph (xv) in the event that (A) the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior, or upon the delivery of, such Inventory to the relevant Credit Party or (B) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory;

(xvi) is stored at a location not in (a) (x) the United States or Canada, in the case of the U.S. Borrowing Base~~, U.S. FILO Borrowing Base, Canadian Borrowing Base~~ or Canadian ~~FILO~~ Borrowing Base or (y) Mexico in an amount not to exceed 5% of the Aggregate Borrowing Base, in the case of the U.S. Borrowing Base ~~or U.S. FILO Borrowing Base~~, (b) an Additional Inventory Asian Jurisdiction, in the case of the Asian Borrowing Base, (c) an Additional Inventory European Jurisdiction, in the case of the European Borrowing Base, (d) ~~France, in the case of any French Borrowing Base~~[reserved], or (e) Germany, in the case of any German Borrowing Base;

(xvii) consists of service vans or other items of Inventory held in service vans for use by technicians at project sites;

(xviii) has been returned by a customer or is in the process of being reworked or retooled;

(xix) comprises Tooling Materials;

(xx) is held for use by an outside processor or subcontractor;

(xxi) is of a type generally sold and delivered by the Credit Parties on a “drop-ship” basis;

(xxii) has increased value due to favorable capitalized variance adjustments (but only to the extent of such increase);

(xxiii) that is represented in the accounting of any Credit Party as inventory adjustment, variance, reclassification, warranty reserve, write-off, inventory valuation or unreconciled difference; or

(xxiv) has been acquired from any Sanctioned Person.

“Eligible Transferee” shall mean and include any existing Lender, any Approved Fund or any commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (i) any natural person, (ii) any Disqualified Lender and (iii) Holdings, each Borrower and their respective Subsidiaries and Affiliates.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings arising under or pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.

“Environmental Law” shall mean any federal, state, provincial, national, supranational, foreign or local statute, law, rule, regulation, ordinance, code, binding guideline and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, occupational health or Hazardous Materials, including, without limitation, any state, provincial and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Financing” shall have the meaning provided in Section 6A.05(b).

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any successor Section thereof.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Lead Borrower or a Restricted Subsidiary of the Lead Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and solely with respect to Section 412 of the Code, Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by the Lead Borrower, a Restricted Subsidiary of the Lead Borrower, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of the Lead Borrower, a Restricted Subsidiary of the Lead Borrower, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the receipt by the Lead Borrower, a Restricted Subsidiary of the Lead Borrower, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (g) the receipt by the Lead Borrower, a Restricted Subsidiary of the Lead Borrower, or an ERISA Affiliate of any written notice concerning statutory liability arising from the withdrawal or partial withdrawal of the Lead Borrower, a Restricted Subsidiary of the Lead Borrower, or an ERISA Affiliate from a Multiemployer Plan or a written determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which the Lead Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Lead Borrower or any Restricted Subsidiary could reasonably be expected to have liability, (i) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (j) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (k) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4)

of ERISA or Section 430(i)(4) of the Code), (l) the receipt by the Lead Borrower, a Restricted Subsidiary of the Lead Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA, or (m) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurasian Credit Party” shall mean each ~~French Credit Party, each~~ German Credit Party, each Asian Credit Party and each European Credit Party.

“Eurasian Effectiveness Date” shall have the meaning provided in Article 6B.

“Eurasian Subfacility” shall mean each of the Asian Subfacility, the European Subfacility~~, the French Subfacility~~ and the German Subfacility.

“EURIBOR Rate” shall mean, with respect to any Term Benchmark Loan denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Loan” shall mean a Loan denominated in Euros made by the Lenders to the Borrowers which bears interest at a rate based on the EURIBOR Rate.

“EURIBOR Screen Rate” shall mean the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” shall mean the single currency of the Participating Member States.

“European Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of, without duplication:

(a) the book value of Eligible Accounts that are not Investment Grade Accounts of the European Credit Parties multiplied by the advance rate of 85%, plus

(b) the book value of Eligible Accounts that are Investment Grade Accounts of the European Credit Parties multiplied by the advance rate of 90%, plus

(c) ~~(b)~~ at any time following the completion of all Additional Inventory Security Actions by each European Credit Party owning Inventory in any Additional Inventory European Jurisdiction, the lesser of (i) the Cost of Eligible Inventory of the European Credit Parties multiplied by the advance rate of 70%, and (ii) the appraised NOLV ~~Percentage~~ of Eligible Inventory of the European Credit Parties multiplied by the advance rate of 85%; plus

(d) ~~(c)~~ 100% of Eligible Cash of the European Credit Parties; plus

(e) ~~(d)~~ the positive amount, if any, by which the U.S. Borrowing Base exceeds the total U.S. Revolving Exposure of all Lenders, minus

(f) ~~(e)~~ any Reserves established from time to time by the Administrative Agent in accordance herewith.

“European Collateral Agent” shall mean JPMCB, acting as a collateral agent for the Secured Creditors for the purpose of any Irish Security Document or UK Security Document and any successor thereto appointed pursuant to Section 12.10.

“European Credit Parties” shall mean the Irish Credit Parties and the UK Credit Parties.

“European Line Cap” shall mean an amount that is equal to the lesser of (a) the European Revolving Commitments and (b) the then applicable European Borrowing Base.

“European Protective Advance” shall have the meaning provided in Section 2.18.

“European Revolving Borrowing” shall mean a Borrowing comprised of European Revolving Loans.

“European Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make European Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “European Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its European Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ European Revolving Commitments on the ~~Closing~~Amendment No. 8 Effective Date is $~~20,000,000~~18,000,000 .

“European Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding European Revolving Loans of such Lender.

“European Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the European Subfacility.

“European Subfacility” shall mean the European Revolving Commitments of the Lenders and the Loans pursuant to those Commitments in accordance with the terms hereof.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” shall have the meaning provided in Article 11.

“Excluded Account” shall mean a Deposit Account, Securities Account (as defined in the UCC) or Commodity Account (as defined in the UCC) (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (ii) which is used for paying taxes, including sales taxes, (iii) which is used as an escrow account or as a fiduciary or trust account or is otherwise held exclusively for the benefit of an unaffiliated third party, (iv) which is a zero balance Deposit Account, Securities Account or Commodity Account or (v) which is not otherwise subject to the provisions of this definition and together with any other Deposit Accounts, Securities Accounts or Commodity Accounts that are excluded pursuant to this clause (v), has an average daily balance for any fiscal month of less than $15,000,000.

“Excluded Collateral” shall mean, with respect to a (i) U.S. Credit Party, the meaning provided in the Initial U.S. Security Agreement, or (ii) if applicable, all assets specifically described in any applicable Security Document as excluded from the grant of security.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty (pursuant to Section 1 of the Guaranty Agreement) of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) income Taxes imposed on (or measured by) net income, and franchise (and similar) Taxes, imposed, in each case, as a result of such recipient being organized or having its principal office or applicable lending office located in, such jurisdiction (or any political subdivision thereof) or as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising from such Administrative Agent, Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a) above, (c) with respect to any Loan to a U.S. Borrower, in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 3.04), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent such recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 5.01(a), (d) any Taxes attributable to such recipient’s failure to comply with Section 5.01(b) or Section 5.01(c), (e) ~~in the case of French withholding Taxes imposed with respect to any Loan to a French Borrower, (i) such withholding Taxes which are only imposed as a result of such Lender not being, or ceasing to be, a French Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or tax treaty or any published practice or published concession of any relevant taxing authority after the date the Lender became a Lender under this Agreement, or (ii) where such Lender is a French Treaty Lender and withholding Taxes imposed by France may be reduced or eliminated following the completion of the necessary procedural formalities in connection with the applicable French Treaty, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in clause (e)(i) above shall not apply in respect of any French withholding Taxes imposed by France on a payment made to a Lender if such withholding Taxes are imposed solely because this payment is made to an account opened in the name and for the account of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction~~[reserved], (f) any Canadian federal withholding Taxes imposed on a payment with respect to any Loan to a Canadian Borrower if such payment: (i) is made to a Person with which the Credit Party does not deal at arm’s length (for the purposes of the CITA) at the time of making the payment; (ii) is in respect of a debt or other obligation to pay an amount to a Person with whom the payer is not dealing at arm’s length (for the purposes of the CITA) at the time of such payment, or (iii) is made to a Person that is, or does not deal at arm’s length (for the purposes of the CITA) with, a specified shareholder (as defined in subsection 18(5) of the CITA) of any Credit Party, (g) with respect to any Loan to a Canadian Borrower, in the case of any Lender under the Canadian Subfacility ~~or Canadian FILO Subfacility~~ with respect to the Canadian ~~Subfacility or Canadian FILO~~ Subfacility, as applicable, capital Taxes, (h) in the case of Irish withholding

Taxes imposed with respect to any Loan to any Irish Borrower (i) such withholding Taxes which on the date on which the payment falls due are only imposed as a result of such Lender not being or ceasing to be, an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or tax treaty or any published practice or published concession of any relevant taxing authority or (ii) where such Lender is an Irish Treaty Lender and the Borrower is able to demonstrate that any withholding taxes imposed on the payment by Ireland could have been reduced or eliminated had the Lender complied with its obligations under Section 5.02(b) but the Lender has not complied with such obligations as of the date on which the payment falls due, (i) any Taxes imposed under FATCA, (j) U.S. federal backup withholding Taxes pursuant to Code Section 3406, (k) ~~in the case of any amounts payable in respect of any Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to French Borrowers, any Tax Deduction on account of Tax imposed by France on any such payment if such Tax Deduction is imposed solely because the payment is made to an account opened in the name of or for the benefit of such recipient in a financial institution situated in a Non-Cooperative Jurisdiction~~[reserved] and (l) with respect to any Loan to a German Borrower, in case of a German Tax Deduction, the relevant Lender is a German Treaty Lender and the German Borrower or German Guarantor making the payment is able to demonstrate that the payment could have been made to the Lender without the German Tax Deduction had that Lender complied with its obligations set out under Section 5.02(c) and (m) any amount an Australian Credit Party is required to deduct or withhold under section 255 of the Income Tax Assessment Act of 1936 (Cth) or section 260-5 of Schedule 1 to the Taxation Administration Act 1953 (cth) in connection with the recovery of unpaid Tax related liabilities of a Recipient.

“Existing Revolving Loans” ~~has~~shall have the meaning ~~assigned to such term~~provided in Section 2.19(a).

“Extendable Bridge Loans” shall mean customary “bridge” loans which by their terms will be converted into loans that have, or extended such that they have, a maturity date later than the Latest Maturity Date of all Loans or Commitments of any Subfacility then in effect.

“Extended Revolving Loan Commitments” shall mean one or more commitments hereunder to convert Existing Revolving Loans to Extended Revolving Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended Revolving Loans” shall have the meaning provided in Section 2.19(a).

“Extending Lender” shall have the meaning provided in Section 2.19(c).

“Extension Amendment” shall have the meaning provided in Section 2.19(d).

“Extension Election” shall have the meaning provided in Section 2.19(c).

“Extension Request” shall have the meaning provided in Section 2.19(a).

“Extension Series” shall have the meaning provided in Section 2.19(a)(y)(iii)(B).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements, treaties or conventions (and any related laws, rules or official administrative guidance) implementing the foregoing.

“FCCR Test Amount” shall have the meaning provided in Section 10.11(a).

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the

Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, that if the above rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter” shall mean the Fee Letter, dated July 29, 2016, by and among JPMCB and the Lead Borrower.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 2.05.

~~“FILO Loans” shall mean the Canadian FILO Loans and/or the U.S. FILO Loans, as the context may require.~~

~~“FILO Subfacility” shall mean the Canadian FILO Subfacility and/or the U.S. FILO Subfacility, as the context may require.~~

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under s43 of the United Kingdom’s Pensions Act 2004.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted Term CORRA Rate or Daily Simple RFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted Term CORRA Rate and Daily Simple RFR shall be 0.00%.

“Foreign Borrower” shall mean each Canadian ~~Borrower, each French~~ Borrower, each German Borrower, each Hong Kong Borrower and each Irish Borrower.

“Foreign Collateral” shall mean all Hong Kong Collateral, Canadian Collateral, ~~French Collateral,~~ German Collateral, Irish Collateral, Singapore Collateral, Australian Collateral, and UK Collateral.

“Foreign Credit Parties” shall mean each Asian Credit Party, each Canadian Credit Party, each ~~French Credit Party, each~~ German Credit Party, and each European Credit Party.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States or Canada by the Lead Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of the Lead Borrower or such Restricted Subsidiaries residing outside the United States or Canada, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA, the Code or applicable Canadian law.

~~“Foreign Primary Subfacilities” shall mean each Foreign Subfacility other than the Canadian FILO Subfacility.~~

“Foreign Subfacilities” shall mean the Asian Subfacility, the Canadian Subfacility, the ~~Canadian FILO Subfacility, the French Subfacility, the~~ German Subfacility, and the European Subfacility.

“Foreign Subsidiaries” shall mean each Subsidiary of the Lead Borrower that is not a U.S. Subsidiary.

~~“French Assignment of Receivables” shall mean the French assignment of receivables (Bordereau Dailly) executed by the French Borrowers as of the Eurasian Effectiveness Date creating security interests over certain assets of the French Borrowers.~~

~~“French Authorized Issuing Bank” shall mean (i) a credit institution (établissement de crédit) licensed by the relevant Governmental Authorities of France for the purpose of providing to customers credit transactions (opérations de crédit) and bank payment services (services bancaires de paiement); (ii) a credit institution (établissement de crédit) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, so long as the relevant Governmental Authorities of France have been notified in advance by the relevant Governmental Authority of such state; provided, that such credit institution provides to customers in France only those credit transactions (opérations de credit) and bank payment services (services bancaires de paiement) which it is authorized to provide or administer in the state in which is registered office is located; or (iii) a financial institution (établissement financier) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, which has obtained a certificate from the relevant Governmental Authorities of such state certifying that it meets the conditions required for that purpose by such Governmental Authority, so long as the relevant Governmental Authorities of France have been notified in advance by the relevant Governmental Authority of such state; provided, that such financial institution provides to customers in France only those credit transactions (opérations de crédit) and bank payment services (services bancaires de paiement) which it is authorized to provide in the state in which is registered office is located. For purposes of this definition, “notified in advance” refers to the satisfaction of the formalities required to benefit from applicable European passporting provisions (including the transmission by a local regulator to the French banking authority of a notice received from a financial institution to the effect that such institution intends to trade in France on a remote basis pursuant to the European passporting regulations).~~

~~“French Authorized Lender” shall mean (i) a credit institution (établissement de crédit) licensed for the purpose of carrying out credit transactions (operations de crédit) by the relevant Governmental Authorities of France; (ii) a credit institution (établissement de crédit) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, so long as the relevant Governmental Authorities of France have been notified in advance by the relevant Governmental Authority of such state; provided, that such credit institution carries out in France only those credit transactions which it is authorized to carry out in the state in which is registered office is located; or (iii) a financial institution (établissement financier) having its registered office in a member state of the European Union or in a state which is a party to the Treaty on the European Economic Area, which has obtained a certificate from the relevant Governmental Authority of such state certifying that it meets the conditions required for that purpose by such Governmental Authority, so long as the relevant French authorities have been notified in advance by the relevant Governmental Authorities of such state; provided, that such financial institution carries out in France only those credit transactions which it is authorized to carry out in the state in which is registered office is located. For purposes of this definition, “notified in advance” refers to the satisfaction of the formalities required to benefit from applicable European passporting provisions (including the transmission by a local regulator to the French banking authority of a notice received from a financial institution to the effect that such institution intends to trade in France on a remote basis pursuant to the European passporting regulations).~~

~~“French Borrowers” shall mean the French Parent Borrower and each French Subsidiary Borrower.~~

~~“French Borrowing Base” shall mean, at any time of calculation, in respect of each French Borrower, an amount equal to the sum of, without duplication:~~

~~(a)~~	~~the book value of Eligible Accounts of such French Borrower multiplied by the advance rate of 85%, plus~~

~~(b) the positive amount, if any, by which the U.S. Borrowing Base exceeds the total U.S. Revolving Exposure of all Lenders; minus~~

~~(c)~~	~~Reserves established from time to time by the Administrative Agent in accordance herewith.~~

~~“French Collateral” shall mean all the “Security Assets” as defined in the Initial French Security Agreements and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the French Credit Parties or will be granted in accordance with the requirements set forth in Section 9.13.~~

~~“French Collateral Agent” shall mean J.P. Morgan Europe Limited, acting as a collateral agent for the Secured Creditors for the purpose of any French Security Document and any successor thereto appointed pursuant to Section 12.10.~~

~~“French Credit Party” shall mean each French Borrower.~~

~~“French Line Cap” shall mean, with respect to each French Borrower, an amount that is equal to the lesser of (a) the French Revolving Commitments and (b) the then applicable French Borrowing Base of such French Borrower.~~

~~“French Master Assignment Agreement” shall mean the French master assignment agreement executed by the French Borrowers as of Eurasian Effectiveness Date creating security interests over certain assets of the French Borrowers.~~

~~“French Parent Borrower” shall mean any entity executing this Agreement (or a joinder to this Agreement) on the Eurasian Effectiveness Date as a “French Parent Borrower.”~~

~~“French Pledge of Bank Accounts” shall mean the French pledge of bank accounts executed by the French Borrowers as of Eurasian Effectiveness Date creating security interests over certain assets of the French Borrowers.~~

~~“French Protective Advance~~Credit Party” shall have the meaning provided in ~~Section  2.18~~this Agreement as in effect immediately prior to the Amendment No. 8 Effective Date.

~~“French Qualifying Lender” shall mean for the purposes of any Loan to be made available to a French Borrower pursuant to this Agreement, a Lender which (i) fulfills the conditions under the domestic laws of France to receive payments of interest from a French Borrower under that Credit Document without a Tax Deduction or (ii) is a French Treaty Lender.~~

~~“French Revolving Borrowing” shall mean a Borrowing comprised of French Revolving Loans.~~

~~“French Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make French Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “French Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its French Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ French Revolving Commitments on the Amendment No. 5 Effective Date is $12,500,000. Each Lender that has a French Revolving Commitment (or any Affiliate or branch of any such Lender that is acting on behalf of such Lender) shall be a French Authorized Lender.~~

~~“French Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding French Revolving Loans of such Lender.~~

~~“French Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the French Subfacility.~~

~~“French Security Documents” shall mean the Initial French Security Agreements, each Deposit Account Control Agreement, and, after the execution and delivery thereof, each Additional Security Document governed by French law, together with any other applicable security documents governed by French law from time to time, such as a deed and any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of the French Collateral Agent for the benefit of the Secured Creditors.~~

~~“French Subfacility” shall mean the French Revolving Commitments of the Lenders and the Loans pursuant to those Commitments in accordance with the terms hereof.~~

~~“French Subsidiary” shall mean any Subsidiary of the Lead Borrower that is incorporated, formed or otherwise organized under the laws of France.~~

~~“French Subsidiary Borrowers” shall mean any entity executing this Agreement (or a joinder to this Agreement) on the Eurasian Effectiveness Date as a “French Subsidiary Borrower”, and each other French Subsidiary that is or becomes a party to this Agreement as a Borrower after the Eurasian Effectiveness Date pursuant to Section 9.12 or otherwise.~~

~~“French Treaty” has the meaning assigned to such term in the definition of “French Treaty State.”~~

~~“French Treaty Lender” shall mean a Lender which:~~

~~(a) is treated as resident of a French Treaty State for the purposes of a French Treaty;~~

~~(b) does not carry on business in France through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;~~

~~(c) is acting from a lending office situated in a jurisdiction in which it is incorporated or established; and~~

~~(d) fulfills any other condition which must be fulfilled under the relevant French Treaty by residents of such French Treaty State for such residents to obtain exemption from Taxes imposed on interest by the jurisdiction of tax residence of the applicable French Borrower, subject to the completion of any necessary procedural formalities.~~

~~“French Treaty State” shall mean a jurisdiction having a double taxation agreement (a “French Treaty”) with France, which makes provision for full exemption from Taxes imposed by France on interest payments~~.

“Fronting Exposure” shall mean a Defaulting Lender’s Pro Rata Share of LC Exposure or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 2.11.

“Fronting Fee” shall have the meaning provided in Section 2.05(c)(ii).

“German” or “Germany” shall mean the Federal Republic of Germany (Bundesrepublik Deutschland), any governmental or public body or authority, or any subdivision thereof.

“German Account Pledge Agreements” shall mean the German account pledge agreements executed by the German Credit Parties as of the date of this Agreement creating security interests over certain assets of the German Credit Parties.

“German Borrower Group” shall mean each individual German Borrower on a standalone basis, except that a German Guarantor and a German Borrower that is its direct Subsidiary shall collectively constitute a single German Borrower Group.

“German Borrowers” shall mean the German Parent Borrower and each German Subsidiary Borrower.

“German Borrowing Base” shall mean at any time of calculation, solely in respect of each German Borrower Group, an amount equal to the sum of, without duplication:

(a) the book value of Eligible Accounts that are not Investment Grade Accounts of such German Borrower Group multiplied by the advance rate of 85%, plus

(b) the book value of Eligible Accounts that are Investment Grade Accounts of such German Borrower Group multiplied by the advance rate of 90%, plus

(~~b~~c) at any time following the completion of all Additional Inventory Security Actions by each German Credit Party owning Inventory in Germany, the lesser of (i) the Cost of Eligible Inventory of such German Borrower Group multiplied by the advance rate of 70%, and (ii) the appraised NOLV ~~Percentage~~ of Eligible Inventory of such German Borrower Group multiplied by the advance rate of 85%; plus

(~~c~~d) the positive amount, if any, by which the U.S. Borrowing Base exceeds the total U.S. Revolving Exposure of all Lenders; minus

(~~d~~e) Reserves established from time to time by the Administrative Agent in accordance herewith.

“German Collateral” shall mean all the “Security Assets” as defined in the Initial German Security Agreements and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the German Credit Parties or will be granted in accordance with the requirements set forth in Section 9.13.

“German Collateral Agent” shall mean JPMCB, acting as a collateral agent for the Secured Creditors for the purpose of any German Security Document and any successor thereto appointed pursuant to Section 12.10.

“German Credit Party” shall mean each German Borrower and any German Guarantor.

“German Global Assignment Agreements” shall mean the German global assignment agreements executed by the German Credit Parties as of the date of this Agreement creating security interests over certain assets of the German Credit Parties.

“German Guarantor” shall mean each German Subsidiary that is not a German Borrower that is on the Eurasian Effectiveness Date, or which becomes, a party to the Guaranty Agreement in accordance with the requirements of this Agreement or the provisions of such Guaranty Agreement.

“German Line Cap” shall mean, with respect to each German Borrower Group, an amount that is equal to the lesser of (a) the German Revolving Commitments and (b) the then applicable German Borrowing Base of such German Borrower Group.

“German Parent Borrower” shall mean any entity executing this Agreement (or a joinder to this Agreement) on the Eurasian Effectiveness Date as a “German Parent Borrower.”

“German Protective Advance” shall have the meaning provided in Section 2.18.

“German Qualifying Lender” shall mean a Lender which is in respect of interest payable by a German Borrower beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document and is (a) lending through a permanent establishment in Germany; or (b) a German Treaty Lender.

“German Revolving Borrowing” shall mean a Borrowing comprised of German Revolving Loans.

“German Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make German Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “German Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its German Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ German Revolving Commitments on the Amendment No. ~~5~~8 Effective Date is $~~7,500,000~~5,000,000 .

“German Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding German Revolving Loans of such Lender.

“German Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the German Subfacility.

“German Security Documents” shall mean the Initial German Security Agreements and, after the execution and delivery thereof, each Additional Security Document governed by German law, including those entered into as required by the Additional Inventory Security Actions, together with any other applicable security documents governed by German law from time to time.

“German Security Transfer Agreement” shall mean any German security transfer agreement to be executed by a German Credit Party as an Additional Security Document creating security interests over certain assets of such German Credit Party.

“German Subfacility” shall mean the German Revolving Commitments of the Lenders and the Loans pursuant to those Commitments in accordance with the terms hereof.

“German Subsidiary” shall mean any Subsidiary of the Lead Borrower that is incorporated, formed or otherwise organized under the laws of Germany.

“German Subsidiary Borrowers” shall mean any entity executing this Agreement (or a joinder to this Agreement) on the Eurasian Effectiveness Date as a “German Subsidiary Borrower”, and each other German Subsidiary that is or becomes a party to this Agreement as a Borrower after the Eurasian Effectiveness Date pursuant to Section 9.12 or otherwise.

“German Tax Deduction” shall mean a deduction or withholding for or on account of Tax imposed by Germany.

“German Treaty Lender” shall mean a Lender which (a) is treated as a resident of a German Treaty State for the purposes of the German Treaty, (b) does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in the Loan is effectively connected and, (c) with respet to the interest payable by the German Borrower is entiled to rely on the benefits of the German Treaty (subject to the completion of any procedural formalities).

“German Treaty State” shall mean a jurisdiction having a double taxation agreement with Germany (a “German Treaty”) which makes provision for full exemption for tax imposed by Germany on interest.

“Global Availability” shall mean, as of any applicable date, the amount by which the Line Cap at such time exceeds the Aggregate Exposures on such date.

“Governmental Authority” shall mean the government of the United States of America, Canada, Hong Kong, ~~France,~~ Germany, Ireland, Australia, Singapore, the United Kingdom or any other country, including any political subdivision of any of the foregoing (including state, provincial, territorial or local), the European Central Bank, the Council of Ministers of the European Union, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include (x) each of the Administrative Agent, the Collateral Agents, the Lenders, each Issuing Bank and each Swingline Lender and (y) any Secured Bank Product Provider or any Person that was a Secured Bank Product Provider on the Closing Date or at the time of entry into a particular Secured Bank Product Obligation.

“Guarantor” shall mean and include Holdings, each Borrower (with respect to the Obligations of each other Borrower; provided that no Foreign Credit Party will be a Guarantor with respect to the Obligations of the U.S. Credit Parties) and each Subsidiary Guarantor.

“Guaranty Agreement” shall mean the Guaranty Agreement executed by each Credit Party.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas or per- and polyfluoroalkyl substances; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance regulated under any Environmental Law.

“HIBOR Loan” shall mean a Loan denominated in Hong Kong Dollars made by the Lenders to the Borrowers which bears interest at a rate based on the HIBOR Rate.

“HIBOR Rate” shall mean, for any Interest Period with respect to a HIBOR Loan or overdue amount denominated in Hong Kong Dollars, such interest rate as is determined by the Administrative Agent as of 11:00 a.m. (Hong Kong time) on the first day of the relevant Interest Period, for a period comparable to such Interest Period, to be equal to the rate per annum designated as “FIXING@11:00” displayed under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLARS)” on the Reuters Screen Page HIBOR (or other commercially available source reasonably designated by the Administrative Agent) (the “HIBOR Screen Rate”); provided that (x) if the HIBOR Screen Rate is not available for any reason for such Interest Period, the Interpolated Rate for that Loan shall be used, (y) if the HIBOR Screen Rate is not available for such Interest Period and it is not possible to calculate an Interpolated Rate for that Loan, then such interest rate shall be the interest rate at which deposits in Hong Kong Dollars of the approximate amount of the HIBOR Loan would be offered by JPMorgan Chase Bank, N.A.’s Hong Kong branch to major banks in the Hong Kong interbank market and (z) if the HIBOR Rate or any such Interpolated Rate shall be less than 0.0%, such rate shall be deemed to be 0.0% per annum for purposes of this Agreement.

“Holdco Notes” shall mean Vertiv Intermediate Holding Corporation’s 12.00%/13.00% senior PIK toggle notes due 2022 pursuant to the Holdco Notes Indenture.

“Holdco Notes Indenture” shall mean the Indenture dated as of February 9, 2017, pursuant to which the Holdco Notes were issued, as amended, restated, supplemented or otherwise modified on or prior to the Amendment No. ~~5~~8 Effective Date.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Borrowers” shall mean the Hong Kong Parent Borrower and each other Hong Kong Subsidiary Borrower.

“Hong Kong Collateral” shall mean all the “Security Assets” as defined in the Initial Hong Kong Security Agreement and all other property (whether real, personal or otherwise and whether currently existing or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Hong Kong Credit Parties or will be granted in accordance with the requirements set forth in Section 9.13.

“Hong Kong Credit Party” shall mean each Hong Kong Borrower.

“Hong Kong Dollars” or “HK$” shall mean the lawful currency of Hong Kong.

“Hong Kong Parent Borrower” shall mean any entity executing this Agreement (or a joinder to this Agreement) on the Eurasian Effectiveness Date as a “Hong Kong Parent Borrower.”

“Hong Kong Security Documents” shall mean the Initial Hong Kong Security Agreement and, after the execution and delivery thereof, each Additional Security Document governed by Hong Kong law, including those entered into as required by the Additional Inventory Security Actions, together with any other applicable security documents governed by Hong Kong law from time to time.

“Hong Kong Subsidiary” shall mean any Subsidiary of the Lead Borrower that is incorporated, formed or otherwise organized under the laws of Hong Kong.

“Hong Kong Subsidiary Borrowers” shall mean any entity executing this Agreement (or a joinder to this Agreement) on the Eurasian Effectiveness Date as a “Hong Kong Subsidiary Borrower”, and each other Hong Kong Subsidiary that is or becomes a party to this Agreement as a Borrower after the Eurasian Effectiveness Date pursuant to Section 9.12 or otherwise.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of the Lead Borrower that, as of the most recently ended Test Period, does not have, when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 5.0% of Consolidated Total Assets; or (b) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 5.0% of the combined revenues of the Lead Borrower and the Restricted Subsidiaries for such period.

“Increase Date” shall have the meaning provided in Section 2.15(b).

“Increase Loan Lender” shall have the meaning provided in Section 2.15(b).

“Incremental Revolving Commitment Agreement” shall have the meaning provided in Section 2.15(d).

“Incremental Term Loan” shall mean any additional loans made after the Amendment No. ~~5~~8 Effective Date under the Term Loan Credit Agreement pursuant to Section 2.15 of the Term Loan Credit Agreement.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Swap Contracts and any Bank Product Debt or under any similar type of agreement and (vii) all Off-

Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (b) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement prior to the time of any calculation under this definition or (c) earn-outs and contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed, due and payable for more than ten (10) Business Days without being paid and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries.

“Indemnified Person” shall have the meaning provided in Section 13.01(a)(z)(iii).

“Indemnified Taxes” shall mean (i) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document or Letter of Credit and (ii) to the extent not described in (i), Other Taxes.

“Independent Assets or Operations” shall mean, with respect to any Parent Company, that such Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Lead Borrower and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 5.0% of such Parent Company’s corresponding consolidated amount.

“Initial Australian Security Agreement” shall mean the Australian Security Agreement executed by the Australian Guarantors as of the date of this Agreement creating security interests over certain assets of the Australian Guarantors.

“Initial Canadian Security Agreement” shall mean the Canadian Security Agreement executed by the Canadian Credit Parties as of the date of this Agreement creating security interests over certain assets of the Canadian Credit Parties.

“Initial Field Work” shall mean a field examination and inventory appraisal of the Borrowers completed by examiners and appraisers reasonably acceptable to the Administrative Agent, delivered pursuant to Section 6A.20 or 9.13, as the case may be.

“Initial French Security Agreements” shall ~~mean each of the French Assignment of Receivables, the French Master Assignment Agreement and the French Pledge of Bank Accounts.~~have the meaning provided in this Agreement as in effect immediately prior to the Amendment No. 8 Effective Date.

“Initial German Security Agreements” shall mean each of the German Global Assignment Agreements and the German Account Pledge Agreements.

“Initial Hong Kong Security Agreement” shall mean the Hong Kong Security Agreement executed by the Hong Kong Credit Parties as of the date of this Agreement creating security interests over certain assets of the Hong Kong Credit Parties.

“Initial Irish Security Agreement” shall mean the Irish Security Agreement executed by the Irish Credit Parties as of the date of this Agreement creating security interests over certain assets of the Irish Credit Parties.

“Initial Security Agreements” shall mean the Initial Australian Security Agreement, the Initial Canadian Security Agreement, the Initial ~~French Security Agreements, the Initial~~ German Security Documents, the Initial Hong Kong Security Agreement, the Initial Irish Security Agreement, the Initial Singapore Security Agreement, the Initial UK Security Agreement, and the Initial U.S. Security Agreement.

“Initial Singapore Security Agreement” shall mean the Singapore Security Agreement executed by the Singapore Guarantors as of the date of this Agreement creating security interests over certain assets of the Singapore Guarantors.

“Initial UK Security Agreement” shall mean the UK Security Agreement executed by the UK Guarantors as of the date of this Agreement creating security interests over certain assets of the UK Guarantors.

“Initial U.S. Security Agreement” shall mean the U.S. Security Agreement executed by each U.S. Credit Party as of the date of this Agreement creating security interests over certain assets of such U.S. Credit Party.

“Intellectual Property” shall have the meaning provided in Section 8.20.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement in the form of Exhibit L, dated as of the Closing Date, by and among the U.S. Collateral Agent and the Term Agent, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms thereof.

“Interest Determination Date” shall mean, with respect to (i) any Term Benchmark Loan denominated in U.S. Dollars, Euros, CNH ~~and Singapore~~or Canadian Dollars, on the second Business Day prior to the commencement of any Interest Period relating to such Term Benchmark Loan, or (ii) any Term Benchmark Loan denominated in Australian Dollars or any RFR Loan~~, CDOR Rate Loan~~ or HIBOR Loan (as applicable), on the day of the commencement of any Interest Period relating to such Loan, as applicable, unless market practice differs in the relevant Interbank Market for a currency, in which case the Interest Determination Date for that currency will be determined by the Administrative Agent in accordance with market practice in the relevant Interbank Market.

“Interest Period” shall mean, as to any Borrowing of a Term Benchmark Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter (or, in the case of ~~CDOR Rate~~Term CORRA Loans, one~~, two~~ or three months thereafter), as the Lead Borrower may elect, or the date any Borrowing of a Term Benchmark Loan is converted to a Borrowing of a Base Rate Loan, Canadian Prime Rate Loan, or Term Benchmark Loan in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.07 or Section 2.09; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Period” shall have the meaning provided in Section 10.11(b).

“Interpolated Rate” shall mean, at any time, (i) ~~with respect to any CDOR Rate Loan for any Interest Period, a rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the applicable CDOR Screen Rate for the longest period (for which such CDOR Screen Rate is available) that is shorter than the Interest Period for such CDOR Rate Loan and (b) the applicable CDOR Screen Rate for the shortest period (for which such CDOR Screen Rate is available) that is longer than the Interest Period for such CDOR Rate Loan, in each case at such time~~[reserved] and (ii) with respect to any Term SOFR Loan, Term CORRA Loan, CNH HIBOR Loan, HIBOR Loan~~,~~ or BBSY ~~Loan or SOR~~ Loan for any Interest Period, the rate which results from interpolating on a linear basis between (a) the Term SOFR Reference Rate, Term CORRA Reference Rate, CNH HIBOR Screen Rate, HIBOR Screen Rate~~,~~ or BBSY Screen ~~Rate or SOR Screen~~ Rate, as applicable, for the longest period (for which such Term SOFR Reference Rate, Term CORRA Reference Rate, CNH HIBOR Screen Rate, HIBOR Screen Rate~~,~~ or BBSY Screen ~~Rate or SOR Screen~~ Rate is available) which is less than the Interest Period of that Loan, and (b) the Term SOFR Reference Rate, Term CORRA Reference Rate, CNH HIBOR Screen Rate, HIBOR Screen Rate~~,~~ or BBSY Screen ~~Rate or SOR Screen~~ Rate, as applicable, for the shortest period (for which such Term SOFR Reference Rate, Term CORRA Reference

Rate, CNH HIBOR Screen Rate, HIBOR Screen Rate~~,~~ or BBSY ~~Screen Rate or SOR~~ Screen Rate is available) which exceeds the Interest Period of that Loan, each as of 11:00 a.m. Hong Kong local time ~~(in the case of CNH HIBOR Loans, HIBOR Loans and BBSY BBSY Loans) or 11:00 a.m. London local time (in the case of SOR Loans), in each case~~, two Business Days before the first day of the applicable Interest Period.

“Inventory” shall mean all “inventory,” (including parts, work-in-process, raw materials, and finished goods) as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights, and shall include the meaning given to the term “Inventory” in any Non-U.S. Security Agreement.

“Investment Grade Accounts” means any Account owed by an Account Debtor with an Investment Grade Rating.

“Investment Grade Rating” shall mean, with respect to any Person, that such Person has a corporate credit rating of BBB- or better by S&P and a corporate family rating of Baa3 or better by Moody’s (or comparable ratings by any other rating agency).

“Investments” shall have the meaning provided in Section 10.05.

“Irish Authorized LC Issuer” shall mean:

(a) the holder of an authorisation granted by the European Central Bank under the SSM Regulation on the application therefor under section 9 of the Central Bank Act 1971 of Ireland;

(b) the holder of a licence granted under section 9 of the Central Bank Act 1971 of Ireland before the commencement of the European Union (Single Supervisory Mechanism) Regulations 2014 that is deemed, in accordance with the SSM Regulation, to be an authorisation granted by the European Central Bank under the SSM Regulation;

(c) the holder of an authorisation granted under section 9A of the Central Bank Act 1971 of Ireland; and

(d) a credit institution that is incorporated or established in an EEA Member Country other than Ireland and that:

(i) holds an authorisation for the purposes of the Capital Requirements Directive and applicable law in the EEA Member Country in which it is incorporated or established including, where applicable, the SSM Regulation; and

(ii) has duly exercised its right to provide activities referred to in paragraph 1 of Annex I to the Capital Requirements Directive, whether by establishing a branch or otherwise, in Ireland in accordance with the Capital Requirements Directive, the Irish Capital Requirements Regulations and the laws and regulations which implement the Capital Requirements Directive and/ or other European Union directives codified by it in the EEA Member Country in which it is incorporated or established including, where applicable, the SSM Regulation, which shall, in each case, be deemed evidenced, in respect of any entity, by its inclusion in any register or list of the relevant class of holders or credit institutions, as applicable, maintained by the Central Bank of Ireland.

“Irish Borrowers” shall mean the Irish Parent Borrower and each Irish Subsidiary Borrower.

“Irish Capital Requirements Regulations” means European Union (Capital Requirements) Regulations 2014 which give effect to the Capital Requirements Directive in Ireland.

“Irish Collateral” shall mean all the “Security Assets” as defined in the Initial Irish Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Irish Credit Parties or will be granted in accordance with the requirements set forth in Section 9.13.

“Irish Companies Act” shall have the meaning provided to such term in the definition of “Irish Subsidiary.”

“Irish Credit Party” shall mean each Irish Borrower.

“Irish Parent Borrower” shall mean any entity executing this Agreement (or a joinder to this Agreement) on the Eurasian Effectiveness Date as an “Irish Parent Borrower.”

“Irish Qualifying Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document and is:

(a) a bank which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) of the TCA whose lending office is located in Ireland; or

(b) a company within the meaning of section 246 of the TCA:

(i) which by virtue of the law of a Relevant Territory is resident in the Relevant Territory for the purposes of tax and that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by companies from sources outside that Relevant Territory; or

(ii) in receipt of interest payable under a Credit Document which:

A.

is exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction that is in force on the date the relevant interest is paid; or

B.

would be exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction signed on or before the date on which the relevant interest is paid but not in force on that date, assuming that treaty had the force of law on that date; or

provided that in the case of both (~~A~~i) and (~~B~~ii) above such company does not provide its commitment in connection with a trade or business which is carried on in Ireland by it through a branch or agency; or

(c) a U.S. company that is incorporated in the U.S.A. and is taxed in the U.S. on its worldwide income provided that such U.S. company does not provide its commitment in connection with a trade or business which is carried on in Ireland by it through a branch or agency in Ireland; or

(d) a U.S. limited liability company (“LLC”), where the ultimate recipients of the interest payable to that LLC satisfy the requirements set out in paragraph (b) or (c) above and the business conducted through the LLC is so structured for non-tax commercial reasons and not for tax avoidance purposes provided that such LLC does not provide its commitment in connection with a trade or business which is carried on by it in Ireland through a branch or agency in Ireland; or

(e) a qualifying company within the meaning of section 110 of the TCA whose lending office is located in Ireland; or

(f) an exempt approved scheme within the meaning of section 774 of the TCA whose lending office is located in Ireland; or

(g) an investment undertaking within the meaning of section 739B of the TCA whose lending office is located in Ireland; or

(h) a company within the meaning of section 246 of the TCA:

(i) which advances money in the ordinary course of a trade which includes the lending of money; and

(ii) in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company; and

(iii) which has complied with notification requirements set out in section 246(5)(a) of the TCA; and

(iv) whose lending office is located in Ireland; or

(i) an Irish Treaty Lender.

“Irish Security Documents” shall mean the Initial Irish Security Agreement and, after the execution and delivery thereof, each Additional Security Document governed by Irish law, including those entered into as required by the Additional Inventory Security Actions, such as a deed and any other related documents, bonds, debentures or pledge agreements as may be required to perfect in favor of the European Collateral Agent for the benefit of the Secured Creditors.

“Irish Subsidiary” shall mean any Subsidiary of the Lead Borrower that is incorporated, formed or otherwise organized under the laws of Ireland and shall be construed in accordance with Section 7 of the Companies Act 2014 of Ireland (as amended) (the “Irish Companies Act”).

“Irish Subsidiary Borrowers” shall mean any entity executing this Agreement (or a joinder to this Agreement) on the Eurasian Effectiveness Date as an “Irish Subsidiary Borrower”, and each other Irish Subsidiary that is or becomes a party to this Agreement as a Borrower after the Eurasian Effectiveness Date pursuant to Section 9.12 or otherwise.

“Irish Treaty Lender” shall mean a Lender other than a Lender falling within paragraphs (b), (c) or (d) of the definition of “Irish Qualifying Lender” which is on the date any relevant payment is made entitled under a double taxation agreement in force on that date (subject to the completion of any procedural formalities) to that payment without any deduction of Tax.

“Issuing Bank” shall mean, as the context may require, (a) (i) JPMCB, (ii) Bank of America, N.A, (iii) Wells Fargo Bank, National Association, (iv) ~~PNC Capital Markets~~Goldman Sachs Lending Partners LLC, (v) ING Capital LLC, and (vi) Citibank, N.A., in each case, with respect to Letters of Credit issued by it up to the Dollar Equivalent as set forth opposite such Issuing Bank’s name on Schedule 2.01 attached hereto under the caption “LC Commitments”; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing; provided that the amounts set forth in clause (a) of this definition shall be correspondingly reduced on a ratable basis by the amount of allocated to such new Issuing Bank (unless otherwise agreed by all then existing Issuing Banks). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Bank (including without limitation with respect to Letters of Credit with a co-applicant that is not a U.S. Credit Party), in which case the term “Issuing Bank” shall include any such affiliate with respect to Letters of Credit issued by such affiliate.

“JPMCB” shall have the meaning provided in the first paragraph of this Agreement.

“Junior Representative” shall mean, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.

“Landlord Lien Reserve” shall mean an amount equal to three months’ rent for all of the leased locations of the Borrowers at which Eligible Inventory is stored, other than leased locations with respect to which the Administrative Agent has received a Landlord Lien Waiver and Access Agreement.

“Landlord Lien Waiver and Access Agreement” shall mean a Landlord Lien Waiver and Access Agreement, in a form reasonably approved by the Administrative Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loan or Commitment under any Subfacility hereunder as of such date of determination.

“LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Secured Creditors, in accordance with the provisions of Section 2.13.

“LC Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit under the U.S. Subfacility pursuant to Section 2.13.

“LC Credit Extension” shall mean, with respect to any Letter of Credit under the U.S. Subfacility, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit under the U.S. Subfacility.

“LC Documents” shall mean all documents, instruments and agreements delivered by the U.S. Borrower or any Restricted Subsidiary of the Lead Borrower that is a co-applicant in respect of any Letter of Credit to any Issuing Bank or the Administrative Agent in connection with any Letter of Credit under the U.S. Subfacility.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the U.S. Borrower for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the undrawn amount of all outstanding Letters of Credit.

“LC Participation Fee” shall have the meaning provided in Section 2.05(c)(i).

“LC Request” shall mean a request in accordance with the terms of Section 2.13(b) in form and substance reasonably satisfactory to the Issuing Banks.

“LCT Election” shall have the meaning provided in Section 1.05(iii).

“LCT Test Date” shall have the meaning provided in Section 1.05(iii)(3)(y).

“Lead Arrangers” shall mean (x) prior to the Amendment No. 5 Effective Date, JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association, PNC Capital Markets LLC, ING Capital LLC, Deutsche Bank Securities Inc., Citibank, N.A., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., in their capacities as joint lead arrangers and bookrunners for this Agreement ~~and~~, (y) upon and following the Amendment No. 5 Effective Date, JPMorgan Chase Bank, N.A. (or any of its affiliates as so designated by it to act in such capacity), Bank of America, N.A., Wells Fargo Bank, National Association, PNC Capital Markets LLC, ING Capital LLC, Citibank, N.A. and Goldman Sachs Lending Partners LLC, in their capacities as joint lead arrangers and bookrunners for this Agreement~~.~~ and (z) upon and following the Amendment No. 8 Effective Date, JPMorgan Chase Bank, N.A. (or any of its affiliates as so designated by it to act in such capacity), Bank of America, N.A., Citibank, N.A. Goldman Sachs Lending Partners LLC, ING Capital LLC and Wells Fargo Bank, National Association, in their capacities as joint lead arrangers and bookrunners for this Agreement.

“Lead Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.15, 3.04 or 13.04(b), and, as the context requires, includes the Swingline Lender.

“Lender Loss Sharing Agreement” shall mean that certain Lender Loss Sharing Agreement entered into by each Lender as of the Closing Date and each other Lender becoming party to this Agreement via an Assignment and Assumption or otherwise after the Closing Date.

“Letter of Credit” shall mean any letters of credit issued or to be issued by any Issuing Bank under the U.S. Subfacility for the account of the U.S. Borrowers (or any Restricted Subsidiary of the Lead Borrower, with a U.S. Borrower as a co-applicant thereof) pursuant to Section 2.13, including any standby letter of credit, time (usance), or documentary letter of credit or any indemnity, or bank guarantee or similar form of credit support issued by the Administrative Agent or an Issuing Bank for the benefit of a Borrower pursuant to Section 2.13 to the extent the provisions of Section 2.13 are applicable thereto.

“Letter of Credit Expiration Date” shall mean the date which is five (5) Business Days prior to the Maturity Date.

“Lien” shall mean any mortgage, charge, assignment by way of security, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed, documentary or statutory or documentary trust, security conveyance, Australian PPS Security Interest, transfer or assignment for security purposes, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing and any other in rem right created for security purposes).

“Limited Condition Acquisition” shall mean any acquisition (including by way of merger) or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, financing.

“Limited Condition Transaction” shall mean any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness), the making of any Dividend and/or the making of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a).

“Line Cap” shall mean an amount equal to the lesser of (a) the Aggregate Commitments and (b) the then applicable Aggregate Borrowing Base.

“Liquidity Event” shall mean the occurrence of a date when (a) Global Availability shall have been less than the greater of (i) 10.0% of the Line Cap and (ii) $~~30,000,000~~40,000,000, in either case for five consecutive

Business Days, until such date as (b) (x) Global Availability shall have been at least equal to the greater of (i) 10.0% of the Line Cap and (ii)  $~~30,000,000~~40,000,000 for 30 consecutive calendar days.

“Liquidity Notice” shall mean a written notice delivered by the Administrative Agent at any time during a Liquidity Period to any bank or other depository at which any Deposit Account (other than any Excluded Account) is maintained directing such bank or other depository (a) to remit all funds in such Deposit Account to a Dominion Account, or in the case of a Dominion Account, to the Administrative Agent on a daily basis, and (b) to cease following directions or instructions given to such bank or other depository by any Credit Party regarding the disbursement of funds from such Deposit Account (other than any Excluded Account), and (c) to follow all directions and instructions given to such bank or other depository by the Administrative Agent in each case, pursuant to the terms of any Deposit Account Control Agreement in place.

“Liquidity Period” shall mean any period throughout which (a) a Liquidity Event has occurred and is continuing or (b) a Specified Event of Default has occurred and is continuing.

“Loans” shall mean advances made to or at the instructions of the Applicable Administrative Borrower pursuant to Article 2 hereof and may constitute Revolving Loans, Swingline Loans or Overadvance Loans.

“Local Time” means (a) local time in New York City, New York, United States of America with respect to a Loan, Letter of Credit, Borrowing or LC Disbursement made, repaid, or requested, as applicable by or on behalf of any U.S. Borrower, (b) local time in London, England, United Kingdom, with respect to a Loan or Borrowing made, repaid, or requested, as applicable by or on behalf of any of the ~~French Borrower, the~~ German Borrower or the Irish Borrower; (c) local time in Hong Kong, with respect to a Loan or Borrowing made, repaid, or requested, as applicable by or on behalf of any Hong Kong Borrower, (d) local time in Toronto, Ontario, Canada, with respect to a Loan or Borrowing made, repaid, or requested, as applicable by or on behalf of any Canadian Borrower and (e) for all other matters, local time in New York City, New York, United States of America.

“Location” of any Person shall mean such Person’s “location” as determined pursuant to Section 9-307 of the UCC of the State of New York.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of capital stock any Parent Company on the date of declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, financial condition or results of operations of the Lead Borrower and its Restricted Subsidiaries taken as a whole, (ii) a material and adverse effect on the rights and remedies of the Administrative Agent and Lenders, taken as a whole, under the Credit Documents or (iii) a material and adverse effect on the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents.

“Material Real Property” shall mean each parcel of Real Property located in the United States that is acquired after the Amendment No. ~~5~~8 Effective Date owned in fee by any U.S. Credit Party that (together with any other parcels constituting a single site or operating property) has a fair market value (as determined by the Lead Borrower in good faith) of at least the greater of $15,000,000 and 3.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Maturity Date” shall mean the date that is five years after the Amendment No.  ~~5~~8 Effective Date~~.~~; provided that, if, as of the date that is 91 days (or, if such date is not a Business Day, the immediately preceding Business Day) prior to the maturity date of (i) the Senior Notes, (ii) Indebtedness incurred under the Term Loan Credit Agreement or (iii) Indebtedness incurred pursuant to either Section 10.04(xxvii) or 10.04(xxix) hereof, (a) any such Indebtedness (together with any modification, refinancing, refunding, renewal, replacement or extension in respect thereof that has a maturity date on or prior to the Maturity Date) remains outstanding and (b) the maturity date with respect to any such Indebtedness (together with any modification, refinancing, refunding, renewal, replacement or extension in respect thereof that has a maturity date on or prior to the Maturity Date) is earlier than the Maturity Date, then the Maturity Date shall be the date that is 90 days prior to such earlier maturity date.

“Minimum Equity Percentage” shall have the meaning provided in Section 6A.05(b)(z).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, debenture, leasehold mortgage, deed of trust, deed of immovable hypothec, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the U.S. Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Mortgaged Property” shall mean any Material Real Property of any U.S. Credit Party which is required to be encumbered by a Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which the Lead Borrower or a Restricted Subsidiary of the Lead Borrower has any obligation or liability, including on account of an ERISA Affiliate.

“New Term Loan Credit Agreement” shall have the meaning provided in clause (i) of the definition of the term “Term Loan Credit Agreement.”

“NOLV ~~Percentage~~” shall mean the ~~fraction, expressed as a percentage, (a) the numerator of which is the~~ amount equal to the blended recovery on the aggregate amount of the Eligible Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent inventory appraisal received by the Administrative Agent in accordance with Section 9.02(b), net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets~~, and (b) the denominator of which is the original Cost of the aggregate amount of the Eligible Inventory subject to appraisal~~.

~~“Non-Cooperative Jurisdiction” shall mean a non-cooperative state or territory (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-OA of the French General Tax Code (Code Général des Impôts), as such list may be amended from time to time.~~

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Security Documents” shall mean the Canadian Security ~~Documents, the French Security~~ Documents, the German Security Documents, the Hong Kong Security Documents, the Irish Security Documents, the Singapore Security Documents, the Australian Security Documents and/or the UK Security Documents.

“North American Borrowers” shall mean the U.S. Borrowers and the Canadian Borrowers.

“North American Credit Party” shall mean each U.S. Credit Party and each Canadian Credit Party.

“Note” shall mean each Revolving Note or Swingline Note, as applicable.

“Notice of Borrowing” shall mean a notice substantially in the form of the relevant notice attached as Exhibit A-1 hereto or, in the case of a Swingline Borrowing, Exhibit A-2 hereto.

“Notice of Conversion/Continuation” shall mean a notice substantially in the form of Exhibit A-3 hereto.

“Notice Office” shall mean JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road NCC5, Floor 1, Newark, DE 19713, Attention: Loan & Agency Services Group, Telephone Number: +1-302-634-4670, Email:

meghan.roberts@chase.com, with copies to (i) gene.r.riegodedios@jpmorgan.com and (ii) jane.c.lynch@jpmorgan.com, and in connection with the Asian Subfacility, with copies to JPMorgan Chase Bank, N.A. Hong Kong Branch, One @ Changi City, 1 Changi Business Park Central 1, Floor ~~9~~6, Singapore 486036 Telephone Number: (+65 ~~6801 3720~~) 68822562 / (+65 ~~6801 3973~~) 68822561 / (+65) 68013077 / (+65) 68013973 / (+65) 68075854, Fax Number: +65 67224022, Email: ~~loan.agency.services.asia@jpmorgan.com and~~ alo_agency@jpmchase.com, Attn: Loan Agency ~~Services Asia~~Team, and in connection with the European, ~~Subfacility, the German~~ Subfacility and the ~~French~~German Subfacility, ~~J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E145JP, Fax number 44 207 777 2360~~JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road NCC5, Floor 1, Newark, DE 19713, Attention: Loan & Agency Services Group, Telephone Number: +1-302-634-4670, Email: meghan.roberts@chase.com, loan_and_agency_london@jpmorgan.com or in each case, such other offices or persons as the Administrative Agent may hereafter designate in writing as such to the other parties hereto. If a notice is intended for all Lenders, a copy of such notice should also be sent to covenant.compliance@jpmchase.com. Each Borrowing Base Certificate and any related notices shall also be delivered, in Adobe PDF format to (i) ~~Brittany.s.stark@jpmorgan.com, (ii~~maria.barboza@jpmorgan.com, (ii) kennedy.diggs@jpmorgan.com, (iii) ib.cbc@jpmchase.com, (~~iii~~iv) covenant.compliance@jpmchase.com, (~~iv~~v) gene.r.riegodedios@jpmorgan.com, (~~v~~vi) jane.c.lynch@jpmorgan.com, (~~vi~~vii) meghan.roberts@chase.com, or, in each case, such other offices or persons as the Administrative Agent may hereafter designate in writing as such to the other parties hereto, provided further that, any supporting documents delivered in connection with a Borrowing Base Certificate, if in Microsoft Excel format, shall only be delivered in Microsoft Excel format to (i) ~~Brittany.s.stark@jpmorgan.com~~ maria.barboza@jpmorgan.com, (ii) kennedy.diggs@jpmorgan.com and (~~ii~~iii ) ib.cbc.@jpmchase.com.

“Noticed Hedge” shall mean any Secured Bank Product Obligations arising under a Swap Contract with respect to which the Lead Borrower and the Secured Bank Product Provider thereof have notified the Administrative Agent of the intent to include such Secured Bank Product Obligations as a Noticed Hedge hereunder and with respect to which a Bank Products Reserve has subsequently been established in the maximum amount thereof.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean (x) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance by any Credit Party of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest (including interest, fees and other amounts accruing during any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Credit Party or for which any Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument and (y) all Secured Bank Product Obligations (with respect to any Credit Party, other than any Excluded Swap Obligation of such Credit Party) entered into by the Lead Borrower or any of its Restricted Subsidiaries, whether now in existence or hereafter arising. Notwithstanding anything to the contrary contained above, other than in connection with any application of proceeds pursuant to Section 11.11, (x) obligations of any Credit Party under any Secured Bank Product Obligations shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Bank Product Obligations.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or similar liability of such Person ~~with respect to~~arising in connection with a sale by such Person of accounts or notes receivable ~~sold by such Person~~, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person~~,~~ or (iii) any obligation under a Synthetic Lease ~~or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person~~.

“Officers’ Certificate” shall mean a certificate of a Responsible Officer of the Lead Borrower substantially in the form of Exhibit E hereto, and in any case, in form and substance reasonably satisfactory to the Administrative Agent.

“Original Term Loan Credit Agreement” shall have the meaning provided in clause (i) of the definition of the term “Term Loan Credit Agreement.”

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document or Letter of Credit except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04) that are imposed as a result of any present or former connection between the relevant Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Outstanding Amount” shall mean, with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overadvance” shall have the meaning provided in Section 2.17(vii).

“Overadvance Loan” shall mean a Base Rate Loan, a Term Benchmark Loan or a Canadian Prime Rate Loan made when an Overadvance exists or is caused by the funding thereof.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parallel Debt” shall have the meaning provided in Section 12.15.

“Parent Company” shall mean any direct or indirect parent company of the Lead Borrower (other than the Sponsor).

“Pari Passu Intercreditor Agreement” shall have the meaning set forth in the Term Loan Credit Agreement as in effect on the Amendment No.  ~~5~~8 Effective Date.

“Pari Passu Representative” shall have the meaning set forth in the Term Loan Credit Agreement as in effect on the Amendment No.  ~~5~~8 Effective Date.

“Participant” shall have the meaning provided in Section 13.04(c).

“Participant Register” shall have the meaning provided in Section 13.04(c).

“Participating Member State” shall mean any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” shall have the meaning provided in Section 13.16.

“Payment” has the meaning assigned to it in Section 12.18(a).

“Payment Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would result from such action, (ii) (a) Global Availability on a Pro Forma Basis immediately after giving effect to such action would be at least the greater of (x) 12.5% of the Line Cap and (y)  $~~40,000,000~~55,000,000 and (b) over the 30 consecutive days prior to consummation of such action, Global Availability averaged no less than the greater of (x) 12.5% of the Line Cap and (y) $~~40,000,000~~55,000,000 , on a Pro Forma Basis for such action and (iii) if (a) Global Availability on a Pro Forma Basis immediately after giving effect to such action is less than 25% of the Aggregate Commitments, or (b) over the 30 consecutive days prior to consummation of such action, Global Availability averaged less than 25% of the Aggregate Commitments on a Pro Forma Basis for such action, the Consolidated Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis for such action.

“Payment Notice” has the meaning assigned to it in Section 12.18(b).

“Payment Office” shall mean the office of the Administrative Agent located at 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, DE 19713, Attention of Loan and Agency Services Group, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part I of the United Kingdom’s Pensions Act 2004, as amended.

“Perfection Certificate” shall have the meaning provided in the U.S. Security Agreement.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.

“Permitted Acquisition” shall mean the acquisition by the Lead Borrower or any of its Restricted Subsidiaries of an Acquired Entity or Business; provided that (in each case) (A) the Acquired Entity or Business acquired is in a business permitted by Section 10.09 and (B) all applicable requirements of Section 9.14 are satisfied.

“Permitted Borrowing Base Liens” shall mean Liens on the Collateral permitted by Sections 10.01(i), (ii) (solely with respect to warehousemens’ liens), (xi), (xii) (solely as it relates to Eligible Accounts and Eligible Inventory of Canadian Credit Parties, in respect to amounts not yet overdue) and (xxiii) (in the case of clauses (ii), (xi) and (xxiii), subject to compliance with clause (iii) of the definition of “Eligible Inventory” and in each case, solely to the extent any such Lien set forth in clause (ii), (xi), (xii) or (xxiii) arises by operation of law).

“Permitted Discretion” shall mean reasonable credit judgment made in good faith in accordance with customary business practices for comparable asset-based lending transactions, and as it relates to the establishment of reserves or the imposition of exclusionary criteria shall require that (x) such establishment, adjustment or imposition after the Closing Date (other than with respect to Landlord Lien Reserves) be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or are materially different from the facts or events occurring or known to the Administrative Agent on the Closing Date, unless the Lead Borrower and the Administrative Agent otherwise agree in writing (for the avoidance of doubt, it is understood that such Reserves may be established after the Closing Date pursuant to the terms of Section 9.17, or in connection with Additional Inventory Security Actions, if applicable), (y) the contributing factors to the imposition of any reserves shall not duplicate (i) the exclusionary criteria set forth in the definition of “Eligible Accounts” or “Eligible Inventory,” as applicable, and vice versa or (ii) any reserves deducted in computing book value and (z) the amount of any such reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the mortgage title insurance policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean (i) the Sponsor, (ii) any Related Party of the Sponsor and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group”, such Persons specified in clauses (i) or (ii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Ultimate Parent.

“Permitted Investment” shall have the meaning provided in Section 10.05.

“Permitted Junior Debt” shall mean and include (i) any Permitted Junior Notes and (ii) any Permitted Junior Loans.

“Permitted Junior Debt Documents” shall mean and include the Permitted Junior Notes Documents and the Permitted Junior Loan Documents.

“Permitted Junior Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Junior Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Loans” shall mean any Indebtedness of the Lead Borrower or any Restricted Subsidiary in the form of unsecured or secured loans; provided that (i) except as provided in clause (v) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be secured by any asset of the Lead Borrower or any of its Subsidiaries, (ii) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than a Credit Party, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity, in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred, except in the case of Extendable Bridge Loans, (iv) [reserved], (v) in the case of any such Indebtedness incurred by a Credit Party that is secured (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities or as otherwise reasonably satisfactory to the Administrative Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of the Lead Borrower or any other Credit Party, then the Administrative Agent, the applicable Collateral Agents and the Junior Representative for such Indebtedness shall have executed and delivered, and each applicable Credit Party shall have acknowledged, the Additional Intercreditor Agreement and (vi) to the extent incurred by any Credit Party, the negative covenants and events of default, taken as a whole, contained in the agreement governing such Indebtedness, shall not be materially more favorable to the lenders providing such Permitted Junior Loans than the related provisions contained in this Agreement; provided that (w) any such terms may be more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred and (x) may include financial maintenance covenants customary for the type of Indebtedness incurred (provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such

Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Lead Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes” shall mean any Indebtedness of the Lead Borrower or any Restricted Subsidiary in the form of unsecured or secured notes and incurred pursuant to one or more issuances of such notes; provided that (i) except as provided in clause (vii) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be secured by any asset of the Lead Borrower or any of its Subsidiaries, (ii) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than a Credit Party, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity, in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred, except in the case of Extendable Bridge Loans, (iv) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness to the extent incurred by any Credit Party, shall provide that the Lead Borrower or the respective Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement before offering to purchase such Indebtedness, (v) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (vi) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross acceleration” and “cross payment default” rather than a “cross-default,” (vii) in the case of any such Indebtedness incurred by a Credit Party that is secured (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of the Credit Parties other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities or as otherwise reasonably satisfactory to the Administrative Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of the Lead Borrower or any other Credit Party, then the Administrative Agent, the applicable Collateral Agents and the Junior Representative for such Indebtedness shall have executed and delivered, and each applicable Credit Party shall have acknowledged, the Additional Intercreditor Agreement, and (viii) to the extent incurred by any Credit Party, the negative covenants and events of default, taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of such Permitted Junior Notes than the related provisions contained in this Agreement; provided that any such terms may be more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (viii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Lead Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Junior Notes Indenture, and the Permitted Junior Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Junior Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Notes” shall mean and include (i) any Permitted Junior Notes and (ii) any Permitted Pari Passu Notes.

“Permitted Pari Passu Loan Documents” shall have the meaning set forth in the Term Loan Credit Agreement as in effect on the Amendment No.  ~~5~~8 Effective Date.

“Permitted Pari Passu Loans” shall have the meaning set forth in the Term Loan Credit Agreement as in effect on the Amendment No.  ~~5~~8 Effective Date.

“Permitted Pari Passu Notes” shall have the meaning set forth in the Term Loan Credit Agreement as in effect on the Amendment No.  ~~5~~8 Effective Date.

“Permitted Pari Passu Notes Documents” shall have the meaning set forth in the Term Loan Credit Agreement as in effect on the Amendment No. ~~5~~8 Effective Date.

“Permitted Refinancing Indebtedness” shall mean (x) Indebtedness incurred by the Lead Borrower or any Restricted Subsidiary which serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, including any previously issued Permitted Refinancing Indebtedness, so long as:

(1) the principal amount of such new Indebtedness does not exceed (a) the principal amount of Indebtedness (including any unused commitments therefor that are able to be drawn at such time) being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, the “Refinanced Debt”), plus (b) any accrued and unpaid interest and fees on such Refinanced Debt, plus (c) the amount of any tender or redemption premium paid thereon or any penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the Refinancing of such Refinanced Debt;

(2) except in the case of Extendable Bridge Loans, such Permitted Refinancing Indebtedness has a:

(a) Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and

(b) final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date as of the date such Indebtedness was incurred);

(3) to the extent such Permitted Refinancing Indebtedness Refinances (a) Indebtedness that is expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Permitted Refinancing Indebtedness is subordinated to the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the subordination terms applicable to the Refinanced Debt, (b) secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Refinanced Debt or (c) secured by Liens that are pari passu with the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are pari passu or subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Collateral sharing provisions applicable to the Refinanced Debt; and

(4) subject to Section 10.01(vi), such Permitted Refinancing Indebtedness shall not be secured by any assets or property of the Lead Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements and accessions thereon and proceeds in respect thereof);

provided that (a) Permitted Refinancing Indebtedness will not include Indebtedness of a Restricted Subsidiary of the Lead Borrower that is not a Credit Party that refinances Indebtedness of a Credit Party and (b) clause (2) of this definition will not apply to any Refinancing of any Indebtedness under clause (iii) or (v) of Section 10.04.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Canadian Pension Plan, Foreign Pension Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Lead Borrower or a Restricted Subsidiary of the Lead Borrower or with respect to which the Lead Borrower or a Restricted Subsidiary of the Lead Borrower has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system.

“Pledged Collateral” shall have the meaning assigned to it in the Pledge Agreement. “Pounds Sterling” or “£” shall mean the lawful currency of the United Kingdom.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of the U.S. Collateral Agent’s Lien on any applicable Collateral are governed by the personal property security laws or other applicable laws of any jurisdiction in Canada other than Ontario, PPSA shall mean those personal property security laws or such other applicable laws (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

~~“Primary Subfacility” shall mean each Subfacility (other than a FILO Subfacility).~~

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective; provided, that if the rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Priority Payables Reserve” shall mean reserves for amounts which rank or are capable of ranking in priority to the Liens granted to any Collateral Agent under the Security Documents, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, vacation pay, severance pay, employee deductions, income tax, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, amounts currently or past due and not paid for taxes and pension obligations.

“Pro Forma Basis” shall mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated Total Net Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio and the calculation of Consolidated Total Assets and Consolidated EBITDA, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Amendment No. 5 Transactions, any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of preferred stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness if such Swap Contract has a remaining term in excess of such period);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Lead Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Lead Borrower may designate; and

(4) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

Any pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act. Any pro forma calculation may include, without limitation, adjustments calculated to give effect to any Pro Forma Cost Savings; provided that any such adjustments, other than Specified Permitted Adjustments, that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” shall mean, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Lead Borrower (or any successor thereto) or any Restricted Subsidiary within 18 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Lead Borrower (or any successor thereto)) and are reasonably anticipated to be realized within 18 months after the date of such pro forma calculation and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that, except for the Specified Permitted Adjustments, (i) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA), solely with respect to acquisitions after the Amendment No. ~~5~~8 Effective Date, shall not exceed with respect to any four quarter period 25% of Consolidated EBITDA for such period (calculated after giving effect to any such adjustments, after giving effect to the Specified Permitted Adjustments, in each case, if applicable) (such limitation, the “Cost Savings Cap”) and (ii) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall no longer be permitted to be added back to the extent the cost savings, operating expense reductions, operating improvements and synergies have not been achieved within 18 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and synergies.

“Pro Rata Percentage” of any Lender at any time shall mean either (i) the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment, (ii) the percentage of the total U.S. Revolving Commitments represented by such Lender’s U.S. Revolving Commitment, (iii) ~~the percentage of the total U.S. FILO Revolving Commitments represented by such Lender’s U.S. FILO Revolving Commitment~~[reserved], (iv) the percentage of the total Canadian Revolving Commitments represented by such Lender’s Canadian Revolving Commitment, (v) ~~the percentage of the total Canadian FILO Revolving Commitments represented by such Lender’s Canadian FILO Revolving Commitment, (vi) the percentage of the total French Revolving Commitments represented by such Lender’s French Revolving Commitment,~~[reserved], (vi) [reserved], (vii) the percentage of the total German Revolving Commitments represented by such Lender’s German Revolving Commitment, (viii) the percentage of the total Asian Revolving Commitments represented by such Lender’s Asian Revolving Commitment or (ix) the percentage of the total European Revolving Commitments represented by such Lender’s European Revolving Commitment, as applicable.

“Pro Rata Share” shall mean, with respect to each Lender at any time, either (i) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Aggregate Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Aggregate Exposures at such time, (ii) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the U.S. Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all U.S. Revolving Exposures at such time, (iii) ~~a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the U.S. FILO Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all U.S. FILO Revolving Exposures at such time~~[reserved], (iv) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Canadian Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Canadian Revolving Exposures at such time, (v) ~~a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Canadian FILO Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Canadian FILO Revolving Exposures at such time, (vi) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the French Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all French Revolving Exposures at such time,~~[reserved], (vi) [reserved], (vii) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the German Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all German Revolving Exposures at such time, (viii) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Asian Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Asian Revolving Exposures at such time or (ix) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the European Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all European Revolving Exposures at such time, as applicable. The initial Pro Rata Shares of each Lender are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Properly Contested” with respect to any obligation of a Credit Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Credit Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with U.S. GAAP; (d) non-payment would not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Credit Party; (e) no Lien is imposed on assets of the Credit Party, unless bonded and stayed to the satisfaction of Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Protective Advances” shall have the meaning provided in Section 2.18.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Securities Exchange Act, and any other comparable body of laws, rules or regulations, as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the rules of national securities exchanges, as applicable to companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of listing such Person’s equity securities on a national securities exchange.

“Public-Sider” shall mean a Lender whose representatives may trade in securities of the Lead Borrower or its controlling person or any of its Subsidiaries or any Parent Company while in possession of the financial statements provided by the Lead Borrower under the terms of this Agreement.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning provided in Section 13.28.

“Qualified Preferred Stock” shall mean any preferred capital stock of Holdings or the Lead Borrower so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the Latest Maturity Date as of the date such Qualified Preferred Stock was issued other than (i) provisions requiring payment solely (or with provisions permitting Holdings or the Lead Borrower, as applicable, to opt to make payment solely) in the form of common Equity Interests or Qualified Preferred Stock of Holdings or the Lead Borrower or cash in lieu of fractional shares, as applicable, or any Equity Interests of any Parent Company of Holdings or the Lead Borrower, as applicable, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of Holdings or the Lead Borrower, as applicable, or its Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (y) give Holdings or the Lead Borrower the option to elect to pay such dividends or distributions on a non-cash basis or otherwise do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in an Event of Default hereunder.

“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall mean the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Holdings, any Borrower or any Guarantor hereunder or under any other Credit Document or Letter of Credit.

“Recovery Event” shall mean the receipt by the Lead Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Lead Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by the Lead Borrower or any of its Restricted Subsidiaries in respect of any such event.

“Reference Period” shall have the meaning provided in the definition of the term “Pro Forma Basis.” “Refinance” shall have the meaning provided in clause (x) of the definition of the term “Permitted

Refinancing Indebtedness.”

“Refinanced Debt” shall have the meaning provided in clause (1)(a) of the definition of the term “Permitted Refinancing Indebtedness.”

“Refinancing Note Documents” shall mean the Refinancing Notes, the Refinancing Notes Indenture and all other documents executed and delivered with respect to the Refinancing Notes or Refinancing Notes Indenture, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Refinancing Notes” shall have the meaning provided in the Term Loan Credit Agreement. “Refinancing Notes Indenture” shall have the meaning provided in the Term Loan Credit Agreement.

“Refinancing Term Loan Documents” shall have the meaning provided in the Term Loan Credit Agreement.

“Refinancing Term Loans” shall have the meaning provided in the Term Loan Credit Agreement. “Register” shall have the meaning provided in Section 13.04(b)(iv).

“Regulation” shall have the meaning provided in Section 8.28.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Party” shall mean (a) with respect to Platinum Equity Advisors, LLC, (i) any investment fund controlled by or under common control with Platinum Equity Advisors, LLC, any officer or director of the foregoing persons, or any entity controlled by any of the foregoing persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i); (b) with respect to any officer of the Lead Borrower or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships; and (c) with respect to any Agent, such Agent’s Affiliates and the respective directors, officers, employees, agents and advisors of such Agent and such Agent’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, of any Hazardous Material into, through or upon the Environment or within, from or into any building, structure, facility or fixture.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in U.S. Dollars, the Federal Reserve Board and/or NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto ~~and~~, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto; and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto.

“Relevant Territory” shall mean (a) a member state of the European Communities (other than Ireland); or (b) not being such a member state, a jurisdiction with which Ireland has a entered into a double taxation treaty that either has the force of law by virtue of Section 826(1) of the TCA or will have the force of law on completion of the procedures set out in Section 826(1) of the TCA.

“Renminbi” shall mean the lawful currency of the People’s Republic of China. “Replaced Lender” shall have the meaning provided in Section 3.04(z). “Replacement Lender” shall have the meaning provided in Section 3.04(z).

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Commitments as of any date of determination represents greater than 50% of the sum of all outstanding principal of Commitments of Non-Defaulting Lenders at such time.

“Required Subfacility Lenders” shall mean, with respect to any Subfacility, Non-Defaulting Lenders, the sum of whose outstanding principal of Commitments under such Subfacility as of any date of determination represents greater than 50% of the sum of all outstanding principal of Commitments under such Subfacility of Non- Defaulting Lenders at such time.

“Requirement of Law” or “Requirements of Law” shall mean, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” shall mean, without duplication of any items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its Permitted Discretion, including but not limited to Dilution Reserves and Landlord Lien Reserves, plus any Bank Product Reserves, and (a) with respect to the Canadian ~~Borrowing Base and the Canadian FILO~~ Borrowing Base, the Canadian Priority Payables Reserve; (b) with respect to the Asian Borrowing Base, the Singapore Priority Payables Reserve; (c) with respect to the European Borrowing Base, reserves for VAT, reserves for the prescribed part of an UK Credit Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to Section 176A of the United Kingdom’s Insolvency Act 1986, reserves with respect to liabilities of a UK Credit

Party which constitute preferential debts pursuant to Sections 176ZA or 386 of the United Kingdom’s Insolvency Act 1986; and (d) with respect to the ~~French Borrowing Base,~~ German Borrowing Base, Asian Borrowing Base and European Borrowing Base, Priority Payables Reserves and reserves for extended or extendible retention of title over Accounts, if any.

Notwithstanding anything to the contrary in this Agreement, (i) such Reserves shall not be established or changed except upon not less than three (3) Business Days’ prior written notice to the Lead Borrower, which notice shall include a reasonably detailed description of such Reserve being established (during which period (a) the Administrative Agent shall, if requested, discuss any such Reserve or change with the Lead Borrower, (b) the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent and (c) no Credit Extensions shall be made to the Borrowers if after giving effect to such Credit Extension the Availability Conditions would not be met after taking into account such Reserves), provided that (x) no Landlord Lien Reserves may be established prior to the date that is 120 days after the Closing Date and (y) no Reserves with respect to any failure to deliver Deposit Account Control Agreements in accordance with Section 9.17 may be established prior to the date that is 90 days after the Closing Date (with respect to Deposit Accounts existing on the Closing Date) or 60 days after the opening of the applicable Deposit Account (with respect to Deposit Accounts opened following the Closing Date), (ii) no Reserves shall be established with respect to any surety bond arrangements in which guarantees, letters of credit, bonds or similar arrangements are issued by one of the Credit Parties to facilitate the Credit Parties’ business, except to the extent (x) any assets included in the applicable Borrowing Base are subject to a perfected or a common law Lien securing reimbursement obligations in respect of such surety bond arrangements and such Liens are pari passu or senior to the Liens securing the Obligations hereunder or (y) the counterparties to any such surety bond arrangement have made demands for cash collateral which have not been satisfied, (iii) the amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change. Notwithstanding clause (i) of the preceding sentence, changes to the Reserves solely for purposes of correcting mathematical or clerical errors shall not be subject to such notice period, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of six (6) Business Days and (iv) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Person, its chief financial officer, chief executive officer, president, or any vice president, managing director (which shall include any Geschäftsführer), director, company secretary, treasurer, controller or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, treasurer or controller of the Lead Borrower, or any other officer of the Lead Borrower having substantially the same authority and responsibility.

“Restricted Subsidiary” shall mean each Subsidiary of the Lead Borrower other than any Unrestricted Subsidiary. The Subsidiary Borrowers and Subsidiary Guarantors shall at all times constitute Restricted Subsidiaries.

“Returns” shall have the meaning provided in Section 8.09(a)(i).

“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Term Benchmark Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Term Benchmark Loan denominated in an Alternative Currency pursuant to Section 2.02, (iii) for purposes of calculating the Unused Line Fee, the last day of any fiscal quarter and (iv) such additional dates as the Administrative Agent shall determine or require; and (b) with respect to any Letter of Credit, each of the following:

(i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) for purposes of calculating the Unused Line Fee, the LC Participation Fee and the Fronting Fee, the last day of any fiscal quarter; and (c) with respect to any Foreign Subfacility, if required by the Administrative Agent or the Required Subfacility Lenders, any date on which the Dollar Equivalent of the Outstanding Amount in respect of such Foreign Subfacility, as recalculated based on the exchange rate therefor quoted in the Wall Street Journal on the respective date of determination pursuant to this exception, would result in an increase in the Dollar Equivalent of such Outstanding Amount by 10% or more since the most recent prior Revaluation Date.

“Revolver Priority Collateral” shall have the meaning assigned to the term “ABL Collateral” in the Intercreditor Agreement.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a U.S. Revolving Borrowing, a ~~U.S. FILO Revolving Borrowing, a~~ Canadian Revolving Borrowing, ~~a Canadian FILO Revolving Borrowing, a French Revolving Borrowing,~~ a German Revolving Borrowing, an Asian Revolving Borrowing and/or a European Revolving Borrowing.

“Revolving Commitment” shall mean the U.S. Revolving Commitment, the ~~U.S. FILO Revolving Commitment, the~~ Canadian Revolving Commitment, ~~the Canadian FILO Revolving Commitment, the French Revolving Commitment,~~ the German Revolving Commitment, the Asian Revolving Commitment and/or the European Revolving Commitment.

“Revolving Commitment Increase” shall have the meaning provided in Section 2.15(a). “Revolving Commitment Increase Notice” shall have the meaning provided in Section 2.15(b).

“Revolving Exposure” shall mean the U.S. Revolving Exposure, the ~~U.S. FILO Revolving Exposure, the~~ Canadian Revolving Exposure, ~~the Canadian FILO Revolving Exposure, the French Revolving Exposure,~~ the German Revolving Exposure, the Asian Revolving Exposure and/or the European Revolving Exposure.

“Revolving Loans” shall mean U.S. Revolving Loans, ~~U.S. FILO Revolving Loans,~~ Canadian Revolving Loans~~, and/or Canadian FILO Loans, French Revolving Loans~~, German Revolving Loans, Asian Revolving Loans, European Revolving Loans, Protective Advances and/or Overadvance Loans.

“Revolving Note” shall mean the U.S. Revolving Note~~, the U.S. FILO Revolving Note,~~ and/or the Canadian Revolving Note~~, the Canadian FILO Revolving Note~~.

“RFR Interest Day” ~~has~~shall have the meaning ~~specified~~provided in the definition of “Daily Simple RFR”. “RFR Loan” shall mean a Loan that bears interest at a rate based on the Daily Simple RFR.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor owner of such division.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by the Lead Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Lead Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanctioned Country” shall mean a country, region or territory that at any time is the subject or target of any comprehensive territorial Sanctions (as of the (x) Closing Date, the Crimea region of the Ukraine, Cuba, Iran, North Korea, Sudan and Syria ~~and~~, (y) Amendment No. 5 Effective Date, the Crimea region of the Ukraine, Cuba,

Iran, North Korea and Syria~~).~~ and (z) Amendment No. 8 Effective Date, the Crimea region of the Ukraine, the non- government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the government of Canada, ~~Her~~His Majesty’s Treasury of the United Kingdom, the European Union~~,~~ or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b) or the government of a Sanctioned Country.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the government of Canada (including Canadian Economic Sanctions and Export Control Laws), the European Union, any European Union member state or ~~Her~~His Majesty’s Treasury of the United Kingdom.

“SEC” shall have the meaning provided in Section 9.01(g).

“Second Lien Notes” shall mean the Lead Borrower’s 10.00% senior secured second lien notes due 2024 pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Indenture” shall mean the Indenture dated as of May 13, 2019, pursuant to which the Second Lien Notes were issued, as amended, restated, supplemented or otherwise modified on or prior to the Amendment No. ~~5~~8 Effective Date.

“Section 9.01 Financials” shall mean the annual and quarterly financial statements required to be delivered pursuant to Sections 9.01(a) and (b), or, if applicable, Section 9.01(c) in lieu thereof.

“Secured Bank Product Obligations” shall mean Bank Product Debt owing to a Secured Bank Product Provider or any Person that was a Secured Bank Product Provider on the Closing Date or at the time it entered into a Bank Product with a Borrower or its Subsidiary, up to the maximum amount (in the case of any Secured Bank Product Provider other than JPMCB and its Affiliates) specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice by the Lead Borrower or such provider to the Administrative Agent from time to time) as long as no Default or Event of Default then exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations.

“Secured Bank Product Provider” shall mean, at the time of entry into a Bank Product with a Borrower or its Subsidiary (or, if such Bank Product exists on the Closing Date, as of the Closing Date) the Administrative Agent, any Lender or any of their respective Affiliates that is providing a Bank Product; provided such provider delivers written notice to the Administrative Agent, substantially in the form of Exhibit D hereto, by the later of ten (10) days following (x) the Closing Date and (y) creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.12. It is hereby understood that a Person may not be a Secured Bank Product Provider to the extent it is similarly treated as such under the Term Loan Credit Agreement in respect of such Bank Product.

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents. “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include the U.S. Security Document and each Non-U.S. Security Document.

“Senior Notes” shall mean the Lead Borrower’s 9.250% senior notes due 2024 pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” shall mean the Indenture dated as of October 17, 2016, pursuant to which the Senior Notes were issued, as amended, restated, supplemented or otherwise modified on or prior to the Amendment No.  ~~5~~8 Effective Date.

“Settlement Date” shall have the meaning provided in Section 2.14(b).

“Similar Business” shall mean any business and any services, activities or businesses incidental, or reasonably related or similar to, or complementary to any line of business engaged in by the Lead Borrower and its Restricted Subsidiaries on the Amendment No. 5 Effective Date (after giving effect to the Amendment No. 5 Transactions) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Singapore Collateral” shall mean all the “Security Assets” as defined in the Initial Singapore Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Singapore Guarantors or will be granted in accordance with the requirements set forth in Section 9.13.

“Singapore Credit Parties” shall mean each Singapore Guarantor.

~~“Singapore Dollars” or “S$” shall mean the lawful currency of Singapore.~~

“Singapore Guarantor” shall mean each Singapore Subsidiary that is on the Eurasian Effectiveness Date, or which becomes, a party to the Guaranty Agreement in accordance with the requirements of this Agreement or the provisions of such Guaranty Agreement.

“Singapore Priority Payables Reserve” shall mean, on any date of determination and only with respect to a Singapore Credit Party, reserves established by the Administrative Agent in its Permitted Discretion for amounts secured by any Liens, choate or inchoate, ranking or capable of ranking in priority senior to or pari passu with the Asian Collateral Agent’s Liens on Singapore Collateral, including, without duplication, (i) amounts deemed to be held in trust, or held in trust, pursuant to applicable law, (ii) any such amounts due or which may become due as preferential debts under the Companies Act~~, Chapter 50~~ 1967 of Singapore, as amended, supplemented or re- enacted from time to time and (iii) any similar statutory or other claims that would have priority over or be pari passu with any Liens granted to the Asian Collateral Agent in the future.

“Singapore Security Documents” shall mean the Initial Singapore Security Agreement and, after the execution and delivery thereof, each Additional Security Document governed by Singapore law, including those entered into as required by the Additional Inventory Security Actions, together with any other applicable security documents governed by Singapore law from time to time.

“Singapore Subsidiary” shall mean any Subsidiary of the Lead Borrower that is incorporated, formed or otherwise organized under the laws of Singapore.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (iii) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and (iv) such Person and its Subsidiaries on a consolidated basis have, and will have, adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.

“SONIA” shall mean, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

~~“SOR Loan” shall mean a Loan denominated in Singapore Dollars made by the Lenders to the Borrowers which bears interest at a rate based on SOR~~.

~~“SOR Rate” shall mean, in relation to any Loan in Singapore Dollars, the rate administered by ABS Benchmarks Administration Co Pte. Ltd. (or any other entity or person which takes over the administration of that rate) for the relevant currency and period displayed on page ABSFIX01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), as of 11:00 a.m. London Local Time, two Business Days before the first day of the applicable Interest Period (“SOR Screen Rate”); provided that (x) if no SOR Screen Rate is available for the applicable Interest Period, the Interpolated Rate for that Loan shall be used, (y) if no SOR Screen Rate is available for the currency of that Loan and it is not possible to calculate an Interpolated Rate for that Loan, then, unless and until the Administrative Agent and the applicable Borrower shall mutually agree upon a substitute rate, then such rate shall be calculated as (i) if available, the SOR Screen Rate for the immediately preceding Business Day, adjusted to take into account such factors as the Administrative Agent may, in its absolute discretion, consider necessary and (ii) if the SOR Screen Rate referred to in clause (i) is unavailable, the cost to the Administrative Agent of funding the relevant Loan from whatever source it may reasonably select and (z) if the SOR Screen Rate or Interpolated Rate is below zero, SOR will be deemed to be zero.~~

“Specified Equity Contribution” shall have the meaning provided in Section 10.11(b).

“Specified Event of Default” shall mean any Event of Default arising under Section 11.01, 11.03(i) (solely relating to a failure to comply with Section 10.11 or Section 9.17(c), (d), (e), (f), (g), or (h)), 11.02 (solely with respect to any material inaccuracy in any Borrowing Base Certificate), 11.03(ii) or 11.05.

“Specified Permitted Adjustments” shall mean all adjustments identified in the calculation of “Adjusted EBITDA” as set forth in the “Summary—Summary Historical Financial and Pro Forma Financial Data” in the private supplement relating to Amendment No. 5 to the extent such adjustments, without duplication, continue to be applicable to the reference period (it being understood that such adjustments shall be calculated net of the amount of actual benefits realized or expected to be realized during such reference period that are otherwise included in the calculation of Consolidated EBITDA).

“Specified Representations” shall mean the representations and warranties of the Credit Parties set forth in Sections 8.02, 8.03(iii) (in the case of any Class of Loans with respect to which such Specified Representations are made, limited to the incurrence of such Class of Loans in the case of the Borrowers, the provision of the Guaranty Agreement and the grant of the Liens in the Collateral to the Collateral Agents for the benefit of the Secured Creditors by all Credit Parties), 8.05(b), 8.08(c) (in the case of any Class of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.08(d) (in the case of any Class of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.11, 8.15 (in the case of any Class of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof) and 8.16 (in the case of any Class of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof).

“Sponsor” shall mean Platinum Equity Advisors, LLC and its Affiliates (excluding any operating portfolio company thereof).

“Sponsor Affiliate” shall mean the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Spot Rate” shall mean the exchange rate, as reasonably determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source reasonably designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in the Administrative Agent’s principal foreign exchange trading office for the first currency.

“SSM Regulation” shall mean Council Regulation (ED) No. 1024/2013 of 15 October 2013 conferring specific tasks on the European Central Bank concerning policies relating to the prudential supervision of credit institutions and, where relevant, shall include reference to Regulation (EU) No. 468/2014 of the European Central Bank of 16 April 2014 establishing the framework for co-operation within the Single Supervisory Mechanism between the European Central Bank and national competent authorities and with national designated authorities.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subfacility” shall mean the U.S. Subfacility, the ~~U.S. FILO Subfacility, the~~ Canadian Subfacility, ~~the Canadian FILO Subfacility, the French Subfacility,~~ the German Subfacility, the Asian Subfacility and/or the European Subfacility.

“Subordinated Indebtedness” shall mean any Indebtedness that is expressly subordinated in right of payment to the Obligations.

“Subsequent Transaction” shall have the meaning provided in Section 1.05.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Subsidiary Borrower” shall mean each U.S. Subsidiary Borrower and each Canadian Borrower, ~~French Borrower,~~ German Borrower, Hong Kong Borrower and Irish Borrower.

“Subsidiary Guarantor” shall mean each UK Guarantor, each Australian Guarantor, and each Singapore Guarantor.

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if the percentage “50%” contained therein were changed to “66- 2/3%.”

“Supported QFC” shall have the meaning provided in Section 13.28.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.12.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean JPMCB.

“Swingline Loan” shall mean any Loan made by the Swingline Lender pursuant to Section 2.12 until such Loan is settled among the Lenders pursuant to Section 2.14.

“Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-2 hereto.

“Syndication Agent” shall mean, prior to the Amendment No. 5 Effective Date, Bank of America, N.A., in its capacity as syndication agent for this Agreement.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“~~TARGET~~T2” shall mean the ~~Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.~~real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” shall mean any day on which ~~TARGET~~T2 ~~(or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement)~~ is open for the settlement of payments in Euro.

~~“Tax Deduction” shall mean a deduction or withholding for or on account of Tax from any payment to be made by or on account of any Loan provided to a French Borrower.~~

“Tax Receivable Agreement” shall mean that certain Tax Receivable Agreement, dated as of February 7, 2020, by and between Ultimate Parent and VPE Holdings, LLC, a Delaware limited liability company, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments, liabilities or withholdings imposed by any Governmental Authority in the nature of a tax, including interest, penalties and additions to tax with respect thereto.

“TCA” shall mean the Taxes Consolidation Act 1997 of Ireland as amended. “TEG” shall have the meaning provided in Section 2.06(l).

“TEG Letter” shall have the meaning provided in Section 2.06(l).

“Term Agent” shall mean Citibank, N.A. (or prior to the entry into the New Term Loan Credit Agreement, JPMorgan Chase Bank, N.A.), in its capacity as administrative agent and collateral agent under the Term Documents.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, ~~the CDOR~~Adjusted Term CORRA Rate, ~~the SOR Rate,~~ the BBSY Rate, the CNH HIBOR Rate or the HIBOR Rate (or, with respect to any other Alternative Currency that becomes an Alternative Currency following the Closing Date, such other reference rate for loans or deposits in such currency for such Interest Period as the Administrative Agent, the Borrowers and the Lenders shall agree).

“Term CORRA” means, with respect to any Borrowing of Term Benchmark Loans denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day (the “Term CORRA Reference Time”) the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Activation Date” means the date on which the Administrative Agent has notified the Borrowers that it has received a Term CORRA Capability Notice (as defined below) from each Term CORRA Notice Lender. Each Term CORRA Notice Lender shall notify the Administrative Agent that it has obtained Term CORRA Capability within three (3) Business Days of obtaining Term CORRA Capability (such notice, a “Term CORRA Capability Notice”).

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Capability” means, with respect to any Lender, that such Lender has obtained the requisite license, and has the operational ability, to make Borrowings bearing interest at the Term CORRA Rate.

“Term CORRA Loan” means any Loan denominated in Canadian Dollars made by the Lenders to the Borrowers which bears interest at a rate based on Adjusted Term CORRA.

“Term CORRA Notice Lender” means ING Capital LLC, who has notified the Administrative Agent in writing prior to the Amendment No. 8 Effective Date that it does not have Term CORRA Capability as of the Amendment No. 8 Effective Date.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Documents” shall mean the Term Loan Credit Agreement, any guarantees issued thereunder and the collateral and security documents (and intercreditor agreements) entered into in connection therewith.

“Term Loan Credit Agreement” shall mean (i) the Term Loan Credit Agreement (the “New Term Loan Credit Agreement”) entered into as of the Amendment No. 5 Effective Date (or prior to the entry into the New Term Loan Credit Agreement, that certain Term Loan Credit Agreement entered into as of the Closing Date (as amended, restated, amended and restated, modified or supplemented prior to the Amendment No. 5 Effective Date, the “Original Term Loan Credit Agreement”)), as the same may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof, by and among the Lead Borrower, Holdings, the lenders party thereto in their capacities as lenders thereunder, the Term Agent and the other agents and parties party thereto from time to time, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the Indebtedness and other obligations outstanding under (x) the credit agreement referred to in the preceding clause (i) or (y) any subsequent Term Loan Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Priority Collateral” shall have the meaning assigned to the term “Fixed Asset Collateral” in the Intercreditor Agreement.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Term SOFR Loan” shall mean a Loan denominated in U.S. Dollars made by the Lenders to the Borrowers which bears interest at a rate based on the Adjusted Term SOFR Rate.

“Term SOFR Rate” shall mean, with respect to any Borrowing of Term Benchmark Loans denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the Term SOFR Administrator.

“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Borrowing of Term Benchmark Loans denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Lead Borrower (in each case taken as one accounting period) for which Section 9.01 Financials have been (or were required to be) delivered or are otherwise internally available on or after the Amendment No.  ~~5~~8 Effective Date; provided that, until the first such Section 9.01 Financials are (or are required to be) delivered hereunder or are otherwise internally available on or after the Amendment No. ~~5~~8 Effective Date, “Test Period” shall mean the four consecutive fiscal quarters of Ultimate Parent or the Lead Borrower for which financial statements have been delivered pursuant to Section 9.01 of this Agreement (prior to giving effect to Amendment No. ~~5~~8).

“Threshold Amount” shall mean the greater of $100,000,000 and 20.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Tooling Materials” shall mean assets (not classified as property, plant or equipment under U.S. GAAP or recorded as a capital expenditure in the financial statements of any Credit Party) that are recognized in accordance with EITF Issue No. 99-5 “Accounting for Pre-Production Costs Related to Long-Term Supply Arrangements” as a result of incurring costs for the design and development of molds, dies or other tools that are owned or to be owned by a customer per such customer’s specifications.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, Term SOFR Loan, Canadian Prime Rate Loan, ~~CDOR Rate~~Term CORRA Loan, RFR Loan, EURIBOR Loan, CNH HIBOR Loan, ~~SOR Loan,~~ BBSY Loan or HIBOR Loan.

“U.S. Borrowers” shall mean (i) the Lead Borrower and (ii) any U.S. Subsidiary Borrower.

“U.S. Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of, without duplication:

(a) the book value of Eligible Accounts that are not Investment Grade Accounts of the U.S. Credit Parties multiplied by the advance rate of 85%; plus

(b) the book value of Eligible Accounts that are Investment Grade Accounts of the U.S. Credit Parties multiplied by the advance rate of 90%; plus

(c) ~~(b)~~ the lesser of (i) the Cost of Eligible Inventory of the U.S. Credit Parties multiplied by the advance rate of 70% and (ii) the appraised NOLV ~~Percentage~~ of Eligible Inventory of the U.S. Credit Parties multiplied by the advance rate of 85%; plus

(d) ~~(c)~~ 100% of Eligible Cash of the U.S. Credit Parties; minus

(e) ~~(d)~~ any Reserves established from time to time by the Administrative Agent in accordance herewith.

“U.S. Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any U.S. Security Document (including any Additional Security Documents but excluding the Non-U.S. Security Documents) or will be granted in accordance with requirements set forth in Section 9.13, including, without limitation, all collateral as described in the U.S. Security Agreement and all Mortgaged Properties. For the avoidance of doubt, in no event shall U.S. Collateral include Excluded Collateral.

“U.S. Collateral Agent” shall mean JPMCB, acting as a collateral agent for the Secured Creditors for the purpose of any US Security Document or Canadian Security Document and any successor thereto appointed pursuant to Section 12.10.

“U.S. Credit Party” shall mean Holdings and each U.S. Borrower.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. Dominion Account” shall mean a special concentration account established by the Lead Borrower in the United States, at JPMCB or another bank reasonably acceptable to the Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Credit Documents.

~~“U.S. FILO Borrowing Base” shall mean at any time of calculation, an amount equal to the sum of, without duplication:~~

~~(a) the book value of Eligible Accounts of the U.S. Borrowers multiplied by the advance rate of 92.5%; plus~~

~~(b) the lesser of (i) the Cost of Eligible Inventory of the U.S. Borrowers multiplied by the advance rate of 75%, and (ii) the appraised NOLV Percentage of Eligible Inventory of the U.S. Borrowers multiplied by the advance rate of 90%; plus~~

~~(c) 100% of Eligible Cash of the U.S. Borrowers; minus~~

~~(d) any Reserves established from time to time by the Administrative Agent in accordance herewith~~.

~~“U.S. FILO Lender” shall mean any Lender under the U.S. FILO Subfacility.~~

~~“U.S. FILO Line Cap” shall mean an amount equal to the lesser of (a) the U.S. FILO Revolving Commitments and (b) the then applicable U.S. FILO Borrowing Base.~~

~~“U.S. FILO Loans” shall mean advances made to or at the instructions of a U.S. Borrower pursuant to Section 2.01 hereof under the U.S. FILO Subfacility.~~

~~“U.S. FILO Revolving Borrowing” shall mean a Borrowing comprised of U.S. FILO Revolving Loans.~~

~~“U.S. FILO Revolving Commitment” shall mean the commitment of the U.S. FILO Lenders under the U.S. FILO Subfacility to make U.S. FILO Loans hereunder. The aggregate amount of the U.S. FILO Lenders’ U.S. FILO Revolving Commitments on the Amendment No. 5 Effective Date is $23,000,000.~~

~~“U.S. FILO Revolving Exposure” shall mean, with respect to any U.S. FILO Lender at any time, the aggregate principal amount at such time of all outstanding U.S. FILO Loans of such Lender.~~

~~“U.S. FILO Revolving Loan” shall mean shall mean advances made pursuant to Article 2 hereof under the U.S. FILO Subfacility.~~

~~“U.S. FILO Revolving Note” shall mean each revolving note relating to the U.S. FILO Subfacility substantially in the form of Exhibit B-1 hereto.~~

~~“U.S. FILO Subfacility” shall mean the U.S. FILO Revolving Commitments of the Lenders and the Loans pursuant to those Commitments in accordance with the terms hereof.~~

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or

(iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Line Cap” shall mean an amount that is equal to the lesser of (a) the U.S. Revolving Commitments and (b) the then applicable U.S. Borrowing Base.

“U.S. Protective Advances” shall have the meaning provided in Section 2.18.

“U.S. Revolving Borrowing” shall mean a Borrowing comprised of U.S. Revolving Loans.

“U.S. Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make U.S. Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its U.S. Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ U.S. Revolving Commitments on the Amendment No. ~~5~~8 Effective Date is $~~335,000,000~~537,000,000 .

“U.S. Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding U.S. Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such of such Lender’s Swingline Exposure.

“U.S. Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the U.S. Subfacility and may constitute U.S. Revolving Loans and Swingline Loans.

“U.S. Revolving Note” shall mean each revolving note relating to the U.S. Subfacility substantially in the form of Exhibit B-1 hereto.

“U.S. Security Documents” shall mean the Initial U.S. Security Agreement, each Deposit Account Control Agreement of a U.S. Credit Party, each Mortgage and, after the execution and delivery thereof, each Additional Security Document of a U.S. Credit Party.

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.28.

“U.S. Subfacility” shall mean the U.S. Revolving Commitments of the Lenders and the Loans and LC Credit Extensions pursuant to those Commitments in accordance with the terms hereof.

“U.S. Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is incorporated, formed or otherwise organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Subsidiary Borrower” shall mean each U.S. Subsidiary of the Lead Borrower that is on the Closing Date, or which becomes, a party to this Agreement in accordance with the requirements of this Agreement.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.01(c).

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York from time to time; provided, however, that, at any time, if by reason of mandatory provisions of law, the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York governs, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Collateral” shall mean all the “Secured Assets” as defined in the Initial UK Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the UK Guarantors or will be granted in accordance with the requirements set forth in Section 9.13.

“UK Credit Parties” shall mean each UK Guarantor.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Guarantor” shall mean each UK Subsidiary that is on the Eurasian Effectiveness Date, or which becomes, a party to the Guaranty Agreement in accordance with the requirements of this Agreement or the provisions of such Guaranty Agreement.

“UK Insolvency Event” shall mean any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a) the suspension of payments, a moratorium of any indebtedness (provided the ending of such moratorium will not remedy any Event of Default caused by such moratorium), winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Credit Party;

(b) a composition, compromise, assignment or arrangement with any creditor of any UK Credit Party in connection with or as a result of any financial difficulty on the part of any UK Credit Party;

(c) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Credit Party, or any of its assets;

(d) the enforcement of any Lien over any assets of any UK Credit Party having an aggregate value in excess of £1,000,000 (or equivalent);

(e) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a UK Credit Party having an aggregate value in excess of £5,000,000 (or equivalent), and is not discharged within 21 days; or

(f) any UK Credit Party is unable or admits inability to pay its debts as they fall due, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Secured Creditor in its capacity as such) with a view to rescheduling any of its indebtedness that is indebtedness in an aggregate amount of at least £1,000,000 (or equivalent), or any analogous procedure or step is taken in any jurisdiction provided that clauses (a) to (d) above shall not apply to (i) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement, (ii) the appointment of an administrator (or any procedure or step in relation to such appointment) which the Administrative Agent is satisfied will be withdrawn or unsuccessful and (iii) any actions expressly permitted by the Credit Agreement.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” shall mean the Initial UK Security Agreement and, after the execution and delivery thereof, each Additional Security Document governed by the laws of England and Wales, including those entered into as required by the Additional Inventory Security Actions, together with any other applicable security documents governed by the laws of England and Wales from time to time, such as a deed or any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of the European Collateral Agent for the benefit of the Secured Creditors.

“UK Subsidiary” shall mean any Subsidiary of the Lead Borrower that is incorporated, formed or otherwise organized under the laws of England and Wales.

“Ultimate Parent” shall mean Vertiv Holdings Co, a Delaware corporation (f/k/a GS Acquisition Holdings

Corp.).

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unaudited Financial Statements” shall have the meaning provided in Section 6A.11.

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.

“United Kingdom” shall mean the United Kingdom of Great Britain and Northern Ireland. “United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean (i) on the Amendment No.  ~~5~~8 Effective Date, each Subsidiary of the Lead Borrower listed on Schedule 1.01B, (ii) any other Subsidiary of the Lead Borrower designated by the board of directors of the Lead Borrower as an Unrestricted Subsidiary pursuant to Section 9.16 subsequent to the Amendment No. ~~5~~8 Effective Date, in each case, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 9.16 and (iii) any Subsidiary of an Unrestricted Subsidiary pursuant to the foregoing clause (i) or (ii); provided, however, that no Subsidiary Borrower shall be designated as an Unrestricted Subsidiary unless released from its obligations as a Subsidiary Borrower concurrently with or after satisfaction of all applicable conditions to such designation in accordance with Section 9.16.

“Unused Line Fee” shall have the meaning provided in Section 2.05(a).

“Unused Line Fee Rate” shall mean, 0.25% per annum on the average daily amount by which the Commitments under any Subfacility exceed the Revolving Exposure of all Lenders under such Subfacility, calculated based upon the actual number of days elapsed over a 360-day year payable quarterly in arrears.

“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union or the United Kingdom in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a U.S. Subsidiary of such Person.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Lead Borrower and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally; Certain Interpretive Provisions and Classification and Reclassification. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b)

references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). It is understood and agreed that any Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness need not be permitted solely by reference to one category of permitted Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(a), respectively, but may instead be permitted in part under any combination thereof (it being understood that the Lead Borrower may utilize amounts under any category that is subject to the Payment Conditions or the Distribution Conditions or any financial ratio or test, including the Consolidated Fixed Charge Coverage Ratio or Consolidated Total Net Leverage Ratio, prior to amounts under any other category). For purposes of determining compliance at any time with Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(a), in the event that any Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(a), the Lead Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) (except reclassification into any category or item that is subject to Payment Conditions or Distribution Conditions) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

Section 1.03 Exchange Rates; Currency Equivalent.

(a) Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached, (iii) any basket that would be exceeded or (iv) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached, exceeded or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates; provided that this Section 1.03(a) shall not relieve the Borrowers of their obligations under Section 2.09(b).

(b) For purposes of determining the Consolidated Fixed Charge Coverage Ratio and the Consolidated Total Net Leverage Ratio, amounts denominated in a currency other than U.S. Dollars will be converted to the Dollar Equivalent amount thereof, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with U.S. GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness.

(c) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Borrowing or Loan is denominated in an Alternative Currency, such amount shall be the equivalent amount thereof in such Alternative Currency (rounded to the nearest Alternative Currency, with 0.5 Alternative Currency being rounded upward), as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars.

(d) All references in the Credit Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in U.S. Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Credit Document in a currency other than U.S. Dollars shall be determined by the Administrative Agent on a daily basis, based on the current Spot Rate. The Lead Borrower shall report value and other Borrowing Base components to the Administrative Agent in the currency invoiced by the Lead Borrower or shown in the Lead Borrower’s financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in U.S. Dollars (subject to paragraph (b) above). Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than U.S. Dollars, the Borrowers shall repay such Obligation in such other currency.

Section 1.04 Additional Alternative Currencies.

(a) The Borrowers may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders with Commitments in respect of the Subfacility under which such additional Alternative Currency is being requested; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each applicable Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Lender (in the case of any such request pertaining to Loans) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable Issuing Bank, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders with Commitments in respect of the Subfacility under which such additional Alternative Currency is being requested consent to making Loans in such requested currency, the Administrative Agent shall so notify such Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Loans; and if the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify such Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.04, the Administrative Agent shall promptly so notify such Borrower.

Section 1.05 Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Consolidated Total Net Leverage Ratio and Consolidated Fixed Charge Coverage Ratio;

(ii) testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Consolidated Total Assets); or

(iii) determining other compliance with this Agreement (including the determination that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom);

in each case, at the option of the Lead Borrower (the Lead Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made (1) in the case of any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness in connection therewith), at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) the public announcement of an intention to make an offer in respect of the target or such acquisition or Investment or (z) the consummation of such acquisition or Investment, (2) in the case of any Dividend, at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) either (x) the declaration of such Dividend or (y) the making of such Dividend and (3) in the case of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a), at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) either (x) delivery of irrevocable (which may be conditional) notice with respect to such payment or prepayment or redemption or acquisition of such Indebtedness or (y) the making of such voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness (the “LCT Test Date”), and if, for the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), the Lead Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, (a) if the Lead Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Lead Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations; provided, that, notwithstanding anything to the contrary herein, if financial statements for one or more subsequent Test Periods shall have become available, the Lead Borrower may elect, in its sole discretion, to re-determine all such financial ratios or tests, with respect to, or as of the last day of, the most recently ended Test Period on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the LCT Test Date for purposes of such baskets, ratios and financial metrics. and (b) the provisions of this Section 1.05 shall not apply to any determination of (i) whether the Availability Conditions would be met for any Credit Extension or (ii) the Global Availability component of the Distribution Conditions or the Payment Conditions, other than with respect to any Limited Condition Transaction that is to be financed solely with the proceeds of newly committed financing not constituting Commitments hereunder. If the Lead Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Dividends, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Lead Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated, revoked or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.06 Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Credit Document) and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property,” (b) “real property” shall be deemed to include “immovable property,” (c) “tangible property” shall be deemed to include “corporeal property,” (d) “intangible property” shall be deemed to include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall be deemed to include a “hypothec,” “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec to the extent such law is applicable to the validity, perfection and effect of perfection of the Collateral Agent’s Liens on applicable Collateral, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation,” (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs,” (l) “joint and several” shall be deemed to include “solidary,” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault,” (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary,” (o) “easement” shall be deemed to include “servitude,” (p) “priority” shall be deemed to include “prior claim,” (q) “survey” shall be deemed to include “certificate of location and plan,” (r) “fee simple title” shall be deemed to include “absolute ownership” and (s) “ground lease” shall be deemed to include “emphyteutic lease.” The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

Section 1.07 Code of Banking Practice (Australia). The parties agree that the Code of Banking Practice (Australia) does not apply to the Credit Documents nor the transactions under them.

Section 1.08 Interpretation (Germany). (a) Winding-up or dissolution (and any of those terms) includes a German Credit Party being declared bankrupt (insolvent) or dissolved (aufgelöst). (b) Any step or procedure taken in connection with insolvency proceedings includes a German Credit Party having applied for bankruptcy (Insolvenzantrag) or the opening of bankruptcy proceedings (Insolvenzeröffnung). (c) An administrator includes an insolvency administrator (Insolvenzverwalter) and insolvency trustee (Sachwalter).

Section 1.09 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10 Treatment of Subsidiaries Prior to Joinder. Each Subsidiary of Holdings that is required to be joined as a Credit Party pursuant to Section 9.12 shall, from the time of the requirement (if any) that such Subsidiary be joined as a Credit Party pursuant to Section 9.12 until the completion of such joinder, be deemed for the purposes of Section 10 of this Agreement to be a Credit Party from and after the date of formation or acquisition of such Subsidiary; provided that this Section 1.10 shall only apply to the extent such Subsidiary is actually subsequently joined as a Credit Party pursuant to Section 9.12.

Section 1.11 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in U.S. Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event with respect to certain such interest rate benchmarks, Section 3.01(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any such interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any such interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any such interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2 Amount and Terms of Credit.

Section 2.01 The Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make (i) U.S. Revolving Loans to the U.S. Borrowers in U.S. Dollars or in one or more Alternative Currencies, if any, at any time and from time to time on and after the Closing Date until the earlier of one Business Day prior to the Maturity Date and the termination of the U.S. Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met; ~~provided that, no U.S. Revolving Loans may be made to any U.S. Borrower (other than Swingline Loans pursuant to Section 2.12) unless the amount of outstanding U.S. FILO Loans is equal to the U.S. FILO Revolving Commitment; (~~(ii) Canadian Revolving Loans to the Canadian Borrowers in U.S. Dollars or Canadian Dollars or in one or more additional Alternative Currencies, at any time and from time to time on and after the Closing Date until the earlier of one Business Day prior to the Maturity Date and the termination of the Canadian Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met; ~~provided that, no Canadian Revolving Loans may be made to any Canadian Borrower unless the amount of outstanding Canadian FILO Loans is equal to the Canadian FILO Revolving Commitment;~~ (iii) Asian Revolving Loans to the Hong Kong Borrowers in U.S. Dollars, Australian Dollars, ~~Singapore Dollars,~~ Hong Kong Dollars, CNH or in one or more additional Alternative Currencies, at any time and from time to time on and after the Eurasian Effectiveness Date until the earlier of one Business Day prior to the Maturity Date and the termination of the Asian Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met; (iv) ~~French Revolving Loans to the French Borrowers in U.S. Dollars or Euros or in one or more additional Alternative Currencies, if any, at any time and from time to time on and after the Eurasian Effectiveness Date until the earlier of one Business Day prior to the Maturity Date and the termination of the French Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met~~[reserved]; (v) German Revolving Loans to the German Borrowers in U.S. Dollars or Euros or in one or more additional Alternative Currencies, if any, at any time and from time to time on and after the Eurasian Effectiveness Date until the earlier of one Business Day prior to the Maturity Date and the termination of the German Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met; and (vi) European Revolving Loans to the Irish Borrowers in U.S. Dollars, Euros, Pounds Sterling or in one or more additional Alternative Currencies, if any, at any time and from time to time on and after the Eurasian Effectiveness Date until the earlier of one Business Day prior to the Maturity Date and the termination of the European Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met. ~~Subject to the terms and conditions set forth herein, the Canadian FILO Lenders agree to make Canadian FILO Loans to the Canadian Borrowers, in U.S. Dollars, Canadian Dollars or one or more additional Alternative Currencies, if any, until the earlier of one Business Day prior to the Maturity Date and the termination of the Canadian FILO Revolving Commitment of such Lender in an aggregate principal amount that will not result in the aggregate amount of Canadian FILO Loans exceeding the Canadian FILO Line Cap. Subject to the terms and conditions set forth herein, the U.S. FILO Lenders agree to make U.S. FILO Loans to the U.S. Borrowers in U.S. Dollars or one or more Alternative Currencies, if any, until the earlier of one Business Day prior to the Maturity Date and the termination of the U.S. FILO Revolving Commitment of such Lender in an aggregate principal amount that will not result in the aggregate amount of the U.S. FILO Loans exceeding the U.S. FILO Line Cap.~~ Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans under each applicable Subfacility. All Borrowers shall be jointly and severally liable as borrowers for all Canadian Revolving Loans ~~and Canadian FILO Loans~~ regardless of which Borrower receives the proceeds thereof. All Borrowers shall be jointly and severally liable as borrowers for all Asian Revolving Loans regardless of which Borrower receives the proceeds thereof. All Borrowers shall be jointly and severally liable as borrowers for ~~all French Revolving Loans regardless of which Borrower receives the proceeds thereof. All Borrowers shall be jointly and severally liable as borrowers for~~ all German Revolving Loans regardless of which Borrower receives the proceeds thereof. All Borrowers shall be jointly and severally liable as borrowers for all European Revolving Loans regardless of which Borrower receives the proceeds thereof. All U.S. Borrowers shall be jointly and severally liable as borrowers for all U.S.

Revolving Loans ~~and U.S. FILO Loans~~ regardless of which U.S. Borrower received the proceeds thereof. No Borrower that is a Foreign Credit Party shall be liable for any U.S. Revolving Loans ~~or U.S. FILO Loans~~.

Section 2.02 Loans.

(a) Each (i) U.S. Revolving Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of U.S. Revolving Loans made by the Lenders ratably in accordance with their applicable U.S. Revolving Commitments, (ii) Canadian Revolving Loan shall be made as part of a Borrowing consisting of Canadian Revolving Loans made by the Lenders ratably in accordance with their applicable Canadian Revolving Commitments, (iii) ~~Canadian FILO Loan shall be made as part of a Borrowing consisting of Canadian FILO Loans made by the Canadian FILO Lenders ratably in accordance with their applicable Canadian FILO Revolving Commitments, (iv) U.S. FILO Loan shall be made as part of a Borrowing consisting of U.S. FILO Loans made by the U.S. FILO Lenders ratably in accordance with their applicable U.S. FILO Revolving Commitments,~~[reserved], (iv) [reserved], (v) Asian Revolving Loan shall be made as part of a Borrowing consisting of Asian Revolving Loans made by the relevant Lenders ratably in accordance with their applicable Asian Revolving Commitments, (vi) ~~French Revolving Loan shall be made as part of a Borrowing consisting of French Revolving Loans made by the relevant Lenders ratably in accordance with their applicable French Revolving Commitments,~~[reserved], (vii) German Revolving Loan shall be made as part of a Borrowing consisting of German Revolving Loans made by the relevant Lenders ratably in accordance with their applicable German Revolving Commitments, and (viii) European Revolving Loan shall be made as part of a Borrowing consisting of European Revolving Loans made by the Lenders ratably in accordance with their applicable European Revolving Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) in the case of Base Rate Loans and Canadian Prime Rate Loans equal to the amount requested by the applicable Borrower and (ii) in the case of Term Benchmark Loans or RFR Loans, (A) an integral multiple of the Dollar Equivalent of $250,000 and not less than the Dollar Equivalent of $1,000,000, or (B) equal to the remaining available balance of the Revolving Commitments under the applicable Subfacility.

(b) Subject to Section 3.01, (i) each Borrowing of U.S. Revolving Loans ~~or U.S. FILO Loans~~ shall be comprised entirely of Base Rate Loans or Term SOFR Loans, (ii) each Borrowing of Canadian Revolving Loans ~~or Canadian FILO Loans~~ shall be comprised entirely of Canadian Prime Rate Loans ~~or CDOR Rate Loans,~~, Term SOFR Loans or Term CORRA Loans; provided that, notwithstanding the foregoing, Borrowings of Canadian Revolving Loans comprised of Term CORRA Loans hereunder shall not be permitted before the earlier of (A) the Term CORRA Activation Date and (B) June 28, 2024, (iii) each Borrowing of European Revolving Loans shall be comprised entirely of EURIBOR Loans, RFR Loans or Term SOFR Loans, (iv) each Borrowing of Asian Revolving Loans shall be comprised entirely of HIBOR Loans, Term SOFR Loans, ~~SOR Loans,~~ BBSY Loans or CNH HIBOR Loans, (v) ~~each Borrowing of French Revolving Loans shall be comprised entirely of EURIBOR Loans or Term SOFR Loans~~[reserved] and (vi) each borrowing of German Revolving Loans shall be comprised entirely of EURIBOR Loans or Term SOFR Loans, in each case, as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Term Benchmark Loan, RFR Loan or Canadian Prime Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement or cause the Borrowers to pay additional amounts pursuant to Section 3.01 ~~and provided further that any such domestic or foreign branch or Affiliate which makes a Loan to a French Borrower must be a French Authorized Lender~~. Borrowings of more than one Type may be outstanding at the same time; provided further that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than ten Borrowings in the U.S. Subfacility, five Borrowings in the ~~U.S. FILO Subfacility, five Borrowings in the~~ Canadian ~~Subfacility, five Borrowings in the Canadian FILO~~ Subfacility, five Borrowings in the Asian Subfacility, five Borrowings in the European Subfacility~~, five Borrowings in the French Subfacility~~ and five Borrowings in the German Subfacility, respectively, outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate (i) in New York City, in the case of Loans to a U.S. Borrower not later than 3:00 p.m. New York time, (ii) in Toronto, Ontario, in the case of Loans to a Canadian Borrower, not later than 3:00 p.m. Toronto time, (iii) in London, in the case of Loans to an Irish Borrower~~, French Borrower~~ or German Borrower, not later than 1:00 p.m. London time and (iv) in Hong Kong, in the case of Loans to a Hong Kong Borrower, not later than the Applicable Time specified by the Administrative Agent in the case of any Loans to a Foreign Borrower, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Applicable Administrative Borrower in the applicable Notice of Borrowing maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Lead Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the applicable Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f) If an Issuing Bank shall not have received from the applicable Borrowers the payment required to be made by Section 2.13(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each applicable Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each such Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Lender shall have received such notice later than 12:00 (noon), Local Time, on any day, not later than 11:00 a.m., Local Time on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan (for LC Disbursements denominated in U.S. Dollars), a Canadian Prime Rate Loan (for LC Disbursements denominated Canadian Dollars), an RFR Loan (for LC Disbursements denominated in Pounds Sterling) or a Term Benchmark Loan denominated in the applicable Alternative Currency with an Interest Period of one month (for LC Disbursements denominated in any other currency) of such Lender, and such payment shall be deemed to have reduced the applicable LC Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the applicable Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the applicable Borrower pursuant to Section 2.13(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear. If any Lender under the applicable Subfacility shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the applicable Borrowers, severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Lead Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06, and (ii) in the case of such Lender, at the Base Rate (for U.S. Dollars), the Canadian Prime Rate (for Canadian Dollars), the Daily Simple RFR (for Pounds Sterling) or the Term Benchmark for the applicable Alternative Currency with an Interest Period of one month for all other currencies.

Section 2.03 Borrowing Procedure. To request a Revolving Borrowing, the Applicable Administrative Borrower shall notify the Administrative Agent of such request by telecopy or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) or (other than in the case of requests in relation to Asian Revolving Loans, European Revolving Loans~~, French Revolving Loans~~ or German Revolving Loans) telephone (promptly confirmed by telecopy or electronic transmission) (i) in the case of a Borrowing of Term SOFR Loans under the

U.S. Subfacility ~~or U.S. FILO Subfacility~~, not later than 1:00 p.m., Local Time, three Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing to the Administrative Agent’s New York office, (ii) in the case of a Borrowing of ~~CDOR Rate~~Term CORRA Loans under the Canadian Subfacility ~~or Canadian FILO Subfacility~~, not later than ~~1:00~~12:00 p.m., Local Time, ~~four~~three Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing to the Administrative Agent’s Toronto office, (iii) in the case of a Borrowing of BBSY Loans under the Asian Subfacility, not later than 1:00 p.m., Local Time, four Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing to the Administrative Agent’s Hong Kong office, (iv) ~~in the case of a Borrowing of SOR Loans under the Asian Subfacility, not later than 1:00 p.m., Local Time, four Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing to the Administrative Agent’s Hong Kong office,~~[reserved], (v) in the case of a Borrowing of RFR Loans under the European Subfacility, not later than 11:00 a.m., Local Time, five Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing to the Administrative Agent’s London office, (vi) in the case of a Borrowing of EURIBOR Loans under the European Subfacility~~, French Subfacility~~ or German Subfacility, not later than 11:00 a.m., Local Time, three Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing to the Administrative Agent’s London office, (vii) in the case of a Borrowing of Term SOFR Loans under any of the European Subfacility~~, the French Subfacility~~ or the German Subfacility, not later than 11:00 a.m., Local Time, four Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing to the Administrative Agent’s London office, (viii) in the case of a Borrowing of Term SOFR Loans under the Asian Subfacility, not later than 11:00 a.m., Local Time, four Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing to the Administrative Agent’s Hong Kong office, (ix) in the case of a Borrowing of Base Rate Loans (other than Swingline Loans) under the U.S. Subfacility ~~or the U.S. FILO Subfacility~~, not later than 1:00 p.m., Local Time, on the Business Day of the proposed Borrowing to the Administrative Agent’s New York office, (x) in the case of a Borrowing of HIBOR Loans under the Asian Subfacility, not later than 11:00 a.m., Local Time, four Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing to the Administrative Agent’s Hong Kong office, (xi) in the case of a Borrowing of Canadian Prime Rate Loans under the Canadian Subfacility ~~or Canadian FILO Subfacility~~, not later than 11:00 a.m., Local Time, on the Business Day of the proposed Borrowing to the Administrative Agent’s Toronto office and (xii) in the case of a Borrowing of CNH HIBOR Loans under the Asian Subfacility, not later than 1:00 p.m., Local Time, five Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing to the Administrative Agent’s Hong Kong office. Each such telephonic Notice of Borrowing shall be irrevocable, subject to Sections 2.09 and 3.01, and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Borrowing in a form approved by the Administrative Agent and signed by the Lead Borrower (or confirmed promptly by electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed)). Each such telephonic and written Notice of Borrowing shall specify the following information in compliance with Section 2.02:

(a) the name of the Borrower;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be a Borrowing of Base Rate Loans, a Borrowing of Term SOFR Loans, a Borrowing of Canadian Prime Rate Loans, a Borrowing of ~~CDOR Rate~~Term CORRA Loans, a Borrowing of RFR Loans, a Borrowing of EURIBOR Loans, a Borrowing of CNH HIBOR Loans, a Borrowing of HIBOR Loans~~, a Borrowing of SOR Loans,~~ or a Borrowing of BBSY Loans;

(e) in the case of a Borrowing of Term Benchmark Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02;

(g) the Subfacility under which the Loans are to be borrowed;

(h) the currency of the Borrowing;

(i) the amount of Eligible Cash as of the close of business on the Business Day prior to the date of such notice and the remaining Global Availability after adjusting for the proposed Borrowing; and

(j) that the conditions set forth in Article 6 or Article 7, as applicable, are satisfied or waived as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Borrowing of Base Rate Loans (for Borrowings in U.S. Dollars under the U.S. Subfacility ~~or the U.S. FILO Subfacility~~), Canadian Prime Rate Loans (for Borrowings in Canadian Dollars), RFR Loans (for Borrowings in Pounds Sterling) and Term Benchmark Loans in the applicable Agreed Currency with an Interest Period of one month (for Borrowings in U.S. Dollars under any Foreign Subfacility and any other currency). If no Interest Period is specified with respect to any requested Borrowing of Term Benchmark Loans, then the Applicable Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified, then the requested Borrowing shall be made in U.S. Dollars. Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

This Section 2.03 shall not apply to Swingline Loans, the borrowing of which shall be in accordance with Section 2.12.

Section 2.04 Evidence of Debt; Repayment of Loans.

(a) Each U.S. Borrower, jointly and severally, hereby unconditionally promises to pay (i) to the Administrative Agent (A) for the account of each Lender under the U.S. Subfacility, the then unpaid principal amount of each U.S. Revolving Loan of such Lender, and (B) ~~for the account of each U.S. FILO Lender, if applicable, the then unpaid principal amount of each U.S. FILO Loan of such U.S. FILO Lender~~[reserved], and (ii) to the Swingline Lender the then unpaid principal amount of each applicable Swingline Loan, on the Maturity Date. Each Borrower, jointly and severally, hereby unconditionally promises to pay to the Administrative Agent (A) for the account of each Lender under the Canadian Subfacility, the then unpaid principal amount of each Canadian Revolving Loan of such Lender and (B) ~~for the account of each Canadian FILO Lender, if applicable, the then unpaid principal amount of each Canadian FILO Loan of such Canadian FILO Lender~~[reserved], on the Maturity Date. Each Borrower, jointly and severally, hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender under the Asian Subfacility, the then unpaid principal amount of each Asian Revolving Loan of such Lender, on the Maturity Date. Each Borrower, jointly and severally, hereby unconditionally promises to pay to the Administrative Agent for the account of each ~~Lender providing any French Revolving Loans, the then unpaid principal amount of each French Revolving Loan of such Lender, on the Maturity Date. Each Borrower, jointly and severally, hereby unconditionally promises to pay to the Administrative Agent for the account of each~~ Lender providing any German Revolving Loans, the then unpaid principal amount of each German Revolving Loan of such Lender, on the Maturity Date. Each Borrower, jointly and severally, hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender under the European Subfacility, the then unpaid principal amount of each European Revolving Loan of such Lender, on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Applicable Administrative Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof, the currency thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender. The Applicable Administrative Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(e) Any Lender under the U.S. Subfacility~~, the U.S. FILO Subfacility, the Canadian Subfacility~~ or the Canadian ~~FILO~~ Subfacility may request that Loans made by it under such Subfacility be evidenced by a promissory note. In such event, the applicable Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B-1 or Exhibit B-2, as applicable.

Section 2.05 Fees.

(a) Unused Line Fee. With respect to each Subfacility, the applicable Borrowers shall, jointly and severally, pay to the Administrative Agent, for the pro rata benefit of the Lenders (other than any Defaulting Lender), under each Subfacility, a fee in U.S. Dollars equal to the Unused Line Fee Rate multiplied by the amount by which the Revolving Commitments (other than Revolving Commitments of a Defaulting Lender) under such Subfacility exceed the average daily balance of outstanding Revolving Loans (other than Swingline Loans) under such Subfacility and stated amount of outstanding Letters of Credit under such Subfacility during any fiscal quarter (such fee, the “Unused Line Fee”). Such fee shall accrue commencing on the Closing Date, and will be payable in arrears, on the first Business Day of each fiscal quarter, commencing on or about April 1, 2017.

(b) Administrative Agent Fees. The Borrowers, jointly and severally, agree to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between the Lead Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. With respect to each Subfacility, the applicable Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee (“LC Participation Fee”) in U.S. Dollars with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Term Benchmark Loans ~~that are not FILO Loans~~ pursuant to Section 2.06, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder as agreed among the Lead Borrower and such Issuing Bank from time to time. LC Participation Fees and Fronting Fees accrued to but excluding the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand (including documentation reasonably supporting such request). Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after written demand (together with backup documentation supporting such reimbursement request). All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (other than Defaulting Lenders), except that the Fronting Fees shall be paid directly to each Issuing Bank. Once paid, none of the fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans.

(a) U.S. Subfacility ~~and U.S. FILO Subfacility~~. (i) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the U.S. Subfacility ~~or the U.S. FILO Subfacility of~~ Base Rate Loans, including each Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.

(ii) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the U.S. Subfacility ~~or the U.S. FILO Subfacility~~ of Term SOFR Loans shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(b) Canadian Subfacility ~~and Canadian FILO Subfacility~~. (i) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the Canadian Subfacility ~~or the Canadian FILO Subfacility~~ of Canadian Prime Rate Loans shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin in effect from time to time.

(ii) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the Canadian Subfacility ~~or the Canadian FILO Subfacility of CDOR Rate~~of Term CORRA Loans shall bear interest at a rate per annum equal to the ~~CDOR~~Adjusted Term CORRA Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(iii) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the Canadian Subfacility ~~or the Canadian FILO Subfacility~~ of Term SOFR Loans shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Asian Subfacility. (i) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the Asian Subfacility of CNH HIBOR Loans shall bear interest at a rate per annum equal to the CNH HIBOR Rate plus the Applicable Margin in effect from time to time.

(ii) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the Asian Subfacility of HIBOR Loans shall bear interest at a rate per annum equal to the HIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(iii) ~~Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the Asian Subfacility of SOR Loans shall bear interest at a rate per annum equal to the SOR Rate plus the Applicable Margin in effect from time to time.~~[Reserved].

(iv) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the Asian Subfacility of Term SOFR Loans shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate plus the Applicable Margin in effect from time to time.

(v) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the Asian Subfacility of BBSY Loans shall bear interest at a rate per annum equal to the BBSY Rate plus the Applicable Margin in effect from time to time.

(d) European Subfacility. (i) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the European Subfacility of EURIBOR Loans shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate plus the Applicable Margin in effect from time to time.

(ii) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the European Subfacility of RFR Loans shall bear interest at a rate per annum equal to the Daily Simple RFR plus the Applicable Margin in effect from time to time.

(iii) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the European Subfacility of Term SOFR Loans shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate plus the Applicable Margin in effect from time to time.

(e) [Reserved].

~~(e) French Subfacility. (i) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the French Subfacility of EURIBOR Loans shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate plus the Applicable Margin in effect from time to time.~~

~~(ii) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the French Subfacility of Term SOFR Loans shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate plus the Applicable Margin in effect from time to time.~~

(f) German Subfacility. (i) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the German Subfacility of EURIBOR Loans shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate plus the Applicable Margin in effect from time to time.

(ii) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing under the German Subfacility of Term SOFR Loans shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate plus the Applicable Margin in effect from time to time.

(g) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans.

(h) Accrued interest on each Loan shall be payable (i) in the case of Base Rate Loans or Canadian Prime Rate Loans on each Adjustment Date, commencing with April 1, 2017, in arrears for such Base Rate Loans or Canadian Prime Rate Loans, (ii) in the case of Term Benchmark Loans, at the end of the current Interest Period therefor and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in the case of RFR Loans, on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (iv) in the case of all Revolving Loans, upon termination of the Revolving Commitments; provided that (x) interest accrued pursuant to paragraph (g) of this Section 2.06 shall be payable on demand and, absent demand, on each Adjustment Date, at the end of the current Interest Period and upon termination of the Revolving Commitments, as applicable, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(i) All interest hereunder shall be computed on the basis of a year of 365/366 days, or 365 days for Loans denominated in Canadian Dollars, Pounds Sterling, AU$, SGD or HKD except that interest computed by reference to any Term Benchmark denominated in U.S. Dollar, Euro and CNH (other than Base Rate Loans determined by reference to the Adjusted Term SOFR Rate) and all fees shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Daily Simple RFR or Term Benchmark shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(j) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 or 365 days or any other period of time that is less than a calendar year, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on the number of days in the calendar year, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by 360, 365 or such other period of time that is less than the calendar year, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(k) If any provision of this Agreement or of any of the other Credit Documents would obligate any Credit Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.06, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Canadian Credit Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the applicable Canadian Credit Parties. Any amount or rate of interest referred to in this Section 2.06 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

~~(l) French Revolving Loans; Effective Global Rate (Taux Effectif Global). All Credit Parties acknowledge that, by virtue of certain characteristics of this Agreement (in particular the floating rates of interest and the adjustment of the Applicable Margin applicable to the Loans, the relevant French Borrower’s right to select the duration of each Interest Period and the uncertainty as to the amount to be effectively drawn from time to time under the Loans), for the purpose of articles L.314-1 to L.314-5 of the French Consumer Code, article R.314-1 et seq. of the French Consumer Code and article L.313-4 of the French Monetary and Financial Code, the taux effectif global (the “TEG”) shall be required to be calculated based on assumptions as to the period rate (taux de période)~~

~~and the period term (durée de période) and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement. The calculation of the TEG shall be set out in a TEG letter (the “TEG Letter”) which will be delivered by the Administrative Agent to each French Borrower on the date of the first utilization of a French Revolving Loan on or after the Eurasian Effectiveness Date and from time to time as required by applicable law, and each TEG Letter will form an integral part of this Agreement.~~

Section 2.07 Termination and Reduction of Commitments.

(a) The Revolving Commitments, the Swingline Commitment, and the LC Commitment shall automatically terminate on the Maturity Date.

(b) The Lead Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments of any Class; provided that (i) any such reduction shall be in an amount that is (x) an integral multiple of $1,000,000 or (y) the entire remaining Revolving Commitments of such Class and (ii) the Revolving Commitments under any Subfacility shall not be terminated or reduced if after giving effect to any concurrent prepayment of the Revolving Loans under such Subfacility in accordance with Section 2.09, the Revolving Exposures under such Subfacility would exceed the Commitments under such Subfacility. ~~The U.S. FILO Revolving Commitments or Canadian FILO Revolving Commitments may not be reduced unless all Revolving Loans under the U.S. Subfacility, or the Canadian Subfacility, respectively, have been previously or are concurrently repaid in full.~~

(c) The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments of any Subfacility under paragraph (b) of this Section 2.07 at least three Business Days (or such shorter period to which the Administrative Agent may consent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.07 shall be irrevocable except that, to the extent delivered in connection with a refinancing of the applicable Obligations or other contingent transaction, such notice shall not be irrevocable until such refinancing is closed and funded or such other contingent transaction has been consummated. Any effectuated termination or reduction of the Revolving Commitments of any Subfacility shall be permanent. Each reduction of the Revolving Commitments of any Subfacility shall be made ratably among the relevant Lenders in accordance with their respective Revolving Commitments.

Section 2.08 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Borrowing of Term Benchmark Loans, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Applicable Administrative Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Borrowing of Term Benchmark Loans, may elect Interest Periods therefor, all as provided in this Section 2.08, provided always that no Term Benchmark Loan or RFR Loan to an Irish Borrower~~, a French Borrower~~ or a German Borrower or a Hong Kong Borrower may be converted. The Applicable Administrative Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrowers shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Borrowings in the U.S. Subfacility, five Borrowings in the ~~U.S. FILO Subfacility, five Borrowings in the~~ Canadian ~~Subfacility, five Borrowings in the Canadian FILO~~ Subfacility, five Borrowings in the Asian Subfacility, five Borrowings in the European Subfacility~~, five Borrowings in the French Subfacility~~ and five Borrowings in the German Subfacility outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Loans, which may not be converted or continued or to any Term Benchmark Loan or RFR Loan to an Irish Borrower, a ~~French Borrower, a~~ German Borrower or a Hong Kong Borrower, which may not be converted.

(b) To make an election pursuant to this Section 2.08, the Applicable Administrative Borrower shall notify the Administrative Agent of such election by telephone (other than in relation to an Asian Revolving Loan, European Revolving Loan~~, French Revolving Loan~~ or German Revolving Loan) or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned) by the time that a Notice of Borrowing would be required under Section 2.03 if such Applicable Administrative Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to Section 3.05. Each such telephonic Notice of Conversion/Continuation shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Conversion/Continuation substantially in the form of Exhibit A-3, unless otherwise agreed to by the Administrative Agent and the Applicable Administrative Borrower.

(c) Each telephonic and written Notice of Conversion/Continuation shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Borrowing of Base Rate Loans, a Borrowing of Term SOFR Loans, a Borrowing of Canadian Prime Rate Loans, a Borrowing of ~~CDOR Rate~~Term CORRA Loans, a Borrowing of RFR Loans, a Borrowing of EURIBOR Loans, a Borrowing of CNH HIBOR Loans, a Borrowing of ~~SOR Loans, a Borrowing of~~ BBSY Loans, or a Borrowing of HIBOR Loans;

(iv) the currency of the resulting Borrowing; and

(v) if the resulting Borrowing is a Borrowing of Term Benchmark Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Notice of Conversion/Continuation requests a Borrowing of Term Benchmark Loans but does not specify an Interest Period, then the Applicable Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration. No Borrowing may be converted into or continued as a Borrowing denominated in a different currency, but instead must be prepaid in the original currency of such Borrowing and reborrowed in the other currency.

(d) Promptly following receipt of a Notice of Conversion/Continuation, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Notice of Conversion/Continuation with respect to a Borrowing of Term Benchmark Loans denominated in U.S. Dollars under the U.S. Subfacility ~~or the U.S. FILO Subfacility~~ is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Base Rate Loans. If a Notice of Conversion/Continuation with respect to a Borrowing of ~~CDOR Rate~~Term CORRA Loans is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Canadian Prime Rate Loans. If a Notice of Conversion/Continuation with respect to a Borrowing of Term Benchmark Loans under the Asian Subfacility, European Subfacility~~,~~ or German Subfacility ~~or French Subfacility~~ is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the

Administrative Agent, at the request of the Required Lenders, so notifies the Lead Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing under the U.S. Subfacility~~, the U.S. FILO Subfacility,~~ or the Canadian Subfacility ~~or the Canadian FILO Subfacility~~ may be converted to or continued as a Borrowing of Term SOFR Loans or ~~CDOR Rate~~Term CORRA Loans and (ii) unless repaid, each Borrowing of Term SOFR Loans, ~~CDOR Rate~~Term CORRA Loans, EURIBOR Loans~~, SOR Loans~~, BBSY Loans, CNH HIBOR Loans and HIBOR Loans shall be converted to a Borrowing of Base Rate Loans, Canadian Prime Rate Loans, EURIBOR Loans, ~~SOR Loans,~~ BBSY Loans, CNH HIBOR Loans or HIBOR Loans with an Interest Period of one month, respectively, at the end of the Interest Period applicable thereto.

Section 2.09 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay, without premium or penalty, any Borrowing ~~(provided that no Canadian FILO Loan or U.S. FILO Loan may be prepaid unless, prior to or simultaneously with such prepayment, all Revolving Loans outstanding under the Canadian Subfacility or the U.S. Subfacility, respectively, are repaid in full)~~, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments of any Subfacility, the applicable Borrowers shall, on the date of such termination, repay or prepay all the outstanding Revolving Borrowings of such Subfacility and all outstanding Swingline Loans in the case of any termination of the U.S. Subfacility and Cash Collateralize or backstop on terms reasonably satisfactory to the Administrative Agent the LC Exposure in respect of such Subfacility in accordance with Section 2.13(j).

(ii) In the event of any partial reduction of the Revolving Commitments under any Subfacility, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Lead Borrower and the Lenders of the Aggregate Exposures after giving effect thereto and (B) if (1) the U.S. Revolving Exposures would exceed the U.S. Line Cap then in effect (it being understood that for this purpose, the U.S. Borrowing Base shall deduct any Canadian Revolving Exposures borrowed in reliance on clause (~~d~~e) of the definition of “Canadian Borrowing Base”, European Revolving Exposures borrowed in reliance on clause (~~d~~e) of the definition of “European Borrowing Base”, Asian Revolving Exposures borrowed in reliance on clause (~~d~~e) of the definition of “Asian ~~Borrowing Base”, French Revolving Exposures borrowed in reliance on clause (b) of the definition of “French~~ Borrowing Base” and German Revolving Exposures borrowed in reliance on clause (~~c~~d) of the definition of “German Borrowing Base”), after giving effect to such reduction, then the U.S. Borrowers shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following such notice), first, repay or prepay Swingline Loans, second, repay or prepay U.S. Revolving Borrowings and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (2) the Canadian Revolving Exposures exceed the Canadian Line Cap then in effect, after giving effect to such reduction, then the Canadian Borrowers shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following such notice), repay or prepay Canadian Revolving Borrowings in an amount sufficient to eliminate such excess, (3) ~~the U.S. FILO Revolving Exposures at any time exceed the U.S. FILO Line Cap then in effect, such excess shall be deemed drawn under the U.S. Subfacility pursuant to the U.S. Borrowing Base then in effect, and if the result causes the U.S. Revolving Exposures to exceed the U.S. Line Cap then in effect (it being understood that for this purpose, the U.S. Borrowing Base shall deduct any Canadian Revolving Exposures borrowed in reliance on clause (d) of the definition of “Canadian Borrowing Base”, European Revolving Exposures borrowed in reliance on clause (d) of the definition of “European Borrowing Base”, Asian Revolving Exposures borrowed in reliance on clause (d) of the definition of “Asian Borrowing Base”, French Revolving Exposures borrowed in reliance on clause (b) of the definition of “French Borrowing Base” and German Revolving Exposures borrowed in reliance on clause (c) of the definition of “German Borrowing Base”) the U.S. Borrowers shall, immediately after demand (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a~~

~~Revaluation Date, within five Business Days following such notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, first, repay or prepay Swingline Loans, second, repay or prepay U.S. Revolving Borrowings, and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (4) the Canadian FILO Revolving Exposures at any time exceed the Canadian FILO Line Cap then in effect, such excess shall be deemed drawn under the Canadian Subfacility pursuant to the Canadian Borrowing Base then in effect and if the result causes the Canadian Revolving Exposures to exceed the Canadian Line Cap then in effect, the Canadian Borrowers shall, immediately after demand (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following such notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, repay or prepay Canadian Revolving Borrowings in an amount sufficient to eliminate such excess,~~[reserved], (4) [reserved], (5) the Asian Revolving Exposures exceed the Asian Line Cap then in effect, after giving effect to such reduction, then the Hong Kong Borrowers shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following such notice), repay or prepay Asian Revolving Borrowings in an amount sufficient to eliminate such excess, (6) ~~the French Revolving Exposures with regard to any French Borrower exceed the French Line Cap for such French Borrower then in effect, after giving effect to such reduction, then such French Borrower shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following such notice), repay or prepay French Revolving Borrowings in an amount sufficient to eliminate such excess,~~[reserved], (7) the German Revolving Exposures with regard to any German Borrower Group exceed the German Line Cap for such German Borrower Group then in effect, after giving effect to such reduction, then the applicable German Borrower shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following such notice), repay or prepay German Revolving Borrowings in an amount sufficient to eliminate such excess, (8) the European Revolving Exposures exceed the European Line Cap then in effect, after giving effect to such reduction, then the Irish Borrowers shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following such notice), repay or prepay European Revolving Borrowings in an amount sufficient to eliminate such excess, or (9) the Aggregate Exposures would exceed the Line Cap then in effect, after giving effect to such reduction, then the Borrowers under the applicable Subfacility shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following such notice), first, in the case of the U.S. Subfacility only, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings and third, in the case of the U.S. Subfacility only, if applicable, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(iii) In the event that (1) the U.S. Revolving Exposures at any time exceeds the U.S. Line Cap then in effect (it being understood that for this purpose, the U.S. Borrowing Base shall deduct any Canadian Revolving Exposures borrowed in reliance on clause (~~d~~e) of the definition of “Canadian Borrowing Base”, European Revolving Exposures borrowed in reliance on clause (~~d~~e) of the definition of “European Borrowing Base”, Asian Revolving Exposures borrowed in reliance on clause (~~d~~e) of the definition of “Asian ~~Borrowing Base”, French Revolving Exposures borrowed in reliance on clause (b) of the definition of “French~~ Borrowing Base” and German Revolving Exposures borrowed in reliance on clause (~~c~~d) of the definition of “German Borrowing Base”), the U.S. Borrowers shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, first, repay or prepay Swingline Loans, second, repay or prepay U.S. Revolving Borrowings, and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (2) the Canadian Revolving Exposures at any time exceed the Canadian Line Cap then in effect, the Canadian Borrowers shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five

Business Days following notice), apply an amount equal to such excess to prepay the Canadian Revolving Loans and any interest accrued thereon, repay or prepay Canadian Revolving Borrowings in an amount sufficient to eliminate such excess, (3) ~~the U.S. FILO Revolving Exposures at any time exceed the U.S. FILO Line Cap then in effect, such excess shall be deemed drawn under the U.S. Subfacility pursuant to the U.S. Borrowing Base then in effect, and if the result causes the U.S. Revolving Exposures to exceed the U.S. Line Cap then in effect (it being understood that for this purpose, the U.S. Borrowing Base shall deduct any Canadian Revolving Exposures borrowed in reliance on clause (d) of the definition of “Canadian Borrowing Base”, European Revolving Exposures borrowed in reliance on clause (d) of the definition of “European Borrowing Base”, Asian Revolving Exposures borrowed in reliance on clause (d) of the definition of “Asian Borrowing Base”, French Revolving Exposures borrowed in reliance on clause (b) of the definition of “French Borrowing Base” and German Revolving Exposures borrowed in reliance on clause (c) of the definition of “German Borrowing Base”) the U.S. Borrowers shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, first, repay or prepay Swingline Loans, second, repay or prepay U.S. Revolving Borrowings, and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (4) the Canadian FILO Revolving Exposures at any time exceed the Canadian FILO Line Cap then in effect, such excess shall be deemed drawn under the Canadian Subfacility pursuant to the Canadian Borrowing Base then in effect and if the result causes the Canadian Revolving Exposures to exceed the Canadian Line Cap then in effect the Canadian Borrowers shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, repay or prepay Canadian Revolving Borrowings in an amount sufficient to eliminate such excess,~~[reserved], (4) [reserved], (5) the Asian Revolving Exposures at any time exceed the Asian Line Cap then in effect, the Hong Kong Borrowers shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, repay or prepay Asian Revolving Borrowings in an amount sufficient to eliminate such excess, (6) ~~the French Revolving Exposures with regard to any French Borrower at any time exceed the French Line Cap for such French Borrower then in effect, such French Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, repay or prepay French Revolving Borrowings in an amount sufficient to eliminate such excess,~~[reserved], (7) the German Revolving Exposures with regard to any German Borrower Group at any time exceed the German Line Cap for such German Borrower Group then in effect, the applicable German Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, to repay or prepay German Revolving Borrowings in an amount sufficient to eliminate such excess, (8) the European Revolving Exposures at any time exceed the European Line Cap then in effect, the Irish Borrowers shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, repay or prepay European Revolving Borrowings in an amount sufficient to eliminate such excess, or (9) the Aggregate Exposures at any time exceed the Line Cap then in effect, the Borrowers under the applicable Subfacility shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, first, in the case of the U.S. Subfacility only, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings, and third, in the case of the U.S. Subfacility only, if applicable, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, the Lead Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(c) Application of Prepayments.

(i) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Lead Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this paragraph (i) of Section 2.09(c). Unless during a Liquidity Period, except as provided in Section 2.09(b)(iii) hereof, all mandatory prepayments shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to the Credit Documents; second, in the case of a mandatory prepayment of the U.S. Subfacility, to interest then due and payable on the Borrowers’ Swingline Loans; third, in the case of a mandatory prepayment of the U.S. Subfacility, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full; fourth, to interest then due and payable on the Revolving Loans and other amounts due pursuant to Sections 3.02 and 5.01 in respect of the applicable Subfacility subject to such mandatory prepayment; fifth, to the principal balance of the Revolving Loans in respect of the applicable Subfacility subject to such mandatory prepayment until the same have been prepaid in full; sixth, in the case of the U.S. Subfacility only, to Cash Collateralize all LC Exposure in respect of the applicable Subfacility subject to such mandatory prepayment plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.13(j) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and eighth, as required by the Intercreditor Agreement or, in the absence of any such requirement, returned to the Lead Borrower or to such party as otherwise required by law.

(ii) Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans and Canadian Prime Rate Loans, as applicable. Any amounts remaining after each such application shall be applied to prepay Term Benchmark Loans and RFR Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the Base Rate Loans or Canadian Prime Rate Loans, as applicable at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans or Canadian Prime Rate Loans shall be immediately prepaid and, at the election of the applicable Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of (x) Term Benchmark Loans on the last day of the then next- expiring Interest Period for such Term Benchmark Loans or (y) RFR Loans on the then next date that is on the numerically corresponding day in the calendar month as the date of Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), as applicable (with all interest accruing thereon for the account of the applicable Borrowers) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.10. Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(d) Notice of Prepayment. The Lead Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (other than in the case of the requests in relation to Asian Revolving Loans, European Revolving Loans~~, French Revolving Loans~~ or German Revolving Loans) (confirmed by telecopy), telecopy or electronic transmission (with respect to electronic transmission, solely if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned) of any prepayment hereunder (i) in the case of prepayment of a Borrowing of Term SOFR Loans denominated in U.S. Dollars made to any U.S. Borrower, to the Administrative Agent’s New York office not later than 1:00 p.m., Local Time, three Business Days (or, in the case of any such prepayment in connection with the Crew Transactions on or about the Crew Transactions Closing Date, one Business Day) (or such shorter period to which the Administrative Agent may consent) before the date of prepayment, (ii) in the case of prepayment of a Borrowing of Term SOFR Loans denominated in U.S. Dollars made to any of the ~~French Borrower, the~~ German Borrower or the Irish Borrower, to the Administrative Agent’s London office not later than 1:00 p.m., Local Time, three Business Days (or such shorter period to which the Administrative Agent may consent) before the date of prepayment, (iii) in the case of prepayment of a Borrowing of Term SOFR Loans denominated in U.S. Dollars made to the Canadian Borrower, to the Administrative Agent’s Toronto office not later than 1:00 p.m., Local Time, three Business Days (or such shorter period to which the Administrative Agent may consent) before the date of prepayment, (iv) in the case of prepayment of a Borrowing of Term SOFR Loans denominated in U.S. Dollars made to the Hong Kong Borrower, to the Administrative Agent’s Hong Kong office not later than 1:00 p.m., Local Time, three Business Days (or such shorter period to which the Administrative Agent may consent) before the date of prepayment, (iii) in the case of prepayment of a Borrowing of Base Rate Loans, to the Administrative Agent’s New York office not later than 1:00 p.m., Local Time, on the date of prepayment, (iv) in the case of prepayment of a Borrowing of ~~CDOR Rate~~Term CORRA Loans, to the Administrative Agent’s Toronto office not later than 1:00 p.m., Local Time, three Business Days (or~~, in the case of any such prepayment in connection with the Crew Transactions on or about the Crew Transactions Closing Date, one Business Day) (or~~ such shorter period to which the Administrative Agent may consent) before the date of prepayment, (v) in the case of prepayment of a Borrowing of Canadian Prime Rate Loans, to the Administrative Agent’s Toronto office not later than 1:00 p.m., Toronto time, on the date of prepayment, (vi) in the case of prepayment of a Borrowing of HIBOR Loans, to the Administrative Agent’s Hong Kong office not later than 1:00 p.m., Local Time, three Business Days (or, in the case of any such prepayment in connection with the Crew Transactions on or about the Crew Transactions Closing Date, one Business Day) (or such shorter period to which the Administrative Agent may consent) before the date of prepayment, (vii) in the case of prepayment of a CNH HIBOR Loans, to the Administrative Agent’s Hong Kong office not later than 1:00 p.m., Local Time, three Business Days (or, in the case of any such prepayment in connection with the Crew Transactions on or about the Crew Transactions Closing Date, one Business Day) (or such shorter period to which the Administrative Agent may consent) before the date of prepayment, (viii) in the case of prepayment of a Swingline Loan, to the Administrative Agent’s New York office not later than 1:00 p.m., Local Time, on the date of prepayment, (ix) ~~in the case of prepayment of a Borrowing of SOR Loans, to the Administrative Agent’s Hong Kong office not later than 1:00 p.m., Local Time, three Business Days (or, in the case of any such prepayment in connection with the Crew Transactions on or about the Crew Transactions Closing Date, one Business Day) (or such shorter period to which the Administrative Agent may consent) before the date of prepayment,~~[reserved], (x) in the case of prepayment of a Borrowing of BBSY Loans, to the Administrative Agent’s Hong Kong office not later than 1:00 p.m., Local Time, three Business Days (or, in the case of any such prepayment in connection with the Crew Transactions on or about the Crew Transactions Closing Date, one Business Day) (or such shorter period to which the Administrative Agent may consent) before the date of prepayment, (xi) in the case of prepayment of a Borrowing of EURIBOR Loans, in the Administrative Agent’s London office not later than 12:00 p.m., Local Time, three Business Days (or, in the case of any such prepayment in connection with the Crew Transactions on or about the Crew Transactions Closing Date, one Business Day) (or such shorter period to which the Administrative Agent may consent) before the date of prepayment, (xii) in the case of prepayment of a Borrowing of RFR Loans under the European Subfacility, in the Administrative Agent’s London office not later than 11:00 a.m., Local Time, five Business Days (or such shorter period to which the Administrative Agent may consent) before the date of prepayment and (xiii) in the case of a prepayment of a Borrowing of Term Benchmark Loans denominated in CNH, AU$, SGD or HKD, in the Administrative Agent’s Hong Kong office not later than 1:00 p.m., Local Time, three Business Days (or, in the case of any such prepayment in connection with the Crew Transactions on or about the Crew Transactions Closing Date, one Business Day) (or such shorter period to which the Administrative Agent may consent) before the prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to this Section 2.09 shall be irrevocable, except that the Lead Borrower may, by subsequent notice to the Administrative Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (Local Time) on the day on which such prepayment is scheduled to occur and, provided that (i) the Lead Borrower reimburses each Lender pursuant to Section 3.02 for any funding losses within five Business Days after receiving written demand therefor and (ii) the amount of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans, Canadian Prime Rate Loans, RFR Loans or Term Benchmark Loans (not denominated in U.S. Dollars) with an Interest Period of one month, in accordance with the provisions of Section 2.08 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.10 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 3.01, 3.02 and 5.01 or otherwise) at or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to (x) 2:00 p.m., Local Time or other Applicable Time specified by the Administrative Agent), on the date when due, in immediately available funds, without set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s applicable office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in U.S. Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.02, 5.01 and 13.01 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Credit Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 2.09(c) or 11.11 hereof, as applicable, ratably among the parties entitled thereto.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender under such Subfacility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders under such Subfacility to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Lead Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Lead Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Credit Parties rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Credit Party in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due under the applicable Subfacility to the Administrative Agent for the account of the

Lenders or applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks under the applicable Subfacility, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.10(d), 2.12(d) or 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.11 Defaulting Lenders.

(a) Reallocation of Pro Rata Share; Amendments. For purposes of determining the Lenders’ obligations to fund or acquire participations in Loans or Letters of Credit, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender(s) ~~or any Lender providing French Revolving Loans that ceases to be a French Authorized Lender~~ from the calculation of Pro Rata Shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Credit Document, except as provided in Section 13.12; provided that when a Defaulting Lender shall exist or any Lender ~~providing any French Revolving Loans ceases to be a French Authorized Lender or any Lender having LC Exposure regarding Letters of Credit issued for the benefit of or the account of any French Subsidiary ceases to be a French Authorized Issuing Bank or any Lender~~ having LC Exposure regarding Letters of Credit issued for the benefit of or the account of any Irish Subsidiary ceases to be an Irish Authorized LC Issuer (as the case may be), any such Defaulting Lender’s Revolving Commitment or such Lender’s ~~French Revolving Commitment or~~ LC Exposure, as applicable, shall be disregarded in any of such calculations to the extent that disregarding the applicable Revolving Commitments would not cause the Revolving Exposure of any Lender under any Subfacility to exceed the amount of such Lender’s Revolving Commitment under such Subfacility.

(b) Payments; Fees. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Credit Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, Non- Defaulting Lenders and other Secured Creditors have been paid in full. The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to the Borrowers hereunder. A Lender shall not be entitled to receive (and no Borrower shall be obligated to pay) any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the Unused Line Fee under Section 2.05(a). To the extent any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, LC Participation Fees attributable to such LC Obligations under Section 2.05(c) shall be paid to such other Lenders. The Administrative Agent shall be paid all LC Participation Fees attributable to LC Obligations that are not so reallocated.

(c) Cure. The Lead Borrower, Administrative Agent and applicable Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed by the Lead Borrower, Administrative Agent and applicable Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

Section 2.12 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall not be obligated to, make Swingline Loans to the U.S. Borrowers from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $~~75,000,000~~100,000,000 or (ii) the U.S. Revolving Exposures exceeding the U.S. Line Cap; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Lead Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, the Lead Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), telecopy or electronic transmission (with respect to electronic transmission, solely if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Lead Borrower. The Swingline Lender shall make each Swingline Loan available to the Lead Borrower by means of a credit to the general deposit account of the Lead Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.13(e), by remittance to the applicable Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan. The Lead Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of

$100,000.

(c) Prepayment. The Lead Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 4:00 p.m., New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s administrative questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 4:00 p.m., New York City time, on any Business Day require the Lenders under the U.S. Subfacility to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding~~; provided that if the outstanding principal amount of U.S. FILO Loans is less than the U.S. FILO Line Cap on such date, (a) each Lender with a U.S. FILO Revolving Commitment shall be deemed to have purchased from the Swingline Lender a participation in each outstanding Swingline Loan (in an aggregate principal amount not to exceed the aggregate amount of the U.S. FILO Line Cap), and (b) each Lender with a U.S. Revolving Commitment shall be deemed to have purchased from the Swingline Lender a participation in each outstanding Swingline Loan to the extent not participated to the Lenders under the U.S. FILO Subfacility pursuant to the foregoing clause (a).~~. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to such Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.14 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.

The Administrative Agent shall notify the Lead Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Lead Borrower (or other party on behalf of the Lead Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

(e) If the Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided that, if on the occurrence of the Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.13(o)), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Loan Commitments which will remain in effect after the occurrence of the Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Maturity Date.

Section 2.13 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Lead Borrower may request the issuance of Letters of Credit in U.S. Dollars, Canadian Dollars, ~~Singapore Dollars,~~ Hong Kong Dollars, Australian Dollars, Pounds Sterling, Euros, CNH or in one or more applicable Alternative Currencies (if any) for the Lead Borrower’s account or the account of a Restricted Subsidiary of the Lead Borrower in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the Lead Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of any Restricted Subsidiary and that, to the extent any Letter of Credit is issued for the account of, or in favor of, or with a co-Applicant that is ~~(a) a French Subsidiary, the relevant Issuing Bank shall be a French Authorized Issuing Bank, or (b)~~ an Irish Subsidiary, the relevant Issuing Bank shall be an Irish Authorized LC Issuer). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by any Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by applicable Issuing Bank) a LC Request to the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the applicable Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the applicable Issuing Bank may reasonably require and shall attach the agreed form of the Letter of Credit. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank, (w) the Letter of Credit to be amended, renewed or extended; (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension; and (z) such other matters as the applicable Issuing Bank may reasonably require. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application substantially on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the applicable Borrower shall be deemed to represent and warrant (solely in the case of (w) and (x)) that, after giving effect to such issuance, amendment, renewal or extension) (A) the LC Exposure shall not exceed $200,000,000, (B) the Availability Conditions are satisfied, and (C) if a Defaulting Lender exists, either such Lender or the Lead Borrower has entered into arrangements satisfactory to the Administrative Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is one year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree and, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and, unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case the expiry may extend no longer than twelve months after the Letter of Credit Expiration Date) the Letter of Credit Expiration Date. Each Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve

(12) months or less (but, subject to the foregoing, not beyond the date that is after the Letter of Credit Expiration Date) unless the applicable Issuing Bank notifies the beneficiary thereof pursuant to the terms and conditions of such Letter of Credit that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender under the U.S. Subfacility, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender under the U.S. Subfacility hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each applicable Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether or not an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers under the U.S. Subfacility shall reimburse such LC Disbursement by paying to the applicable Issuing Bank an amount equal to such LC Disbursement not later than (x) in the case of reimbursement in U.S. Dollars under the U.S. Subfacility, 2:00 p.m., Local Time, on the Business Day after receiving notice from such Issuing Bank of such LC Disbursement or (y) in the case of reimbursement in an Alternative Currency, the Applicable Time specified by the Administrative Agent on the Business Day after receiving notice from such Issuing Bank of such LC Disbursement; provided that, whether or not the Lead Borrower submits a Notice of Borrowing, the applicable Borrower shall be deemed to have requested (except to the extent such Borrower makes payment to reimburse such LC Disbursement when due) a Borrowing of Base Rate Loans, Canadian Prime Rate Loans, RFR Loans or Term Benchmark Loans with an Interest Period of one month, as applicable, in an amount necessary to reimburse such LC Disbursement. If such Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender under the U.S. Subfacility of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each such Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement (in U.S. Dollars, if the applicable Letter of Credit was denominated in U.S. Dollars, or in the applicable Alternative Currency, if the applicable Letter of Credit was denominated in an Alternative Currency) in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Lenders. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable

Issuing Bank in such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in U.S. Dollars, or (B) in the absence of any such requirement for reimbursement in U.S. Dollars, the applicable Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that such Borrower will reimburse such Issuing Bank in U.S. Dollars. In the case of any such reimbursement in U.S. Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Promptly following receipt by the Administrative Agent, of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans, Canadian Prime Rate Loans, RFR Loans or Term Benchmark Loans as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in U.S. Dollars pursuant to the third sentence in this Section 2.13(e) and (B) the U.S. Dollar amount paid by the Borrowers shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrowers under the U.S. Subfacility agree, as a separate and independent obligation, to indemnify the applicable Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.

(f) Obligations Absolute.

(i) Subject to the limitations set forth below, the obligation of the Borrowers to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.13 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary of any Letter of Credit, (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Lead Borrower or any Subsidiary or in the relevant currency markets generally or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrowers hereunder; provided that the Borrowers shall have no obligation to reimburse any Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith, or willful misconduct of such Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of any Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(ii) No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Document. No Issuing Bank makes to the Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, such documents or any Credit Party. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Credit Party.

(iii) No Issuing Bank or any of its Affiliates, and their respective officers, directors, employees, agents and investment advisors shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment. No Issuing Bank shall have any liability to any Lender if such Issuing Bank refrains from any action under any Letter of Credit or such LC Documents until it receives written instructions from the Required Lenders.

(g) Disbursement Procedures. Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit within the period stipulated by the terms and conditions of such Letter of Credit following its receipt of such documents. After such examination, such Issuing Bank shall promptly notify the Administrative Agent and the Lead Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.13(e)).

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.13, then Section  2.06(~~e~~g) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.13 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Removal of any Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Lead Borrower. Any Issuing Bank may be replaced at any time by agreement between the Lead Borrower and the Administrative Agent; provided that so long as no Event of Default has occurred and is continuing under Section 11.01 or Section 11.05, such successor Issuing Bank shall be reasonably acceptable to the Lead Borrower. One or more Lenders may be appointed as additional Issuing Banks in accordance with subsection (k) below. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Lead Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Lead Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j) Cash Collateralization.

(i) If any Specified Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, the Lead Borrower shall deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Creditors, an amount in cash equal to 102.00% of the LC Exposure as of such date. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Lead Borrower under this Agreement, but shall be immediately released and returned to the Lead Borrower (in no event later than two (2) Business Days) once all Specified Events of Default are cured or waived. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of the Lead Borrower and at the Lead Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Lead Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Lead Borrower.

(ii) The Lead Borrower shall, on demand by an Issuing Bank or the Administrative Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender.

(k) Additional Issuing Banks. The Lead Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be an Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Credit Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(l) No Issuing Bank shall be under an obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Amendment No. ~~5~~8 Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Amendment No. ~~5~~8 Effective Date and which such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank.

(m) No Issuing Bank shall be under an obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(n) LC Collateral Account.

(i) The Administrative Agent is hereby authorized to establish and maintain at the Notice Office, in the name of the Administrative Agent and pursuant to a dominion and control agreement, a restricted deposit account designated “The Lead Borrower LC Collateral Account” (or such sub-accounts as the Administrative Agent may require for purposes of administration or collateral separation or otherwise). Each Credit Party shall deposit into the LC Collateral Account from time to time the Cash Collateral required to be deposited under Section 2.13(j) hereof.

(ii) The balance from time to time in such LC Collateral Account shall constitute part of the Applicable Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full. All funds in “The Lead Borrower LC Collateral Account” may be invested in accordance with the provisions of Section 2.13(j).

(o) Extended Commitments. If the Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.13(d) and (e)) under (and ratably participated in by Lenders) the Extended Revolving Loan Commitments under the applicable Subfacility, if any, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments under such Subfacility at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.13(j). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Maturity Date with respect to Existing Revolving Loans shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Revolving Loans in any Letter of Credit issued before the Maturity Date.

(p) Indemnification. Each Borrower agrees to indemnify, defend and hold harmless each Lender and each Issuing Bank and its branches, Affiliates, and correspondents and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the Issuing Banks, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Article 5) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any LC Document, or any Letter of Credit drawing document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

Section 2.14 Settlement Amongst Lenders.

(a) The Swingline Lender may, at any time (but, in any event shall weekly), on behalf of the Lead Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the relevant Lenders to make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Percentage of the Outstanding Amount of Swingline Loans, which request may be made regardless of whether the conditions set forth in Section 7 have been satisfied~~; provided that~~

~~such Lender’s Pro Rata Percentage shall be determined as a proportion of the U.S. Subfacility unless the outstanding principal amount of U.S. FILO Loans is less than the U.S. FILO Line Cap, in which case an amount equal to (x) the U.S. FILO Line Cap minus (y) the outstanding principal amount of U.S. FILO Loans of such Revolving Loan shall be made as U.S. FILO Loans, and the remaining amount of such Revolving Loan shall be settled as U.S. Revolving Loans.~~ Upon such request, each such Lender shall make available to the Administrative Agent the proceeds of such ~~U.S. FILO Loan and/or~~ U.S. Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires such a Revolving Loan to be made by the Lenders and the request therefor is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any such Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(b) The amount of each Lender’s Pro Rata Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(c) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its applicable Pro Rata Percentage of applicable repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender under any applicable Subfacility with respect to Revolving Loans under such Subfacility to the Borrowers (including Swingline Loans) shall be equal to such Lender’s applicable Pro Rata Percentage under such Subfacility of Revolving Loans (including Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

Section 2.15 Revolving Commitment Increase.

(a) Subject to the terms and conditions set forth herein, after the Amendment No. ~~5~~8 Effective Date, the Lead Borrower shall have the right to request, by written notice to the Administrative Agent, an increase in the Revolving Commitments under any Subfacility ~~other than a FILO Subfacility~~ (a “Revolving Commitment Increase”) in an aggregate amount not to exceed $~~145,000,000~~200,000,000 ; provided that (i) any Revolving Commitment Increase for the U.S. Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the U.S. Subfacility) and pursuant to the documentation applicable to the U.S. Subfacility, (ii) any Revolving Commitment Increase for the Asian Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the Asian Subfacility) and pursuant to the documentation applicable to the Asian Subfacility, (iii) any Revolving Commitment Increase for the Canadian Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the Canadian Subfacility) and pursuant to the documentation applicable to the Canadian Subfacility, (iv) any Revolving Commitment Increase for the European Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the European Subfacility) and pursuant to the documentation applicable to the European Subfacility, (v) ~~any Revolving Commitment Increase for the French Subfacility shall be on the terms (including the latest Maturity Date~~

~~of any Class of Commitments under the French Subfacility) and pursuant to the documentation applicable to the French Subfacility~~[reserved], (vi) any Revolving Commitment Increase for the German Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the German Subfacility) and pursuant to the documentation applicable to the German Subfacility, (vii) the Lead Borrower shall only be permitted to request six Revolving Commitment Increases after the Amendment No. ~~5~~8 Effective Date, (viii) any Revolving Commitment Increase shall be in a minimum amount of $10,000,000 (which may be allocated in smaller increments to various Subfacilities so long as the aggregate amount of the Revolving Commitment Increase is at least $10,000,000) or, if less than $10,000,000 is available, the amount left available (or, in each case, such lesser amount as the Administrative Agent may agree in its sole discretion) and (ix) following any Revolving Commitment Increase, the Revolving Commitments under the Foreign Subfacilities shall not exceed 30% of the Aggregate Commitments.

(b) Each notice submitted pursuant to this Section 2.15 (a “Revolving Commitment Increase Notice”) requesting a Revolving Commitment Increase shall specify the amount of the increase in the Revolving Commitments being requested and the relevant Subfacility to be increased. Upon receipt of a Revolving Commitment Increase Notice, the Administrative Agent may (at the direction of the Lead Borrower) promptly notify the Lenders under the applicable Subfacility and/or such other Persons who may participate as Lenders of the requested increase in Revolving Commitments; provided that (i) each applicable Lender or additional financial institution may elect or decline, in its sole discretion, to have its Revolving Commitment increased in connection with any requested Revolving Commitment Increase, it being understood that no Lender shall be obligated to increase its Revolving Commitment unless it, in its sole discretion, so agrees; (ii) if commitments from additional financial institutions are obtained in connection with the Revolving Commitment Increase, any Person or Persons providing such commitment shall be subject to the written consent of the Administrative Agent, the Swingline Lenders and the Issuing Banks (such consent not to be unreasonably withheld, conditioned or delayed), if such consent would be required pursuant to Section 13.04; (iii) ~~any Person providing for such Revolving Commitment Increase in respect of a French Borrower shall be a French Authorized Lender~~[reserved], (iv) in no event shall a Defaulting Lender be entitled to participate in such Revolving Commitment Increase and (v) no Issuing Bank or Swingline Lender shall be required to act in such capacity under the Revolving Commitment Increase without its prior written consent. In the event that any Lender or other Person agrees to participate in any Revolving Commitment Increase (each, an “Increase Loan Lender”), such Revolving Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and the Lead Borrower, which date shall be as soon as practicable after the date of receipt of the Revolving Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Revolving Commitment Increase shall be subject to the satisfaction of each of the following conditions: (1) subject to Section 1.05, no Event of Default would exist after giving effect thereto; (2) the representations and warranties under Article 8 shall be true in all material respects, provided that, solely with respect to ~~Revolving Loans made under the~~the establishment of a Revolving Commitment ~~Increases that~~Increase (and not, for the avoidance of doubt, with respect to the condition set forth in Section 7.04 for borrowing thereunder), to the extent the Revolving Loans thereunder are used to effect or finance a Permitted Acquisition or Investments permitted under this Agreement, the Borrowers shall have the option of making any representations and warranties under Article 8 (other than any Specified Representations) and determinations as to the availability of any “basket-carveouts” under Article 10 effective as of the date of entering the definitive agreement for such Permitted Acquisition or such Investment in accordance with the Limited Condition Transaction provisions set forth in Section 1.05; (3) the Revolving Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders; (4) the Credit Parties shall execute and deliver or cause to be executed and delivered to the Administrative Agent such amendments to the Credit Documents, legal opinions and other documents as the Administrative Agent may reasonably request in connection with any such transaction, which amendments, legal opinions and other documents shall be reasonably satisfactory to the Administrative Agent; and (5) the Borrowers shall have paid to the Administrative Agent and the Lenders such additional fees as may be agreed to be paid by the Borrowers in connection therewith.

(c) On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.15, (i) the Administrative Agent shall effect a settlement of all outstanding Revolving Loans under the increased Subfacility among the Lenders that will reflect the adjustments to the Revolving Commitments of the applicable Lenders as a result of the Revolving Commitment Increase, (ii) the Administrative Agent shall notify the Lenders and Credit

Parties of the occurrence of the Revolving Commitment Increase to be effected on the Increase Date, (iii) Schedule 2.01 shall be deemed modified to reflect the revised Revolving Commitments of the affected Lenders and (iv) with respect to any Revolving Commitment Increase to the U.S. Subfacility or the Canadian Subfacility, Notes will be issued, at the expense of the Borrowers, to any Lender participating in the Revolving Commitment Increase and requesting a Note.

(d) The terms and provisions of the Revolving Commitment Increase shall be identical to the Revolving Loans and the Revolving Commitments under the applicable Subfacility and, for purposes of this Agreement and the other Credit Documents, all Revolving Loans made under the Revolving Commitment Increase shall be deemed to be Revolving Loans. Without limiting the generality of the foregoing, (i) the rate of interest applicable to the Revolving Commitment Increase shall be the same as the rate of interest applicable to the existing Revolving Loans, (ii) unused line fees applicable to the Revolving Commitment Increase shall be calculated using the same Unused Line Fee Rates applicable to the existing Revolving Loans, (iii) the Revolving Commitment Increase shall share ratably in any mandatory prepayments of the Revolving Loans under the applicable Subfacility, (iv) after giving effect to such Revolving Commitment Increases, Revolving Commitments shall be reduced based on each Lender’s Pro Rata Percentage, and (v) the Revolving Commitment Increase shall rank pari passu in right of payment and security with the existing Revolving Loans under the applicable Subfacility. Each joinder agreement and any amendment to any Credit Document requested by the Administrative Agent in connection with the establishment of the Revolving Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement (an “Incremental Revolving Commitment Agreement”) and the other Credit Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.15.

Section 2.16 Lead Borrower and Applicable Administrative Borrower. Each Borrower hereby designates the Lead Borrower as its representative and agent for all purposes under the Credit Documents, including requests for Revolving Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Credit Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, any Issuing Bank or any Lender, and each Borrower of any Subfacility hereby designates the Applicable Administrative Borrower of such Subfacility as its representative and agent for purposes of requests for Revolving Loans and Letters of Credit and designation of interest rates. Each of the Lead Borrower and each Applicable Administrative Borrower hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by the Lead Borrower on behalf of any Borrower, and any Notice of Borrowing, request for a Letter of Credit or designation of interest rate by any Applicable Administrative Borrower on behalf of the Borrowers of its Subfacility. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Credit Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower or, in the case of any Notice of Borrowing, request for a Letter of Credit or designation of interest rate, the Applicable Administrative Borrower for its Subfacility shall be binding upon and enforceable against it.

Section 2.17 Overadvances. If (i) the aggregate U.S. Revolving Loans outstanding exceed the U.S. Line Cap, (ii) the aggregate Asian Revolving Loans outstanding exceed the Asian Line Cap, (iii) the aggregate Canadian Revolving Loans outstanding exceed the Canadian Line Cap, (iv) ~~the aggregate French Revolving Loans outstanding exceed the French Line Cap,~~[reserved], (v) the aggregate German Revolving Loans outstanding exceed the German Line Cap, (vi) the aggregate European Revolving Loans outstanding exceed the European Line Cap or (vii) the aggregate Revolving Loans outstanding exceed the Line Cap (each of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi) and (vii), an “Overadvance”), in each case at any time, the excess amount shall be payable by the applicable Borrowers on demand (or, if such Overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following notice) by the Administrative Agent, but all such Revolving Loans shall nevertheless constitute Obligations secured by the Applicable Collateral and entitled to all benefits of the Credit Documents. The Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required) and (ii) the aggregate amount of all Overadvances and Protective Advances is not known by the Administrative Agent to exceed 10% of the Aggregate Borrowing Base, (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $500,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause (i) the aggregate outstanding U.S. Revolving Loans and LC Obligations to exceed the aggregate U.S. Revolving Commitments, (ii) the aggregate outstanding Asian Revolving Loans to exceed the aggregate Asian Revolving Commitments, (iii) the aggregate outstanding Canadian Revolving Loans to exceed the aggregate Canadian Revolving Commitments, (iv) ~~the aggregate outstanding French Revolving Loans to exceed the aggregate French Revolving Commitments~~[reserved], (v) the aggregate outstanding German Revolving Loans to exceed the aggregate German Revolving Commitments, (vi) the aggregate outstanding European Revolving Loans to exceed the aggregate European Revolving Commitments, or (vii) the Aggregate Exposure to exceed the Aggregate Commitments. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the then existing Event of Default. In no event shall any Borrower or other Credit Party be permitted to require any Overadvance Loan to be made.

Section 2.18 Protective Advances. The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Lead Borrower, at any time, to make Base Rate Loans, Canadian Prime Rate Loans, RFR Loans or Term Benchmark Loans with an Interest Period of one month (other than in U.S. Dollars) (each such loan in respect of U.S. Collateral, a “U.S. Protective Advance”; in respect of Hong Kong Collateral, Singapore Collateral and Australian Collateral, an “Asian Protective Advance”, in respect of Canadian Collateral, a “Canadian Protective Advance”, in respect of UK Collateral and Irish Collateral, a “European Protective Advance,” in respect of ~~French Collateral, a “French Protective Advance”, in respect of~~ German Collateral, a “German Protective Advance” and collectively, “Protective Advances”) (a) (i) in an aggregate amount, together with the aggregate amount of all Overadvance Loans, not to exceed 10% of the Aggregate Borrowing Base, (ii) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the U.S. Subfacility, not to exceed 10% of the U.S. Borrowing Base, (iii) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the Asian Subfacility, not to exceed 10% of the Asian Borrowing Base, (iv) ~~in an aggregate amount, together with the aggregate amount of Overadvance Loans under the French Subfacility, not to exceed 10% of any French Borrowing Base,~~[reserved], (v) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the German Subfacility, not to exceed 10% of any German Borrowing Base, and (vi) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the European Subfacility, not to exceed 10% of the European Borrowing Base, in each case, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Applicable Collateral, or to enhance the collectability or repayment of the Obligations under such Subfacility; or (b) to pay any other amounts chargeable to Credit Parties under any Credit Documents, including costs, fees and expenses; provided that, (i) the aggregate amount of outstanding Protective Advances plus the outstanding amount of Revolving Loans and LC Obligations shall not exceed the Aggregate Commitments, (ii) the aggregate amount of outstanding U.S. Protective Advances plus the outstanding amount of U.S. Revolving Loans and LC Obligations shall not exceed the aggregate U.S. Revolving Commitments, (iii) the aggregate amount of outstanding Asian Protective Advances plus the outstanding amount of Asian Revolving Loans shall not exceed the aggregate Asian Revolving Commitments, (x) the aggregate amount of outstanding Canadian Protective Advances plus the outstanding amount of Canadian Revolving Loans shall not exceed the aggregate Canadian Revolving Commitments, (v) ~~the aggregate amount of outstanding French Protective Advances plus the outstanding amount of French Revolving Loans shall not exceed the aggregate French Revolving Commitments,~~[reserved], (vi) the aggregate amount of outstanding German Protective Advances plus the outstanding amount of German Revolving Loans shall not exceed the aggregate German Revolving Commitments, and (vii) the aggregate amount of outstanding European Protective Advances plus the outstanding amount of European Revolving Loans shall not exceed the aggregate European Revolving Commitments. Each Lender shall participate in each Protective Advance in accordance with its Pro Rata Percentage. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) above by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

The Administrative Agent may use the proceeds of such Protective Advances to (a) protect, insure, maintain or realize upon any Applicable Collateral; or (b) defend or maintain the validity or priority of the Administrative Agent’s Liens in any Applicable Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Administrative Agent shall use reasonable efforts to notify the Lead Borrower after paying any such amount or taking any such action and shall not make payment of any item that is being Properly Contested.

Section 2.19 Extended Loans.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.19, the Lead Borrower may at any time and from time to time when no Event of Default then exists request that all or a portion of the then-existing Revolving Loans under any Subfacility (the “Existing Revolving Loans”), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount (and related outstandings) of such Revolving Loans (any such Revolving Loans which have been so converted, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.19. In order to establish any Extended Revolving Loans, the Lead Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (each, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Loans to be established, which shall (x) be identical as offered to each Lender (including as to the proposed interest rates and fees payable) and (y) be identical to the Existing Revolving Loans, except that: (i) repayments of principal of the Extended Revolving Loans may be delayed to later dates than the Maturity Date; (ii) the Effective Yield with respect to the Extended Revolving Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Existing Revolving Loans to the extent provided in the applicable Extension Amendment; and (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans); provided, however, that (A) in no event shall the final maturity date of any Extended Revolving Loans at the time of establishment thereof be earlier than the then Maturity Date of any other Revolving Loans hereunder and (B) the Weighted Average Life to Maturity of any Extended Revolving Loans at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Revolving Loans then outstanding. Any Extended Revolving Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Revolving Loans, as applicable, for all purposes of this Agreement; provided that ~~(i)~~ any Extended Revolving Loans converted from Existing Revolving Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Revolving Loans ~~and (ii) any Person providing for an Extended Revolving Loan to a French Borrower shall be a French Authorized Lender~~.

(b) With respect to any Extended Revolving Loans, subject to the provisions of Sections 2.12(e) and 2.13(o), to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments and/or Extended Revolving Loan Commitments in accordance with their Pro Rata Share of the Aggregate Commitments under each Extension Series of Extended Revolving Loans, and the Existing Revolving Loans, of the applicable Subfacility (and, except as provided in Sections 2.12(e) and 2.13(o), without giving effect to changes thereto on the Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under the Aggregate Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Maturity Date of any Revolving Commitments or Extended Revolving Loan Commitments).

(c) The Lead Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Revolving Loans, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19. No Lender shall have any obligation to agree to have any of its Existing Revolving Loans converted into Extended Revolving Loans pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Existing Revolving Loans subject to such Extension Request converted into Extended Revolving Loans shall notify the Administrative

Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Revolving Loans which it has elected to request be converted into Extended Revolving Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Existing Revolving Loans subject to Extension Elections relating to a particular Extension Request exceeds the amount of Extended Revolving Loans requested pursuant to such Extension Request, Revolving Loans subject to such Extension Elections shall be converted to Extended Revolving Loans, on a pro rata basis based on the aggregate principal amount of Revolving Loans included in each such Extension Elections or to the extent such option is expressly set forth in the respective Extension Request, the Lead Borrower shall have the option to increase the amount of Extended Revolving Loans so that such excess does not exist.

(d) Extended Revolving Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Lender providing Extended Revolving Loans thereunder which shall be consistent with the provisions set forth in Section 2.19(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment.

(e) With respect to any Extension Amendment consummated by a Borrower pursuant to this Section 2.19, (i) such Extension Amendment shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, (ii) with respect to Extended Revolving Loan Commitments, if the aggregate amount extended is less than (A) the LC Commitment, the LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date (to the extent needed so that the LC Commitment does not exceed the aggregate Revolving Commitment which would be in effect after the Maturity Date), and, if applicable, the Borrowers shall Cash Collateralize obligations under any issued Letters of Credit in an amount equal to 102% of the stated amount of such Letters of Credit, or (B) the Swingline Commitment, the Swingline Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date (to the extent needed so that the Swingline Commitment does not exceed the aggregate Revolving Commitment which would be in effect after the Maturity Date), and, if applicable, the Borrowers shall prepay any outstanding Swingline Loans. The Administrative Agent and the Lenders hereby consent to each Extension Amendment and the other transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan Commitments on such terms as may be set forth in the Extension Request) and hereby waive the requirements of any provision of this Credit Agreement or any other Credit Document that may otherwise prohibit any Extension Amendment or any other transaction contemplated by this Section 2.19; provided that such consent shall not be deemed to be an acceptance of the Extension Request.

(f) Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of any Extended Revolving Loans incurred pursuant thereto, (ii) establish new tranches or sub-tranches in respect of Revolving Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches or sub- tranches, in each case on terms consistent with this Section 2.19, and (iii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.19 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extension Amendment, the respective Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

ARTICLE 3 Yield Protection, Illegality and Replacement of Lenders.

Section 3.01 Increased Costs, Alternate Rate of Interest, Illegality, etc.

(a) In the event:

(i) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that (A) prior to the commencement of any Interest Period for a Borrowing of Term Benchmark Loans denominated in U.S. Dollars or Euros, adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate, (B) on any Interest Determination Date for a Borrowing of Term Benchmark Loans denominated in any other Alternative Currency, by reason of any changes arising after the Amendment No. ~~5~~8 Effective Date ~~affecting the interbank Eurodollar market~~, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of ~~CDOR~~Adjusted Term CORRA Rate, HIBOR Rate~~, SOR Rate~~, BBSY Rate or CNH HIBOR Rate or (C) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple RFR; provided that no Benchmark Transition Event shall have occurred at such time;

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Borrowing of Term Benchmark Loans, the Adjusted Term SOFR Rate, ~~CDOR~~Adjusted Term CORRA Rate, Adjusted EURIBOR Rate, HIBOR Rate~~, SOR Rate~~, BBSY Rate or CNH HIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, the Daily Simple RFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing; or

(iii) at any time, if the making or continuance of any Term Benchmark Loan or RFR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Amendment No. ~~5~~8 Effective Date which materially and adversely affects the interbank eurodollar market;

then the Administrative Agent (or such Lender, in the case of clause (iii) above) shall give notice thereof to the Lead Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent (or such Lender, in the case of clause (iii) above) notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of a Term Benchmark Loan shall be ineffective, (ii) (A) for Loans denominated in U.S. Dollars, if (1) any U.S. Borrower or Canadian Borrower requests a Borrowing of a Term Benchmark Loan, such Borrowing shall be made as a Borrowing of a Base Rate Loan and (2) any of the ~~French Borrowers,~~ German Borrowers, Hong Kong Borrowers or Irish Borrowers request a Borrowing of a Term Benchmark Loan, such Notice of Borrowing shall be ineffective, (B) for Loans denominated in Euros or Pounds Sterling, any Notice of Borrowing that requests a Borrowing of Term Benchmark Loans or RFR Loans shall be ineffective and (C) for Loans denominated in any other Alternative Currency, if any Borrower requests a Borrowing of a ~~CDOR Rate~~Term CORRA Loan, HIBOR Loan~~, SOR Loan~~, BBSY Loan or CNH HIBOR Loan (as applicable), such Borrowing shall be made as a Borrowing of a Canadian Prime Rate Loan or Alternate Rate Loan, and (iii) in the case of a Term Benchmark Loan or RFR Loan affected by the circumstances described in Section 3.01(a)(iii), the Lead Borrower shall, either (x) if the affected Term Benchmark Loan or RFR Loan, as applicable, is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Lead Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 3.01(a)(iii) or

(y) if the affected Term Benchmark Loan or RFR Loan, as applicable, is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Term Benchmark Loan or RFR Loan into (1) a Base Rate Loan if such Loan has been made to any of the U.S. Borrowers or the Canadian Borrowers or (2) an Alternate Rate Loan if such Loan has been made to any of the ~~French Borrowers,~~ German Borrowers, Hong Kong Borrowers or Irish Borrowers; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(a), respectively.

(b) (i) Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Agreement to replace the applicable Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Lead Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing SOFR, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. No replacement of a Benchmark with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(ii) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.01(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.01(b).

(iv) Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Notice of Conversion/Continuation that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, (x) a Term Benchmark Loan that is based on the Term SOFR Reference Rate ~~or~~, the EURIBOR Screen Rate, or the Term CORRA Reference Rate, as applicable, or (y) an RFR Loan that is based on SONIA, in each case, shall be ineffective and (ii) if any Notice of Borrowing requests (x) a Term Benchmark Loan that is based on the Term SOFR Reference Rate ~~or~~, the EURIBOR Screen Rate, or the Term CORRA Reference Rate, as applicable, or (y) an RFR Loan that is based on SONIA, in each case, (A) the applicable Borrower may revoke such Notice of Borrowing or (B) absent a revocation by the applicable Borrower, (x) in the case of a Borrowing of Term SOFR Loans, (1) to the extent such Borrower is a U.S Borrower or a Canadian Borrower, such Revolving Borrowing shall be made as a Base Rate Loan (to the extent of the affected Term SOFR Loans or Interest Periods) or (2) to the extent such Borrower is a ~~French Borrower, a~~ German Borrower, a Hong Kong Borrower or an Irish Borrower, such Notice of Borrowing shall be ineffective ~~or~~, (y) in the case of EURIBOR Loans or RFR Loans, such Notice of Borrowing shall be ineffective, or (z) in the case of a Borrowing of Term CORRA Loans, such Revolving Borrowing shall be made as a Canadian Prime Rate Loan (to the extent of the affected Term CORRA Loans or Interest Periods); provided that any Term SOFR Loans that remain outstanding after such Interest Period shall be converted into (1) Base Rate Loans to the extent they have been made to U.S Borrowers and/or Canadian Borrowers or (2) Alternate Rate Loans to the extent they have been made to a ~~French Borrower, a~~ German Borrower, a Hong Kong Borrower and/or an Irish Borrower, and provided further that any Term CORRA Loans that remain outstanding after such affected Interest Period with respect to Term CORRA Loans shall be converted into Canadian Prime Rate Loans.

(c) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or such Issuing Bank; or

(iii) subject any Lender, any Issuing Bank or the Administrative Agent to any Taxes (other than (A) Taxes indemnified under Section 5.01(a) or (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or the Administrative Agent of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Lead Borrower will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(d) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or such Issuing Bank, to a level below that which such Lender or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Lead Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(e) A certificate of a Lender, an Issuing Bank or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Administrative Agent or its holding company, as the case may be, as specified in clause (b) or (c) of this Section 3.01, and certifying that it is the general practice and policy of such Lender or such Issuing Bank to demand such compensation from similarly situated borrowers in similar circumstances at such time to the extent it is legally permitted to do so, shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Lead Borrower shall pay such Lender, such Issuing Bank or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(f) Failure or delay on the part of any Lender, any Issuing Bank or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Bank’s or the Administrative Agent’s right to demand such compensation; provided that the Lead Borrower shall not be required to compensate a Lender, an Issuing Bank or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, such Issuing Bank or the Administrative Agent, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, such Issuing Bank’s or the Administrative Agent’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.02 Compensation. Each Borrower, jointly and severally, agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Term Benchmark Loans or RFR Loans but excluding loss of anticipated profits (and without giving effect to any “floor” or similar minimum for the applicable Term Benchmark or Daily Simple RFR)) which such Lender may sustain:

(a) With respect to Term Benchmark Loans, (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Term Benchmark Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/n; (ii) if any prepayment or repayment (including any termination or reduction of Commitments made pursuant to Section 2.07 or as a result of an acceleration of the Loans pursuant to Article 11) or conversion of any of its Term Benchmark Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any Term Benchmark Loans is not made on any date specified in a notice of termination or reduction given by the Lead Borrower; or (iv) as a consequence of any other default by any Borrower to repay its Term Benchmark Loans when required by the terms of this Agreement or any Note held by such Lender.

(b) With respect to RFR Loans, (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of RFR Loans does not occur on a date specified therefor in a Notice of Borrowing; (ii) if any prepayment or repayment (including any termination or reduction of Commitments made pursuant to Section 2.07 or as a result of an acceleration of the Loans pursuant to Article 11) of its RFR Loans occurs on a date which is not a date specified for the payment of interest on RFR Loans pursuant to Section 2.06(h); (iii) if any prepayment of any RFR Loans is not made on any date specified in a notice of termination or reduction given by the Lead Borrower; or (iv) as a consequence of any other default by any Borrower to repay its RFR Loans when required by the terms of this Agreement or any Note held by such Lender.

Section 3.03 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 3.01 or Section 5.01(a) with respect to such Lender, it will, if requested by the Lead Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 3.03 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 3.01 and 5.01.

Section 3.04 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 3.01 or Section 5.01(a) with respect to such Lender or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Lead Borrower shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 3.04, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Lead Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 2.05 and (ii) all obligations of each Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the

Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.04, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 3.04 and Section 13.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.04 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.01, 3.02, 5.01, 12.07 and 13.01), which shall survive as to such Replaced Lender with respect to actions or occurrences prior to it ceasing to be a Lender hereunder.

~~If any Lender or Issuing Bank requests compensation under Section 3.01, or if any Credit Party is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 5.01(a) or if any amount payable in respect of any Loans, Letters of Credit, Revolving Commitments or LC Disbursements provided to French Borrowers is not, or will not be (when the relevant corporate income tax is calculated), treated as a deductible charge or expense for French tax purposes for that French Borrower by reason of that amount being (x) paid or accrued to a Lender or Issuing Bank incorporated, domiciled, established or acting through an office in a Non-Cooperative Jurisdiction or (y) paid to an account opened in the name of or for the benefit of that Lender or Issuing Bank in a financial institution situated in a Non-Cooperative Jurisdiction, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 5.01(a) or would make any amount payable in respect of any Loans, Letters of Credit, Revolving Commitments, or LC Disbursements provided to French Borrowers be treated as a deductible charge or expense for French tax purposes for that French Borrower, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank and, provided, that if in respect of French Revolving Loans extended to or on behalf of any French Borrower, such lending office shall be a French Authorized Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.~~

ARTICLE 4 [Reserved].

ARTICLE 5 Taxes.

Section 5.01 Net Payments.

(a) All payments made by or on account of any Credit Party under any Credit Document or Letter of Credit shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable law. If any Taxes are required to be withheld or deducted from such payments by any applicable withholding agent, then the Credit Parties jointly and severally agree that (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section 5.01), the applicable Lender (or, in the case of amounts payable to the Administrative Agent, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, but without duplication of any other amounts payable under this Section 5.01, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The Borrowers will furnish to the applicable Recipient within 45 days after the date the payment by any of them of any Taxes is due pursuant to applicable Law or this Section 5.01 certified copies of tax receipts evidencing such payment by the applicable Credit Party. The Borrowers shall indemnify and hold harmless the relevant Recipient, and reimburse such Recipient, within 10 Business Days of written request therefor, for the amount of any Indemnified Taxes (including any Indemnified Taxes imposed on amounts payable under this Section 5.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any Other Taxes, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduced rate of, withholding Tax. In addition, each Lender shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in Section 5.01(c)) expired, obsolete or inaccurate in any respect, deliver promptly to the Lead Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Lead Borrower or the Administrative Agent) or promptly notify the Lead Borrower and the Administrative Agent in writing of its ineligibility to do so.

(c) Without limiting the generality of the foregoing: (x) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Lead Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 3.04 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or Form W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or Form W-8ECI (or successor form), or (ii) in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit C (any such certificate, a “U.S. Tax Compliance Certificate”) and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or W-8BEN-E (or successor form); or (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY (or successor form) of the Lender, accompanied by Form W-8ECI, Form W-8BEN, Form W-8BEN-E, U.S. Tax Compliance Certificate, Form W-8IMY, Form W-9 and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 5.01(c) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)); (y) Each Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, shall deliver to the Lead Borrower and the Administrative Agent, at the times specified in Section 5.01(b), two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States federal backup withholding requirements; and (z) if any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine, the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.01(c)(z), “FATCA” shall include any amendment made to FATCA after the Closing Date.

Notwithstanding any other provision of this Section 5.01, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(d) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 5.01(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 5.01(a) with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party pursuant to this Section 5.01(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.01(d), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.01(d) to the extent such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the tax giving rise to such refund had never been imposed and the applicable indemnification payments or additional amounts had never been paid. Nothing in this Section 5.01(d) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

(e) For the avoidance of doubt, for purposes of this Section 5.01, the term “Lender” shall include any Issuing Bank or Swingline Lender.

(f) Value Added Tax.

(i) All amounts set out or expressed in a Credit Document or Letter of Credit to be payable by any party to any Lender(s) and/or any Agent(s) (a “Finance Party”) which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Credit Document or Letter of Credit and that Finance Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Receiving Finance Party”) under a Credit Document or Letter of Credit, and any party other than the Receiving Finance Party (the “Subject Party”) is required by the terms of any Credit Document or Letter of Credit to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Receiving Finance Party in respect of that consideration), (x) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiving Finance Party must (where this clause (x) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Receiving Finance Party receives from the relevant tax authority which the Receiving Finance Party reasonably determines relates to the VAT chargeable on that supply; and (y) (where the Receiving Finance Party is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Receiving Finance Party, pay to the Receiving Finance Party an amount equal to the VAT chargeable on that supply but only to the extent that the Receiving Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Credit Document or Letter of Credit requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 5.01(f) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the UK’s Value Added Tax Act 1994 or in the case of Ireland, the term “representative member” to mean the group member notified by the Revenue Commissioners of Ireland in accordance with section 15(1)(a) of the Value-Added Tax Consolidation Act 2010 as being the member responsible for complying with the provision of the Value-Added Tax Consolidation Act 2010 in respect of the group or equivalent legislation outside the UK).

Section 5.02 Irish and German Tax Matters.

(a) The provisions of this Section 5.02 shall only apply in respect of Taxes imposed by (i) Ireland on payments of interest made with respect to any Loan made to an Irish Borrower or (ii) Germany on payments of interest made with respect to any Loan made to a German Borrower. For the avoidance of doubt, the provisions of this Section 5.02 shall not apply to any claim in connection with FATCA.

(b) An Irish Treaty Lender and each Irish Borrower which makes a payment to which that Irish Treaty Lender is entitled shall cooperate, upon request in writing by the Irish Borrower, in completing any procedural formalities necessary for the Irish Borrower to make that payment without any deduction or withholding on account of Tax.

(c) A German Treaty Lender and each German Borrower which makes a payment to which that German Treaty Lender is entitled shall cooperate, upon request in writing by the German Borrower, in completing any reasonable procedural formalities necessary for the German Borrower to obtain authorisation to make a payment without any deduction or withholding on account of Tax.

(d) Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any Borrower or Guarantor, which of the following categories it falls within:

(i)	with respect to an Irish Borrower:

(A)	not an Irish Qualifying Lender;

(B)	an Irish Qualifying Lender (other than an Irish Treaty Lender); or

(C)	an Irish Treaty Lender; or

(ii)	with respect to a German Borrower or German Guarantor:

(A)	not a German Qualifying Lender;

(B)	a German Qualifying Lender (other than an German Treaty Lender); or

(C)	a German Treaty Lender.

If a new Lender fails to indicate its status in accordance with this Section 5.02(d), then such new Lender shall be treated for the purposes of this Agreement (including by each Irish Borrower and each German Borrower) as if it is not an Irish Qualifying Lender (with respect to an Irish Borrower or Irish Guarantor) or not an German Qualifying Lender (with respect to a German Borrower or German Guarantor) until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the

Lead Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a new Lender to comply with this Section 5.02. Upon written request from an Irish Borrower, a Lender shall promptly confirm to that Irish Borrower whether it is an Irish Qualifying Lender or is not an Irish Qualifying Lender.

(e) Each Lender, upon reasonable written request from the Irish Borrowers from time to time, shall as soon as practicable provide such information as may be required to enable the Irish Borrowers to comply with the provisions of sections 891A, 891E, 891F and 891G of the TCA (and any regulations made thereunder).

~~Section 5.03 Non-Cooperative Jurisdiction. Each Lender providing any French Revolving Loans represents that on the Amendment No. 5 Effective Date it is not incorporated or domiciled (or acting through an office or carrying on a trade or business (“établissement stable”) (in each case, to which the French Subfacility is attributable) located) in a Non-Cooperative Jurisdiction.~~

ARTICLE 6A Conditions Precedent to Credit Events on the Closing Date. The Administrative Agent, Swingline Lender, the Issuing Banks and the Lenders shall not be required to fund any Revolving Loans or Swingline Loans, or arrange for the issuance of any Letters of Credit on the Closing Date, until the following conditions are satisfied or waived.

Section 6A.01 Closing Date; Credit Documents; Notes. On or prior to the Closing Date, Holdings and the North American Borrowers shall have executed and delivered to the Administrative Agent a counterpart of this Agreement.

Section 6A.02 Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Lead Borrower (and not in any individual capacity) by a Responsible Officer of the Lead Borrower, certifying on behalf of the Lead Borrower that all of the conditions in Sections 6A.05, 6A.14 and 6A.19 have been satisfied on such date.

Section 6A.03 Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received an opinion addressed to the Administrative Agent, each of the Lenders, each of the Issuing Banks, and each of the Collateral Agents and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent from each of (i) Willkie Farr & Gallagher LLP, special counsel to the Credit Parties, (ii) Waller Lansden Dortch & Davis, LLP, Alabama counsel to the Credit Parties, (iii) Morgan, Lewis & Bockius LLP, California, Florida and New Jersey counsel to the Credit Parties, (iv) Stoel Rives LLP, Idaho and Washington counsel to the Credit Parties, (v) Taft Stettinius & Hollister LLP, Ohio counsel to the Credit Parties, and (vi) Stikeman Elliott LLP, Canadian counsel to the Canadian Credit Parties and Stewart McKelvey LLP, Nova Scotia counsel to the Canadian Credit Parties.

Section 6A.04 Corporate Documents; Proceedings, etc.

(a) On the Closing Date, the Administrative Agent shall have received a certificate from each North American Credit Party, dated the Closing Date, signed by a Responsible Officer of such North American Credit Party and attested to by the Secretary or any Assistant Secretary of such North American Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by- laws or equivalent organizational documents, as applicable, of such Credit Party and the resolutions of such North American Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received good standing certificates and bring-down telegrams or facsimiles, if any, for the North American Credit Parties which the Administrative Agent reasonably may have requested, in the case of a Canadian Credit Party, only to the extent such concept is applicable in such Canadian Credit Party’s jurisdiction of incorporation, formation or organization.

Section 6A.05 Acquisition; Equity Financing; Refinancing.

(a) The Acquisition (other than, to the extent the Deferred Closing Actions (as defined in the Acquisition Agreement) have not been completed by the Closing Date, any Deferred Closing (as defined in the Acquisition Agreement)) shall be consummated substantially concurrently with the initial funding of the loans under the Term Loan Credit Agreement and hereunder (if any) in accordance in all material respects with the Acquisition Agreement without waiver or amendment thereof materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date (including any reduction in the purchase price that does not meet the criteria of this clause (a)) unless consented to by the Agents (such consent not to be unreasonably withheld, delayed or conditioned); it being understood that (w) no reduction in the purchase price shall be deemed to be materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date if such reduction is applied first to reduce the Equity Financing to no less than the Minimum Equity Percentage and second pro rata to reduce the Equity Financing to no less than the Minimum Equity Percentage, the Term Loan Commitment and/or the Senior Notes, (x) no increase in the purchase price shall be deemed to be materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date if such increase is funded solely by an increase in the Equity Financing, (y) no modification to the purchase price as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Acquisition Agreement as of July 29, 2016 shall constitute a reduction or increase in the purchase price and (z) the Agents shall be deemed to have consented to any waiver or amendment of the Acquisition Agreement if it shall have not affirmatively objected to any such waiver or amendment within three Business Days of receipt of written notice of such waiver or amendment.

(b) Holdings shall have received, or substantially concurrently with the funding of the Loans under the Term Loan Credit Agreement will receive, from the Sponsor and its controlled affiliates or investment funds advised by the Sponsor or its controlled affiliates, together with the Seller (to the extent of any rollover investment by the Seller) and one or more other co-investors, directly or indirectly, cash or rollover equity investments (in the form of (x) common equity, (y) equity on the terms disclosed to the Administrative Agent prior to July 29, 2016 (as such terms may be amended or modified in a manner that is not materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date) or (z) other equity on terms reasonably satisfactory to the Lenders) in the aggregate amount of not less than an amount previously agreed (the “Minimum Equity Percentage”) of the sum of (i) the Equity Financing and (ii) the aggregate principal amount borrowed under this Agreement, the Term Loan Credit Agreement and/or the Senior Notes (exclusive of any portion of the Equity Financing or amounts borrowed under this Agreement, the Term Loan Credit Agreement and/or the Senior Notes applied to pay any transaction fees and expenses, including any transaction or advisory fees paid or payable to the Sponsor) on the Closing Date (the “Equity Financing”), the cash proceeds of which shall have been contributed to the common equity of the Lead Borrower.

(c) The Acquired Business shall have satisfied and discharged, or substantially concurrently with the funding of the loans under the Term Loan Credit Agreement will satisfy and discharge all Indebtedness contemplated under the definition of “Acquisition Agreement Refinancing Indebtedness.”

Section 6A.06 [Reserved].

Section 6A.07 Intercreditor Agreement. On the Closing Date, each U.S. Credit Party shall have executed and delivered an acknowledgment to the Intercreditor Agreement.

Section 6A.08 [Reserved].

Section 6A.09 Security Agreements. On the Closing Date, (i) each U.S. Credit Party shall have duly authorized, executed and delivered the Initial U.S. Security Agreement and (ii) each Canadian Credit Party, shall have duly authorized, executed and delivered the Initial Canadian Security Agreement, in each case, covering all of such Credit Party’s present and future Collateral referred to therein, and shall have delivered:

(i) in respect of each U.S. Credit Party, proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, to the extent reasonably requested by the Administrative Agent reasonably in advance of the Closing Date, desirable to perfect the security interests purported to be created by the U.S. Security Documents;

(ii) to the Term Agent, as bailee for the U.S. Collateral Agent pursuant to the Intercreditor Agreement, all of the Pledged Collateral, if any, referred to in the U.S. Security Documents and then owned by any U.S. Credit Party together with executed and undated endorsements for transfer in the case of Pledged Collateral constituting certificated securities, along with evidence that all other actions necessary to perfect (to the extent required by such U.S. Security Document) the security interests in Pledged Collateral purported to be created by such U.S. Security Document have been taken;

(iii) in respect of each U.S. Credit Party, certified copies of a recent date of requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name such Credit Party as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name such Credit Party as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens);

(iv) in respect of each Canadian Credit Party, proper financing statements (PPSA or the equivalent) authorized for filing under the PPSA or other appropriate filing offices of each jurisdiction as may be necessary or, to the extent reasonably requested by the Administrative Agent reasonably in advance of the Closing Date, desirable to perfect the security interests purported to be created by the Canadian Security Documents;

(v) in respect of each Canadian Credit Party, copies of a recent date of PPSA certificates or equivalent Lien searches as of a recent date, listing all effective financing statements that name the Canadian Credit Parties as debtor and that are filed in the jurisdictions referred to in clause (iv) above, together with copies of such other financing statements that name such Canadian Credit Party as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens); and

(vi) an executed Perfection Certificate; and

provided that to the extent any Collateral is not able to be provided and/or perfected on the Closing Date after the use by the North American Credit Parties of commercially reasonable efforts without undue burden or expense, the provisions of this Section 6A.09 shall be deemed to have been satisfied and the North American Credit Parties shall be required to provide such Collateral in accordance with the provisions set forth in Section 9.13 if, and only if, each North American Credit Party shall have executed and delivered the Security Documents required above and the Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement or possession of certificated securities of Wholly-Owned Domestic Subsidiaries (to the extent required by such Security Documents) that have been received from the Seller after the use by the North American Credit Parties of commercially reasonable efforts.

Section 6A.10 Guaranty Agreement. On the Closing Date, each North American Credit Party shall have duly authorized, executed and delivered the Guaranty Agreement.

Section 6A.11 Financial Statements; Pro Forma Balance Sheets; Projections. On or prior to the Closing Date, the Agents and their Affiliates that are Lenders on the Closing Date shall have received (i) the audited combined balance sheets of the Acquired Business for the three most recent years ending at least 90 days prior to the Closing Date, and the related audited statements of operations and comprehensive income and statements of cash flows of the Acquired Business for the fiscal years then ended (collectively, the “Audited Financial Statements”), (ii) the unaudited combined balance sheets of the Acquired Business as of each fiscal quarter ending after the date of the most recent balance sheet delivered pursuant to clause (i) and at least 45 days prior to the Closing Date (the date of the last such applicable fiscal quarter, the “Financial Statements Date”), and the related unaudited statements of operations and comprehensive income and statements of cash flows of the Acquired Business for the portion of the fiscal year then ended (the “Unaudited Financial Statements”), (iii) a pro forma consolidated balance sheet for the Lead Borrower prepared as of the Financial Statements Date and a pro forma statement of comprehensive income for the most recent fiscal year covered by the Audited Financial Statements and the year to date and the four quarter period ending on the Financial Statements Date, and (iv) forecasts of the financial performance of Holdings and its restricted subsidiaries on a quarterly basis for the 2017 fiscal year and an annual basis thereafter through the fiscal year ending September 30, 2023. The financial statements referred to in the foregoing clauses (i) and (ii) shall be prepared in accordance with U.S. GAAP subject in the case of the Unaudited Financial Statements to changes resulting from audit and normal year-end audit adjustments and to the absence of certain footnotes.

Section 6A.12 Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer (or officer with equivalent duties) of the Lead Borrower substantially in the form of Exhibit I.

Section 6A.13 Fees, etc. On the Closing Date, the Lead Borrower shall have paid to the Agents and their Affiliates that are Lenders on the Closing Date all costs, fees and expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least three Business Days prior the Closing Date and other compensation payable to the Agents or such Lender that have been separately agreed and are payable in respect of the Transaction to the extent then due.

Section 6A.14 Representations and Warranties. The Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof and the Specified Representations shall be true and correct in all material respects on the Closing Date (in each case, any representation or warranty that is qualified as to “materiality or similar language” shall be true and correct in all respects on the Closing Date); provided that any “Material Adverse Effect” or similar qualifier in any such Specified Representation shall, for purposes of this Section 6A.14, be deemed to refer to “Closing Date Material Adverse Effect.”

Section 6A.15 Patriot Act. The Agents shall have received from the North American Credit Parties, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested in writing at least 10 Business Days prior to the Closing Date.

Section 6A.16 Borrowing Notice. Prior to the making of a Revolving Loan on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.02(c).

Section 6A.17 [Reserved].

Section 6A.18 [Reserved].

Section 6A.19 Material Adverse Effect. Since the Balance Sheet Date (as defined in the Acquisition Agreement), there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Closing Date Material Adverse Effect.

Section 6A.20 Inventory Appraisal/Borrowing Base Certificate. The Lead Borrower shall have delivered to the Administrative Agent the Initial Field Work and a Borrowing Base Certificate in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE 6B Conditions Precedent to Initial Credit Extension under Eurasian Subfacilities. The Administrative Agent and the Lenders shall not be required to fund any Revolving Loans in respect of the Eurasian Credit Parties, until the following additional conditions are either satisfied or waived by the Required Subfacility Lenders (the date on which such conditions are satisfied or waived, the “Eurasian Effectiveness Date”).

Section 6B.01 Credit Documents. On or prior to the Eurasian Effectiveness Date, each Eurasian Credit Party shall have executed and delivered to the Administrative Agent a counterpart of this Agreement (or any joinder to this Agreement).

Section 6B.02 [Reserved].

Section 6B.03 Opinions of Counsel. On the Eurasian Effectiveness Date, the Administrative Agent shall have received an opinion addressed to the Administrative Agent, each of the Lenders, each of the Issuing Banks, and each of the Collateral Agents and dated the Eurasian Effectiveness Date in form and substance reasonably satisfactory to the Administrative Agent from each of (i) Willkie Farr & Gallagher LLP, special counsel to the Credit Parties, (ii) Mayer Brown, Hong Kong counsel to the Administrative Agent, (iii) King & Wood Mallesons, Australian counsel to the Administrative Agent, (iv) A&L Goodbody, Irish counsel to the Administrative Agent, (v) Mayer Brown International LLP, UK counsel to the Administrative Agent, (vi) Mayer Brown LLP, German counsel to the Administrative Agent and Willkie Farr & Gallagher LLP, German counsel to the Credit Parties, (vii) Mayer Brown Paris, French counsel to the Agents and Willkie Farr & Gallagher LLP, French counsel to the Credit Parties, which opinion shall cover the capacity, due authorization and absence of insolvency with respect to the French Credit Parties, and (viii) Allen & Gledhill LLP, Singapore counsel to the Administrative Agent and Morgan Lewis Stamford LLC, Singapore counsel to the Credit Parties.

Section 6B.04 Corporate Documents; Proceedings, etc.

(a) On the Eurasian Effectiveness Date, the Administrative Agent shall have received a certificate from each Eurasian Credit Party (other than the French Credit Parties which shall provide the certificates set forth in Section 6B.04(b) below), dated the Eurasian Effectiveness Date, signed by a Responsible Officer of such Eurasian Credit Party, and (other than with respect to any German Credit Party or UK Credit Party) attested to by the Secretary or any Assistant Secretary of such Eurasian Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents which shall include, for each German Credit Party, an electronic excerpt from the commercial register and simple copies of the shareholder list and of the articles of association), as applicable, of such Eurasian Credit Party and the resolutions (including, in respect of a Singapore Credit Party, resolutions signed by all the holders of the issued shares in such Singapore Credit Party) of such Eurasian Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent, and in the case of each Irish Credit Party, a certificate from that Irish Credit Party confirming that the performance by that Irish Credit Party of its obligations under the Credit Documents to which it is a party does not constitute financial assistance within the meaning of Section 82 of the Irish Companies Act and a certificate from each Irish Credit Party confirming that it and each other Credit Party form part of a group of companies for the purposes of Section 243 of the Irish Companies Act and that the prohibition contained in Section 239 of the Irish Companies Act does not apply to the transaction contemplated by this Agreement.

(b) French Credit Party Closing Certificate. The Administrative Agent shall have received a certificate of each French Credit Party, dated the Eurasian Effectiveness Date and executed by a legal representative (or authorized attorney), which shall (A) certify the relevant corporate approval documents (and powers of attorney, if applicable) authorizing the execution, delivery and performance of the Credit Documents to which it is a party, (B) identify by name and title and bear the signatures of any officers and directors of such French Credit Party authorized to sign the Credit Documents to which it is a party, and (C) contain appropriate attachments, including (i) a copy of the certificate of incorporation (k-bis) of each French Credit Party, (ii) a true and correct and up-to-date copy of its bylaws (statuts), (iii) a non-bankruptcy certificate (certificate de non-faillite) and (iv) a lien search certificate (état des privilèges et des nantissements).

(c) The Administrative Agent shall have received good standing certificates (or, in relation to the Australian Credit Parties, evidence of existence or registration with ASIC) and bring-down telegrams or facsimiles, if any, for the Eurasian Credit Parties which the Administrative Agent reasonably may have requested, and only to the extent such concept is applicable in such Credit Party’s jurisdiction of incorporation, formation or organization.

Section 6B.05 Reaffirmation by North American Credit Parties. The North American Credit Parties shall have reconfirmed their security and guaranty obligations with respect to the Obligations under the Eurasian Subfacilities.

Section 6B.06 [Reserved].

Section 6B.07 Security Documents. On the Eurasian Effectiveness Date, (i) [reserved], (ii) [reserved], (iii) each French Credit Party shall have duly authorized, executed and delivered the Initial French Security Agreements, (iv) each German Credit Party shall have duly authorized, executed and delivered the Initial German Security Agreements, (v) each Irish Credit Party shall have duly authorized, executed and delivered the Initial Irish Security Agreement, (vi) each Hong Kong Credit Party shall have duly authorized, executed and delivered the Initial Hong Kong Security Agreement, (vii) each Australian Credit Party shall have duly authorized, executed and delivered the Initial Australian Security Agreement, (viii) each Singapore Credit Party shall have duly authorized, executed and delivered the Singapore Security Agreement, and (ix) each UK Credit Party shall have duly authorized, executed and delivered the Initial UK Security Agreement, in each case, covering all of such Credit Party’s present and future Collateral referred to therein, and shall have delivered:

(i) [reserved];

(ii) [reserved];

(iii) [reserved];

(iv) [reserved];

(v) [reserved];

(vi) [reserved];

(vii) in relation to the Initial Irish Security Agreement, all notices signed by the Irish Credit Parties, all as required by the Initial Irish Security Agreement;

(viii) in relation to the Initial Irish Security Agreement, a letter of authorization from each Irish Credit Party authorizing A&L Goodbody to file particulars of the charges created under the Initial Irish Security Agreement with the Irish Registrar of Companies in compliance with Section 409 of the Irish Companies Act, duly executed by the respective Irish Credit Parties;

(ix) in relation to the Initial UK Security Agreement, all notices signed by the UK Credit Parties, all as required by the Initial UK Security Agreement;

(x) in relation to the Initial Singapore Security Agreement, all notices signed by the Singapore Credit Parties, all as required by the Initial Singapore Security Agreement;

(xi) in respect of each Singapore Credit Party, a letter of authorisation from such Singapore Credit Party to Allen & Gledhill LLP, authorising Allen & Gledhill LLP to file a statement containing particulars of charge in respect of the Initial Singapore Security Agreement with the Accounting and Corporate Regulatory Authority of Singapore, duly executed by the respective Singapore Credit Parties;

(xii) in relation to the Initial Hong Kong Security Agreement, all notices signed by the Hong Kong Credit Parties, all as required by the Initial Hong Kong Security Agreement;

(xiii) in respect of each Australian Credit Party, proper financing statements registered under the Australian PPSA as may be necessary or, to the extent reasonably requested by the Administrative Agent reasonably in advance of the Eurasian Effectiveness Date, desirable to perfect the security interests purported to be created by the Australian Security Agreements; and

(xiv) in respect of each Australian Credit Party, copies of Australian PPSA searches as of a recent date, listing all effective financing statements that name or otherwise identify the Australian Credit

Parties as grantor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens).

Section 6B.08 Guaranty Agreement. On the Eurasian Effectiveness Date, each Eurasian Credit Party shall have duly authorized, executed and delivered a joinder agreement to the Guaranty Agreement.

Section 6B.09 [Reserved].

Section 6B.10 [Reserved].

Section 6B.11 Fees, etc. On the Eurasian Effectiveness Date, the Lead Borrower shall have paid, without duplication of any costs, fees and expenses paid on the Closing Date pursuant to Section 6A.13, to the Agents and their Affiliates that are Lenders on the Eurasian Effectiveness Date all costs, fees and expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least three Business Days prior the Eurasian Effectiveness Date and other compensation payable to the Agents or such Lender that have been separately agreed and are payable in respect of the Transaction and the joinder of the Eurasian Credit Parties to this Agreement to the extent then due.

Section 6B.12 [Reserved].

Section 6B.13 Patriot Act. The Agents shall have received from the Eurasian Credit Parties, at least three Business Days prior to the Eurasian Effectiveness Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested in writing at least 10 Business Days prior to the Eurasian Effectiveness Date.

Section 6B.14 Borrowing Notice. Prior to the making of a Revolving Loan on the Eurasian Effectiveness Date, if any, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.02(c).

Section 6B.15 Representations and Warranties. The Specified Representations with respect to each Eurasian Credit Party shall be true and correct in all material respects on the Eurasian Effectiveness Date (in each case, any representation or warranty that is qualified as to “materiality or similar language” shall be true and correct in all respects on the Eurasian Effectiveness Date); provided that any “Material Adverse Effect” or similar qualifier in any such Specified Representation shall, for purposes of this Section 6B.15, be deemed to refer to “Closing Date Material Adverse Effect.”

ARTICLE 7 Conditions Precedent to All Credit Events. The obligation of each Lender and each Issuing Bank to make any Credit Extension shall be subject to the satisfaction (or waiver) of each of the conditions precedent set forth below:

Section 7.01 Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Banks and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.13(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.12(b).

Section 7.02 Availability. The Availability Conditions on the proposed date of such Credit Extension shall be satisfied.

Section 7.03 No Default. No Default or Event of Default shall exist at the time of, or result from, such funding or issuance.

Section 7.04 Representations and Warranties. Each of the representations and warranties made by any Credit Party set forth in Section 8 hereof or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty). The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by each Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 7 and applicable to such Credit Event are satisfied as of that time (other than such conditions which are subject to the discretion of the Administrative Agent or the Lenders). All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders.

ARTICLE 8 Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, each Borrower (and, solely with respect to Sections 8.01, 8.02, 8.03, 8.04, and 8.16 with respect to itself, Holdings), makes the following representations and warranties, in each case after giving effect to the Transaction and the Amendment No. 5 Transactions.

Section 8.01 Organizational Status. Each of Holdings, the Lead Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing corporation, partnership, limited liability company or unlimited liability company, as the case may be, in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate, partnership, limited liability company or unlimited liability company or holding company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 8.02 Power and Authority; Enforceability. Each Credit Party thereof has the corporate, partnership, limited liability company or unlimited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company or unlimited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party thereof has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational or constitutional documents), as applicable, of any Credit Party.

Section 8.04 Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

Section 8.05 Financial Statements; Financial Condition; Projections.

(a) (i) As of the Amendment No.  ~~5~~8 Effective Date, the consolidated balance sheets of the Lead Borrower (or a Parent Company) and its Subsidiaries for the two most recent fiscal years for which such balance sheets were required to have been delivered pursuant to Section 9.01(b) as of the Amendment No. ~~5~~8 Effective Date and the related consolidated statements of income, cash flows and retained earnings of the Lead Borrower (or a Parent Company) and its Subsidiaries for each such fiscal year present fairly in all material respects the consolidated financial position of the Lead Borrower (or a Parent Company) and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby. All of the foregoing historical financial statements have been audited by Ernst and Young, KPMG LLP or other independent certified public accountants of recognized national standing and prepared in accordance with U.S. GAAP consistently applied, except as otherwise expressly noted.

(ii) As of the Amendment No.  ~~5~~8 Effective Date, the unaudited consolidated balance sheets of the Lead Borrower (or a Parent Company) and its Subsidiaries for each fiscal quarter (if any) ending after the date of the most recent audited annual balance sheet delivered prior to the Amendment No. ~~5~~8 Effective Date pursuant to Section 9.01(b) and the related consolidated statements of income, cash flows and retained earnings of the Lead Borrower (or a Parent Company) and its Subsidiaries for each such fiscal period present fairly in all material respects the consolidated financial position of the Lead Borrower (or a Parent Company, as applicable) and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments. All of the foregoing historical financial statements have been prepared in accordance with U.S. GAAP consistently applied, except as otherwise expressly noted therein.

(b) On the Amendment No.  ~~5~~8 Effective Date, the Lead Borrower and each of its Restricted Subsidiaries, on a consolidated basis, are Solvent after giving effect to ~~the consummation of the~~ Amendment No. ~~5 Transactions~~8.

(c) [Reserved].

(d) Since the Amendment No.  ~~5~~8 Effective Date there has been no change, event or occurrence that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Lead Borrower, threatened in writing (i) with respect to the Amendment No. 5 Transactions or any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 8.07 True and Complete Disclosure.

(a) All written information (other than information consisting of statements, estimates, forecasts and projections, as to which no representation, warranty or covenant is made) that has been or will be made available to the Administrative Agent or any Lender by any Credit Party or any representative of a Credit Party at its direction and on its behalf in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein, when taken as a whole and after giving effect to all supplements thereto, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in each case in light of the circumstances under which such statements are made, not materially misleading.

(b) As of the Amendment No. ~~5~~8 Effective Date, to the best knowledge of the Lead Borrower, the information included in the most recently delivered Beneficial Ownership Certification provided on or prior to the Amendment No. ~~5~~8 Effective Date to any Lender pursuant to this Agreement (or any amendment hereto) is true and correct in all respects; provided, that this representation and warranty shall only apply with respect to any such Beneficial Ownership Certification to the extent the Beneficial Ownership Regulation is applicable to the Credit Parties specified in such Beneficial Ownership Certification on the applicable date on which this representation and warranty is made.

Section 8.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Loans incurred on the Closing Date will be used by the Lead Borrower to finance working capital purposes in an amount not to exceed $50,000,000 (plus amounts incurred by the Lead Borrower under the U.S. Subfacility to fund certain original issue discount or upfront fees).

(b) (i) All proceeds of the Loans incurred after the Closing Date (other than on the Amendment No. 5 Effective Date) will be used for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, and other permitted Investments, Dividends and any other purpose not prohibited hereunder and (ii) all proceeds of the Loans incurred on the Amendment No. 5 Effective Date (if any) will be used by the Borrowers (x) to pay a portion of the costs of the Amendment No. 5 Repayment Transactions,

(y) to pay all or any portion of the Amendment No. 5 Transaction Costs and (z) to finance working capital purposes in an amount not to exceed $100,000,000.

(c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate (x) the provisions of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or (y) applicable legislation governing financial assistance and/or capital maintenance, as set forth in Section 9.19.

(d) The Lead Borrower will not request any Borrowing, and the Lead Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, applicable anti-money laundering rules and regulations or applicable Sanctions, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to the Lead Borrower and its Subsidiaries or, to the knowledge of the Lead Borrower, any other party hereto. The foregoing paragraph (C) shall not apply to the extent that compliance will result in a violation of, or conflict with, or liability under, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 Foreign Trade Law (Außenwirtschaftsgesetz)) or European Union Regulation (EC) No 2271/96.

Section 8.09 Tax.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Lead Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Lead Borrower and/or any of its Restricted Subsidiaries, (ii) the Returns accurately reflect in all material respects all liability for Taxes of the Lead Borrower and its Restricted Subsidiaries for the periods covered thereby, and (iii) the Lead Borrower and each of its Restricted Subsidiaries have paid all Taxes payable by them, other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of the Lead Borrower and its Restricted Subsidiaries in accordance with U.S. GAAP or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Lead Borrower, threatened in writing by any authority regarding any Taxes relating to the Lead Borrower or any of its Restricted Subsidiaries which is reasonably likely to be adversely determined, and, if adversely determined, would be reasonably be expected to result in a Material Adverse Effect.

(b) Each European ~~Credit Party, French~~ Credit Party and German Credit Party (i) is resident for Tax purposes in its jurisdiction of incorporation and (ii) except as otherwise disclosed in any joinder or counterpart to this Agreement or the Guaranty Agreement pursuant to which such Credit Party becomes a party hereto or thereto, does not carry on any trade through a permanent establishment outside its jurisdiction of incorporation.

Section 8.10 ERISA and Pensions.

(a) No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter.

(b) There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.

(c) If each of the Lead Borrower, each Restricted Subsidiary of the Lead Borrower and each ERISA Affiliate were to withdraw from all Multiemployer Plans in a complete withdrawal as of the date this assurance is given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Lead Borrower, any Restricted Subsidiary of the Lead Borrower or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e) The Lead Borrower, any Restricted Subsidiary of the Lead Borrower and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and (iii) neither the Lead Borrower nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pensions Schemes Act 1993) or (ii) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the United Kingdom’s Pensions Act 2004) of such an employer

(h) Canadian Pension Plans. Except as individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, (i) each Canadian Pension Plan is, and has been, established, registered, funded, administered and invested in compliance with the terms of such plan (including the terms of any documents in respect of such plan), all applicable laws and any collective agreements, as applicable, and (ii) no Canadian Pension Plan is subject to an investigation, any other proceeding, or action or claim. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan by a Credit Party have been paid by each such Credit Party in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable Laws except to the extent cured within 10 Business Days of the due date in respect thereof. No Canadian Pension Plan is a Canadian Defined Benefit Pension Plan as of the Closing Date. No Lien has arisen in respect of any Credit Party in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

Section 8.11 The Security Documents.

(a) The provisions of the Security Documents are effective to create in favor of each relevant Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the Credit Parties in the Collateral specified therein in which a security interest can be created under applicable law, and (1) in the case of the U.S. Security Documents and U.S. Collateral described therein, upon (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and the U.S. Collateral Agent, as secured creditor, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) the receipt by the Term Agent, as bailee for the U.S. Collateral Agent pursuant to the Intercreditor Agreement, of all Instruments (as defined in the Initial U.S. Security Agreement), Chattel Paper (as defined in the Initial U.S. Security Agreement) and certificated pledged Equity Interests that constitute “securities” governed by Article 8 of the New York UCC, in each case constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank, (iii) sufficient identification of commercial tort claims (as applicable), (iv) execution of a control agreement establishing the U.S. Collateral Agent’s “control” (within the meaning of the New York UCC) with respect to any deposit account, (v) the recordation of the Patent Security Agreement, if applicable, and the Trademark Security Agreement, if applicable, in the respective form attached to the Initial U.S. Security Agreement, in each case in the United States Patent and Trademark Office and (vi) the Copyright Security Agreement in U.S. Copyrights, if applicable, in the form attached to the U.S. Security Agreement with the United States Copyright Office, the U.S. Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the U.S. Security Documents), a fully perfected security interest in all right, title and interest in all the U.S. Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions, (2) in the case of the Hong Kong Security Documents and Hong Kong Collateral described therein, upon the timely and proper filing and/or registration of the Initial Hong Kong Security Agreement and the security interests created by it with the Hong Kong Companies Registry and other appropriate filing offices of Hong Kong, the Asian Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Hong Kong Security Documents) a fully perfected security interest in all right, title and interest in all of the Hong Kong Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions, (3) in the case of the Canadian Security Documents and Canadian Collateral described therein, upon the timely and proper PPSA filings (and equivalent filings under the Civil Code of Quebec), the U.S. Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Canadian Security Documents) a fully perfected security interest in all right, title and interest in all of the Canadian Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions, (4) ~~in the case of the French Security Documents and French Collateral described therein, upon (i) execution of a control agreement establishing the French Collateral Agent’s “control” with respect to any French deposit account and (ii) notice of constitution of the pledge over the relevant French deposit accounts to being served on or about the Closing Date to the relevant account bank, the French Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the French Security Documents) a fully perfected security interest in all right, title and interest in all of the French Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions~~[reserved], (5) in the case of the German Security

Documents and German Collateral described therein, upon, in the case of the German Account Pledge Agreements, the notification of each account bank, the German Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the German Security Documents) a fully perfected security interest in all right, title and interest in all of the German Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions, (6) in the case of the Singapore Security Documents and Singapore Collateral described therein, upon the proper registration of the Initial Singapore Security Agreement and the security interests created by it with the Accounting and Corporate Regulatory Authority in Singapore within 30 days of execution by the parties thereto, the Asian Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Singapore Security Documents) a fully perfected security interest in all right, title and interest in all of the Singapore Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions, (7) in the case of the Irish Security Documents and Irish Collateral described therein, upon the proper registration of the Initial Irish Security Agreement and the security interests created by it with the Irish Registrar of Companies within 21 days of execution by the parties thereto, the European Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Initial Irish Security Agreement), a fully perfected security interest in all right, title and interest in all of the Irish Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions, (8) in the case of the Australian Security Documents and Australian Collateral described therein, the Australian Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Australian Security Documents) a fully perfected security interest in all right, title and interest in all of the Australian Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions, the timely and proper filing of financing statements and/or the obtaining of “control” (for the purposes of Part 9.5 of the Australian PPSA) with respect to the Collateral as required under the Australian PPSA and (9) in the case of the UK Security Documents and UK Collateral described therein, upon the timely and proper filing of the Initial UK Security Agreement, relevant Additional Security Documents and the security interests created by it or them with Companies House, the European Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the UK Security Documents) a fully perfected security interest in all right, title and interest in all of the UK Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.

(b) Upon delivery in accordance with Section 9.12, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law)) and, upon recordation in the appropriate recording office, perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the U.S. Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

Section 8.12 Properties. All Real Property owned by any U.S. Credit Party as of the Amendment No. ~~5~~8 Effective Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12, which Schedule 8.12 also indicates each property that constitutes a Material Real Property as of the Amendment No.  ~~5~~8 Effective Date. Each of the Lead Borrower and each of its Restricted Subsidiaries has good and marketable title or valid leasehold interest in the case of Real Property, and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens, except where the failure to have such title or interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of such Real Property or personal property necessary for the ordinary conduct of the Lead Borrower and its Restricted Subsidiaries’ business, taken as a whole.

Section 8.13 Capitalization. All outstanding shares of capital stock of the Lead Borrower have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of the Lead Borrower that may be imposed as a matter of law) and are owned by Holdings. The Lead Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

Section 8.14 Subsidiaries. On and as of the Amendment No. ~~5~~8 Effective Date ~~and after giving effect to the consummation of the Amendment No. 5 Transactions~~, the Lead Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 correctly sets forth, as of the Amendment No. ~~5~~8 Effective Date ~~and after giving effect to the Amendment No. 5 Transactions~~, the percentage ownership (direct and indirect) of the Lead Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

Section 8.15 Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA.

(a) Each of the Lead Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering, embargoed persons or the Patriot Act), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect and except to the extent that compliance by a Canadian Credit Party would violate or conflict with the Foreign Extraterritorial Measures Act (Canada). The Borrowers will not directly (or knowingly indirectly) use the proceeds of the Revolving Loans to violate or result in a violation of any such applicable statutes, regulations, orders or restrictions referred to in the immediately preceding sentence.

(b) The Lead Borrower has implemented and maintains in effect policies and procedures reasonably and appropriately designed to ensure material compliance by the Lead Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable anti-money laundering rules and regulations and applicable Sanctions, and the Lead Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Lead Borrower, its directors and agents, are in compliance with Anti- Corruption Laws, anti-money laundering rules and regulations and applicable Sanctions in all material respects. None of (a) the Lead Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Lead Borrower, any agent of the Lead Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is or is controlled by a Sanctioned Person. No Borrowing, use of proceeds or the Amendment No. 5 Transactions will violate any Anti-Corruption Law, applicable anti-money laundering rules and regulations or applicable Sanctions. This Section 8.15(b) shall not apply to the extent that compliance will result in a violation of, or conflict with, or liability under, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 Foreign Trade Law (Außenwirtschaftsgesetz)) or European Union Regulation (EC) No 2271/96 or similar anti-boycott statute or the Foreign Extraterritorial Measures Act (Canada).

Section 8.16 Investment Company Act. None of Holdings, the Lead Borrower or any of its Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.

Section 8.17 [Reserved].

Section 8.18 Environmental Matters.

(a) The Lead Borrower and each of its Restricted Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. To the knowledge of any Credit Party, there are no pending or threatened Environmental Claims against the Lead Borrower or any of its Restricted Subsidiaries or any Real Property currently or formerly owned, leased or operated by the Lead Borrower or any of its Restricted Subsidiaries. There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Lead Borrower or any of its Restricted Subsidiaries or,

to the knowledge of any Credit Party, any Real Property currently or formerly owned, leased or operated by the Lead Borrower or any of its Restricted Subsidiaries that would be reasonably expected (i) to form the basis of an Environmental Claim against the Lead Borrower or any of its Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Lead Borrower or any of its Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Lead Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law.

(b) To the knowledge of any Credit Party, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Lead Borrower or any of its Restricted Subsidiaries where such generation, use, treatment, storage, transportation or Release has (i) violated or would be reasonably expected to violate any applicable Environmental Law, (ii) give rise to an Environmental Claim or (iii) give rise to liability under any applicable Environmental Law.

(c) Notwithstanding anything to the contrary in this Section 8.18, the representations and warranties made in this Section 8.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.19 Labor Relations. Except as set forth in Schedule 8.19 or except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against the Lead Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Lead Borrower, threatened against the Lead Borrower or any of its Restricted Subsidiaries, (b) to the knowledge of the Lead Borrower, there are no questions concerning union representation with respect to the Lead Borrower or any of its Restricted Subsidiaries, (c) the hours worked by and payments made to employees of the Lead Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of the Lead Borrower, no wage and hour department investigation has been made of the Lead Borrower or any of its Restricted Subsidiaries.

Section 8.20 Intellectual Property. Each of the Lead Borrower and each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 8.21 [Reserved].

Section 8.22 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

Section 8.23 Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criterion that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each material Account reflected therein as eligible for inclusion in each Borrowing Base is an Eligible Account and the material Inventory reflected therein as eligible for inclusion in each Borrowing Base constitutes Eligible Inventory.

Section 8.24 [Reserved].

Section 8.25 Non-Hong Kong Company. Except as disclosed to the Administrative Agent, no Credit Party incorporated outside Hong Kong is registered as a non-Hong Kong Company within the meaning of Part 16 of the Companies Ordinance (Cap.622 of the Laws of Hong Kong) except as otherwise specified in writing from time to time by the Lead Borrower to the Administrative Agent.

Section 8.26 [Reserved].

Section 8.27 [Reserved].

Section 8.28 Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council 20 May 2015 on insolvency proceedings (the “Regulation”), (a) each of the European ~~Credit Parties’, French~~ Credit Parties’ and German Credit Parties’ centre of main interests (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and (b) except as otherwise disclosed in any joinder or counterpart to this Agreement or the Guaranty Agreement pursuant to which such Credit Party becomes a party hereto or thereto, none of the European Credit Parties~~, French Credit Parties~~ or German Credit Parties have an “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction (or any equivalent provision(s) of any applicable successor to the Regulation which may apply from time to time to any of the UK Credit Parties).

Section 8.29 Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Credit Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect commercial benefit to such Credit Party, and is in its best interest.

Section 8.30 Private Company. No Singapore Credit Party is (a) a public company (as defined in the Companies Act~~, Chapter 50~~ 1967 of Singapore) or (b) a company whose holding company or ultimate holding company is a public company (as defined in the Companies Act~~, Chapter 50~~ 1967 of Singapore).

ARTICLE 9 Affirmative Covenants. The Lead Borrower and each of its Restricted Subsidiaries hereby covenants and agrees that on and after the Amendment No. ~~5~~8 Effective Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) any indemnification obligations arising hereunder which are not then due and payable and (ii) Secured Bank Product Obligations, except to the extent then due and payable and then entitled to payment in accordance with Section 11.11), or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank).

Section 9.01 Information Covenants. The Lead Borrower will furnish to the Administrative Agent for distribution to each Lender, including each Lender’s Public-Siders, except as otherwise provided below:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Lead Borrower, (i) the consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by the chief financial officer of the Lead Borrower that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of the Lead Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Lead Borrower, (i) the consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end

of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and comparable forecasted figures for such fiscal year based on the corresponding forecasts delivered pursuant to Section 9.01(d) (provided, that, the comparisons to forecasts shall not be provided to Public-Siders) and certified, in the case of consolidated financial statements, by Ernst & Young, KPMG LLP or other independent certified public accountants of recognized national standing, together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception (other than any emphasis of matter paragraph) and without any qualification or exception as to the scope of such audit (except for qualifications for a change in accounting principles with which such accountants concur and which shall have been disclosed in the notes to the financial statements or other than as a result of, or with respect to, (A) an upcoming maturity date under this Agreement or the Term Loan Credit Agreement, (B) any actual or potential inability to satisfy any financial maintenance covenant under any of its Indebtedness (including, without limitation, the financial covenant set forth in Section 10.11 of this Agreement) on a future date or in a future period or (C) the activities, operations, financial results, assets or liability of any Unrestricted Subsidiary)) to the effect such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of the Lead Borrower and its Subsidiaries as of the date indicated and the results of their operations for the periods indicated, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Notwithstanding the foregoing, the obligations referred to in Sections 9.01(a) and 9.01(b) above and Section 9.01(d) below may be satisfied with respect to financial information of the Lead Borrower and its Subsidiaries by furnishing (A) the applicable financial statements or forecasts of any Parent Company or (B) the Lead Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 9.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a Parent Company of the Lead Borrower, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by, or the Lead Borrower shall separately deliver within the applicable time periods set forth in Sections 9.01(a) and 9.01(b) above, consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to the Lead Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 9.01(b), such materials are accompanied by a report and opinion by Ernst & Young, KPMG LLP or other independent certified public accountants of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will be without a “going concern” or like qualification or exception (other than any emphasis of matter paragraph) and without any qualification or exception as to the scope of such audit (except for qualifications for a change in accounting principles with which such accountants concur and which shall have been disclosed in the notes to the financial statements or other than as a result of, or with respect to, (I) an upcoming maturity date under this Agreement or the Term Loan Credit Agreement, (II) any actual or potential inability to satisfy any financial maintenance covenant under any of its Indebtedness (including, without limitation, the financial covenant set forth in Section 10.11 of this Agreement) on a future date or in a future period or (III) the activities, operations, financial results, assets or liability of any Unrestricted Subsidiary).

(d) Forecasts. Within 90 days after the close of each fiscal year of the Lead Borrower (commencing with respect to fiscal year 2021), a reasonably detailed annual forecast (in a form substantially consistent with the annual forecasts provided to the Administrative Agent in connection with Amendment No. 8 or otherwise reasonably acceptable to the Administrative Agent, and including projected statements of income, sources and uses of cash and balance sheets for the Lead Borrower and its Subsidiaries on a consolidated basis), prepared on an annual basis for such fiscal year and including a discussion of the principal assumptions upon which such forecast is based (it being agreed that such annual forecasts shall not be provided to Public-Siders).

(e) Officer’s Certificates. At the time of the delivery of the Section 9.01 Financials, a Compliance Certificate from a Responsible Officer of the Lead Borrower substantially in the form of Exhibit J, certifying on behalf of the Lead Borrower that, to such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) solely to the extent (x) then subject to Section 10.11 or (y) Global Availability is otherwise less than 15% of the Aggregate Commitments, set forth the reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for such period, (ii) certify that there have been no changes to Schedules 1(a), 2(b), 10, 11(a), 11(b), 11(c), 12 and 13 of the Perfection Certificate, in each case since the Amendment No. 5 Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent such changes are required to be reported to the applicable Collateral Agent pursuant to the terms of such Security Documents), and (iii) certify that there have been no changes to the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification, in each case since the Amendment No. 5 Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), solely to the extent (x) such changes would result in a change to the list of beneficial owners identified in any such certification and (y) the Beneficial Ownership Regulation is applicable to the Credit Parties specified in the Beneficial Ownership Certification delivered to any Lender).

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly after any Responsible Officer of the Lead Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under the Term Loan Credit Agreement, any Permitted Pari Passu Notes, any Permitted Pari Passu Loans, any Permitted Junior Debt or other debt instrument in excess of the Threshold Amount, (ii) any litigation, or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”).

(h) Environmental Matters. Promptly after any Responsible Officer of the Lead Borrower obtains knowledge thereof, notice of any of the following environmental matters to the extent such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Lead Borrower or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by the Lead Borrower or any of its Restricted Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Lead Borrower or any of its Restricted Subsidiaries that (a) results in noncompliance by the Lead Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against the Lead Borrower or any of its Restricted Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Lead Borrower or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Lead Borrower or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Lead Borrower or any of its Restricted Subsidiaries as required by any Environmental Law or any governmental or other administrative agency and all notices received by the Lead Borrower or any of its Restricted Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Lead Borrower or any of its Restricted Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Lead Borrower or any of its Restricted Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Lead Borrower’s or such Subsidiary’s response thereto.

The Lead Borrower represents and warrants that it, Holdings or any other Parent Company and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Lead Borrower hereby (i) authorizes the Administrative Agent to make financial statements and other information provided pursuant to clauses (a) and (b) above, along with the Credit Documents and the list of Disqualified Lenders, available to Public- Siders and (ii) agrees that at the time the Section 9.01 Financials are provided hereunder, they shall already have been, or shall substantially concurrently be, made available to holders of its securities. The Lead Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non- public information within the meaning of the federal securities laws or that the Lead Borrower has no outstanding publicly traded securities, including 144A securities (it being understood that the Lead Borrower shall have no obligation to request that any material be posted to Public-Siders). Notwithstanding anything herein to the contrary, in no event shall the Lead Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Lead Borrower’s compliance with the covenants contained herein.

(i) Notices to Holders. Promptly after the sending, filing or receipt thereof, the Lead Borrower will provide to the Administrative Agent any material notices provided to, or received from, holders of (I) Refinancing Notes, Permitted Pari Passu Notes, Permitted Pari Passu Loans, Permitted Junior Debt or other Indebtedness, in each case of this clause (I), with a principal amount in excess of the Threshold Amount, or (II) the Term Loan Credit Agreement (including, for the avoidance of doubt, any notices relating to an actual or purported default or event of default thereunder and any notices to the extent the action or occurrence described therein would reasonably be expected to be materially adverse to the interests of the Lenders, but excluding any administrative notices or regular reporting requirements thereunder).

(j) Financial Statements of Unrestricted Subsidiaries. Simultaneously with the delivery of each set of Section 9.01 Financials, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(k) Insurance. Evidence of insurance renewals as required under Section 9.03.

(l) Other Information. From time to time, (x) such other information or documents (financial or otherwise) with respect to the Lead Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender necessary for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. Notwithstanding the foregoing, neither the Lead Borrower nor any of its Restricted Subsidiaries will be required to provide any information pursuant to this Section 9.01(l) to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided that in the event that the Lead Borrower or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, the Lead Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege).

(m) Foreign Pension Plans. Promptly after any Responsible Officer of the Lead Borrower obtains knowledge thereof, (i) details of any investigation or proposed investigation by the Pensions Regulator which would be reasonably likely to lead to the issue of a Financial Support Direction or a Contribution Notice in relation to any Foreign Pension Plan (or if any Credit Party is in receipt of a Financial Support Direction or a Contribution Notice in relation to any Foreign Pension Plan), (ii) details of any amount is due to any Foreign Pension Plan pursuant to Sections 75 or 75A of the United Kingdom’s Pensions Act 1995 (in each case with respect to (i) or (ii), describing such matter or event and the action proposed to be taken with respect thereto); and (iii) details of any material change to the rate or basis to the employer contributions to a Foreign Pension Plan, in each case, to the extent any of the foregoing, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 9.02 Books, Records and Inspections; Conference Calls.

(a) The Lead Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with U.S. GAAP (or, for Restricted Subsidiaries which are Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization) in all material respects shall be made of all dealings and transactions in relation to its business and activities.

(b) The Lead Borrower will permit the Administrative Agent, subject to reasonable advance notice to, and reasonable coordination with, the Lead Borrower and during normal business hours, to visit and inspect the properties of any Borrower, at the Borrowers’ expense as provided in clause (c) below, inspect, audit and make extracts from any Borrower’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) such Borrower’s business, financial condition, assets and results of operations (it being understood that a representative of the Lead Borrower and such Borrower shall be permitted to be present in any discussions with officers, employees, agent, advisors and independent accountants); provided that the Administrative Agent shall only be permitted to conduct one field examination and one inventory appraisal with respect to any Collateral comprising the Aggregate Borrowing Base per ~~12~~18-month period; provided further that (i) if at any time ~~Global Availability is less~~Aggregate Exposure is greater than ~~33~~25% of the Line Cap for a period of 5 consecutive Business Days during such ~~12~~18-month period, the Administrative Agent shall be permitted to conduct one ~~additional~~ field examination and one ~~additional~~ inventory appraisal ~~of Revolver Priority~~with respect to any Collateral ~~will be permitted in such 12-month period~~comprising the Aggregate Borrowing Base per 12-month period; provided further that the initial field examination and inventory appraisal following the Amendment No. 8 Effective Date shall commence during the fiscal quarter ending December 31, 2024 and (ii) during any Liquidity Period, one additional field examination and one additional inventory appraisal of Revolver Priority Collateral be permitted in such 12-month period, except that during the existence and continuance of an Event of Default, there shall be no limit on the number of additional field examinations and inventory appraisals of Revolver Priority Collateral that shall be permitted at the Administrative Agent’s request. No such inspection or visit shall unduly interfere with the business or operations of any Borrower, nor result in any damage to the property or other Collateral. No inspection shall involve invasive testing without the prior written consent of the Lead Borrower. Neither the Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Each of the Lead Borrowers acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrowers shall not be entitled to rely upon them.

(c) The Lead Borrower will reimburse (or will cause to be reimbursed) the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 13.01) of the Administrative Agent in connection with (i) one examination per fiscal year of any Borrower’s books and records as described in clause (a) above and (ii) field examinations and inventory appraisals of Collateral comprising the Aggregate Borrowing Base, in each case subject to the limitations on such examinations, audits and appraisals permitted under the preceding paragraph. Subject to and without limiting the foregoing, the Borrowers specifically agree to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. This Section shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

(d) The Lead Borrower will, within 30 days (or, if after using commercially reasonable efforts to schedule such call, at such later date as agreed to by the Administrative Agent in its reasonable discretion) after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 9.01(a) and (b), hold a conference call or teleconference, at a time selected by the Lead Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or year, as the case may be, of the Lead Borrower (it being understood that any such call may be combined with any similar call held for any of the Borrower’s or any Parent Company’s other lenders or equity holders).

Section 9.03 Maintenance of Property; Insurance.

(a) The Lead Borrower will, and will cause each of its Restricted Subsidiaries to, (i) except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, keep all tangible property necessary to the business of the Lead Borrower and its Restricted Subsidiaries in reasonably good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is, in the good faith determination of the Lead Borrower, consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Lead Borrower and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, all information reasonably requested as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under Flood Insurance Laws, then the Lead Borrower shall, or shall cause the applicable U.S. Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence reasonably requested by the Administrative Agent as to such compliance, including, without limitation, evidence of annual renewals of such insurance.

(c) The Lead Borrower will, and will cause each of its Restricted Subsidiaries to, at all times keep its property constituting Collateral insured in favor of the applicable Collateral Agent (or the U.S. Collateral Agent on the applicable Collateral Agent’s behalf), and all liability and property policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed in a customary manner to the applicable Collateral Agent (or the U.S. Collateral Agent on the applicable Collateral Agent’s behalf) for the benefit of the Secured Creditors (including, without limitation, by naming the applicable Collateral Agent (or the U.S. Collateral Agent on the applicable Collateral Agent’s behalf) as lender’s loss payee, mortgagee and/or additional insured) and (ii) if agreed by the insurer (which agreement the Borrowers shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the applicable Collateral Agent (or the U.S. Collateral Agent on the applicable Collateral Agent’s behalf); provided that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as to which a secured lender is not customarily granted an insurable interest therein as the Administrative Agent may approve; (y) self-insurance programs; and (z) insurance policies of Foreign Credit Parties or with respect to non-U.S. policies to the extent not customary in similar transactions for similarly situated borrowers in the jurisdictions of incorporation of such Foreign Credit Parties or such non-U.S. policies.

(d) If the Lead Borrower or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or the Lead Borrower or any of its Restricted Subsidiaries shall fail to so endorse all policies with respect thereto, after any applicable grace period, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Credit Parties jointly and severally agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

Section 9.04 Existence; Franchises. The Lead Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, franchises, licenses and permits in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Lead Borrower or any of its Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by the Lead Borrower or any of its Restricted Subsidiaries of any franchises, licenses or permits that the Lead Borrower reasonably determines are no longer material to the operations of the Lead Borrower and its Restricted Subsidiaries taken as a whole or (iii) the withdrawal by the Lead Borrower or any of its Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.05 Compliance with Statutes, etc. The Lead Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations (including, without limitation, FCPA, OFAC and the USA PATRIOT Act, CAML Legislation and Canadian Economic Sanctions and Export Control Laws) and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Lead Borrower will maintain in effect and enforce policies and procedures designed to ensure material compliance by the Lead Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable anti-money laundering rules and regulations and applicable Sanctions. This Section 9.05 shall not apply to the extent that compliance will result in a violation of, or conflict with, or liability under, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 Foreign Trade Law (Außenwirtschaftsgesetz)) or European Union Regulation (EC) No 2271/96 or similar anti-boycott statute.

Section 9.06 Compliance with Environmental Laws.

(a) The Lead Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by the Lead Borrower or any of its Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of the Lead Borrower), except such Liens as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as have not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Lead Borrower nor any of its Restricted Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Lead Borrower or any of its Restricted Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties or transported to or from such Real Properties in compliance with all applicable Environmental Laws.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h) or (ii) at any time that the Lead Borrower or any of its Restricted Subsidiaries are not in compliance with Section 9.06(a), at the written request of the Administrative Agent, the Lead Borrower will provide or cause the applicable Credit Party to provide an environmental site assessment report concerning any Mortgaged Property owned, leased or operated by the Lead Borrower or any other Credit Party that is the subject of or could reasonably be expected to be the subject of such notice or noncompliance, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the reasonable worst case cost of any removal or remedial action in connection with such Hazardous Materials on such Mortgaged Property. If the Credit Parties fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the reasonable cost of which shall be borne (jointly and severally) by the Lead Borrower and the other Credit Parties.

Section 9.07 Pension and Benefit Plans.

(a) ERISA. Promptly upon a Responsible Officer of the Lead Borrower obtaining knowledge thereof, the Lead Borrower will deliver to the Administrative Agent a certificate of a Responsible Officer of the Lead Borrower setting forth the full details as to such occurrence and the action, if any, that the Lead Borrower, any Restricted Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Lead Borrower, such Restricted Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by the Lead Borrower, such Restricted Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto: that (a) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; (b) there has been an increase in Unfunded Pension Liabilities since the date the representations hereunder are given, or from any prior notice, as applicable, in either case, which is reasonably expected to result in a Material Adverse Effect; (c) there has been an increase in the estimated withdrawal liability under Section 4201 of ERISA, if the Lead Borrower, any Restricted Subsidiary of the Lead Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which is reasonably expected to result in a Material Adverse Effect, (d) the Lead Borrower, any Restricted Subsidiary of the Lead Borrower or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect, (e) that a contribution required to be made with respect to a Foreign Pension Plan has not been timely made which failure is reasonably likely to result in a Material Adverse Effect; or (f) that a Foreign Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent and such event is reasonably expected to result in a Material Adverse Effect. The Lead Borrower will also deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the most recent annual report (on Internal Revenue Service Form 5500-series, including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) filed with the Internal Revenue Service or other Governmental Authority of each Plan that is maintained or sponsored by the Lead Borrower or a Restricted Subsidiary.

(b) Canadian Pension Plans.

(i) Except as individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, for each existing, or hereafter adopted, Canadian Pension Plan, each Credit Party will in a timely fashion comply with and perform in all respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan by a Credit Party shall be paid or remitted by each such Credit Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws provided that any Credit Party shall have a 10 Business Day cure period in the event any such payments, contributions or premiums have not been paid or remitted when due.

(iii) The Credit Parties shall deliver to the Administrative Agent (A) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that any Credit Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (C) prior notification of the establishment of any new Canadian Defined Benefit Pension Plan to which a Canadian Credit Party has assumed an obligation to contribute or has any liability under, or the assumption of any liability under or commencement of contributions to any Canadian Defined Benefit Pension Plan by a Canadian Credit Party in respect of which such Canadian Credit Party was not previously contributing or liable.

(c) UK Pensions. Each UK Guarantor shall ensure that all Foreign Pension Plans, operated by or maintained for the benefit of itself and/or any of their employees are fully funded based on the statutory funding objective under Sections 221 and 222 of the United Kingdom’s Pensions Act 2004 and that no action or omission is taken by any UK Guarantor in relation to such Foreign Pension Plan which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme).

Section 9.08 End of Fiscal Years; Fiscal Quarters. The Lead Borrower will cause (i) its, and each of its Restricted Subsidiaries’ fiscal years to end on or near December 31 of each year; provided, however, that the Lead Borrower may, upon written notice to the Administrative Agent, change its fiscal year (or the fiscal year of its Restricted Subsidiaries) to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Borrower, to reflect such change in fiscal year, and (ii) each of its, and each of its Restricted Subsidiaries’ fiscal quarters to end on or near March 31, June 30, September 30 and December 31.

Section 9.09 [Reserved].

Section 9.10 Payment of Taxes.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, the Lead Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Lead Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Lead Borrower nor any of its Restricted Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization).

(b) Each European ~~Credit Party, French~~ Credit Party and German Credit Party (i) will maintain its residence for Tax purposes in its jurisdiction of incorporation and (ii) except as otherwise disclosed in any joinder or counterpart to this Agreement or the Guaranty Agreement pursuant to which such Credit Party becomes a party hereto or thereto, will not carry on a trade through a permanent establishment outside its jurisdiction of incorporation.

Section 9.11 Use of Proceeds. Each Borrower will use the proceeds of the Loans only as provided in Section 8.08.

Section 9.12 Additional Security; Further Assurances; etc.

(a) The Lead Borrower will, and will cause each of the Subsidiary Borrowers and the Subsidiary Guarantors to, grant to the applicable Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and properties (in the case of Real Property, limited to Material Real Property) of the Lead Borrower, the Subsidiary Borrowers and the Subsidiary Guarantors as are acquired after the Closing Date (other than assets constituting Excluded Collateral) and as may be reasonably requested from time to time by the Administrative Agent (collectively, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, and taken together with any documentation entered into in connection with fulfilling the Additional Inventory Security Actions, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation consistent with the Initial Security Documents or otherwise reasonably satisfactory in form and substance to the Administrative Agent and (subject to exceptions as are reasonably acceptable to the Administrative Agent) shall constitute, upon taking all necessary perfection (or the equivalent with respect to (i) each Hong Kong Borrower, under applicable Hong Kong law, (ii) each Canadian Borrower, under applicable Canadian law, (iii) ~~each French Borrower, under applicable French law~~[reserved], (iv) each German Borrower, under applicable German law, (v) each Irish Borrower under applicable Irish law, (vi) each UK Guarantor, under applicable English law, (vii) each Singapore Guarantor, under applicable Singapore law and

(viii) each Australian Guarantor, under applicable Australian law) action (which the Credit Parties agree to take pursuant to clause (e) below) valid and enforceable perfected (or the equivalent with respect to (i) each Hong Kong Borrower, under applicable Hong Kong law, (ii) each Canadian Borrower, under applicable Canadian law, (iii) ~~each French Borrower, under applicable French law,~~[reserved], (iv) each German Borrower, under applicable German law, (v) each Irish Borrower under applicable Irish law, (vi) each UK Guarantor, under applicable English law, (vii) each Singapore Guarantor, under applicable Singapore law and (viii) each Australian Guarantor, under applicable Australian law) security interests and Mortgages (except, in each case, to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Administrative Agent) the Liens in favor of the applicable Collateral Agent required to be granted pursuant to the Additional Security Documents. Notwithstanding any other provision in this Agreement or any other Credit Document, no Foreign Subsidiary, or Subsidiary of a CFC shall be required to pledge any of its assets to secure any obligations of the Borrowers under the Credit Documents relating to the U.S. Subfacility or ~~U.S. FILO Subfacility or~~ guarantee the obligations of the U.S. Borrowers under the Credit Documents relating to the U.S. Subfacility ~~or U.S. FILO Subfacility~~.

(b) Subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement, with respect to any Person that is or becomes a Restricted Subsidiary after the Closing Date, in the case of any Restricted Subsidiary the Equity Interests of which are directly held by a U.S. Credit Party, deliver to the U.S. Collateral Agent (or the Term Agent, as bailee for the U.S. Collateral Agent pursuant to the Intercreditor Agreement) the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party (to the extent required pursuant to the U.S. Security Documents). At the option of the Lead Borrower, it may cause a Restricted Subsidiary that is a U.S. Subsidiary, Canadian Subsidiary, ~~French Subsidiary~~, German Subsidiary, Irish Subsidiary or Hong Kong Subsidiary to become a “Subsidiary Borrower” hereunder by causing such Subsidiary (A) to execute a joinder agreement to this Agreement in form and substance satisfactory to the Administrative Agent and such Security Documents creating such Lien over its assets in favor of the applicable Collateral Agent for the benefit of the Secured Creditors on such terms and of such scope substantially consistent with the applicable Initial Security Agreements or in any event, in form and substance reasonably satisfactory to the applicable Collateral Agent; (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the applicable Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the applicable Collateral Agent; (C) at the request of the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Lenders, of counsel to the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.12(b) and customarily opined upon by counsel to such Credit Parties in such jurisdiction; and (D) to deliver to the Administrative Agent, at least three Business Days prior to the date such Subsidiary becomes a “Subsidiary Borrower” hereunder, all documentation and other information necessary for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. At the option of the Lead Borrower, it may cause a Restricted Subsidiary that is an Australian Subsidiary, Singapore Subsidiary or UK Subsidiary to become a “Subsidiary Guarantor” hereunder by causing such Subsidiary to (x) execute a joinder agreement to the Guaranty Agreement and such Security Documents creating such Lien over its assets in favor of the applicable Collateral Agent for the benefit of the Secured Creditors on such terms and of such scope substantially consistent with the applicable Initial Security Agreements or in any event, in form and substance reasonably satisfactory to the applicable Collateral Agent and (y) to take all actions necessary or advisable in the opinion of the Administrative Agent or the applicable Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the applicable Collateral Agent.

(c) The Lead Borrower will, and will cause each of the Subsidiary Borrowers and Subsidiary Guarantors to, at the expense of the Lead Borrower, make, execute, endorse, acknowledge, file and/or deliver to the applicable Collateral Agent, promptly, upon the reasonable request of the Administrative Agent or the applicable Collateral Agent, at the Lead Borrower’s expense, any document or instrument supplemental to or confirmatory of the Security Documents to the extent deemed by the Administrative Agent or the applicable Collateral Agent reasonably necessary for the continued validity, perfection (or the equivalent with respect to (i) each Hong Kong Borrower, under applicable Hong Kong law, (ii) each Canadian Borrower, under applicable Canadian law, (iii) ~~each French Borrower, under applicable French law~~[reserved], (iv) each German Borrower, under applicable German law, (v) each Irish Borrower under applicable Irish law, (vi) each UK Guarantor, under applicable English law, (vii) each Singapore Guarantor, under applicable Singapore law and (viii) each Australian Guarantor, under applicable Australian law) and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.

(d) If the Administrative Agent reasonably determines that it or the Lenders are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property, the Lead Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

(e) The Lead Borrower agrees that each action required by clauses (a) through (d) of this Section 9.12 shall be completed in no event later than 90 days after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent or the Required Lenders (or (x) with respect to any required Mortgages, such later date on which the Lead Borrower has received confirmation from the Administrative Agent that (A) flood insurance due diligence has been completed in a manner reasonably satisfactory to the Administrative Agent and all Lenders (including, for the avoidance of doubt, delivery by the Lead Borrower to the Administrative Agent of a completed “Life-of-Loan” FEMA standard flood hazard determination and, if such applicable Real Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance executed by the Lead Borrower and any Credit Party relating thereto) and (B) it is reasonably satisfied that flood insurance complies with Section 9.03 hereto and (y) in each case, such longer period as the Administrative Agent shall otherwise agree, including with respect to any Real Property acquired after the Closing Date that the Lead Borrower has notified the Administrative Agent that it intends to dispose of pursuant to a disposition permitted by Section 10.02), as the case may be; provided that, in no event will the Lead Borrower or any of its Restricted Subsidiaries be required to take any action to obtain consents from third parties with respect to its compliance with this Section 9.12.

Section 9.13 Post-Closing Actions. The Lead Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as the Administrative Agent may reasonably agree.

Section 9.14 Permitted Acquisitions.

(a) Subject to the provisions of this Section 9.14 and the requirements contained in the definition of Permitted Acquisition, the Lead Borrower and its Restricted Subsidiaries may from time to time after the Closing Date effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition) the Payment Conditions shall be satisfied on a Pro Forma Basis for such Permitted Acquisition.

(b) With respect to any Permitted Acquisition involving the creation or acquisition of a Restricted Subsidiary, or the acquisition of Equity Interests of any Person, the Equity Interests thereof created or acquired in connection with such Permitted Acquisition (other than any such Equity Interests constituting Excluded Collateral) shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the U.S. Security Agreement.

(c) The Lead Borrower shall cause each Restricted Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent (and within the time periods) required by, Section  ~~9.12~~9.13 , to the reasonable satisfaction of the Administrative Agent.

Section 9.15 [Reserved].

Section 9.16 Designation of Subsidiaries~~(a)~~ . The Lead Borrower may at any time and from time to time after the Closing Date designate any Restricted Subsidiary of the Lead Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (x) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Subsidiary designated immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such Subsidiary under the Guaranty Agreement) and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary to the Lead Borrower or any of its Restricted Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Section 10.05, (y) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of (I) the Term Loan Credit Agreement or (II) any Refinancing Notes Indenture, any Permitted Pari Passu Notes Document, any Permitted Pari Passu Loan Document, any Permitted Junior Notes Document or other debt instrument, in each case of this clause (II), with a principal amount in excess of the Threshold Amount, (iv) following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Lead Borrower shall comply with the provisions of Section 9.12 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary that is acquired or formed after the date of designation shall automatically be designated as an Unrestricted Subsidiary), (vi) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (x) the Subsidiary to be so designated and (y) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Lead Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary), and (vii) if any Subsidiary Borrower is to be designated as an Unrestricted Subsidiary, (x) a new Borrowing Base Certificate giving pro forma effect to such designation shall have delivered in connection with such designation if the assets of such Subsidiary Borrower comprise more than 10% of the Aggregate Borrowing Base, (y) to the extent such Subsidiary Borrower is the only Borrower whose assets are included in the applicable Borrowing Base under a particular Subfacility at that time, all outstanding Loans under such Subfacility shall have been prepaid in full and all Revolving Commitments under the applicable Subfacility shall have been cancelled, and (z) in the case of the ~~French Subfacility or the~~ German

Subfacility, to the extent such Borrower is the only Credit Party whose assets are included in the applicable Borrowing Base, all outstanding Loans of such Borrower shall have been prepaid in full, in each case on or prior to the date of such designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Lead Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Lead Borrower’s Investment in such Subsidiary.

Section 9.17 Collateral Monitoring and Reporting.

(a) Borrowing Base Certificates. By the 20th day of each ~~month~~fiscal quarter (or if such date is not a Business Day, the following Business Day), the Lead Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver the same to the Lenders) a Borrowing Base Certificate prepared as of the close of business on the last Business Day of the previous ~~month~~fiscal quarter (provided that, (x) if at any time Aggregate Exposure is greater than the lesser of (i) 25% of the Line Cap and (ii) $125,000,000, for a period of 5 consecutive Business Days, the Lead Borrower shall deliver to the Administrative Agent monthly Borrowing Base Certificates by the 20th day (or if such date is not a Business Day, the following Business Day) of each month prepared as of the close of business on the last Business Day of the previous month; provided the Aggregate Borrowing Base shall continue to be reported on a monthly basis through the next succeeding fiscal quarter following any such period; and (y) during a Liquidity Period, the Lead Borrower shall deliver to the Administrative Agent weekly Borrowing Base Certificates by Wednesday (or if such date is not a Business Day, the following Business Day) of every week prepared as of the close of business on Friday of the previous week, in each case, which weekly Borrowing Base Certificates shall be in standard form unless otherwise reasonably agreed to by the Administrative Agent), or more frequently if elected by the Lead Borrower, provided the Aggregate Borrowing Base shall continue to be reported on such more frequent basis for at least three (3) months following any such election; provided, further, that (i) Inventory amounts shown in the Borrowing Base Certificates delivered on a weekly basis will be based on the Inventory amount (a) set forth in the most recent weekly report, where possible, and (b) for the most recently ended month for which such information is available with regard to locations where it is impracticable to report Inventory more frequently, and (ii) the amount of Eligible Accounts shown in such Borrowing Base Certificate will be based on the amount of the gross Accounts set forth in the most recent weekly report, less the amount of ineligible Accounts reported for the most recently ended month). In addition, an updated Borrowing Base Certificate will be delivered in connection with any Notice of Borrowing delivered following the transfer of any assets pursuant to Section 10.02(xxii)(A) between the Credit Parties if such transferred assets would need to be included in the applicable Borrowing Base in order to meet the Availability Conditions. All calculations of Global Availability in any Borrowing Base Certificate shall be made by the Lead Borrower and certified by a Responsible Officer, provided that the Administrative Agent may from time to time review and adjust any such calculation in consultation with the Lead Borrower to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves.

(b) Records and Schedules of Accounts. The Lead Borrower shall keep materially accurate and complete records of all Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent, upon the Administrative Agent’s request, sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent on a periodic basis (but not more frequently than at the time of delivery of each of the Section 9.01 Financials). The Lead Borrower shall also provide to the Administrative Agent, upon the Administrative Agent’s request, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and the amount, invoice date and due date as the Administrative Agent may reasonably request. If Accounts owing from any single Account Debtor in an aggregate face amount of $10,000,000 or more cease to be Eligible Accounts, the Borrowers shall notify the Administrative Agent of such occurrence promptly (and in any event within three Business Days) after any Responsible Officer of the Lead Borrower has actual knowledge thereof.

(c) Maintenance of U.S. Dominion Account. With respect to each U.S. Credit Party’s Deposit Accounts (other than Excluded Accounts) and Dominion Accounts located in the United States, within ninety (90) days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date or, if opened following the Closing Date, within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening of such Deposit Account or the date any Person that owns such Deposit

Account becomes a U.S. Credit Party hereunder, (i) each U.S. Credit Party shall obtain from each bank or other depository institution that maintains such Deposit Account, a Deposit Account Control Agreement, in form reasonably satisfactory to the Administrative Agent that provides for such bank or other depository institution, following its receipt of a Liquidity Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Lead Borrower), to transfer to a U.S. Dominion Account, on a daily basis, all balances in such Deposit Account for application to the Obligations then outstanding (the “U.S. Sweep”); provided, that, following the termination of the Liquidity Period, the Administrative Agent shall promptly instruct such bank or other depository institution to terminate the U.S. Sweep; (ii) the Lead Borrower shall establish the U.S. Dominion Account and obtain a Deposit Account Control Agreement in form reasonably satisfactory to the Administrative Agent, from the applicable U.S. Dominion Account bank, establishing the Administrative Agent’s control over such U.S. Dominion Account, (iii) each U.S. Credit Party irrevocably appoints the Administrative Agent as such U.S. Credit Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made and (iv) each U.S. Credit Party shall instruct each Account Debtor to make all payments with respect to Revolver Priority Collateral into Deposit Accounts subject to Deposit Account Control Agreements, or the U.S. Credit Parties shall promptly (and in any event within seven (7) days) direct any such payments into Deposit Accounts subject to Deposit Account Control Agreements (it being understood that it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Account pursuant to clause (v) of the definition thereof); and it is expressly acknowledged that the Administrative Agent reserves the right to impose Reserves with respect to the failure to obtain any such Deposit Account Control Agreement within such ninety (90) or sixty (60) day period, at or after the end of such period, as applicable. The provisions of this Section 9.17(c) do not apply to Excluded Accounts.

(d) Maintenance of Canadian Dominion Account. With respect to each Credit Party’s Deposit Accounts (other than Excluded Accounts) and Dominion Accounts located in Canada, within ninety (90) days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date or, if opened following the Closing Date, within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening of such Deposit Account or the date any Person that owns such Deposit Account becomes a Canadian Credit Party hereunder, (i) each Canadian Credit Party shall obtain from each bank or other depository institution that maintains such Deposit Account, a Deposit Account Control Agreement, in form reasonably satisfactory to the Administrative Agent that provides for such bank or other depository institution, following its receipt of a Liquidity Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Lead Borrower), to transfer to a Canadian Dominion Account, on a daily basis, all balances in such Deposit Account for application to the Obligations then outstanding (the “Canadian Sweep”); provided, that, following the termination of the Liquidity Period, the Administrative Agent shall promptly instruct such bank or other depository institution to terminate the Canadian Sweep; (ii) the Lead Borrower shall establish the Canadian Dominion Account and obtain a Deposit Account Control Agreement in form reasonably satisfactory to the Administrative Agent, from the applicable Canadian Dominion Account bank, establishing the Administrative Agent’s control over such Canadian Dominion Account, (iii) each Canadian Credit Party irrevocably appoints the Administrative Agent as such Canadian Credit Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made and (iv) each Canadian Credit Party shall instruct each Account Debtor to make all payments with respect to Revolver Priority Collateral into Deposit Accounts subject to Deposit Account Control Agreements, or the Canadian Credit Parties shall promptly (and in any event within seven (7) days) direct any such payments into Deposit Accounts subject to Deposit Account Control Agreements (it being understood that it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Account pursuant to clause (v) of the definition thereof); and it is expressly acknowledged that the Administrative Agent reserves the right to impose Reserves with respect to the failure to obtain any such Deposit Account Control Agreement within such ninety (90) or sixty (60) day period, at or after the end of such period, as applicable. The provisions of this Section 9.17(d) do not apply to Excluded Accounts.

(e) Asian, ~~French,~~ German and European Deposit Accounts.

(i) Each Foreign Credit Party (other than the Canadian Credit Parties) shall, with respect to its Deposit Accounts into which proceeds of the Accounts of such Foreign Credit Party (“Collections”) are paid (each such Deposit Account being a “Collection Account”), within ninety (90) days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date or, if opened following the Closing Date, within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening of such Collection Account or the date any Person that owns such Collection Account becomes a Foreign Credit Party (other than a Canadian Credit Party) hereunder, take all actions necessary to obtain a Deposit Account Control Agreement (or equivalent documentation, including a notice and acknowledgment) in each case, in form reasonably satisfactory to the Administrative Agent (with respect to (i) the Hong Kong Credit Parties under applicable Hong Kong law, (ii) ~~the French Credit Parties under applicable French law~~[reserved], (iii) the German Credit Parties under applicable German law, (iv) the Irish Credit Parties under the applicable Irish law, (v) the UK Credit Parties under applicable law of England and Wales, (vi) Singapore Credit Parties under applicable Singaporean law and (vii) Australian Credit Parties under applicable Australian law), and shall take all other actions necessary to establish the Administrative Agent’s and/or the applicable Collateral Agent’s control over such Collection Account, such control being sufficient to obtain a “fixed charge” or “non-circulating charge” as applicable (in each jurisdiction in which such concept is applicable), provided that the Administrative Agent may, in its Permitted Discretion and without the consent of any other Lender, grant any request from any Foreign Credit Party not to require the entry into a Deposit Account Control Agreement over any Collection Account located in a jurisdiction outside of the Eligible European Jurisdiction, the Eligible Asian Jurisdiction, the United States and Canada.

(ii) Each Foreign Credit Party (other than the Canadian Credit Parties) shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Administrative Agent, the applicable Collateral Agent or the applicable depositary bank) to have control over such Deposit Account or any deposits credited thereto.

(iii) Notwithstanding the foregoing, it is expressly acknowledged that it may be impractical for a Foreign Credit Party (other than a Canadian Credit Party) to obtain a Deposit Account Control Agreement (or the equivalent) from the bank or depositary that maintains its Deposit Accounts or it may take longer than agreed to obtain a Deposit Account Control Agreement (or the equivalent) in which event the Administrative Agent will act reasonably in extending the time for obtaining such Deposit Account Control Agreement (or the equivalent); provided that in each case, such Foreign Credit Party has exercised due diligence and reasonable efforts in providing such Deposit Account Control Agreement (or the equivalent). It is expressly acknowledged that (w) the Administrative Agent reserves the right to impose Reserves with respect to the failure to obtain any such Deposit Account Control Agreement over any Collection Accounts within such ninety (90) or sixty (60) day period referred to in Section 9.17(e)(i), at or after the end of such period, to account for potential claims of priority creditors which may come ahead of the security interests granted to the applicable Collateral Agent as a result of such security interests being “floating” or “circulating” forms, as opposed to “fixed” or “non-circulating” forms (and if it does impose Reserves or agree to any other form of action acceptable to the Administrative Agent, the failure to obtain such Deposit Account Control Agreement shall not constitute an Event of Default), (x) the Administrative Agent reserves the right to impose Reserves in connection with any agreement by the Administrative Agent pursuant to Section 9.17(e)(i) that Collection Accounts located outside Eligible Asian Jurisdictions, Eligible European Jurisdictions, the United States or Canada are not required to be subject to Deposit Account Control Agreements,

(z) in connection with any failure to obtain any Deposit Account Control Agreement with respect to a Collection Account, the Administrative Agent may require the amendment of the relevant Security Documents on terms mutually agreeable to the Administrative Agent and the Lead Borrower, acting reasonably, to the extent necessary to ensure the continuing effectiveness of the security created thereby notwithstanding that any Deposit Account Control Agreement has not been obtained, and (z) the form of the Deposit Account Control Agreement (or the equivalent) may vary from the forms obtained for Deposit Accounts located in the United States in order to conform to local requirements and customs.

(iv) The provisions of this Section 9.17(e) do not apply to Excluded Accounts.

(f) Deposit Account Operations.

(i) Schedule 9.17 sets forth all Deposit Accounts (other than Excluded Accounts) maintained by the Credit Parties, including the Dominion Accounts, as of the Amendment No.  ~~5~~8 Effective Date. The Lead Borrower shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account (other than any Excluded Accounts), and shall not open any Deposit Accounts (other than any Excluded Accounts) at a bank not reasonably acceptable to the Administrative Agent.

(ii) If any Credit Party receives cash or any check, draft or other item of payment payable to such Credit Party with respect (x) any U.S. Credit Party, any Revolver Priority Collateral, or (y) any Non-U.S. Credit Party, any Collateral of the type that would constitute Revolver Priority Collateral if such Non-U.S. Credit Parties were party to the Intercreditor Agreement, it shall hold the same in trust for the Administrative Agent and promptly (and in any event within seven (7) days) deposit the same into any Deposit Account that is subject to a Deposit Account Control Agreement or a Dominion Account.

(iii) Subject to Section 9.17(g)(iii), each Asian ~~Credit Party, each French~~ Credit Party, each German Credit Party and each European Credit Party agrees that upon the commencement and during the continuation of a Liquidity Period, the only way in which monies may be withdrawn from any Deposit Account with respect to which Deposit Account Control Agreements have been entered into for purposes of establishing the amounts in such Deposit Account as “Eligible Cash” is (i) by (or on the authorisation or instruction of) the applicable Collateral Agent (or the Administrative Agent) in order to apply them in accordance with Section 11.11(c) or (ii) at the sole discretion of, and through the express authorisation or instruction by, the applicable Collateral Agent (or the Administrative Agent) or as otherwise set out in that Deposit Account Control Agreement.

(iv) Each applicable Collateral Agent shall be given sufficient access to each relevant Deposit Account (including each Collection Account) to ensure that the provisions of Section 11.11(c) are capable of being complied with including, without limitation, by having entered into a Deposit Account Control Agreement or other equivalent agreement with the account bank holding the relevant Deposit Account requiring such account bank to follow the instructions of the Administrative Agent and/or the applicable Collateral Agent if instructions are given by it.

(g) Collection Account Operations.

(i) Each Asian ~~Credit Party, each French~~ Credit Party, each German Credit Party, and each European Credit Party shall instruct each Account Debtor to pay all Collections into segregated Collection Accounts which only contain Collections and are not used for any other purpose and which are subject to the control of the Administrative Agent and/or the applicable Collateral Agent as specified in (e)(i) above (or each Asian Credit Party, each ~~French Credit Party, each~~ German Credit Party, and each European Credit Party shall promptly (and in any event within seven (7) days) direct any such payments into such Collection Accounts).

(ii) If any Foreign Credit Party (other than the Canadian Credit Parties) receives cash or any check, draft or other item of payment payable to such Credit Party with respect to any of its Accounts, it shall hold the same in trust for the Administrative Agent or its applicable Collateral Agent and promptly (and in any event within seven (7) days) deposit the same into a Collection Account.

(iii) Each Asian ~~Credit Party, each French~~ Credit Party, each German Credit Party, and each European Credit Party agrees that the only way in which monies may be withdrawn from any Collection Account is (i) by (or on the authorisation or instruction of) the applicable Collateral Agent (or the Administrative Agent) in order to apply them in accordance with Section 11.11(c) or (ii) at the sole discretion of, and through the express authorisation or instruction by, the applicable Collateral Agent (or the Administrative Agent).

(h) Transfer of Accounts; Notification of Account Debtors.

(i) At any time at the request of the Administrative Agent in its sole discretion following the commencement of a Liquidity Period, the Foreign Credit Parties (other than Canadian Credit Parties) shall (a) at the discretion of the Administrative Agent, either (i) immediately cause all of their Deposit Accounts into which the proceeds of Accounts are being paid (each an “Existing Collection Account”) to be transferred to the name of the Administrative Agent or (ii) promptly open new Deposit Accounts with (and, at the discretion of the Administrative Agent, in the name of) the Administrative Agent or an Affiliate of the Administrative Agent (such new bank accounts being Deposit Accounts under and for the purposes of this Agreement), and (b) if new Deposit Accounts have been established pursuant to this Section (each a “New Collection Account”) ensure that all Account Debtors are instructed to pay the Collections owing to such Credit Parties to the New Collection Accounts. Until all Collections have been redirected to the New Collection Accounts, each such Credit Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that if any such Credit Party does not instruct such re-direction or transfer, each of them hereby authorises the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).

(ii) At any time at the request of the Administrative Agent in its sole discretion following the commencement of a Liquidity Period, each Foreign Credit Party (other than Canadian Credit Parties) agrees that if any of its Account Debtors have not previously received notice of the security interest of the applicable Collateral Agent over the Accounts and the Collections, it shall give notice to such Account Debtors and if any such Credit Party does not serve such notice, each of them hereby authorizes the Administrative Agent or the applicable Collateral Agent to serve such notice on their behalf.

Section 9.18 Centre of Main Interests. Each European ~~Credit Party, French~~ Credit Party and German Credit Party shall (a) maintain its centre of main interests (as that term is used in Article 3(1) of the Regulation) in its jurisdiction of incorporation for the purposes of the Regulation and (b) except as otherwise disclosed in any joinder or counterpart to this Agreement or the Guaranty Agreement pursuant to which such Credit Party becomes a party hereto or thereto, shall not have an establishment (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction (or any equivalent provision(s) of any applicable successor to the Regulation which may apply from time to time to any of the UK Credit Parties).

Section 9.19 Financial Assistance. Each Credit Party and its Restricted Subsidiaries shall comply in all respects with applicable legislation governing financial assistance and/or capital maintenance, to the extent such legislation is applicable to such Credit Party or such Restricted Subsidiary, including §§ 678-679 of the United Kingdom’s Companies Act 2006, Section 82 of the Irish Companies Act~~, Article L.225-216 of France’s Commercial Code~~ and Part 2J.3 of the Corporations Act (to the extent applicable) in each case as amended, or any equivalent and applicable provisions under the laws of the jurisdiction of organization of such Credit Party and its Subsidiaries, including in relation to the execution of the Security Documents by such Credit Party and payments of amounts due under this Agreement.

Section 9.20 European Collateral. Each European ~~Credit Party, French~~ Credit Party and German Credit Party shall ensure that (i) its standard terms and conditions of purchase at all times contain a condition to the effect that title to the purchased goods transfers to the such Credit Party at a time no later than on delivery of the purchased goods to the such Credit Party and that, pursuant to such standard terms and conditions of purchase, there are no extendible retention of title rights in favor of its suppliers, (ii) its standard terms and conditions of purchase are not amended in a manner that would prejudice the interest of the Lenders without the prior consent in writing of the Administrative Agent, and (iii) if the reference on any purchase order or equivalent document is to the standard terms and conditions of purchase as set out on a specified website, the relevant website must be maintained, up to date and publicly accessible at all times. During any Liquidity Period or at any other time at which the Administrative Agent in its Permitted Discretion determines that the Collateral of any European Credit Party, ~~French Credit Party~~ or German Credit Party may be at substantial risk of loss of title, at the request of the Administrative Agent, the specified Credit Party must send a copy of its standard terms and conditions of purchase (or other notice satisfactory to the Administrative Agent which rejects retention of title and/or extendible retention of title provisions in relation to the Credit Party’s Inventory) to its suppliers. Upon the occurrence of a Liquidity Period which is continuing the Administrative Agent may request that any European Credit Party~~, French Credit Party~~ or German Credit Party shall change its standard terms and conditions of purchase or change its purchase standards so that all purchases will be effected through an Affiliate located in the United States.

ARTICLE 10 Negative Covenants. The Lead Borrower and each of its Restricted Subsidiaries (and Holdings in the case of Section 10.09(b)) hereby covenant and agree that on and after the Amendment No. ~~5~~8 Effective Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) any indemnification obligations arising hereunder which are not then due and payable and (ii) Secured Bank Product Obligations not then due and payable pursuant to Section 11.11) or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent):

Section 10.01 Liens. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Lead Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for Taxes, assessments or governmental charges or levies not yet overdue for 30 days or not yet due and payable or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization);

(ii) Liens in respect of property or assets of the Lead Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s, repairer’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets, subject to any such Lien for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization), or (ii) in respect of which no obligations are past due;

(iii) Liens (x) in existence on the Amendment No. ~~5~~8 Effective Date which are listed, and the property subject thereto described, in Schedule 10.01(iii) (or to the extent not listed on such Schedule 10.01(iii), where the principal amount of obligations secured by such Liens is less than $30,000,000 in the aggregate) and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in the preceding clause (x);

(iv) (x) Liens created pursuant to the Credit Documents (including Liens on Secured Bank Product Obligations) and (y) Liens securing Obligations (as defined in the Term Loan Credit Agreement) under the Term Loan Credit Agreement and the credit documents related thereto and incurred pursuant to Section 10.04(i)(y) and, including any Secured Bank Product Obligations that are guaranteed or secured by the guarantees and security interests thereunder; provided, in the case of this clause (y), that the collateral agent under the Term Loan Credit Agreement shall have entered into the Intercreditor Agreement;

(v) leases, subleases, licenses or sublicenses (including licenses or sublicenses of software, technology and other Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of the Lead Borrower or any of its Restricted Subsidiaries;

(vi) Liens (x) upon assets of the Lead Borrower or any of its Restricted Subsidiaries securing Indebtedness permitted by Section 10.04(iii); provided that such Liens do not encumber any asset of the Lead Borrower or any of its Restricted Subsidiaries other than the assets acquired with such Indebtedness and after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x) above;

(vii) [reserved];

(viii) easements, rights-of-way, restrictions (including zoning and other land use restrictions), covenants, conditions, licenses, encroachments, protrusions and other similar charges or encumbrances and title deficiencies, which in the aggregate do not materially interfere with the conduct of the business of the Lead Borrower or any of its Restricted Subsidiaries;

(ix) (A) Liens arising from precautionary UCC, PPSA or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business, (B) Liens provided for by any transfer of an Account (as defined in the Australian PPSA) permitted under the Credit Documents, a commercial consignment or a PPS Lease (as defined in the Australian PPSA) which do not secure payment or performance of an obligation and (C) Liens provided for by any transfer of an account permitted under the Credit Documents or a commercial consignment which do not secure payment or performance of an obligation;

(x) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(xi) statutory, common law and contractual landlords’ liens under leases to which the Lead Borrower or any of its Restricted Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA or any pension standards legislation of any other applicable jurisdiction) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance, employee source deductions, wages, vacation pay, statutory pension plans and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(xiii) Permitted Encumbrances;

(xiv) (A) Liens on property or assets (other than Accounts or Inventory owned by a Credit Party or by a Restricted Subsidiary that is organized in the same jurisdiction as a Credit Party, unless such Liens are expressly made junior to the Liens in favor of the Administrative Agent) acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the Lead Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Lead Borrower or any of its Restricted Subsidiaries and (B) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (A);

(xv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;

(xvi) Liens on assets of non-Credit Parties securing Indebtedness of non-Credit Parties permitted pursuant to Section 10.04(viii); provided, however, in the event that any such non-Credit Party is designated as a Credit Party pursuant to this Agreement, any such liens shall substantially concurrently with such designation be either (x) released and discharged in their entirety on such assets or (y) subordinated to the Liens created pursuant to the Security Documents;

(xvii) any interest or title of, and any Liens created by, a lessor, lessee, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;

(xviii) Liens on property subject to Sale-Leaseback Transactions to the extent such Sale- Leaseback Transactions are permitted by Section 10.02(xii);

(xix) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture or similar arrangement permitted by the terms of this Agreement arising pursuant to the agreement evidencing such joint venture or similar arrangement;

(xx) Liens in favor of the Lead Borrower or any Restricted Subsidiary securing intercompany Indebtedness permitted by Section 10.05; provided that any Liens securing Indebtedness that are required to be subordinated pursuant to Section 10.05 shall be subordinated to the Liens created pursuant to the Security Documents;

(xxi) Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;

(xxii) Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);

(xxiii) Liens that may arise on inventory or equipment of the Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than the Lead Borrower and its Restricted Subsidiaries (including Liens arising out of conditional sale, title retention (including extended retention of title), consignment or similar arrangements for the sale of goods);

(xxiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxv) Liens (i) of a collection bank arising under Section 4-210 of the UCC (or equivalent under Australian law) or similar provisions of other applicable laws on items in the course of collection,

(ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set- off) and which are within the general parameters customary in the banking industry;

(xxvi) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05(ii); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxvii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Lead Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Lead Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xxviii) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;

(xxix) other Liens attaching to properties and assets (other than Accounts or Inventory owned by a Credit Party or by a Restricted Subsidiary that is organized in the same jurisdiction as a Credit Party, unless such Liens are expressly made junior to the Liens in favor of the Administrative Agent) to the extent securing liabilities with a principal amount not in excess of the greater of $250,000,000 and 45.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of incurrence) in the aggregate at any time outstanding;

(xxx) Liens on Collateral securing obligations in respect of Indebtedness permitted by Section 10.04(xxvii);

(xxxi) cash deposits with respect to any Refinancing Notes, any Permitted Pari Passu Notes, any Permitted Pari Passu Loans or any Permitted Junior Debt or any other Indebtedness, in each case to the extent permitted by Section 10.07;

(xxxii) Liens on accounts receivable sold in connection with the sale or discount of accounts receivable permitted by Section 10.02(iv);

(xxxiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Lead Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxxv) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Lead Borrower and the Restricted Subsidiaries complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Lead Borrower or any Restricted Subsidiary;

(xxxvi) deposits made in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(xxxvii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxxviii) so long as no Event of Default has occurred and is continuing at the time of granting such Liens, Liens on cash deposits in an aggregate amount not to exceed the greater of $45,000,000 and 8.5% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period securing any Swap Contracts permitted hereunder that do not constitute Obligations hereunder;

(xxxix) [reserved];

(xl) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued (including the indenture under which the notes are to be issued);

(xli) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Lead Borrower or any of its Restricted Subsidiaries;

(xlii) Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Refinancing Notes, any Permitted Pari Passu Notes, any Permitted Pari Passu Loans or any Permitted Junior Debt;

(xliii) Liens on property or assets used to redeem, repay, defease or satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Agreement and that such deposit shall be deemed for purposes of Section 10.07 (to the extent applicable) to be a prepayment of such Indebtedness; and

(xliv) other ordinary course Liens or Liens consistent with past practice, in each case, on assets of Foreign Subsidiaries that are not Credit Parties incidental to the conduct of the Lead Borrower’s and its Restricted Subsidiaries’ businesses or the ownership of its property, not securing any Indebtedness of the Lead Borrower or a Restricted Subsidiary, and which do not in the aggregate materially detract from the value of the Lead Borrower’s and its Restricted Subsidiaries’ property when taken as a whole, or materially impair the use thereof in the operation of its business.

In connection with the granting of Liens of the type described in this Section 10.01 by the Lead Borrower or any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agents shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

Section 10.02 Consolidation, Merger, or Sale of Assets, etc. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any Sale-Leaseback Transaction, in each case, on or after the Amendment No. ~~5~~8 Effective Date, except that:

(i) any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation;

(ii) the Lead Borrower and its Restricted Subsidiaries may sell assets (including Equity Interests) not constituting Collateral or comprising Term Priority Collateral (and, so long as a new Borrowing Base Certificate is delivered in connection with such sale of assets comprising more than 10% of the Aggregate Borrowing Base have been disposed of in connection with such sale, any Revolver Priority Collateral) so long as (x) the Lead Borrower or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by the Lead Borrower or such Restricted Subsidiary, as the case may be) and (y) in the case of any single transaction that involves assets or Equity Interests having a fair market value of more than the greater of $30,000,000 and 6.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period, at least 75% of the consideration received by the Lead Borrower or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by the Lead Borrower or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration (including Designated Non-cash Consideration)) and is paid at the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash: (A) any liabilities (as shown on the Lead Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Lead Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which the Lead Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes, other obligations or assets received by the Lead Borrower or such

Restricted Subsidiary from such transferee that are convertible by the Lead Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable asset sale, (C) consideration consisting of Indebtedness of the Lead Borrower or such Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee, (D) accounts receivable of a business retained by the Lead Borrower or any of its Restricted Subsidiaries, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable and (E) any Designated Non-cash Consideration received by the Lead Borrower or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (y) that is at that time outstanding, not to exceed the greater of (1) $150,000,000 and (2) 30.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of the receipt of such Designated Non-cash Consideration) (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(iii) each of the Lead Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));

(iv) each of the Lead Borrower and its Restricted Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(v) each of the Lead Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Lead Borrower or any of its Restricted Subsidiaries, taken as a whole, including of Intellectual Property;

(vi) (v) any U.S. Subsidiary of the Lead Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into the Lead Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such surviving Person is not the Lead Borrower, such Person expressly assumes, in writing, all the obligations of the Lead Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) or any U.S. Subsidiary Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a Wholly-Owned Domestic Subsidiary of the Lead Borrower, is a corporation, limited liability company or limited partnership and is or becomes a U.S. Subsidiary Borrower concurrently with such merger, consolidation or liquidation), (w) any Canadian Subsidiary of the Canadian Parent Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into the Canadian Parent Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a corporation, limited liability company, unlimited liability company or limited partnership organized or existing under the laws of Canada or any province thereof and, if such surviving Person is not the Canadian Parent Borrower, such Person expressly assumes, in writing, all the obligations of the Canadian Parent Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) or any Canadian Subsidiary Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a Canadian Subsidiary of the Canadian Parent Borrower, is a corporation, limited liability company or limited partnership and is or becomes a Canadian Subsidiary Borrower concurrently with such merger, consolidation or liquidation), (x) any Restricted Subsidiary that is not a Credit Party may be merged, consolidated, dissolved, amalgamated or liquidated with or into any other Restricted Subsidiary that is not a Credit Party, (y) any Restricted Subsidiary may be merged, consolidated, dissolved, amalgamated or liquidated with or into any Credit Party (so long as such Credit Party is the surviving corporation of such merger, consolidation, dissolution, amalgamation or liquidation) and (z) any Credit Party that is a Foreign Subsidiary may be merged, consolidated, dissolved, amalgamated or liquidated with or into any other Credit Party that is a Foreign Subsidiary organized in the same jurisdiction (provided that such resulting entity continues as a Credit Party following such merger, consolidation, dissolution, acquisition or liquidation); provided that any such merger, consolidation, dissolution, amalgamation or liquidation shall only be permitted pursuant to this clause (vi), so long as (I) no Event of Default then exists or would exist immediately after giving effect thereto and (II) any security interests granted to any Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall not be impaired in any material respect as a result of such merger, consolidation, amalgamation or liquidation;

(vii) [reserved];

(viii) each of the Lead Borrower and its Restricted Subsidiaries may make sales or leases of (A) inventory in the ordinary course of business, (B) goods held for sale in the ordinary course of business and (C) immaterial assets with a fair market value, in the case of this clause (C), of less than the greater of $25,000,000 and 5.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such sale or lease, as applicable);

(ix) each of the Lead Borrower and its Restricted Subsidiaries may sell or otherwise dispose of (i) outdated, obsolete, surplus or worn out property, in each case, in the ordinary course of business and (ii) property no longer used or useful in the conduct of the business of the Lead Borrower and its Restricted Subsidiaries;

(x) each of the Lead Borrower and its Restricted Subsidiaries may sell or otherwise dispose of assets acquired pursuant to a Permitted Acquisition so long as (x) such assets are not used or useful to the core or principal business of the Lead Borrower and its Restricted Subsidiaries, (y) such assets have a fair market value not in excess of the greater of (A) $50,000,000 and (B) 10.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of disposition thereof), and (z) such assets are sold, transferred or disposed of on or prior to the first anniversary of the relevant Permitted Acquisition;

(xi) in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, a Restricted Subsidiary of the Lead Borrower may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;

(xii) each of the Lead Borrower and its Restricted Subsidiaries may effect Sale-Leaseback Transactions (a) involving real property acquired after the Amendment No.  ~~5~~8 Effective Date and not more than 180 days prior to such Sale-Leaseback Transaction for cash and fair market value (as determined by the Lead Borrower) or (b) with respect to any other Sale-Leaseback Transactions not described in subclause (xii)(a), having an aggregate fair market value not in excess of the greater of $25,000,000 and 5.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such Sale-Leaseback Transaction);

(xiii) [reserved];

(xiv) each of the Lead Borrower and its Restricted Subsidiaries may issue or sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xv) each of the Lead Borrower and its Restricted Subsidiaries may make transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xvi) each of the Lead Borrower and its Restricted Subsidiaries may abandon, allow to lapse or expire or otherwise become invalid Intellectual Property rights in the ordinary course of business, in the exercise of its reasonable good faith judgment;

(xvii) each of the Lead Borrower and its Restricted Subsidiaries may make voluntary terminations of or unwind Swap Contracts;

(xviii) each of the Lead Borrower and its Restricted Subsidiaries may make dispositions resulting from foreclosures by third parties on properties of the Lead Borrower or any of its Restricted Subsidiaries and acquisitions by the Lead Borrower or any of its Restricted Subsidiaries resulting from foreclosures by such Persons or properties of third parties;

(xix) each of the Lead Borrower and its Restricted Subsidiaries may terminate leases and subleases;

(xx) each of the Lead Borrower and its Restricted Subsidiaries may use cash and Cash Equivalents (or other assets that were Cash Equivalents when the relevant Investment was made) to make payments that are not otherwise prohibited by this Agreement;

(xxi) each of the Lead Borrower or its Restricted Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;

(xxii) sales, dispositions or contributions of property (A) between Credit Parties (other than Holdings) so long as a new Borrowing Base Certificate is delivered if any Overadvance is caused by such transfer to a Credit Party under a different Subfacility, (B) between Restricted Subsidiaries (other than Credit Parties), (C) by Restricted Subsidiaries that are not Credit Parties to the Credit Parties (other than Holdings) or (D) by Credit Parties to any Restricted Subsidiary that is not a Credit Party; provided with respect to clause (D) that (x) (1) the portion (if any) of any such sale, disposition or contribution of property made for less than fair market value and (2) any noncash consideration received in exchange for any such sale, disposition or contribution of property, shall in each case constitute an Investment in such Restricted Subsidiary subject to Section 10.05 and (y) a new Borrowing Base Certificate shall be delivered if assets comprising more than 10% of the Aggregate Borrowing Base are transferred in a single transaction or series of related transactions to non-Credit Parties;

(xxiii) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxiv) transfers of condemned property as a result of the exercise of “eminent domain” (or the equivalent under other applicable law) or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(xxv) any disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to this Section 10.02;

(xxvi) dispositions permitted by Section 10.03; and

(xxvii) dispositions or other transactions undertaken in good faith for Tax planning purposes, so long as after giving effect to such dispositions or other transactions, the security interest of the applicable Collateral Agent in the Collateral for the benefit of the Secured Creditors is not materially impaired.

To the extent the Required Lenders (or such other percentage of the Lenders as may be required by this Section 10.02) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to a Borrower or a Subsidiary Guarantor), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agents shall be authorized to take any actions deemed appropriate by them in order to effect the foregoing.

Section 10.03 Dividends. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to the Lead Borrower or any of its Restricted Subsidiaries on or after the Amendment No.  ~~5~~8 Effective Date, except that:

(i) any Restricted Subsidiary of the Lead Borrower may authorize, declare and pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to the Lead Borrower or to other Restricted Subsidiaries of the Lead Borrower which directly or indirectly own equity therein;

(ii) any non-Wholly-Owned Subsidiary of the Lead Borrower may declare and pay cash Dividends to its shareholders generally so long as the Lead Borrower or its Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii) so long as no Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, the Lead Borrower may pay cash Dividends to Holdings to allow Holdings to pay cash dividends or make cash distributions to any other Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of such Holdings or such other Parent Company from management, employees, officers and directors (and their successors and assigns) of Holdings, such other Parent Company, the Lead Borrower and its Restricted Subsidiaries; provided that (A) the aggregate amount of Dividends made by the Lead Borrower to Holdings pursuant to this clause (iii), and the aggregate amount paid by Holdings or such other Parent Company in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by Holdings from issuances of its Equity Interests and contributed to the Lead Borrower in connection with such redemption or repurchase), in either case, exceed during any fiscal year of the Lead Borrower, the greater of $50,000,000 and 10.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such Dividend) (provided that the amount of cash Dividends permitted to be, but not, paid in any fiscal year pursuant to this clause (iii) shall increase the amount of cash Dividends permitted to be paid in the succeeding two fiscal years pursuant to this clause (iii)); (B) such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by the Lead Borrower or any of its Restricted Subsidiaries after the Amendment No.  ~~5~~8 Effective Date; plus (II) the net proceeds from the sale of Equity Interests of Holdings or any Parent Company, in each case to members of management, managers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Amendment No. ~~5~~8 Effective Date, where the net proceeds of such sale are received by or contributed to the Lead Borrower; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to the Lead Borrower from members of management, officers, directors, employees of the Lead Borrower or any of its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any other Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;

(iv) the Lead Borrower may authorize, declare and pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay expenses incurred by Holdings or any other Parent Company in connection with offerings, registrations, or exchange listings of equity or debt securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to the Lead Borrower, (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings and any other Parent Company shall cause the amount of such expenses to be repaid to the Lead Borrower or the relevant Restricted Subsidiary of the Lead Borrower out of the proceeds of such offering promptly if such offering is completed;

(v) the Lead Borrower may authorize, declare and pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay costs (including all professional fees and expenses) incurred by Holdings or any other Parent Company in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self- regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder;

(vi) the Lead Borrower may authorize, declare and pay cash dividends or other distributions, or make loans or advances to, any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication:

(A) franchise Taxes (and other fees and expenses) required to maintain their existence to the extent such Taxes, fees and expenses are reasonably attributable to the operations of Holdings, the Lead Borrower and its Restricted Subsidiaries;

(B) with respect to any taxable period for which the Lead Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income or similar tax purposes of which a direct or indirect parent of the Lead Borrower is the common parent, the portion of any U.S. federal, state, local and/or foreign income and similar taxes (including any alternative minimum taxes) of such tax group that is attributable to the taxable income of the Lead Borrower and/or such Subsidiaries; provided (1) that the amount of such payments made in respect of any taxable period in the aggregate do not exceed the amount that the Lead Borrower and/or such Subsidiaries would have been required to pay in respect of such taxable period had the Lead Borrower and/or such Subsidiaries been a stand-alone corporate taxpayer or tax group for all applicable taxable periods ending after the date hereof, (2) that the permitted payment pursuant to this clause (B) attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by such Unrestricted Subsidiary to the Lead Borrower or any Restricted Subsidiary and (3) that with respect to any taxable period (or portion thereof) ending prior to the Amendment No.  ~~5~~8 Effective Date, distributions otherwise permitted under this clause (B) shall be permitted only to the extent such tax distribution relates to income tax audit adjustments that arise after the Amendment No.  ~~5~~8 Effective Date

(C) customary salary, bonus and other benefits payable to officers and employees of any Parent Company to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operations of the Lead Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) of any Parent Company to the extent such costs and expenses are reasonably attributable to the ownership or operations of the Lead Borrower and its Restricted Subsidiaries;

(E) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Lead Borrower or any Parent Company;

(F) the purchase or other acquisition by Holdings or any other Parent Company of the Lead Borrower of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by the Lead Borrower, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 9.14; provided that (A) such dividend, distribution, loan or advance shall be made concurrently with the closing of such purchase or other acquisition and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Lead Borrower or any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.02) into the Lead Borrower or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchaser or other acquisition;

(G) any customary fees and expenses related to any unsuccessful equity offering by any Parent Company directly attributable to the operations of the Lead Borrower and its Restricted Subsidiaries; and

(H) without duplication of any other amounts permitted pursuant to Section 10.03(v) or this clause (vi), Public Company Costs;

(vii) reasonable and customary indemnities to directors, officers and employees of Holdings or any other Parent Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Lead Borrower and its Restricted Subsidiaries;

(viii) the Lead Borrower may authorize, declare and pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) for payment of (x) obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of the Lead Borrower and its Restricted Subsidiaries or (y) indemnification obligations owing to the Sponsor and Sponsor Affiliates under the Advisory Agreement;

(ix) any Dividend used to fund the Amendment No. 5 Transactions, including Amendment No. 5 Transaction Costs;

(x) the Lead Borrower may authorize, declare and pay cash Dividends to Holdings (who may subsequently authorize, declare and pay cash Dividends to any other Parent Company) so long as the proceeds thereof are used to pay the Sponsor or Sponsor Affiliate fees, expenses and indemnification payments that are then permitted to be paid pursuant to Sections 10.06(v) and 10.06(vii);

(xi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar equity incentive awards;

(xii) a Dividend to any Parent Company to fund a payment of dividends on such Parent Company’s common stock after the Amendment No. 5 Effective Date, not to exceed, in any fiscal year, 6% of such Parent Company’s Market Capitalization;

(xiii) the Lead Borrower may pay any Dividends so long as the Distribution Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Dividends;

(xiv) purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by the Lead Borrower and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed the greater of $30,000,000 and 6.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such purchase);

(xv) the authorization, declaration and payment of Dividends or the payment of other distributions by the Lead Borrower in an aggregate amount since the Amendment No. 5 Effective Date, not to exceed the greater of $85,000,000 and 16% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such Dividend);

(xvi) the Lead Borrower and each Restricted Subsidiary may authorize, declare and make Dividend payments or other distributions payable solely in the Equity Interests of such Person so long as in the case of Dividend or other distribution by a Restricted Subsidiary, the Lead Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(xvii) the Lead Borrower may authorize, declare and pay Dividends with the cash proceeds contributed to its common equity from the net cash proceeds of any equity issuance by any Parent Company, so long as, with respect to any such payments, no Event of Default shall have occurred and be continuing or would result therefrom;

(xviii) the Lead Borrower and any Restricted Subsidiary may authorize, declare and pay Dividends within 90 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03;

(xix) the Lead Borrower may authorize, declare and pay cash dividends or other distributions, or make loans or advances to, any Parent Company so long as (a) the proceeds thereof are used to make payments to minority shareholders pursuant to appraisal or dissenter’s rights with respect to shares in an Acquired Entity or Business held by such shareholders immediately prior to the acquisition and (b) such acquisition was made in compliance with Section 10.03(vi)(F); and

(xx) any Dividend, payment or distribution to any Parent Company to fund payments required to be made by such Parent Company pursuant to the Tax Receivable Agreement.

In determining compliance with this Section 10.03 (and in determining amounts paid as Dividends pursuant hereto for purposes of the definition of Consolidated EBITDA and Consolidated Net Income), amounts loaned or advanced to Holdings pursuant to Section 10.05(vi) shall, to the extent such loan or advance remains unpaid, be deemed to be cash Dividends paid to Holdings to the extent provided in said Section 10.05(vi).

Section 10.04 Indebtedness. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) (x) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, (y) Indebtedness incurred pursuant to the Term Loan Credit Agreement and the other Term Documents in an aggregate principal amount not to exceed (A) $2,200,000,000 plus (B) Incremental Term Loans incurred under Section 2.15(a) of the Term Loan Credit Agreement (or any similar provision in any Permitted Refinancing Indebtedness thereof), and any Permitted Refinancing Indebtedness in respect thereof and (z) Indebtedness under Refinancing Notes and Refinancing Term Loans incurred under the Term Loan Credit Agreement, and any Permitted Refinancing Indebtedness in respect thereof;

(ii) Indebtedness under Swap Contracts entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Swap Contracts are bona fide hedging activities and are not for speculative purposes;

(iii) Indebtedness of the Lead Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) in connection with the acquisition, construction, installation, repair, replacement or improvement of fixed or capital assets and any Permitted Refinancing Indebtedness in respect thereof; provided that in no event shall the aggregate principal amount of all such Indebtedness incurred or assumed in each case after the Amendment No. 5 Effective Date pursuant to this clause (iii) exceed the greater of $180,000,000 and

35.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of incurrence) at any one time outstanding;

(iv) to the extent constituting Indebtedness, any Indebtedness in respect of payments to minority shareholders pursuant to appraisal or dissenters’ rights with respect to shares in an Acquired Entity or Business held by such shareholders immediately prior to the Permitted Acquisition, as applicable;

(v) (A) Indebtedness of a Restricted Subsidiary of the Lead Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, shall not exceed 4.50 to 1.00 and (B) any Permitted Refinancing Indebtedness in respect thereof;

(vi) intercompany Indebtedness and cash management pooling obligations and arrangements among the Lead Borrower and its Restricted Subsidiaries to the extent permitted by Sections 9.17 and 10.05(vi);

(vii) Indebtedness outstanding on the Amendment No.  ~~5~~8 Effective Date and listed on Schedule 10.04 (or to the extent not listed on such Schedule 10.04, where the outstanding principal amount of such Indebtedness is less than $30,000,000 in the aggregate) and any Permitted Refinancing Indebtedness in respect thereof;

(viii) Indebtedness of non-Credit Parties; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii) shall not at any time exceed the greater of

$120,000,000 and 25.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of incurrence);

(ix) [reserved];

(x) Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(xi) (A) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business~~, including in each case,~~ and (B) Bank Product Debt;

(xii) [reserved];

(xiii) unsecured Indebtedness of the Lead Borrower (which may be guaranteed on a subordinated basis by Holdings (so long as it is a party to the Guaranty Agreement) and any or all other Credit Parties), in an aggregate outstanding principal amount (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed the greater of $240,000,000 and 45.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of incurrence) at any time, assumed or incurred in connection with any Permitted Acquisition permitted under Section 9.14, so long as such Indebtedness (and any guarantees thereof) are subordinated to the Obligations upon terms and conditions acceptable to the Administrative Agent and any Permitted Refinancing Indebtedness in respect thereof;

(xiv) Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive noncompetes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any Permitted Acquisition or any other Investment, in each case, permitted under this Agreement;

(xv) additional Indebtedness of the Lead Borrower and its Restricted Subsidiaries not to exceed the greater of $250,000,000 and 45.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of incurrence) in aggregate principal amount outstanding at any time and any Permitted Refinancing Indebtedness in respect thereof;

(xvi) Contingent Obligations for customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(xvii) Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xviii) guarantees made by the Lead Borrower or any of its Restricted Subsidiaries of Indebtedness of the Lead Borrower or any of its Restricted Subsidiaries permitted to be outstanding under this Section 10.04; provided that (x) such guarantees are permitted by Section 10.05 and (y) no Restricted Subsidiary that is not a Credit Party shall guarantee Indebtedness of a Credit Party pursuant to this clause (xviii);

(xix) guarantees made by any non-Credit Party of Indebtedness of any other non-Credit Party permitted to be outstanding under this Section 10.04;

(xx) guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with this Section 10.04, or any refinancing thereof pursuant to this Section 10.04; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 10.04 at the time of the consummation of the Permitted Acquisition to which such Indebtedness relates;

(xxi) customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxii) guarantees of Indebtedness of directors, officers and employees of the Lead Borrower or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;

(xxiii) guarantees of Indebtedness of a Person in connection with a joint venture; provided that the aggregate principal amount of any Indebtedness so guaranteed that is then outstanding, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding (and deemed outstanding) under clause (xix) of Section 10.05, shall not exceed the greater of $210,000,000 and 40.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of incurrence) and any Permitted Refinancing Indebtedness in respect thereof;

(xxiv) Contribution Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;

(xxv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, to the extent such Indebtedness is extinguished reasonably promptly after receipt of notice thereof;

(xxvi) (x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former officers, employees and directors of the Lead Borrower or its Restricted Subsidiaries incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to current and former officers, employees and directors of the Lead Borrower and the Restricted Subsidiaries and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent Company permitted by Section 10.03;

(xxvii) (A) Permitted Pari Passu Notes, Permitted Pari Passu Loans or Permitted Junior Debt in an amount not to exceed the then remaining aggregate principal amount of Incremental Term Loans that could be incurred at such time pursuant to Section 2.15 of the Term Loan Credit Agreement (or any similar provisions in any Permitted Refinancing Indebtedness thereof) so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Pari Passu Notes,” “Permitted Pari Passu Loans”, “Permitted Junior Notes” or “Permitted Junior Loans”, as the case may be, and (ii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05); and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A) above;

(xxviii) (x) guarantees made by the Lead Borrower or any of its Restricted Subsidiaries of obligations (not constituting debt for borrowed money) of the Lead Borrower or any of its Restricted Subsidiaries owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (y) Indebtedness of any Credit Party (other than Holdings) as an account party in respect of trade letters of credit issued in the ordinary course of business;

(xxix) (A) Permitted Junior Debt of the Lead Borrower and its Restricted Subsidiaries incurred under Permitted Junior Debt Documents so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Junior Notes” or “Permitted Junior Loans”, as the case may be, (ii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05), (iii) any such Indebtedness incurred or guaranteed by a Credit Party is not secured by any assets of the Lead Borrower or any Restricted Subsidiary, and (iv) the aggregate principal amount of such Permitted Junior Debt issued or incurred after the Amendment No. 5 Effective Date shall not cause the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, to exceed 4.50 to 1.00 and (B) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A) above; provided that the amount of Permitted Junior Debt which may be incurred pursuant to this clause (xxix) by non-Credit Parties shall not exceed the greater of $240,000,000 and 45.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of incurrence) at any time outstanding;

(xxx) Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);

(xxxi) [reserved];

(xxxii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxi) above; and

(xxxiii) any guarantee which is a cross-guarantee entered into in connection with class order 7319 98/1418 or ASIC Corporations (Wholly-owned Companies) Instrument 2016/785 to obtain relief for wholly-owned subsidiaries from the requirement to prepare and lodge audited financial statements under Chapter 2M of the Corporations Act.

The Lead Borrower or any Restricted Subsidiary may incur Indebtedness permitted by this Section 10.04 (including, to the extent permitted by this Section 10.04, through the use of the same basket or other exception used to originally incur the debt securities being satisfied and discharged), to satisfy and discharge any debt securities permitted to be incurred by this Section 10.04, at the same time as such debt securities are outstanding, so long as the net proceeds of such Indebtedness are promptly and irrevocably deposited with the trustee to satisfy and discharge the applicable indenture in accordance with such debt securities.

Section 10.05 Advances, Investments and Loans. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by the Lead Borrower and its Restricted Subsidiaries with respect thereto), except that the following shall be permitted (each of the following, a “Permitted Investment” and collectively, “Permitted Investments”):

(i) the Lead Borrower and its Restricted Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Lead Borrower or such Restricted Subsidiary;

(ii) the Lead Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Lead Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Amendment No. ~~5~~8 Effective Date and described on Schedule 10.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;

(iv) the Lead Borrower and its Restricted Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Lead Borrower and its Restricted Subsidiaries may enter into Swap Contracts to the extent permitted by Section 10.04(ii);

(vi) (a) the Lead Borrower and any Restricted Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03), including in connection with tax planning and reorganization activities, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired, (b) any non-Credit Party may make intercompany loans to and other investments (including cash management pooling obligations and arrangements to the extent not in contravention of Section 9.17) in the Lead Borrower or any of its Restricted Subsidiaries so long as in the case of such intercompany loans (other than cash management pooling obligations and arrangements) to Credit Parties (other than Holdings), all payment obligations of the respective Credit Parties are subordinated to their obligations under the Credit Documents on terms reasonably satisfactory to the Administrative Agent, (c) the Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments (including cash management pooling obligations and arrangements to the extent not in contravention of Section 9.17) in, Restricted Subsidiaries that are not Credit Parties, (d) any Restricted Subsidiary that is not a Credit Party may make intercompany loans to, and other investments (including cash management pooling obligations and arrangements) in, any other Restricted Subsidiary that is also not a Credit Party and (e) Credit Parties may make intercompany loans and other investments (including cash management pooling obligations and arrangements to the extent not in contravention of Section 9.17) in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that results in the proceeds of the initial Investment being invested in one or more Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03);

(vii) Permitted Acquisitions shall be permitted in accordance with Section 9.14;

(viii) loans and advances by the Lead Borrower and its Restricted Subsidiaries to officers, directors and employees of the Lead Borrower and its Restricted Subsidiaries in connection with (i) business-related travel, relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted and (ii) any such Person’s purchase of Equity Interests of Holdings or any Parent Company; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;

(ix) advances of payroll payments to employees of the Lead Borrower and its Restricted Subsidiaries in the ordinary course of business;

(x) non-cash consideration may be received in connection with any sale of assets permitted pursuant to Section 10.02(ii) or (x);

(xi) additional Restricted Subsidiaries of the Lead Borrower may be established or created if the Lead Borrower and such Subsidiary comply with the requirements of Section 9.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(xii) extensions of trade credit may be made in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;

(xiii) earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxviii);

(xiv) Investments in deposit accounts, securities accounts or commodities accounts opened in the ordinary course of business;

(xv) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xvi) Investments in the ordinary course of business consisting of UCC Article 3 (or the equivalent under other applicable law) endorsements for collection or deposit;

(xvii) purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by the Borrowers and the Subsidiary Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xiv), shall not exceed the greater of $30,000,000 and 6.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time such Investment is made);

(xviii) Investments (other than Permitted Acquisitions) so long as the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Investments;

(xix) in addition to Investments permitted by clauses (i) through (xviii) and (xx) through (xxxi) of this Section 10.05, the Lead Borrower and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person (including a joint venture) in an aggregate outstanding amount for all loans, advances and other Investments made pursuant to this clause (xix), not to exceed the greater of $105,000,000 and 20.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time such Investment is made);

(xx) the licensing, sublicensing or contribution of Intellectual Property rights pursuant to arrangements with Persons other than the Lead Borrower and the Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by the Lead Borrower or such Restricted Subsidiary, as the case may be, in good faith;

(xxi) loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividends made to any Parent Company), Dividends permitted to be made to any Parent Company in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable Dividends thereafter permitted under Section 10.03 by a corresponding amount (if such applicable subsection of Section 10.03 contains a maximum amount);

(xxii) Investments to the extent that payment for such Investments is made solely in the form of common Equity Interests or Qualified Preferred Stock of Holdings or any Equity Interests of any other Parent Company to the seller of such Investments;

(xxiii) Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Amendment No. ~~5~~8 Effective Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired in such transaction and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(xxiv) Investments in a Restricted Subsidiary that is not a Credit Party or in a joint venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Restricted Subsidiary or joint venture;

(xxv) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business;

(xxvi) Investments by the Lead Borrower and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(xxvii) guaranties made in the ordinary course of business of (a) obligations owed to landlords, suppliers, customers, franchisees and licensees of the Lead Borrower or its Subsidiaries or (b) operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness;

(xxviii) Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(xxix) Investments in Unrestricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 10.05(xxix) not to exceed the greater of $65,000,000 and 12.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time such Investment is made), at any one time outstanding;

(xxx) [reserved]; and

(xxxi) Investments by the Lead Borrower and its Restricted Subsidiaries in joint ventures in an aggregate amount for all Investments made pursuant to this clause (xxxi), not to exceed, when added to the aggregate amount then guaranteed under clause (xxiii) of Section 10.04 and all unreimbursed payments theretofore made in respect of guarantees pursuant to clause (xxiii) of Section 10.04, the greater of $120,000,000 and 25.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time such Investment is made).

To the extent an Investment is permitted to be made by a Credit Party directly in any Restricted Subsidiary or any other Person who is not a Credit Party (each such person, a “Target Person”) under any provision of this Section 10.05, such Investment may be made, solely to the extent it constitutes part of the same transaction, by advance, contribution or distribution by a Credit Party to a Restricted Subsidiary or Holdings, and further advanced or contributed as part of the same transaction by such Restricted Subsidiary or Holdings for purposes of making the relevant Investment in the Target Person without constituting an additional Investment for purposes of this Section 10.05 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds in, a provision of this Section 10.05 as if made by the applicable Credit Party directly to the Target Person).

Section 10.06 Transactions with Affiliates. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Lead Borrower or any of its Subsidiaries involving aggregate payments or consideration in excess of the greater of $55,000,000 and 10% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such transaction), other than on terms and conditions deemed in good faith by the board of directors of the Lead Borrower (or any committee thereof) to be not less favorable to the Lead Borrower or such Restricted Subsidiary as would reasonably be obtained by the Lead Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(i) Dividends (and loans and advances in lieu thereof) may be paid to the extent provided in Section 10.03;

(ii) loans and other transactions among Holdings, the Lead Borrower and its Restricted Subsidiaries (and any Parent Company);

(iii) customary fees and indemnification (including the reimbursement of out-of-pocket expenses) may be paid to directors of Holdings, the Lead Borrower and its Restricted Subsidiaries (and, to the extent directly attributable to the operations of the Lead Borrower and the other Restricted Subsidiaries, to any other Parent Company);

(iv) the Lead Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment or other service-related agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with current and former officers, employees, consultants and directors of Holdings, the Lead Borrower and its Restricted Subsidiaries in the ordinary course of business;

(v) solely during calendar year 2020, so long as no Event of Default shall exist (both before and immediately after giving effect thereto) under Section 11.01 or 11.05, Holdings and/or the Lead Borrower may pay fees to the Sponsor or the Sponsor Affiliates (or dividend such funds to any Parent Company to be paid to the Sponsor or the Sponsor Affiliates) in an amount not to exceed $2,000,000 and perform its other obligations pursuant to the terms of the Advisory Agreement; provided further that upon the occurrence and during the continuance of Event of Default under Section 11.01 or 11.05, such amounts may accrue on a subordinated basis, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default;

(vi) the Amendment No. 5 Transactions (including Amendment No. 5 Transaction Costs) shall be permitted;

(vii) the Borrowers may make payments (or make dividends to Holdings or any other Parent Company to make payments) (i) to reimburse the Sponsor or the Sponsor Affiliates for its reasonable out- of-pocket expenses, and to indemnify it, pursuant to the terms of the Advisory Agreement and (ii) to reimburse any shareholders for their respective reasonable out-of-pocket expenses and to indemnify them, pursuant to the terms of any stockholders agreement with respect to Holdings or any other Parent Company, as in effect on the Amendment No. ~~5~~8 Effective Date, subject to amendments not adverse to the Lenders in any material respect;

(viii) transactions described on Schedule 10.06(viii) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(ix) Investments in the Lead Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 10.05;

(x) [reserved];

(xi) transactions between the Lead Borrower and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Lead Borrower or any Parent Company; provided, however, that such director abstains from voting as a director of the Lead Borrower or such Parent Company, as the case may be, on any matter involving such other Person;

(xii) payments by Holdings, the Lead Borrower or any of its Restricted Subsidiaries to any Parent Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Lead Borrower in good faith;

(xiii) guarantees of performance by the Borrower and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(xiv) the issuance of Equity Interests in the form of common stock or Qualified Preferred Stock of the Lead Borrower to any Parent Company, or to any director, officer, employee or consultant thereof;

(xv) transactions with joint ventures entered into in the ordinary course of business;

(xvi) transactions with Unrestricted Subsidiaries, customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Lead Borrower and its Restricted Subsidiaries, or made in the reasonable determination of senior management or the board of directors or equivalent governing body of the Lead Borrower or any Parent Company; and

(xvii) to the extent not otherwise prohibited by this Agreement, transactions between or among Holdings, the Lead Borrower and any of its Restricted Subsidiaries shall be permitted (including equity issuances).

Section 10.07 Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to:

(a) make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing money or securities with the trustee with respect thereto or any other Person before due for the purpose of paying when due), any Permitted Junior Debt, Subordinated Indebtedness or Refinancing Notes (other than Refinancing Notes secured by Liens ranking pari passu with the Liens securing the Indebtedness under the Term Loan Credit Agreement), in each case, in an outstanding principal amount greater than the greater of $25,000,000 and 5.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (it being understood that payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations and any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(b) of the Code, in each case, shall be permitted), except that (A) the Lead Borrower may consummate the Amendment No. 5 Transactions, and (B) Permitted Junior Debt, Subordinated Indebtedness and such Refinancing Notes may be repaid, prepaid, redeemed, repurchased or defeased (and any applicable deposit of money or securities with the trustee with respect thereto or any other Person for the purpose of paying such Permitted Junior Debt or Refinancing Notes when due may be made), (i) so long as the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to the consummation of the proposed repayment or prepayment and (ii) with amounts not to exceed the greater of $50,000,000 and 10.0% of Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period; provided, that nothing herein shall otherwise prevent the Lead Borrower and its Restricted Subsidiaries from refinancing Permitted Junior Debt, Subordinated Indebtedness or Refinancing Notes, in each case with Permitted Refinancing Indebtedness;

(b) amend or modify, or permit the amendment or modification of any provision of, any Refinancing Note Document (after the entering into thereof) other than any amendment or modification (when taken as a whole) that is not materially adverse to the interests of the Lenders;

(c) amend or modify, or permit the amendment or modification of any provision of, any Permitted Junior Debt Document (after the entering into thereof) with a principal amount in excess of the Threshold Amount, other than any amendment or modification (when taken as a whole) that is not materially adverse to the interests of the Lenders; or

(d) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation) or certificate of formation; limited liability company agreement or by-laws (or the equivalent organizational documents); accounting policies, reporting policies or fiscal year (except as required by U.S. GAAP), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (d) (when taken as a whole) is not materially adverse to the interests of the Lenders.

Section 10.08 Limitation on Certain Restrictions on Subsidiaries. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Lead Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Lead Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Lead Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Lead Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law;

(ii) this Agreement and the other Credit Documents and the Term Loan Credit Agreement and the other definitive documentation entered into in connection therewith;

(iii) any Refinancing Note Documents or Refinancing Term Loan Documents;

(iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Lead Borrower or any of its Restricted Subsidiaries;

(v) customary provisions restricting assignment of any licensing agreement (in which the Lead Borrower or any of its Restricted Subsidiaries is the licensee) or other contract entered into by the Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vi) restrictions on the transfer of any asset pending the close of the sale of such asset;

(vii) any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to the Lead Borrower or any Restricted Subsidiary of the Lead Borrower, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;

(viii) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(ix) any agreement or instrument relating to Indebtedness of a non-Credit Party incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such non-Credit Party and any Subsidiaries of such non-Credit Party;

(x) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Lead Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii) above;

(xi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;

(xii) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary of the Lead Borrower that is not a Credit Party, which Indebtedness is permitted by Section 10.04;

(xiii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;

(xiv) on or after the execution and delivery thereof, (i) the Permitted Junior Debt Documents,

(ii) the Permitted Pari Passu Notes Documents and (iii) the Permitted Pari Passu Loan Documents; and

(xv) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agents and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis.

Section 10.09 Business.

(a) The Lead Borrower will not permit at any time the business activities taken as a whole conducted by the Lead Borrower and its Restricted Subsidiaries to be materially different from the business activities taken as a whole conducted by the Lead Borrower and its Restricted Subsidiaries on the Amendment No. 5 Effective Date (after giving effect to the Amendment No. 5 Transactions) except that the Lead Borrower and its Restricted Subsidiaries may engage in Similar Business.

(b) Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, the Lead Borrower and, indirectly, its Subsidiaries and activities incidental thereto; provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Agreement, the other Credit Documents to which it is a party, the Advisory Agreement, the Term Loan Credit Agreement and the other definitive documentation entered into in connection therewith, (iv) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions, (v) the making of dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any Taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), (xi) the consummation of the Amendment No. 5 Transactions, (xii) the making of loans to or other Investments in, or incurrence of Indebtedness from, the Lead Borrower (or in the case of incurrence of Indebtedness, from any Wholly-Owned Domestic Subsidiary, which is a Credit Party), as and to the extent not prohibited by this Agreement and (xiii) any other activity expressly contemplated by this Agreement to be engaged in by Holdings, including, without limitation, repurchases of Indebtedness of the Lead Borrower under the Term Loan Credit Agreement pursuant to Section 2.19 and Section 2.20 thereof and entry into and performance of guarantees of Refinancing Notes, Permitted Junior Debt, Permitted Pari Passu Notes, Permitted Pari Passu Loans and, subject to any applicable limitations set forth herein, other permitted Indebtedness of the Lead Borrower and its Restricted Subsidiaries.

Section 10.10 Negative Pledges. The Lead Borrower shall not, and shall not permit any of its Restricted Subsidiaries that are Credit Parties to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to the Intercreditor Agreement, any Additional Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any other intercreditor agreement contemplated by this agreement, and except that this Section 10.10 shall not apply to:

(i) any covenants contained in this Agreement or any other Credit Documents or that exist on the Amendment No.  ~~5~~8 Effective Date;

(ii) covenants existing under the Term Loan Credit Agreement as in effect on the Amendment No. ~~5~~8 Effective Date (or as amended in a manner not prohibited by this Agreement or the other Credit Documents) and the other credit documents pursuant thereto;

(iii) the covenants contained in any Refinancing Note Documents, any Refinancing Term Loan Documents, any Permitted Pari Passu Notes Documents, any Permitted Pari Passu Loan Documents or any Permitted Junior Debt (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);

(iv) covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(v) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture;

(vii) restrictions imposed by law;

(viii) customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale; provided such restrictions and conditions apply only to the Person or property that is to be sold;

(ix) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Amendment No.  ~~5~~8 Effective Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agents and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;

(xi) restrictions on any non-Credit Party pursuant to the terms of any Indebtedness of such non-Credit Party permitted to be incurred hereunder;

(xii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xiii) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii), (ix), (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Lead Borrower, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 10.11 Financial Covenant.

(a) The Lead Borrower and its Restricted Subsidiaries shall, on any date when Global Availability is less than the greater of (a) 10.0% of the Aggregate Commitments, and (b)  $~~30,000,000~~40,000,000 (the “FCCR Test Amount”), have a Consolidated Fixed Charge Coverage Ratio of at least 1.0 to 1.0, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which the Lead Borrower was required to deliver Section 9.01 Financials, and at the end of each succeeding fiscal quarter thereafter until the date on which Global Availability has exceeded the FCCR Test Amount for 30 consecutive days.

(b) For purposes of determining compliance with the financial covenant set forth in Section 10.11(a) above, cash equity contributions (which equity shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to Holdings (which shall be contributed in cash to the common equity of the Lead Borrower) after the end of the relevant fiscal quarter and on or prior to the day that is 10 Business Days after financial statements are required to be delivered under Section 9.01 for such fiscal quarter, or with respect to the initial date the FCCR Test Amount is not exceeded, within 10 Business Days after the Lead Borrower and its Restricted Subsidiaries become subject to testing the financial covenant under paragraph (a) of this Section 10.11 (such 10-Business Day period being referred to herein as the “Interim Period”) will, at the request of the Lead Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) Specified Equity Contributions may be made no more than two times in any twelve fiscal month period and no more than five times after the Amendment No. ~~5~~8 Effective Date, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in pro forma compliance with such financial covenant, (c) the Borrowers shall not be permitted to borrow hereunder or request the issuance of Letters of Credit during the Interim Period until the relevant Specified Equity Contribution has been made, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets calculated on the basis of Consolidated EBITDA contained herein and in the other Credit Documents, (e) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant for the fiscal quarter with respect to which such Specified Equity Contribution is made and (f) until the last Business Day of the Interim Period, neither the Administrative Agent nor any Lender shall have any right to accelerate the Loans or terminate the Commitments, and none of the Administrative Agent nor any Lender shall have any right to foreclose on or take possession of the Collateral or any other right or remedy under the Credit Documents that would be available on the basis of an Event of Default resulting from the failure to comply with Section 10.11(a).

ARTICLE 11 Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

Section 11.01 Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan, or any Fees or any other amounts owing hereunder or under any other Credit Document~~; or~~.

Section 11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made and such incorrect representation, warranty or statement shall remain untrue in such material respect (solely to the extent capable of being cured) for a period of 30 days following the earlier of (x) any Credit Party’s knowledge of such default or (y) written notice to the Lead Borrower from the Administrative Agent or the Required Lenders.

Section 11.03 Covenants. Holdings, the Lead Borrower or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.02(b), 9.04 (as to the Lead Borrower), 9.11, 9.14(a), 9.17(c), (d), (e), (f), (g) or (h) (other than any such default which is not directly caused by the action or inaction of Holdings, the Lead Borrower or any of its Restricted Subsidiaries, which such default shall be subject to clause (iii) below), 9.19 or Article 10, (ii) fail to deliver a

Borrowing Base Certificate required to be delivered pursuant to Section 9.17(a) within five (5) Business Days of the date such Borrowing Base Certificate is required to be delivered (other than during the occurrence of a Liquidity Event, in which case such period shall be three (3) Business Days), (iii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02), and such default shall continue unremedied for a period of 30 days after written notice thereof to the Lead Borrower by the Administrative Agent or the Required Lenders~~; or~~.

Section 11.04 Default Under Other Agreements. (i) Holdings, the Lead Borrower or any of its Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than Indebtedness under this Agreement) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than Indebtedness under this Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (ii) any Indebtedness (other than Indebtedness under this Agreement) of Holdings, the Lead Borrower or any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that (A) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount and (B) the preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of, or Recovery Event with respect to, the property or assets securing such Indebtedness, if such sale or transfer or Recovery Event is otherwise permitted hereunder~~; or~~.

Section 11.05 Bankruptcy, etc.

(a) Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall, to the extent applicable, commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or commence analogous case, proceeding, step or procedure in any jurisdiction (including any application for the winding-up or dissolution) under any Debtor Relief Law; or an involuntary case or proceeding under any Debtor Relief Law is commenced against Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), and (except in the case of an administrator appointed by the directors of an Australian Credit Party under the Corporations Act) the petition is not controverted within 21 days, or is not dismissed within 60 days (or is rejected or dismissed on grounds of insufficiency of assets), after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, examiner, monitor, judicial manager or similar officer is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other case or proceeding under any Debtor Relief Law or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any such case or proceeding which remains undismissed for a period of 60 days (or is rejected or dismissed on grounds of insufficiency of assets), or Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated, or is deemed for the purposes of any applicable law to be, insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, examiner, monitor, judicial manager or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing.

(b) UK Insolvency. Any UK Insolvency Event occurs with respect to any UK Credit Party.

(c) ~~French Insolvency. Any French Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due (as interpreted, in respect of each French Credit Party, in accordance with Article L. 621-1 of France’s Commercial Code, as amended).~~[Reserved].

(d) Singapore Insolvency. (a) Any Singapore Credit Party is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or (b) if in respect of any Singapore Credit Party, (i) the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or (ii) a moratorium is declared in respect of any of its indebtedness.

(e) Declared Company. A Singapore Credit Party is declared by the Minister for Finance to be a company to which Part IX of the Companies Act~~, Chapter 50~~ 1967 of Singapore applies.

(f) Hong Kong Insolvency. (i) Any Hong Kong Credit Party is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or (ii) the value of the assets of any Hong Kong Credit Party is less than its liabilities (taking into account contingent and prospective liabilities) or (iii) a moratorium is declared in respect of any indebtedness of any Hong Kong Credit Party.

(g) Hong Kong Insolvency Proceedings. Any corporate action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary agreement, scheme of arrangement or otherwise) of any Hong Kong Credit Party; (ii) a composition or arrangement with any creditor of any Hong Kong Credit Party, or any assignment for the benefit of creditors generally of any Hong Kong Credit Party or class of such creditors; (iii) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Hong Kong Credit Party or any of its assets; or (iv) enforcement of any Lien over any assets of any Hong Kong Credit Party, or any analogous procedure or step is taken in any jurisdiction. Clause (i) of this Section 11.05(g) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

Section 11.06 ERISA; Foreign Pension Plans. (i) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect; (ii) there is or arises Unfunded Pension Liability which has resulted or would reasonably be expected to result in a Material Adverse Effect, (iii) a Foreign Pension Plan or a Canadian Pension Plan has failed to comply with, or be funded in accordance with, applicable law which has resulted or would reasonably be expected to result in a Material Adverse Effect, (iv) the Lead Borrower or any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that, in each case, has resulted or would reasonably be expected to result in a Material Adverse Effect, or (v) a Canadian Pension Event has occurred that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Section 11.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the applicable Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected (or the equivalent with respect to Foreign Credit Parties under applicable law) security interest, to the extent required by the Credit Documents, in, and Lien on, a material portion of the Collateral or a material portion of the Revolver Priority Collateral (in each case, other than as a result of the failure of the applicable Collateral Agent to file continuation statements or the failure of the applicable Collateral Agent or the collateral agent under the Term Loan Credit Agreement to maintain possession of possessory collateral delivered to it), in favor of the applicable Collateral Agents, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01))~~; or~~.

Section 11.08 Credit Agreement; Guaranty.

(a) Credit Agreement. This Agreement or any provision thereof shall cease to be in full force or effect as to any Credit Party, or any Credit Party or any Person acting for or on behalf of such Credit Party shall deny or disaffirm in writing such Credit Party’s obligations under this Agreement~~; or~~.

(b) Guaranty. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (other than a Guarantor otherwise qualifying as an Immaterial Subsidiary, whether or not so designated), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor (other than a Guarantor otherwise qualifying as an Immaterial Subsidiary, whether or not so designated) shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party~~; or~~.

Section 11.09 Judgments. One or more judgments or decrees shall be entered against Holdings, the Lead Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) of the Lead Borrower involving in the aggregate for Holdings, the Lead Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiary) a liability or liabilities (not paid or fully covered (other than to the extent of any deductible) by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered (other than to the extent of any deductible) by such insurance company) equals or exceeds the Threshold Amount~~; or~~.

Section 11.10 Change of Control. A Change of Control shall occur;

then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Lead Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Lead Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Aggregate Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, or instruct the applicable Collateral Agents to enforce, all of the Liens and security interests created pursuant to the Security Documents; (iv) enforce each Guaranty, (v) terminate, reduce or condition any Revolving Commitment, or make any adjustment to any Borrowing Base and (vi) require the Credit Parties to Cash Collateralize LC Obligations, and, if the Credit Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 7.01 are satisfied).

Section 11.11 Application of Funds. After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth above):

(a) any amounts received on account of the Obligations (other than proceeds of the Collateral) shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied ratably by the Administrative Agent, separately in respect of each Subfacility, in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization, if any, including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith (other than in respect of Secured Bank Product Obligations);

Third, in the case of the U.S. Subfacility only, to interest then due and payable on the U.S. Borrowers’ Swingline Loans;

Fourth, (x) in the case of the U.S. Subfacility only, to the principal balance of the Swingline Loans outstanding until the same has been prepaid in full and (y) the principal balance of Protective Advances outstanding, until paid in full;

Fifth, to interest then due and payable on Revolving Loans and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;

Sixth, to Cash Collateralize all LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;

Seventh, to the principal balance of Revolving Borrowings then outstanding and all Obligations on account of Noticed Hedges with Secured Creditors, pro rata;

Eighth, to all other Obligations pro rata; and

Ninth, the balance, if any, as required by the Intercreditor Agreement or any Additional Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

Notwithstanding the foregoing, ~~(a) no amounts shall be applied to any FILO Subfacility at any time when Obligations remain outstanding under any other Subfacility, and (b)~~ in no event will any amounts received from a Foreign Credit Party be applied to any such amounts with respect to the U.S. FILO Subfacility or the U.S. Subfacility.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Creditor. If a Secured Creditor fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Eighth of this Section 11.11(a), the Credit Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.11(a) is subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement.

(b) any proceeds of U.S. Collateral received by the Administrative Agent shall be applied ratably in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the U.S. Borrowers;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith (other than in respect of Secured Bank Product Obligations or the Guaranty by the U.S. Borrowers of the Obligations of the Foreign Credit Parties) due from the U.S. Borrowers;

Third, to interest then due and payable on the Lead Borrower’s Swingline Loan;

Fourth, to the principal balance of the Swingline Loan and U.S. Protective Advances outstanding until the same has been prepaid in full;

Fifth, to interest then due and payable on Revolving Loans under the U.S. Subfacility and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;

Sixth, to Cash Collateralize all LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;

Seventh, to the principal balance of Revolving Borrowings under the U.S. Subfacility then outstanding and all Obligations of the U.S. Borrowers on account of Noticed Hedges with Secured Creditors, pro rata;

Eighth, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the Foreign Credit Parties;

Ninth, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith (other than in respect of Secured Bank Product Obligations) due from the Foreign Credit Parties;

Tenth, to the principal balance of Protective Advances under each Foreign ~~Primary~~ Subfacility outstanding until the same has been prepaid in full;

Eleventh, to interest then due and payable on Revolving Loans under each Foreign ~~Primary~~ Subfacility and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;

Twelfth, to the principal balance of Revolving Borrowings under the Foreign ~~Primary~~ Subfacilities then outstanding and all Obligations of the Foreign Credit Parties on account of Noticed Hedges with Secured Creditors, pro rata;

~~Thirteenth, to interest then due and payable on U.S. FILO Loans under the U.S. FILO Subfacility, and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;~~

~~Fourteenth, to the principal balance of U.S. FILO Loans under the U.S. FILO Subfacility then outstanding;~~

~~Fifteenth, to interest then due and payable on Canadian FILO Loans made to the Canadian Borrowers and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;~~

~~Sixteenth, to the principal balance of Canadian FILO Loans made to the Canadian Borrowers then outstanding;~~

~~Seventeenth~~Thirteenth, to all other Obligations pro rata; and

~~Eighteenth~~Fourteenth, the balance, if any, as required by the Intercreditor Agreement or any Additional Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Seventeenth of this Section 11.11(b), the Credit Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.11(b) is subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement.

(c) any proceeds of Foreign Collateral received by the Administrative Agent shall be applied ratably in the order specified in clauses Eighth through Twelfth and ~~Fifteenth~~Thirteenth through ~~Eighteenth~~Fourteenth of clause (b) above; provided that in no event will any amounts received from a Foreign Credit Party be applied to any such amounts with respect to the U.S. ~~FILO Subfacility or the U.S.~~ Subfacility.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section 11.11.

ARTICLE 12 The Administrative Agent.

Section 12.01 Appointment and Authorization.

(a) Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 12 (other than Sections 12.08, 12.10 and 12.11) are solely for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and neither the Lead Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Lenders (on behalf of itself and its Affiliates, including in its capacity as Secured Bank Product Provider) hereby irrevocably appoints and authorizes each Collateral Agent (including the Administrative Agent in its capacity as U.S. Collateral Agent, European Collateral Agent and German Collateral Agent) to act as the agent and, to the extent relevant, security trustee of such Lender hereunder and under the other Credit Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, it being understood that the provisions of this Article 12 apply to the Collateral Agents in their capacity as such and references to Administrative Agent in the rest of this Article 12 shall be interpreted accordingly to include references to each Collateral Agent (including in any Collateral Agent’s capacity as trustee of any trust under the Security Documents). Each Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or applicable Collateral Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 12 and Article 13 (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” or “security trustee” under the Credit Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and/or each Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(c) The Lenders hereby authorize the Administrative Agent and each applicable Collateral Agent to enter into the Intercreditor Agreements, any Additional Intercreditor Agreement, any Pari Passu Intercreditor Agreement (to the extent requested by the applicable Pari Passu Representative) and any other intercreditor agreement or arrangement or supplement thereto permitted under this Agreement without any further consent by any Lender and any such intercreditor agreement shall be binding upon the Lenders.

Section 12.02 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 12.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Lead Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article 11 and Section 13.12) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Lead Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Articles 6A or 6B or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 12.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable, in the absence of its own gross negligence, bad faith or willful misconduct in selecting such counsel, accountants or other experts, for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.05 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or the Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 12.06 Non-reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.07 Indemnification by the Lenders. To the extent that the Borrowers for any reason fail to pay any amount required under Section 13.01(a) to be paid by them to the Administrative Agent or any Collateral Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or any Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Loans held by each Lender or, if the Loans have been repaid in full, based on the amount of outstanding Loans held by each Lender immediately prior to such repayment in full) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or any Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or any Collateral Agent (or any such sub-agent) in connection with such capacity. For the avoidance of doubt, this Section 12.07 does not expand or limit any obligation of any Credit Party under this Agreement.

Section 12.08 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the

Lead Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 12.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 4.01 and 13.01) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator, judicial manager, or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.01 and 13.01.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

The Secured Creditors hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(vii) of Section 13.12 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action.

Section 12.10 Resignation of the Agents.

(a) The Administrative Agent (including as Collateral Agent) and any Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Lead Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or, in the case of a Collateral Agent, such other third party providing agency services as may be acceptable to the Required Lenders and consented to by the Lead Borrower (other than during the existence of an Event of Default under Section 11.01 or 11.05). If no such successor shall have been so appointed by the Required Lenders (and consented to by the Lead Borrower, to the extent so required) and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then such retiring Agent may, with the Lead Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment within such period, then such resignation shall nonetheless become effective in accordance with such notice and (a) such retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by such retiring Agent on behalf of the Lenders under any of the Credit Documents, then such retiring Agent shall continue to hold such collateral security solely for purposes of maintaining the Secured Creditors’ security interest thereon until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders (with the consent of the Lead Borrower, to the extent so required) appoint a successor Agent as provided for above in this Section 12.10. Upon the acceptance of a successor’s appointment hereunder (which, in the case of any third party providing services as a Collateral Agent hereunder may require the entry into such customary documentation reasonably satisfactory to the Lead Borrower as such third party provider shall require, including without limitation in certain jurisdictions a security trust deed or similar arrangement), such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring Agent, and such retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.10). After such retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article 12 and Section 13.01 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such retiring Agent was acting as an Agent hereunder.

(b) Any resignation by JPMCB as administrative agent pursuant to this Section 12.10 shall also constitute its resignation as lender of the Swingline Loans to the extent that JPMCB is acting in such capacity at such time. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring lender of the Swingline Loans and (ii) the retiring lender of the Swingline Loans shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents.

Section 12.11 Collateral Matters and Guaranty Matters.

(a) The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent and the Collateral Agents, as applicable (and subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement),

(i) to release any Lien on any property granted to or held by the Collateral Agents under any Credit Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (i) contingent indemnification obligations and expense reimbursement obligations which are not then due and payable and (ii) Secured Bank Product Obligations except to the extent then due and payable and then entitled to payment in accordance with Section 11.11) and the expiration or termination of all Letters of Credit (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (C) subject to Section 13.12, if approved, authorized or ratified in writing by the Required Lenders, (D) that constitutes “Excluded Collateral” (as such term is defined in the applicable Security Document), (E) if the property subject to such Lien is owned by a Subsidiary Borrower or Subsidiary Guarantor, subject to Section 13.12, upon release of such Subsidiary Borrower or Subsidiary Guarantor from its obligations under this Agreement and the applicable Guaranty Agreements pursuant to clause (ii) below, or (F) in the case of any Australian Credit Party, Singapore Credit Party or UK Credit Party, to release any property (other than any Collateral of the type that would constitute Revolver Priority Collateral if such Non-U.S. Credit Parties were party to the Intercreditor Agreement) at the request of the Lead Borrower in connection with any Lien permitted by Section 10.01, provided that it is agreed that none of the Administrative Agent or the Collateral Agents shall be obliged to agree to such request if such Agent reasonably determines that such release would reasonably be expected to negatively impact the protections or remedies of the Secured Creditors, generally in their capacities as secured creditors of such Credit Party, under the relevant Security Documents;

(ii) to (x) release any Subsidiary Borrower from its obligations under this Agreement or any Subsidiary Guarantor from its obligations under the applicable Guaranty Agreements if such Person ceases to be a Restricted Subsidiary or, in the case of a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary, becomes an Excluded Subsidiary, in each case as a result of a transaction permitted hereunder; provided, that (i) no Credit Party will dispose of a minority interest in any Subsidiary Guarantor for the primary purpose of releasing such Subsidiary Guarantor from its obligations under the Credit Documents as determined by the Lead Borrower in good faith and (ii) the release of any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary as a result of becoming a non-Wholly-Owned Subsidiary shall only be permitted if, at the time such Guarantor becomes a non-Wholly-Owned Subsidiary, after giving pro forma effect to such release and the consummation of the transaction that causes such Person to become a non-Wholly-Owned Subsidiary, the Lead Borrower is deemed to have made a new Investment in such Person for purposes of Section 10.05 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Lead Borrower’s equity interest therein as estimated by the Lead Borrower in good faith and such Investment is permitted pursuant to Section 10.05 at such time, or (y) in the case of any Subsidiary Borrower or Subsidiary Guarantor under any Subfacility other than the U.S. Subfacility ~~and the U.S. FILO Subfacility~~, to release such Subsidiary Borrower or Subsidiary Guarantor in the event the Commitments in respect of the applicable Subfacility are terminated in full hereunder at the option of the Lead Borrower;

(iii) at the request of the Lead Borrower, to subordinate any Lien on any property (other than any assets included in the Borrowing Base) granted to or held by the Collateral Agents or Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Sections 10.01(iv)(y), (vi), (xiv), (xxxviii), (xlii) or (xliii) or any other Lien that is permitted by Section 10.01 to be senior to the Lien securing the Obligations or to release any Lien securing the Obligations upon the incurrence of any Lien permitted by Section 10.01 with respect to specified assets (other than any assets included in the Borrowing Base) if the Lien securing the Obligations is not allowed by the documentation creating such Lien or related documentation; and

(iv) to, without the input or consent of the other Lenders, (1) negotiate the form of any Mortgage or other Security Document as may be necessary or appropriate in the opinion of the Administrative Agent and the Lead Borrower (x) in connection with any Additional Inventory Security Action, or (y) to otherwise comply with this Agreement, and (2) execute, deliver and perform any new Security Document or intercreditor agreement or amendment to any Security Document or intercreditor agreement or enter into any amendment to the Security Documents or intercreditor agreement as may be necessary or appropriate in the opinion of the Administrative Agent and the Lead Borrower.

(b) Upon request by the Administrative Agent or any Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agents’, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 12.11.

Section 12.12 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to the Administrative Agent of such agreement, agrees to be bound by this Article 12. Each such Secured Bank Product Provider shall indemnify and hold harmless the Administrative Agent and the Collateral Agents, to the extent not reimbursed by the Credit Parties, against all claims that may be incurred by or asserted against the Administrative Agent and the Collateral Agents in connection with such provider’s Secured Bank Product Obligations.

Section 12.13 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Credit Party pursuant to Section 5.01 and without limiting or expanding the obligation of any Credit Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

Section 12.14 Solidary Interests/Quebec Liens (Hypothecs). For the purposes of holding any security granted by any Canadian Credit Party pursuant to the laws of the Province of Quebec, each Lender and Agent hereby irrevocably appoints and authorizes the Administrative Agent to act as the hypothecary representative (in such capacity, the “Hypothecary Representative”) for all present and future Secured Creditors as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Hypothecary Representative under any hypothec. The Hypothecary Representative shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to it pursuant to any hypothec, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Administrative Agent as the hypothecary representative as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Hypothecary Representative in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article 12 shall also constitute the substitution of the Hypothecary Representative. To the extent necessary or useful, the parties hereby waive the application of Section 32 of the Act respecting the special powers of legal persons (Québec), and of Articles 1310 and 2147 of the Civil Code of Québec.

Section 12.15 Parallel Debt.

(a) Each Canadian Credit Party, Asian Credit Party, ~~French Credit Party,~~ German Credit Party and European Credit Party (for the purpose of this Section 12.15, the “Non-U.S. Credit Parties”) hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the German Collateral Agent amounts equal to any amounts owing from time to time by such Non-U.S. Credit Party to any Secured Creditors under this Agreement and any other Credit Document as and when those amounts are due under any Credit Document (such payment undertakings under this Section 12.15 and the obligations and liabilities resulting therefrom being the “Parallel Debt”).

(b) The German Collateral Agent shall have its own independent right to demand payment of the Parallel Debt by each Non-U.S. Credit Party. Each Non-U.S. Credit Party and the German Collateral Agent acknowledges that the obligations of each Non-U.S. Credit Party under this Section 12.15 are several, separate and independent (selbständiges Schuldanerkenntnis) from, and shall not in any way limit or affect, the corresponding obligations of each Non-U.S. Credit Party to any Secured Creditor under this Agreement or any other Credit Document (the “Corresponding Debt”) nor shall the amounts for which each Non-U.S. Credit Party are liable under this Section 12.15 be limited or affected in any way by its Corresponding Debt provided that: (i) the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations); (ii) the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged; (iii) the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt; (iv) the Parallel Debt will be payable in the currency or currencies of the Corresponding Debt; and (v) for the avoidance of doubt, the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable.

(c) The security granted under any German Security Document with respect to the Parallel Debt is granted to the German Collateral Agent in its capacity as sole creditor of the Parallel Debt.

(d) Without limiting or affecting the German Collateral Agent’s rights against any Non-U.S. Credit Party (whether under this Agreement or any other Credit Document), each Non-U.S. Credit Party acknowledges that: (i) nothing in this Agreement shall impose any obligation on the German Collateral Agent to advance any sum to any Non-U.S. Credit Party or otherwise under any Credit Document; and (ii) for the purpose of any vote taken under any Credit Document, the German Collateral Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.

(e) The Parallel Debt shall remain effective in case a third person should assume or be entitled, partially or in whole, to any rights of any of the Secured Creditors under any Credit Documents, be it by virtue of assignment, assumption or otherwise.

(f) All monies received or recovered by the German Collateral Agent pursuant to this Agreement and all amounts received or recovered by the German Collateral Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with this Agreement.

Section 12.16 Administration of Security granted pursuant to German Security Documents. In relation to the German Security Documents the following additional provisions shall apply:

(a) The German Collateral Agent, with respect to the part of the Collateral secured pursuant to the German Security Documents or any other Collateral created under German law (“German Collateral”), shall: (i) hold, administer and realise such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Creditors; and (ii) hold, administer, and realise any such German Collateral that is pledged (verpfändet) or otherwise transferred to the German Collateral Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(b) With respect to the German Collateral, each Secured Creditor hereby authorizes and grants a power of attorney, and each future Secured Creditor by becoming a party to this Agreement authorizes, and grants a power of attorney (Vollmacht) to the German Collateral Agent (whether or not by or through employees or agents) to: (i) accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Creditors in connection with the German Security Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security Documents or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security; (ii) execute on behalf of itself and the Secured Creditors where relevant and without the need for any further referral to, or authority from, the Secured Creditors or any other person all necessary releases of any such German Collateral secured under the German Security Documents or any other agreement related to such German Collateral; (iii) realise such Collateral in accordance with the German Security Documents or any other agreement securing such German Collateral; (iv) make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Security Documents or any other agreement securing the German Collateral; (v) take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Documents; and (vi) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Creditors under the German Security Documents together with such powers and discretions as are reasonably incidental thereto.

(c) Each of the Secured Creditors agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any German Security Document, the relationship of the Secured Creditors to the German Collateral Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.

Each Secured Creditor hereby ratifies and approves, and each future Secured Creditor by becoming a party to this Agreement ratifies and approves, all acts and declarations previously done by the German Collateral Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the German Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Creditor as future pledgee or otherwise).

Section 12.17 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3 101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the applicable requirements of such exemption are satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section  12.18 Acknowledgments of Lenders.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set- off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 12.18 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Lead Borrower and each other Credit Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Lead Borrower or any other Credit Party, except, in each case of this clause (y), to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Lead Borrower or any other Credit Party for the purpose of making such erroneous Payment.

(d) Each party’s obligations under this Section 12.18 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

ARTICLE 13 Miscellaneous.

Section 13.01 Payment of Expenses, etc.

(a) The Credit Parties hereby jointly and severally agree, from and after the Amendment No. ~~5~~8 Effective Date, to: (i) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents and Issuing Banks (limited, in the case of legal expenses, to the reasonable fees and disbursements of one primary counsel to all Agents and Issuing Banks and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with (x) the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, (y) the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective) and (z) their syndication efforts with respect to this Agreement; (ii) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents, each Lender and each Issuing Bank in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited, in the case of legal expenses, to one primary counsel to all Agents, Lenders and Issuing Banks to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs the Lead Borrower of such conflict, of a single additional firm of counsel for all similarly situated affected Indemnified Persons) and (iii) indemnify each Agent and each Lender, each Issuing Bank and their respective Affiliates, and the officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Bank or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Amendment No. 5 Transactions or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the Environment relating in any way to any Real Property owned, leased or operated, at any time, by the Lead Borrower or any of its Subsidiaries; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by the Lead Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Lead Borrower or any of its Subsidiaries; the non-compliance by the Lead Borrower or any of its

Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim asserted against the Lead Borrower, any of its Subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by the Lead Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person (but excluding in each case (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity received hereunder to the extent it is later determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by the Lead Borrower or Guarantors or any of their respective affiliates and is brought by an Indemnified Person (other than claims against any Agent solely in its capacity as such or in its fulfilling such role)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Bank or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. This Section 13.01(a) shall not apply with respect to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc. arising from a non-Tax claim.

(b) No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Credit Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.

(c) No party hereto (and no Indemnified Person or any Subsidiary or Affiliate of Holdings or the Borrower) shall be responsible to any other party hereto (or any Indemnified Person or any Subsidiary or Affiliate of Holdings or the Borrower) for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby; provided that nothing in this Section 13.01(c) shall limit the Credit Parties’ indemnity obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification under Section 13.01(a).

Section 13.02 Right of Set-off.

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Lead Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Bank or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Notwithstanding the foregoing, no set off or application of assets of Foreign Credit Parties may be applied to any amounts with respect to the U.S. ~~FILO Subfacility or the U.S.~~ Subfacility.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO ISSUING BANK OR LENDER SHALL EXERCISE A RIGHT OF SET-OFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SET-OFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENTS PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY ISSUING BANK OR ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH ISSUING BANK, EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

Section 13.03 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, cable communication or electronic transmission) and mailed, telegraphed, telexed, telecopied, cabled, delivered or transmitted: if to any Credit Party, c/o Vertiv Group Corporation, 1050 Dearborn Drive, Columbus, OH 43085, Attention: Lynne Maxeiner, Vice President, Global Treasury and Investor Relations; if to any Lender, at its address specified on Schedule 13.03 or in writing to the Administrative Agent; and if to the Administrative Agent, at the Notice Office, and in connection with the Asian Subfacility, to JPMorgan Chase Bank, N.A. Hong Kong Branch, One @ Changi City, 1 Changi Business Park Central 1, Floor 96, Singapore 486036, Telephone Number: (+65 ~~6801 3720~~) 68822562 / (+65 ~~6801 3973~~) 68822561 / (+65) 68013077 / (+65) 68013973 / (+65) 68075854, Fax Number: (+65) 67224022, ~~Email: loan.agency.services.asia@jpmorgan.com and alo_agency@jpmchase.com~~Email: alo_agency@jpmchase.com, Attn: Loan Agency ~~Services Asia~~Team; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent. Each of the Administrative Agent, the Lead Borrower or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 13.04 Benefit of Agreement; Assignments; Participations, etc.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 13.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Lead Borrower; provided that, the Lead Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under Section 11.01 or 11.05, any other Eligible Transferee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) each applicable Issuing Bank (solely for the assignment that increases the obligations of the assignees to participate in exposure under one or more Letters of Credit (whether or not outstanding)); and

(D) the Swingline Lender, in the case of assignments of the U.S. Subfacility.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Lead Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Lead Borrower shall be required if an Event of Default has occurred and is continuing under Section 11.01 or 11.05;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans of a single class;

(C) [reserved];

(D) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with the payment by the assignee of a processing and recordation fee of $3,500;

(E) any assignee (other than an Approved Fund) shall be ~~a French Authorized Lender in the case of an assignment of French Revolving Commitments or French Revolving Loans, a French Authorized Issuing Bank in the case of an assignment of LC Exposure with respect to any Letter of Credit issued for the account of or benefit of any French Subsidiary, and~~ an Irish Authorized LC Issuer in the case of an assignment of LC Exposure with respect to any Letter of Credit issued for the account of or benefit of any Irish Subsidiary;

~~(F) no assignment of an interest under the French Subfacility shall be effected to an assignee incorporated, domiciled, established or acting in all or in part through an office in a Non-Cooperative Jurisdiction, without the prior written consent of the Lead Borrower; and~~

(F) [reserved]; and

(G) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 5.01 and 13.01). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Lender, as to its own positions only, and any Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this clause (b) and any written consent to such assignment required by this clause (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more Eligible Transferees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including participations in Letters of Credit) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each adversely affected Lender and that directly affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 5.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 5.01(b) and (c) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided that such Participant (A) shall be subject to the provisions of Section 3.03 as if it were an assignee pursuant to clause (b) of this Section 13.04; and (B) shall not be entitled to receive any greater payment under Section 3.01 or 5.01, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.04 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 3.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent such disclosure is necessary to establish that such Commitments, Loans, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) [Reserved].

(e) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central banking authority in support of borrowings made by such Lender from such Federal Reserve Bank or any such central banking authority and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrowers), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder.

(f) Each Lender acknowledges and agrees to comply with the provisions of this Section 13.04 applicable to it as a Lender hereunder.

(g) The Administrative Agent shall have the right, and the Lead Borrower hereby expressly authorizes the Administrative Agent, to provide to any requesting Lender, the list of Disqualified Lenders provided to the Administrative Agent by the Lead Borrower and any updates thereto. The Lead Borrower hereby agrees that any such requesting Lender may share the list of Disqualified Lenders with any potential assignee, transferee or participant. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent, acting in its capacity as such, shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment, transfer or participation made to a Disqualified Lender.

Section 13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agents or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrowers or any other Credit Party and the Administrative Agent, the Collateral Agents or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agents or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agents or any Lender to any other or further action in any circumstances without notice or demand.

Section 13.06 [Reserved].

Section 13.07 Calculations; Computations.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided, further, that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Amendment No. 5 Effective Date on the operation thereof (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then the Borrowers and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided, further, that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) and (ii) the accounting for any lease shall be based on the Borrower’s treatment thereof in accordance with U.S. GAAP as in effect on December 15, 2018 and without giving effect to any subsequent changes in U.S. GAAP (or the required implementation of any previously promulgated changes in U.S. GAAP) relating to the treatment of a lease as an operating lease or capitalized lease.

(b) The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding- down if there is no nearest number).

Section 13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENTS IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Lead Borrower and the Administrative Agent.

Section 13.10 [Reserved].

Section 13.11 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 13.12 Amendment or Waiver; etc.

(a) Except as expressly contemplated hereby, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto, the Administrative Agent and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Guaranty Agreement and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), or the Administrative Agent with the written consent of the Required Lenders, provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender (and Issuing Bank, if applicable) directly and adversely affected thereby, extend the final scheduled maturity of any Revolving Commitment, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with the waiver of the applicability of any post-default increase in interest rates) or reduce or forgive the principal amount thereof, (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents without the prior written consent of each Lender, (iii) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Guaranties by the Guarantors without the prior written consent of each Lender, (iv) amend, modify or waive any pro rata sharing provision of Section 2.10, the payment waterfall provision of Section 11.11, or any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Commitments on the Amendment No. ~~5~~8 Effective Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (v) reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders without the prior written consent of each Lender (it being understood that, without the prior written consent of the Required Lenders or Supermajority Lenders, as applicable, additional extensions of credit pursuant to this Agreement that are permitted by the terms hereof or that have been consented to by the Required Lenders may be included in the determination of the Required Lenders or Supermajority Lenders, as applicable, on substantially the same basis as the extensions of Revolving Commitments are included on the Amendment No. ~~5~~8 Effective Date), (vi) amend Section 1.04 or the definition of “Alternative Currency” in a manner that could cause any Lender to be required to lend Loans in an additional currency without the written consent of such Lender or (vii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement without the consent of each Lender; provided further that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Aggregate Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision of any Credit Document as the same relates to the rights or obligations of such Agent, (3) without the consent of Collateral Agents, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agents, (4) without the consent of an Issuing Bank or the Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of the such Issuing Bank or Swingline Lender, (5) without the prior written consent of the Supermajority Lenders, change the definition of the term “Global Availability,” “Aggregate Borrowing Base,” “U.S. ~~FILO Borrowing Base,” “U.S.~~ Borrowing Base,” “Canadian Borrowing Base,” “~~Canadian FILO Borrowing Base,” “~~European Borrowing Base,” or “Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Accounts,” “Eligible Cash” and “Eligible Inventory”, but subject to clause (6) with respect to the component definitions expressly listed therein) if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased, or increase the percentages set forth therein or add any new classes of eligible assets thereto; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Accounts and Inventory acquired in a Permitted Acquisition to the Borrowing Base as provided herein, (6) without the prior written consent of the Required Lenders, change the definition of the term “Asian Borrowing Base~~,” “French Borrowing Base,~~” or “German Borrowing Base,” or any component definition used therein (including, without limitation, the definitions of “Eligible Accounts,” “Eligible Cash” and “Eligible Inventory”; provided that any such changes shall only be applicable solely as they relate to determinations of the Asian Borrowing Base~~, French Borrowing Base~~ or German Borrowing Base, as the case may be) even if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Accounts and Inventory acquired in a Permitted Acquisition to the Borrowing Base as provided herein or increase the percentages set forth therein or add any new classes of eligible assets thereto, or (7) without the prior written consent of the Required Subfacility Lenders, adversely affect the rights of Lenders under such Subfacility in respect of payments hereunder in a manner different than such amendment affects other Subfacilities.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Lead Borrower shall have the right, so long as all non- consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.04 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Revolving Loans of such Lender in accordance with Section 3.04; provided that, unless the Commitments that are terminated, and Revolving Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided further that in any event the Lead Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, the Borrowers, the Administrative Agent and each Lender providing the relevant Revolving Commitment Increase may (i) in accordance with the provisions of Section 2.15, enter into an Incremental Revolving Commitment Agreement, and (ii) in accordance with the provisions of Section 2.19, enter into an Extension Amendment; provided that after the execution and delivery by the Borrowers, the Administrative Agent and each such Lender may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

(d) Without the consent of any other person, the applicable Credit Party or Parties and the Administrative Agent and/or Collateral Agents may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Creditors, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Creditors, in any property or so that the security interests therein comply with applicable Requirements of Law.

(e) Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Supermajority” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such

Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(g) Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Amendment No. ~~5~~8 Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 3.01, 3.02, 5.01, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

Section 13.14 [Reserved].

Section 13.15 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.15, each Agent, each Lead Arranger, the Documentation Agent and any Lender agrees that it will not disclose without the prior consent of the Lead Borrower (other than to its affiliates and its and their respective directors, officers, employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and such Agent’s, Lead Arranger’s, Documentation Agent’s or Lender’s role hereunder or investment in the Loans, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender (or language substantially similar to this Section 13.15(a))) any non-public information with respect to the Lead Borrower or any of its Subsidiaries (other than, for the avoidance of doubt, information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry) which is now or in the future furnished by or on behalf of any Credit Party pursuant to this Agreement or any other Credit Document, provided that each Agent, Lead Arranger and Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by such Agent, Lead Arranger or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or any foreign regulatory authorities and central banking authorities having or claiming to have jurisdiction over such Agent, Lead Arranger or Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Agent, Lead Arranger or Lender, (v) in the case of any Lead Arranger or Lender, to the Administrative Agent or the Collateral Agents, (vi) to any prospective or actual direct or indirect contractual counterparty (other than any Disqualified Lender, except that the list of Disqualified Lenders may be furnished) in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.15 (or language substantially similar to this Section 13.15(a)), (vii) in the case of any Lender, to any prospective or actual transferee, pledgee or participant (other than any Disqualified Lender, except that the list of Disqualified Lenders may be furnished) in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, (viii) has become available to any Agent, Lead Arranger, the Documentation Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, the Lead Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Lead Borrower or any Affiliate of the Lead Borrower, (ix) for purposes of establishing a “due diligence” defense, (x) on a confidential basis to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents and (xi) that has been independently developed by such Agent, Lead Arranger or Lender without the use of any other confidential information provided by the Lead Borrower or on the Lead Borrower’s behalf, provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.15 (or language substantially similar to this Section 13.15(a)); provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Agent, Lead Arranger or Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Agent, Lead Arranger or Lender will use its commercially reasonable efforts to notify the Lead Borrower in advance of such disclosure so as to afford the Lead Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed. Notwithstanding anything else contained herein to the contrary, to the extent permitted by the Australian PPSA, the parties agree to keep all information of the kind permitted by Section 275(1) of the Australian PPSA confidential and not to disclose that information to any other person. To the extent Section 275 of the Australian PPSA applies, the parties to this Agreement agree that the terms of the Australian PPS Security Interest provided under a Security Agreement are contained wholly in that Security Agreement.

(b) The Lead Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings, the Lead Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings, the Lead Borrower and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.

(c) This Section 13.15 is not, and shall not be deemed to constitute, an express or implied agreement by any Agent, any Lead Arranger, the Documentation Agent or any Lender with any Credit Party for a higher degree of confidentiality than that prescribed in Section 47 of the Banking Act~~, Chapter 19~~ 1970 of Singapore and in the Third Schedule to the Banking Act~~, Chapter 19~~ 1970 of Singapore.

(d) If any Credit Party provides any Agent, any Lead Arranger, the Documentation Agent or any Lender with personal data of any individual as required by, pursuant to, or in connection with the Credit Documents, that Credit Party represents and warrants to the Agents, the Lead Arrangers, the Documentation Agent and Lenders that it has, to the extent required by law, (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Agents, Lead Arrangers, the Documentation Agent and the Lenders, in each case, in accordance with or for the purposes of the Credit Documents, and confirms that it is authorised by such individual to provide such consent on his/her behalf.

(e) For the avoidance of doubt, nothing in this Section 13.15 shall prohibit any individual or entity from voluntarily disclosing or providing any confidential information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 13.15 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 13.16 USA Patriot Act Notice. Each Lender hereby notifies Holdings and the Borrowers that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”), the Organised and Serious Crimes Ordinance (Cap. 455 of the Laws of Hong Kong), the Drug Trafficking (Recovery of Proceeds) Ordinance (Cap. 405 of the Laws of Hong Kong), the UK Money Laundering Regulations Act 2007 and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules (collectively, the “AML Legislation”), it is required to obtain, verify, and record information that identifies Holdings, the Borrowers and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance with the Patriot Act, and each Credit Party agrees to provide such information from time to time to any Lender.

Section 13.17 Canadian Anti-Money Laundering Legislation. If the Administrative Agent has ascertained the identity of any Canadian Credit Party or any authorized signatories of any Canadian Credit Party for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-terrorism Laws and “know your client” policies, regulations, laws or rules (the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other anti-terrorism Laws applicable in Canada, as well as all applicable “know your client” policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), then the Administrative Agent:

(a) shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(b) shall provide to the Lenders, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of the Canadian Credit Parties or any authorized signatories of the Canadian Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Credit Party or any such authorized signatory in doing so.

Section 13.18 UK “Know Your Customer” Checks.

(a) If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a UK Credit Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Credit Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

(b) Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

Section 13.19 Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that Holdings, the Borrowers, or any of their respective Subsidiaries or any of their respective properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of Holdings, the Borrowers, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Holdings and the Borrowers, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, Holdings and the Borrowers further agree that the waivers set forth in this Section 13.19 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 13.20 INTERCREDITOR AGREEMENT.

(a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY THE LEAD BORROWER AFTER THE AMENDMENT NO. ~~5~~8 EFFECTIVE DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT TO BE INCURRED AND PERMITTED BY THIS AGREEMENT TO BE SUBJECT TO SUCH INTERCREDITOR AGREEMENT, ANY ADDITIONAL INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.

(b) THE PROVISIONS OF THIS SECTION 13.20 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY THE LEAD BORROWER AFTER THE AMENDMENT NO. ~~5~~8 EFFECTIVE DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT TO BE INCURRED AND PERMITTED BY THIS AGREEMENT TO BE SUBJECT TO SUCH INTERCREDITOR AGREEMENT, ANY ADDITIONAL INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF AND, TO THE EXTENT REQUESTED BY THE LEAD BORROWER AFTER THE AMENDMENT NO. ~~5~~8 EFFECTIVE DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT TO BE INCURRED AND PERMITTED BY THIS AGREEMENT TO BE SUBJECT TO SUCH INTERCREDITOR AGREEMENT, ANY ADDITIONAL INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY THE LEAD BORROWER AFTER THE AMENDMENT NO. ~~5~~8 EFFECTIVE DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT TO BE INCURRED AND PERMITTED BY THIS AGREEMENT TO BE SUBJECT TO SUCH INTERCREDITOR AGREEMENT, ANY ADDITIONAL INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY THE LEAD BORROWER AFTER THE AMENDMENT NO. ~~5~~8 EFFECTIVE DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT TO BE INCURRED AND PERMITTED BY THIS AGREEMENT TO BE SUBJECT TO SUCH INTERCREDITOR AGREEMENT, ANY ADDITIONAL INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY THE LEAD BORROWER AFTER THE AMENDMENT NO. ~~5~~8 EFFECTIVE DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT TO BE INCURRED AND PERMITTED BY THIS AGREEMENT TO BE SUBJECT TO SUCH INTERCREDITOR AGREEMENT, ANY ADDITIONAL INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.

(c) THE INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY THE LEAD BORROWER AFTER THE AMENDMENT NO. ~~5~~8 EFFECTIVE DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT TO BE INCURRED AND PERMITTED BY THIS AGREEMENT TO BE SUBJECT TO SUCH INTERCREDITOR AGREEMENT, ANY ADDITIONAL INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT IS AN AGREEMENT SOLELY

AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS NOT AN AGREEMENT TO WHICH HOLDINGS OR ANY OF ITS SUBSIDIARIES IS PARTY. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY THE LEAD BORROWER AFTER THE AMENDMENT NO. ~~5~~8 EFFECTIVE DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT TO BE INCURRED AND PERMITTED BY THIS AGREEMENT TO BE SUBJECT TO SUCH INTERCREDITOR AGREEMENT, ANY ADDITIONAL INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

Section 13.21 Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) none of the Lead Arrangers, the Documentation Agent, the Syndication Agents or any Lender shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) Holdings and the Borrowers hereby waive, to the fullest extent permitted by law, any claims they may have against the Lead Arrangers, the Documentation Agent, the Syndication Agents or any Lender for breach of fiduciary duty or alleged breach of fiduciary duty.

Section 13.22 Judgment Currency. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Credit Document (“Agreement Currency”) into another currency, the rate of exchange used shall be the Spot Rate for conversion into U.S. Dollars or, for conversion into another currency, the spot rate for the purchase of the Agreement Currency with such other currency through the Administrative Agent’s principal foreign exchange trading office for the other currency during such office’s preceding Business Day. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Credit Document only if, on the Business Day following receipt by the Administrative Agent of payment in the Judgment Currency, the Administrative Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).

Section 13.23 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notice of Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 13.24 Entire Agreement. This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 13.25 Appointment of Collateral Agent as Security Trustee. For purposes of any Liens or Collateral created under the Hong Kong Security Documents, the Singapore Security Documents, Australian Security Documents, Irish Security Documents, the UK Security Documents ~~(or, in the case of paragraph (c), the French Security Documents)~~ and any Additional Security Document governed by Hong Kong, Irish, Singapore,

Australian~~,~~ or English ~~or, in the case of paragraph (c), French~~ law, the following additional provisions shall apply, in addition to the provisions set out in Article 12 or otherwise hereunder.

(a) In this Section 13.25, the following expressions have the following meanings:

(i) “Appointee” shall mean any receiver, administrator, judicial manager or other insolvency officer appointed in respect of any Credit Party or its assets.

(ii) “Charged Property” shall mean the assets of the Credit Parties subject to a security interest under the Hong Kong Security Documents, the Singapore Security Documents, the Australian Security Documents, the Irish Security Documents or the UK Security Documents.

(iii) “Delegate” shall mean any delegate, agent, attorney or co-trustee appointed by the relevant Collateral Agent (in its capacity as security trustee).

(b) The Secured Creditors appoint the Asian Collateral Agent to hold the security interests constituted by the Hong Kong Security Documents, the Singapore Security Documents, the Australian Collateral Agent to hold the security interests constituted by the Australian Security Documents and the European Collateral Agent to hold the security interests constituted by the Irish Security Documents or the UK Security Documents on trust for the Secured Creditors on the terms of the Credit Documents and the relevant Collateral Agents accept that appointment.

~~(c) The Secured Creditors hereby irrevocably appoint J.P. Morgan Europe Limited as French Collateral Agent to create, register, manage and enforce on their behalf the security interests constituted by the French Security Documents of the French Borrowers in accordance with Article 2328-1 of the French Civil Code, as amended from time to time on the terms of the Credit Documents and J.P. Morgan Europe Limited accepts that appointment as French Collateral Agent. Moreover, in accordance with Article 1161 of the French Civil Code as amended from time to time, the Secured Creditors authorize J.P. Morgan Europe Limited to act in the name and on behalf of each Secured Creditor as French Collateral Agent and to act in its own name and capacity as, notably, French Collateral Agent, in each case pursuant to the Credit Documents.~~

(c) [Reserved].

(d) Each applicable Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Credit Documents; and (ii) its engagement in any kind of banking or other business with any Credit Party.

(e) Nothing in this Agreement constitutes any Collateral Agent as a trustee or fiduciary of, nor shall any Collateral Agent have any duty or responsibility to, any Credit Party.

(f) No applicable Collateral Agent shall have any duties or obligations to any other Person except for those which are expressly specified in the Credit Documents or mandatorily required by applicable law.

(g) Each applicable Collateral Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the Hong Kong Security Documents, the Singapore Security Documents, the Australian Security Documents, the Irish Security Documents or the UK Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(h) Each applicable Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with such Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the applicable Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in the applicable Collateral Agent by the Hong Kong Security Documents, the Singapore Security

Documents, the Australian Security Documents, the Irish Security Documents or the UK Security Documents as may be conferred by the instrument of appointment of that person.

(i) The applicable Collateral Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(j) The applicable Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the applicable Collateral Agent.

(k) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the applicable Collateral Agent (in its capacity as security trustee) under the Hong Kong Security Documents, the Singapore Security Documents, the Australian Security Documents, the Irish Security Documents or the UK Security Documents, and each reference to the Collateral Agent (where the context requires that such reference is to the applicable Collateral Agent in its capacity as security trustee) in the provisions of the Hong Kong Security Documents, the Singapore Security Documents, the Australian Security Documents, the Irish Security Documents or the UK Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(l) Each Secured Creditor confirms its approval of the Hong Kong Security Documents, the Singapore Security Documents, the Australian Security Documents, the Irish Security Documents or the UK Security Documents and authorizes and instructs the applicable Collateral Agent: (i) to execute and deliver the Hong Kong Security Documents, the Singapore Security Documents, the Australian Security Documents, the Irish Security Documents or the UK Security Documents; (ii) to exercise the rights, powers and discretions given to the applicable Collateral Agent (in its capacity as security trustee) under or in connection with the Hong Kong Security Documents, the Singapore Security Documents, the Australian Security Documents, the Irish Security Documents or the UK Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the applicable Collateral Agent (in its capacity as security trustee) on behalf of the Secured Creditors under the Hong Kong Security Documents, the Singapore Security Documents, the Australian Security Documents, the Irish Security Documents or the UK Security Documents.

(m) Each applicable Collateral Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(n) Each other Secured Creditor confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document and accordingly authorizes:

(a) the applicable Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Creditors; and (b) (except in the case of a Hong Kong Security Document) the Land Registry (or other relevant registry) to register the applicable Collateral Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(o) Except to the extent that a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document otherwise requires, any moneys which the applicable Collateral Agent receives under or pursuant to a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document may be: (a) invested in any investments which the applicable Collateral Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the applicable Collateral Agent) on terms that the applicable Collateral Agent thinks fit, in each case in the name or under the control of the applicable Collateral Agent, and the applicable Collateral Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

(p) On a disposal of any of the Charged Property which is permitted under the Credit Documents, each applicable Collateral Agent shall (at the cost of the Credit Parties) execute any release of the Hong Kong

Security Documents, the Singapore Security Documents, the Australian Security Documents, the Irish Security Documents or the UK Security Documents or other claim over that Charged Property and issue any certificates of non-crystallization of floating charges that may be required or take any other action that any applicable Collateral Agent considers desirable.

(q) No applicable Collateral Agent shall be liable for:

(i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document;

(ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document;

(iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Credit Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Credit Document; or

(iv) any shortfall which arises on enforcing a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document.

(r) No applicable Collateral Agent shall be obligated to:

(i) obtain any authorization or environmental permit in respect of any of the Charged Property or a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document;

(ii) hold in its own possession a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document, title deed or other document relating to the Charged Property or a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document;

(iii) perfect, protect, register, make any filing or give any notice in respect of a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document (or the order of ranking of a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or

(iv) require any further assurances in relation to a Hong Kong Security Document, a Singapore Security Document, an Australian Security Document, an Irish Security Document or a UK Security Document.

(s) In respect of any Hong Kong Security Document, any Singapore Security Document, any Australian Security Document, any Irish Security Document or UK Security Document, the applicable Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(t) In respect of any Hong Kong Security Document, any Singapore Security Document, any Australian Security Document, any Irish Security Document or UK Security Document, the applicable Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the applicable Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the applicable Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.

(u) Every appointment of a successor Asian Collateral Agent under a Hong Kong Security Document or a Singapore Security Document, a successor Australian Collateral Agent under an Australian Security Document, or a successor European Collateral Agent under an Irish Security Document or a UK Security Document shall be by deed.

(v) Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the European Collateral Agent in relation to the trusts constituted by this Agreement.

(w) In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).

(x) The perpetuity period under the rule against perpetuities if applicable to this Agreement and any Singapore Security Document, any Australian Security Document, any Irish Security Document or UK Security Document shall be 80 years from the date of this Agreement.

No party (other than the applicable Collateral Agent) may take any proceedings against any officer, employee or agent of any Collateral Agent in respect of any claim it might have against that Collateral Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to the Singapore Security Documents, the Australian Security Documents, the Irish Security Documents or the UK Security Documents and any officer, employee or agent of the applicable Collateral Agent may rely on this clause (i) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(y) Collateral limitation of liability to non-Beneficiaries:

(i) Each applicable Collateral Agent, in its capacity as security trustee, enters into and performs the applicable Security Documents and the transactions they contemplate only as the trustee of the security trust constituted pursuant to Section 13.25(b) (“Security Trust”), except where expressly stated otherwise. This applies also in respect of any past and future conduct (including omissions) relating to this Agreement or those transactions.

(ii) Under and in connection with the applicable Security Documents and those transactions and conduct:

(A) each applicable Collateral Agent’s liability (including for negligence) to the Credit Parties is limited to the extent it can be satisfied out of the Charged Property assets. An applicable Collateral Agent need not pay any such liability out of other assets;

(B) a Credit Party may only do the following with respect to any applicable Collateral Agent (but any resulting liability remains subject to the limitations in this clause (y)):

(1) prove and participate in, and otherwise benefit from, any winding up of the Collateral Agent or any form of insolvency administration of the Collateral Agent but only with respect to Security Trust assets;

(2) exercise rights and remedies with respect to Security Trust assets, including set-off;

(3) enforce its security (if any) and exercise contractual rights; and

(4) bring any proceedings against the Collateral Agent seeking relief or orders that are not inconsistent with the limitations in this clause (y),

and may not:

(5) bring other proceedings against the Collateral Agent;

(6) take any steps to have the Collateral Agent wound up or placed in any form of insolvency administration or to have a receiver or receiver and manager appointed; or

(7) seek by any means (including set-off) to have a liability of the Collateral Agent to that Credit Party (including for negligence) satisfied out of any assets of the Collateral Agent other than Security Trust assets.

(iii) Paragraphs (i) and (ii) apply despite any other provision in the applicable Security Documents but do not apply with respect to any liability of an applicable Collateral Agent to a Credit Party (including for negligence):

(A) to the extent that the Collateral Agent has no right or power to have Security Trust assets applied towards satisfaction of that liability, or its right or power to do so is subject to a deduction, reduction, limit or requirement to make good, in either case because the Collateral Agent’s behavior was beyond power or improper in relation to the Security Trust; or

(B) under any provision which expressly binds the Collateral Agent other than as trustee of the Security Trust (whether or not it also binds it as trustee of the Security Trust).

(iv) The limitation in paragraph (ii)(A) is to be disregarded for the purposes (but only for the purposes) of the rights and remedies described in paragraph (ii)(B), and interpreting the applicable Security Documents and any security for them, including determining the following:

(A) whether amounts are to be regarded as payable (and for this purpose damages or other amounts will be regarded as a payable if they would have been owed had a suit or action barred under paragraph (ii)(B) been brought);

(B) the calculation of amounts owing; or

(C) whether a breach or default has occurred,

but any resulting liability will be subject to the limitations in this clause (y).

Section 13.26 Limitations of Enforcement against German Credit Parties.

(a) The Secured Creditors agree to restrict the enforcement of payment claims under this Agreement if and to the extent that (i) the relevant payment is applied in satisfaction of any liabilities of the respective German Credit Party’s direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any of the respective German Credit Party’s wholly owned subsidiaries and, for the avoidance of doubt, the respective German Credit Party’s own liabilities) and (ii) such payment under this Agreement would cause the amount of the respective German Credit Party’s net assets (Reinvermögen), as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of sections 30 and 31 of the German Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a “Capital Impairment”). For the purposes of the calculation of a Capital Impairment, the following balance sheet items shall be adjusted as follows: (i) the amount of any increase of the respective German Credit Party’s registered share capital after the date of this Agreement that is not expressly permitted under the Credit Documents shall be deducted from the respective German Credit Party’s registered share capital; (ii) loans provided to the respective German Credit Party by any member of the group shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law and such loans are not shown in the balance sheet as liability of the respective German Credit Party; and (iii) loans or other contractual liabilities incurred in violation of the provisions of the Credit Documents shall be disregarded.

(b) Disposal of relevant assets. In a situation where the respective German Credit Party would not have sufficient assets to maintain its registered share capital after satisfaction (in whole or in part) of the relevant demand, the respective German Credit Party shall dispose of all assets, to the extent legally permitted and (in the Administrative Agent’s reasonable opinion) commercially justifiable, which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of the respective German Credit Party with a book value which is significantly lower than the market value of such assets.

(c) Management Notification/Auditor’s Determination. The limitation pursuant to this Section 13.26 shall apply, subject to the following requirements, if following a notice by the Administrative Agent that it intends to enforce any payment claims under this Agreement, the respective German Credit Party notifies the Administrative Agent (“Management Notification”) within fifteen (15) days upon receipt of the relevant notice that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur). If the Management Notification is contested by the Administrative Agent, the Administrative Agent shall nevertheless be entitled to enforce any payment claims under this Agreement up to such amount, which is, based on the Management Notification, undisputed between itself and the respective German Credit Party. In relation to the amount which is in dispute, the respective German Credit Party undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any enforcement of payment claims under this Agreement would cause a Capital Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the respective German Credit Party in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The respective German Credit Party shall provide the Auditor’s Determination to the Administrative Agent within thirty (30) days from the date on which the Administrative Agent contested the Management Notification in writing. The Auditor’s Determination shall be binding on the respective German Credit Party and the Administrative Agent. If, and to the extent that, any payment claims under this Agreement has been enforced without regard to the limitation set forth in Section 13.26(a) because the amount of the available net assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Notification, the Administrative Agent shall upon written demand of the respective German Credit Party to the Administrative Agent repay any amount (if and to the extent already paid to the Administrative Agent) up to and including the amount calculated in the Auditor’s Determination as of the date the demand to enforce any payment claims under this Agreement was made and in accordance with this Section 13.26(c), provided such demand for payment is made to the Administrative Agent within six (6) months (Ausschlussfrist) from the date any payment claim under this Agreement has been enforced. If pursuant to the Auditor’s Determination the amount of the available net assets is higher than set out in the Management Notification, the Administrative Agent shall be entitled to enforce into such available net assets accordingly.

(d) Exceptions. Notwithstanding the above, the limitations pursuant to this Section 13.26 shall not apply: (i) if, at the time of the enforcement of payment claims hereunder, or after such enforcement, the limitations set out in Section 13.26(a) are (due to a change in law or applicable court rulings or otherwise) no longer required in order to protect the managing director(s) of the respective German Credit Party from being personally or criminally liable for such obligation according to section 31 of the German Limited Liability Companies Act (GmbH-Gesetz); or (ii) if the respective German Credit Party is party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG), unless the enforcement of payment claims hereunder would cause of violation of sections 30, 31 of the German Limited Liability Company Act (GmbHG); or (iii) if the respective German Credit Party has a recourse right (Rückgriffsanspruch) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG), towards its direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder

(verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) which is fully recoverable (werthaltig); or (iv) for so long as the respective German Credit Party fails to deliver the Management Notification and/or the Auditor’s Determination pursuant to Section 13.26(c); or (v) to any amounts borrowed under the Credit Documents to the extent the proceeds of such borrowing are on-lent to the respective German Credit Party or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against the respective German Credit Party and the repayment of such loans as a result of such on-lending is not prohibited by the Credit Documents or by operation of law.

(e) GmbH & Co KG. The provisions of this Section 13.26 shall apply to a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) mutatis mutandis, provided that any Capital Impairment shall be determined in relation to the general partner.

Section 13.27 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.28 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for interest rate protection agreements or other hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any

QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

*   *   *

EXHIBIT B

TO AMENDMENT

[Amended Schedules to Credit Agreement]

The amended disclosure schedules have been omitted from the filing, as they do not contain material information.